Exhibit 4.1

DOC. 6960

I, the undersigned, Sworn Public Translator and Commercial Interpreter, with full faith and credit throughout the Federative Republic of Brazil, duly appointed and commissioned by the Board of Trade of the State of Paraná (JUCEPAR) and registered therewith under No. 12/200-T, DO HEREBY CERTIFY AND ATTEST that a document set forth in the Portuguese language was presented to me for translation into English, which I have lawfully performed, by virtue of my Official Capacity, as follows:

(Headings on all pages of the original document)

PRIVATE INSTRUMENT OF DEED OF THE FIRST ISSUANCE OF SIMPLE
DEBENTURES, NOT CONVERTIBLE INTO SHARES, WITH COLLATERALS, IN
SINGLE SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED
DISTRIBUTION EFFORTS, OF CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

Entered into between

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.
 as Issuer

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS
 as Trustee

AND

CREDIT SUISSE AG
 as Coverage Contracting Party, Coverage Agent and Representative
 for purposes of the Coverage

Dated March 28, 2018

CONTENTS

CLAUSE I.	AUTHORISATIONS	3
CLAUSE II.	REQUIREMENTS	4
CLAUSE III.	CORPORATE PURPOSE OF THE ISSUER AND CHARACTERISTICS OF THE ISSUE	6
CLAUSE IV.	GUARANTEES PACKAGE	11
CLAUSE V.	CHARACTERISTICS OF THE DEBENTURES	25
CLAUSE VI.	OPTIONAL EARLY REPAYMENT, OPTIONAL TOTAL EARLY REDEMPTION AND OPTIONAL PURCHASE	38
CLAUSE VII.	PUT OPTION	40
CLAUSE VIII.	EVENTS OF DEFAULT	43
CLAUSE IX.	OBLIGATIONS OF ISSUER	50
CLAUSE X.	TRUSTEE	82
CLAUSE XI	DECISION-MAKING PROCESS AND INTERFACE BETWEEN DEBENTURE HOLDERS, TRUSTEE AND COVERAGE AGENT	89
CLAUSE XII.	GENERAL MEETING OF DEBENTURE HOLDERS	98
CLAUSE XIII.	REPRESENTATIONS AND WARRANTIES BY ISSUER	102
CLAUSE XIV.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER	105
CLAUSE XV.	GENERAL PROVISIONS	121
ANNEX 1 DEFINITIONS		1-1
ANNEX 2A FORM OF POWER OF ATTORNEY APPOINTING THE COVERAGE AGENT		2A-1
ANNEX 2B FORM OF POWER OF ATTORNEY APPOINTING THE REPRESENTATIVE FOR COVERAGE PURPOSES		2B-1
ANNEX 3 FORM OF NOTIFICATION OF DEFERRAL TO B3		3-1
ANNEX 4 FORM OF REAL ESTATE FIDUCIARY ALIENATION		4-1
ANNEX 2.1 SECURED OBLIGATIONS		2.1-1
ANNEX 3.1 REAL ESTATE		3.1-1
ANNEX 7.2 ALIENOR’S FORM OF POWER OF ATTORNEY		7.2-1

i

PRIVATE INSTRUMENT OF DEED OF THE FIRST ISSUANCE OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, WITH COLLATERALS, IN SINGLE SERIES, FOR PUBLIC DISTRIBUTION WITH RESTRICTED DISTRIBUTION EFFORTS, OF CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By this instrument,

CELSE – Centrais Elétricas de Sergipe S.A., a corporation with registered office in the city of Barra dos Coqueiros, State of Sergipe, at Rodovia Cesar Franco SE 100, s/n, with corporate taxpayer identification number (“CNPJ/MF”) 23,758,522/0001-52, and with its corporate acts registered under NIRE 28300005028, hereby represented by its duly authorized legal representatives (“ Issuer”);

Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, a financial institution, through its subsidiary in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2954 – 10° andar – sala 101, CEP 01.451-000, with corporate taxpayer identification number (CNPJ/MF) under No. 17.343.682/0003-08, herein represented by its duly authorized legal representative(s), as representative of the Debenture Holders (as defined below) (“Trustee”): and

Credit Suisse AG, a financial institution with its head office at Paradeplatz 8, 8001, Zurich, Switzerland, hereby represented by its duly authorized legal representatives acting as a Coverage Contracting Party, SERV’s Coverage Agent (the “Coverage Agent”) and Representative for purposes of Coverage (“Representative for purposes of Coverage”), in relation to SERV’s Coverage (defined below);

(being the Issuer, the Trustee and the Coverage Agent hereafter jointly the “Parties”, and each, individually and indistinctly, a “Party”);

PREAMBLE

WHEREAS, the Issuer intends to develop, build, finance, own, operate and maintain (a) a combined cycle thermoelectric plant (“Usina”), consisting of three combustion turbine generators, three steam heat recovery boilers and one generator equipped with a steam turbine, with a total installed capacity of 1.516MW, in the City of Barra dos Coqueiros, State of Sergipe, Brazil, (b) a 33km transmission line, transmitting the electric energy generated from the Plant to the public grid in an existing 500KV substation operated by CHESF (“Transmission Line”), (c) a pipeline that distributes regasified LNG from a Storage and Regasification Floating Unit (“FSRU”) to the Plant (“Gas pipeline”), and (d) a suction anchor connecting the FSRU to the Pipeline (“Anchoring System”) (jointly the “Project”);

WHEREAS, the Issuer will enter into a Common Terms Agreement with Inter-American Investment Corporation (“IDB Invest”), the International Finance Corporation (“IFÇ”), Citibank N.A., as the Creditors Agent, the Trustee and the Coverage Agent through which the Issuer will request that the Senior Lenders grant certain preferential loans, together with this issuance of debentures, as set forth herein, for the financing of the construction, completion, ownership and initial operation of the Project, in addition to other costs and expenses associated with the development of the Project (“CTA”):

 THUS, the Parties hereby decide, in the best form of law, to enter into this “Private Instrument of Deed of the First Issue of Simple Debentures, Non-Convertible into Shares, with collaterals, in a Single Series, for Public Distribution with Restricted Distribution Efforts, of CELSE – Centrais Elétricas de Sergipe S.A.”, in accordance with the conditions of Law 12.431, of June 24, 2011, as amended (“Ecritura”), based on the following terms and conditions:

Terms beginning with capital letters used here, without being otherwise defined in the body of this Deed, shall have the meaning assigned to them in Annex 1 (Definitions).

CLAUSE I.	AUTHORISATIONS

1.1.	Issue Authorization

1.1.1.	This Deed is signed on the basis of the approved deliberations:

(a)
at the Extraordinary General Meeting (“AGE”) of the Issuer, held on March 20, 2018 (“AGE of the Issue”), at which the following matters were deliberated: (a.l) approval of the Issue (as defined below) and the Offering (as defined below), as well as its terms and conditions, in accordance with Article 59, caput, of Law No. 6404, of December 15, 1976, as amended (“Corporation Law”): (a.2) approval of the grant of the Guarantees Package to secure all obligations arising from the Senior Debt; (a.3) authorization to the Board of Directors of the Issuer to adopt any and all acts and sign any and all documents that may be necessary (i) to the implementation and formalization of the resolutions of the EGM of the Issue, especially those related to the negotiation and/or execution, as the case may be, of the Offer, the Issue, this Deed, the Distribution Agreement (as defined below), and the Guarantee Agreements (as defined below) to which the Issuer is a party, and (ii) the ratification of any and all acts performed so far and any and all documents signed so far by the Issuer’s Management for the implementation of the Offer and the Issue, as well as to formalize the Guarantees Package (as defined below), to the extent applicable and required by the terms set forth herein; e

(b)
at the General Meeting of CELSEPAR – Centrais Elétricas de Sergipe Participações S.A., sole shareholder of the Issuer, held on March 20, 2018 (“Approval of the Shareholder of the Issuer”-), in which were deliberated, among others, the following matters: approval of the execution of the Chattel Mortgage Agreement and Conditional Stock Use, according to the terms and conditions set forth in this Deed and in the respective guarantee instrument.

1.2.	Guarantees Package Commitments

1.2.1.	The Guarantees Package was approved according to:

(a)	the deliberations approved by the Issuer at the Extraordinary General Meeting of the Issue; and

(b)	the resolutions approved by the Issuer’s Shareholder.

CLAUSE II.	REQUIREMENTS

2.1.
This first issue of simple, non-convertible debentures, with collaterals, in a single series, for public distribution with restricted distribution efforts of the Issuer (‘“Issue” and “Debentures”. respectively), pursuant to the Instruction of the Securities Commission (“CVM”) No. 476, of January 16, 2009, as amended (“ CVM Instruction 476”). as well as this Deed (“Offer”), shall be executed in accordance with the terms and conditions below.

2.2.	Registration of the Offer with CVM and ANBIMA – Brazilian Association of Financial and Capital Market Entities

2.2.1.
The Offer is automatically exempt from registration with the CVM, which is dealt with in Article 19 of Law No. 6385 of December 7, 1976, as amended (“Law No. 6385”), pursuant to Article 6 of CVM Instruction 476, as it is a public offer with restricted distribution efforts.

2.2.2.
In the case of a public offer, with restricted distribution efforts, the Offer shall be registered with the Brazilian Financial and Capital Markets Association – ANBIMA (“ANBIMA”), exclusively for the purpose of informing ANBIMA’s database, pursuant to Paragraph Io, Item I, and Paragraph 2, both of Article Io of “ANBIMA’s Regulation and Best Practices Code for Public Offers for the Distribution and Acquisition of Securities”, currently in force, provided that specific guidelines in this respect are issued by ANBIMA’s Regulation and Best Practices Board until the protocol of the announcement closing this Offer.

2.3.	Filing and Publishing

2.3.1.
Pursuant to Articles 62, Item I, and 289 of the Corporation Law, the minutes of the EGM of the Issue shall be filed with the Board of Trade of the State of Sergipe (“JUCESE”) and published in the Official Gazette of the State of Sergipe and in the newspaper “Correio de Sergipe” (“Journals of Publication of SE”).

2.3.2.
The minutes of the Shareholder’s Approval of the Issuer shall be filed with the Board of Trade of the State of São Paulo and published in the Official Gazette of the State of São Paulo and in the newspaper “Gazeta de São Paulo” (“Jornais de Publicação do Acionista”), pursuant to Article 289 of the Corporation Law.

2.4.	Inscription of this Deed and Entry of its Amendment in JUCESE

2.4.1.
This Deed shall be entered and any amendments thereto shall be filed with JUCESE, as provided in Article 62, Subsection II and Paragraph 3 of the Corporation Law. The Issuer shall provide the protocol for registration of this Deed before the JUCESE, within five (5) Business Days (as defined below) from the date of its signature. Any additions to this Deed shall be filed for registration with the JUCESE within five (5) Business Days from the date they are signed and shall be delivered by the Issuer to the Trustee within five (5) Business Days from the date of registration.

2.4.2.
The Issuer shall deliver to the Trustee 01 (one) electronic copy (PDF) of this Deed or of any of its eventual amendments, containing the digital registration stamp, in the JUCESE, or, as the case may be, an original copy of this Deed and of its eventual amendments proving the effective registration and/or filing of this Deed and of its eventual amendments, within 5 (five) Business Days, after the respective registration and/or filing.

2.5.	Guarantees Package Registration

2.5.1.
The Guarantee Agreements governed by Brazilian law (with the exception of the Chattel Mortgage Agreements indicated in Clauses 4.1.1(g), (h) and (i)) shall be signed, filed for registration and registered before the competent Registry Offices of Deeds and Documents and Real Estate Registry Offices, prior to the Issuance, pursuant to the terms and conditions set forth in each Collateral Agreement, as provided in Article 129 of Law No. 6.015/73 and in Article 62, Item III, of the Corporation Law, and the Issuer shall provide one (1) original copy to the Trustee, duly registered before the competent Registry Offices, after the conclusion of the respective registrations.

2.5.2.
The Contracts for Fiduciary Disposal of Real Estate indicated in Clauses 4.1.1(g), (h) and (i) shall be signed and registered with the relevant Real Estate Registry Offices, after the Issue, within the time limits set forth in the Financing Documents, as provided for in Article 22 and following of Law No. 9.514, of November 20, 1997, as amended, and in Article 62, III, of the Corporation Law, and the Issuer shall sign the pre-approved minutes, as set forth in Annex 4 to this Deed, providing 01 (one) original copy, duly registered before the competent Real Estate Registry Offices, to the Trustee, within 5 (five) Business Days after the conclusion of the respective registrations.

2.5.3.
The guarantees constituted through the Fiduciary Alienation Agreement and Conditional Stock Use shall be recorded in the register of shares of the Issuer and shall also be subject to the provisions and formalities set forth in this Deed.

2.5.4.
The Guarantee Agreements governed by the laws of New York, England and Switzerland, referred to in Clauses 4.1.1(j), (k), (l), (m) and (n) and any of their amendments shall be signed, translated into Portuguese by a public sworn translator and registered with the relevant Registry Offices of Deeds and Documents, after the Issue, within the time limits set forth in the Financing Documents.

2.6.	Electronic Distribution, Trading and Custody

2.6.1.	Debentures will be deposited to:

(a)
Distribution in the primary market through the Asset Distribution Module – MDA, managed and operated by B3 S.A. – Brasil, Bolsa, Balcão – Segment CETIP UTVM (“B3”), this distribution being financially settled through B3 systems;

(b)	Secondary market trading through CETIP21 – Securities, managed and operated by B3, with the Debentures being financially settled through B3, as applicable; and

(c)	Electronic custody in B3.

2.6.1.1.
Notwithstanding the provisions of Clause 2.6.1 above, the Debentures shall only be traded, always among Qualified Investors (as defined below), in the regulated securities markets, after ninety (90) days have elapsed from the date of each subscription or acquisition by the Professional Investor (as defined below), as provided in Articles 13 and 15 of CVM Instruction 476 and, once the Issuer has verified compliance with its obligations, as provided in Article 17 of CVM Instruction 476.

CLAUSE III.	CORPORATE PURPOSE OF THE ISSUER AND CHARACTERISTICS OF THE ISSUE

3.1.	Corporate purpose of the Issuer

3.1.1.
According to its bylaws, the corporate purpose of the Issuer consists of (i) the generation and commercialization of electric energy through the implementation and operation of Port of Sergipe I UTE; (ii) the implementation of units generating Thermoelectric Energy, from natural fuel gas, to be operated by the Issuer, by affiliates or third parties; (iii) the production and commercialization of steam, hot water, cold water/refrigeration (thermal energy) and electric energy through thermo-generation, distributed generation, cogeneration or any other process or technology from any energy sources; (iv) the import, export, vaporization and commercialization of Liquefied Natural Gas and Natural Gas in the domestic markets; and (v) the participation in other companies as quotaholder or shareholder.

3.2.	Issue Number

3.2.1.	This Issue is the first debenture issue of the Issuer.

3.3.	Number of Series

3.3.1.	The Issue will be performed in single series.

3.4.	Total Value of the Issue

3.4.1.
The total value of the Issue is RS 3,500,000,000.00 (three billion and five hundred million Reais) on the Date of Issue (as defined below) (the “Total Value of the Issue”), with the possibility of partial distribution under Clauses 3.5.7 to 3.5.10 of this Deed. The Total Amount of the Issuance will be defined as determined by means of the Investment Intent Collection Procedure (as defined below), pursuant to Clause 3.5.11, and will be ratified by means of an amendment to the Deed to reflect the Debentures actually placed and to cancel the Debentures not placed, no General Meeting of Debenture Holders or corporate act of the Issuer or Shareholder being required to approve such amendment and to reflect the amount of Debentures placed.

3.5.	Placement and Distribution Procedure

3.5.1.
Subject to the provisions of the applicable regulations, the Debentures shall be publicly distributed, with restricted distribution efforts, under the terms of Law No. 6.385, CVM Instruction 476 and other applicable legal and regulatory provisions, with the intermediation of one or more financial institutions that are part of the securities distribution system (“Chief Coordinator and Coordinator”), which shall act in accordance with the terms of “Contract of Coordination, Placement and Public Distribution with Restricted Efforts, of First Issue of Simple Debentures, Non-Convertible into Shares, with collaterals, in a Single Series, under the regime of best placement efforts, of CELSE – Centrais Elétricas de Sergipe S.A”, entered into between the Issuer and the Chief Coordinator, as indicated in that document (“Distribution Agreement”). The Debentures will be distributed under the best efforts of placement, according to the terms and conditions of the Distribution Agreement.

3.5.2.
In a coordinated manner with the Issuer, the Chief coordinator shall organize the distribution plan, in compliance with the provisions of CVM Instruction 476, taking into consideration its commercial interests and that the target public of the Offer shall consits of Professional Investors (“Distribution Plan”). The Chief coordinator may access up to a maximum of seventy-five (75) Professional Investors, being permitted the subscription or acquisition of Debentures by a maximum of fifty (50) Professional Investors, pursuant to Article 3 of CVM Instruction 476.

3.5.2.1.
Investment funds and securities management portfolios whose investment decisions are taken by the same manager shall be considered as a single investor for the purposes of the limits set forth in Clause 3.5.2 above, as provided in Article 3, Paragraph I of CVM Instruction 476.

3.5.3.
Pursuant to CVM Instruction No. 539 of November 13, 2013, as amended, including CVM Instruction No. 554 of November 17, 2014 (“Instruction CVM 539”) and for the purposes of the Offer, the following shall be considered:

(a)
“Professional Investors”: (i) financial institutions and other institutions authorized to operate by the Central Bank of Brazil (“BACEN”): (ii) insurance companies and capitalization companies; (iii) public and private pension funds; (iv) individuals or legal entities that have financial investments exceeding R$10,000.000.00 (ten million reais) and that, in addition, certify in writing their status as professional investors by means of a proper term, in accordance with Annex 9-A of CVM Instruction 539; (v) investment funds; (vi) investment clubs, provided that they have their portfolio managed by a securities portfolio manager authorized by the CVM; (vii) independent investment managers, portfolio managers, securities analysts and consultants authorized by the CVM, in relation to their own resources; and (viii) non-resident investors; and

(b)
“Qualified Investors”: (i) Professional Investors; (ii) individuals or legal entities that have financial investments in excess of R$ 1,000,000.00 (one million reais) and that additionally attest in writing to their status as qualified investors by means of a proper term, in accordance with Annex 9-B of CVM Instruction 539; (iii) individuals that have passed technical qualification exams or have certifications approved by CVM as requirements for registration of independent investment agents, portfolio managers, analysts and securities consultants, in relation to their own resources; and (vi) investment clubs, provided that they have a portfolio managed by one or more shareholders who are qualified investors.

3.5.3.1.
The social security systems instituted by the Union, the States, the Federal District or Municipalities will be considered Professional Investors or Qualified Investors, only if recognized as such according to specific regulations of the Ministry of Social Security.

3.5.4.
The Issuer undertakes not to search for Professional Investors through stores, offices or establishments open to the public, or with the use of public communication services, such as the press, radio, television and pages open to the public on the World Wide Web, pursuant to CVM Instruction 476..

3.5.5.
The Issuer undertakes to inform the Chief coordinator, by the Business Day immediately following the respective occurrence, of the contact it receives from potential investors that may manifest interest in the Issue.

3.5.6.	The debentures will be placed in accordance with the procedures of B3 and the Plan of Distribution described in the Distribution Agreement and this Deed.

3.5.7.
Pursuant to Article 5-A of CVM Instruction 476, partial distribution of the Debentures shall be permitted, provided that at least 250,000 Debentures, equivalent to R$2,500,000,000.00 (two billion and five hundred million Reais) are subscribed and paid up on the Date of Subscription and Payment in full (“Minimum Issue Value”). The Debentures not subscribed and paid up shall be cancelled by the Issuer in accordance with the Applicable Law.

3.5.8.
Investors interested in subscribing to the Debentures in the Offer may make their subscription subject to distribution either (i) of the totality of the Debentures offered; or (ii) of a percentage or minimum quantity of Debentures, which shall not be less than the Minimum Issue Amount. Once the condition set forth in this paragraph has been implemented, investors should also indicate whether they wish to receive either (a) the total number of Debentures reported to the Chief coordinator or (b) the amount equivalent to the ratio between the number of Debentures actually distributed and the number of Debentures originally offered, assuming, in the absence of a statement, the investor’s decision to receive the total number of Debentures originally subscribed.

3.5.9.
If the conditions set out in items (i) or (ii) of Clause 3.5.8 above are not complied with, requests made by potential investors to subscribe the Debentures will be cancelled and investors who have already subscribed and paid up the Debentures will be reimbursed by the Issuer (if the amounts have already been transferred to the Issuer by the Chief coordinator) or by the Chief coordinator, if the amounts have not been transferred to the Issuer, within 5 (five) Business Days from the Date of Subscription and Payment in full or from the cancellation of the Offer (if the Minimum Issue Amount has not been reached), as applicable.

3.5.10.
The number of Debentures to be effectively placed will be defined as required under the Investment Intent Collection Procedure (defined below) ratified by amendment to this Deed, which shall be executed prior to the subscription and payment of the Debentures, no Shareholder or Issuer’s General Meeting of Debenture Holders being required to approve such amendment and to reflect the number of Debentures placed.

3.5.11.
The procedure of collection of investment intentions, organized by the Coordinating Banks, without receiving reserves from the Professional Investors, without minimum or maximum lots, exclusively for the verification of the demand for the Debentures (i) to define the Total Amount of the Issue, observing the Minimum Amount of the Issue; and (ii) at different levels of interest rates and for definition, with the Issuer, of the final rate of Interest Compensation (“Investment Intent Collection Procedure”). The result of the Investment Intent Collection Procedure shall be ratified by means of an amendment to this Deed, regardless of any approval by possible Debenture Holders. The percentages in Clauses 5.3.2 and 5.7.1 of this Deed may also be adjusted at the time of the amendment hereto.

3.6.	Settling and Bookkeeping Bank

3.6.1.
The bank settling the Issue is Banco Citibank S.A., financial institution headquartered in the City of São Paulo, State of São Paulo, Brazil, at Av. Paulista, n° 1.111, 2o andar- parte, Cerqueira César, CEP 01311-920, with corporate taxpayer identification number (CNPJ/MF) 33.479.023/0001-80 (“Settling Bank”, whose definition includes any other institution that may succeed the Settling Bank in providing services related to the Debentures).

3.6.2.
The Bookkeeping Agent for the Issue is Banco Citibank S.A., financial institution headquartered in the City of São Paulo, State of São Paulo, Brazil, at Av. Paulista, n° 1.111, 2o andar – parte, Cerqueira César, CEP 01311-920, with corporate taxpayer identification number (CNPJ/MF) 33.479.023/0001-80 (“The Bookkeeper”). whose definition includes any other institution that may succeed the Bookkeeper in providing services related to the Debentures).

3.6.3.
The Settling Bank and the Bookkeeping Agent may be replaced at any time, to be decided by the holders of the Debentures (“Debenture Holders”). subject to the decision on a General Matter (defined below), pursuant to Clause XI of this Deed.

3.7.	Destination of Resources

3.7.1.
According to articles Io and 2° of Law no. 12,431 (as defined below), in compliance with Decree 8,874 of 2016, the net funds raised by the Issuer through the Debentures Issue will be used exclusively for the development and implementation of the Project, including payment of applicable fees and SERV’s Coverage Premium (as defined below). The allocation of resources must comply with the Conditions for Completion of Coverage and the Swiss Content.

●	Objective of the Project: Implementation (a) of the Plant; (b) of the Transmission Line; (c) of the Pipeline; and (d) of the Anchoring System.

●	Contracted Date for Project Start: The date for starting the commercial operation of the Project is September 30, 2019.

●	Current phase of the Project: The Project is currently under construction.

●
Project Authorization Period: The period of authorization granted to the Project in accordance with ANEEL Ordinance No. 530, dated November 23, 2015, as amended by ANEEL Authorization Resolution No. 6,431, dated June 20, 2017 (“ANEEL Authorization”~) is 35 (thirty-five) years from the date of publication of said ordinance.

●
Estimated volume of financial resources needed to implement the Project: The total investment cost of the Project is estimated at approximately R$5,668,393,000.00 (five billion, six hundred and sixty-eight million, three hundred and ninety-three thousand reais).

●	Percentage of financial resources needed for the Project from the Debentures: Debentures represent approximately 54 percent (fifty-four percent) of the total estimated resources for the Project.

●
Framework as Priority Project: For the purposes of article 2 of Law 12,431, the Project was qualified under the applicable law as a priority by the Ministry of Mines and Energy, in accordance with Ordinance No. 21, of January 26, 2018.

CLAUSE IV.	GUARANTEES PACKAGE

4.1.	Guarantees Package

4.1.1.
The contracts described below have been (or will be) signed and registered (or submitted for registration, as the case may be) with the relevant Registry Offices of Deeds and Documents and/or Real Estate Registry Offices, when applicable as indicated in the respective instruments, in order to (i) guarantee the full payment of the Total Amount of the Issue due, under the terms of this Deed, plus Interest Compensation (as defined below), Late Payment Charges (as defined below), rupture costs, in addition to all obligations of the Issuer stipulated in this Deed, including the fees of the Trustee and the judicial and extrajudicial expenses incurred by the Trustee or by the Debenture Holders, pursuant to this Deed (including, without limitation, reasonable fees and documented expenses incurred in relation to any collection and/or execution process or to the constitution, improvement and/or enforcement of the collaterals foreseen in this Deed) and (ii) guarantee the full payment of the outstanding balance of the Senior Debt Obligations, pursuant to Clause 4.3 below, including the rights of the Debenture Holders stipulated in this Deed (the “Guarantees Pack”), as detailed below. The guarantees described in items (g), (h), (i), (j), (k), (l), (m) and (n) shall only be formalized after the Issue, as set forth in Clauses 2.5.2 and 2.5.4 of this Deed:

(a)
Chattel Mortgage and conditional stock use with respect to any and all shares (current and future) issued by the Issuer and held by the Direct Shareholder, comprising all income, benefits and rights attached thereto, including profits, dividends, interest on equity and all other amounts that may otherwise be distributed by the Issuer, as well as all voting political rights attached to such shares, including, without limitation, (a)l) any and all assets into which the fiduciarily sold shares may be converted (including any certificates of deposit or securities), (a.2) any and all shares that may be attributed to the Direct Shareholder or to any legal successors or new shareholders by means of acquisition, subscription or other form by virtue of swaps, merges or splits of shares, exercise of preemptive rights arising from the shares fiduciarily alienated, bonuses and/or conversion of debentures issued by the Issuer, (a.3) any and all shares, securities and other rights that may replace the fiduciarily sold shares in view of their cancellation, merger, consolidation, spin-off or other form of corporate restructuring involving the Issuer and (a.4) any and all dividends, interest on equity and any other values that may otherwise be distributed as an economic advantage of the shares, as well as all common and preferred shares that the Direct Shareholder may own in the future, in the capital stock of the Issuer, governed according to Brazilian law (‘“Chattel Mortgage Agreement and Conditional Stock Use”):

(b)
Chattel Mortgage of machinery. equipment and movable assets of the Project by means of which the Issuer fiduciarily assigns ownership (but not possession) over the equipment and assets listed in the annex to the referred contract, governed in accordance with Brazilian law;

(c)
Fiduciary assignment of all credit and receivable rights of the Issuer over all current and future rights arising under or relating to the Regulated Environment Power Purchase and Sale Agreements (“CEARs”) as well as any and all rights arising under the ANEEL Authorization, including any amendments, and on all other credit rights and funds obtained from the sale of electricity produced by the Issuer through the Project, transferred from the Centralizing Account or the Seller’s Account, in accordance with the terms of the Contract for the Establishment of Payment Guarantees via Binding of Revenues, attached to the CCEARs, as well as resources obtained from other energy trading contracts in the regulated environment or free market, which may be contracted by the Issuer, including any energy derived from bilateral contracts acquired to remedy any deficiencies. This fiduciary assignment shall also cover the resources deposited in accounts managed by the Escrow Agents on behalf of the Senior Creditors, in accordance with the Accounts Agreement, governed in accordance with Brazilian law;

(d)
Fiduciary assignment of bank accounts in respect of all credit rights of each of the respective bank accounts established under the Accounts Agreement  including: (i) all interest, dividends and other income derived from balances and funds held from time to time in these accounts; (ii) all cash and cash equivalents deposited therein; (iii) all assets, securities and any other financial instruments arising from investments made with funds deposited and to be deposited in these accounts, governed in accordance with Brazilian law;

(e)
Fiduciary assignment of the Brazilian Documents of the Project signed by the Issuer in relation to the Project. comprising all payments of rights, credits, guarantees, fines, penalties, indemnities and any other credit rights, in any capacity, as well as instruments, certificates, letters of credit and collection documents which evidence, represent or assure or otherwise guarantee their grant or payment, including, among others, invoices, bills of exchange and exchange contracts, governed by Brazilian law;

(f)
Fiduciary assignment of insurance, comprising (a) all insurance policies purchased by the Issuer (except for the insurance for FSRU DSU coverage), and (b) all reinsurance policies held by each Issuer’s insurance company, under which the Issuer is entitled to credit rights, revenues and receivables, through binding clauses existing in these insurance policies (the contract which shall govern the guarantees provided in items (c) to (f), the “Fiduciary and Conditional Assignment Agreement”);

(g)
Fiduciary disposal of the areas of the Plant and corridor, corresponding to the property and properties on which the Plant and corridor (part of the Gas Pipeline) will be constructed, including indemnity payments that may be received in respect of damages and expropriations relating to such property and properties, governed in accordance with Brazilian law;

(h)
Fiduciary disposal of the Bay Connection Area, corresponding to the properties and properties in which part of the Connection Bay will be implemented, including all indemnity payments that may be received in connection with damages and expropriations related to such properties, governed in accordance with the Brazilian law;

(i)
Fiduciary assignment of rights in the Transmission Line area. corresponding to the easements over the real estate and property on which part of the Transmission Line will be implemented, including all indemnity payments that may be received in respect of damages and expropriations related to such real estate and property, governed in accordance with the Brazilian law (the contracts that will govern the guarantees provided in items (g) to (i), the “Chattel Mortgage Agreements”):

(j)
Assignment of all tangible and intangible assets of the Issuer, including the Project Documents, accounts receivable, inventory, equipment, intangible assets in general, investment property, intellectual property, real estate, cash, commercial litigation claims, letter of credit rights, securities between group companies, insurance rights and the product of the above, governed in accordance with the laws of New York;

(k)
Assignment of the Proiect Documents governed by English Laws, notably the FSRU Bareboat Charter, the FSRU Service Agreement, the EPC Agreement, the Plant O&M Agreements, and the Anchoring System Supply Agreement, governed by English law;

(l)
Assignment of Proiect Documents governed by New York law, notably the LNG SPA, the EPC Guarantee, the LNG SPA Comfort Letter, the PO Guarantees and the credit support documents of which the Issuer is the beneficiary, governed in accordance with New York law;

(m)	Assignment of Proiect Accounts Offshore. governed in accordance with the laws of New York; and

(n)
Assignment of Swiss Proiect Accounts. by way of pledge in guarantee, governed in accordance with the laws of Switzerland (the contracts which will govern the guarantees provided in items (a) to (n) shall be the “Collateral Agreements”).

4.2.	Formalisation of Guarantees

4.2.1.
On the fiduciary disposal and conditional stock use, the Issuer agrees to, within five (5) Business Days from the date of execution of the Fiduciary Disposal Agreement and Conditional Stock Use provide for the recording of the lien on the shares in its share register book or in the books and systems of the financial institution responsible for providing bookkeeping services of the Issuer’s shares, as applicable, in case the Issuer’s shares are taken as book-entry, and shall be recorded in the deposit account statement provided to the respective shareholders, pursuant to Article 40 of the Corporations Law. Furthermore, after these registrations and registrations have been made, the Issuer shall forward to the Trustee an authenticated copy of its share registration book (or a statement issued by the financial institution responsible for providing bookkeeping services for its shares), evidencing that these registrations and registrations have been duly made, within 05 (five) Business Days of the date on which they were concluded.

4.2.2.
The Issuer undertakes, within ten (10) Business Days from the Date of Subscription and Payment in Full (as defined below), to forward to the Trustee copies of the notices of receipt related to the notifications to the debtors of the CCEARs, ANEEL/MME, as well as to the counterparties of the Project Documents and other debtors of the rights encumbered or fiduciarily assigned, as applicable, with respect to the collateral posted in accordance with Clause 4.1.1(c), (d), (e) and (f) above.

4.2.3.	All expenses with the registration of the contracts contained in the Guarantees Package and this Deed, as provided in the respective instruments, shall be the responsibility of the Issuer.

4.2.4.
With due regard for the terms of the Project Creditors Agreement, the Guarantees Package may be executed in whole or in part by the Trustee in a coordinated manner with the Offshore Escrow Agent and the Onshore Escrow Agent, as applicable, as many times as necessary until the guaranteed Obligations are fully and effectively discharged.

4.2.5.
The Parties agree that failure to meet the time limits for the realization of any real or fiduciary warranties contained in the Guarantees Package shall not result in the loss of any right or remedy provided herein.

4.2.6.
No amendments to the contracts contained in the Guarantees Package may be entered into by the Issuer and the Onshore Collateral Agent without the consent of the Trustee. After the Subscription and Payment Date, the guarantees covered by Clause 4.1.1, (a), (b), (c), (d) and (f) shall be amended for the inclusion of the Trustee as counterpart, without the need of approval by the General Meeting of Debenture Holders.

4.3.	Guarantees Package Sharing

4.3.1.
Except in relation to certain bank accounts set forth in item 4.5.1, which will exclusively benefit the Debenture Holders, the Guarantees Package shall constitute a first degree guarantee, shared in a proportional manner and without any order of preference of receipt, in case of enforcement, among the Senior Creditors, in accordance with the terms of the Contract between the Creditors of the Project.

4.4.	SERV Coverage General Conditions

4.4.1.
With due regard to SERV’s terms and conditions as described in the documents applicable to SERV’s coverage (“SERV’s General Terms and Conditions and Special Conditions”), the SERV Federal Act on the Swiss Export Risk Guarantee and the SERV Federal Ordinance on the Swiss Export Risk Guarantee (jointly, the “SERV Regulations”). prior to the Subscription and Completion Date, SERV must issue and sign a Coverage to the Coverage Contractinf Party, who will sign on its own behalf, as the contractual counterparty, to the Coverage Agent, acting on behalf of and for the benefit of the Debenture Holders, as described in the Power of Attorney for the Coverage Agent (defined below), and to the Representative for the purposes of the Coverage, acting as agent of the Debenture Holders, as described in the Power of Attorney for the Representative for the purposes of the Coverage (defined below), governed by the Swiss federal administrative laws, corresponding to ninety-five percent (95%) of the Total Amount of the Issue in order to guarantee (i) ninety-five percent (95%) of the Issuer’s payment obligations in relation to the amount of the principal due in this Deed, on the respective Amortization Dates (as defined below), including incidental financing costs and (ii) the Issuer’s interest payment obligations set forth herein (including late payment charges and fines due as a result of non-fulfillment of obligations) on the respective Interest Payment Dates (as defined below), up to the Guaranteed Interest Limit (as defined below) (such amounts being collectively referred to as “Total Covered Limit”) (defined below) (items (i) and (ii) “Risk of Payment”): (iii) the inability of the Issuer to meet its payment obligations by reason of force majeure (“Events of Force Majeure”): (iv) the inability to settle the Issuer’s obligations due to political causes (“Political Risk”): and (v) conversion and transfer risks due to a Transfer Event, as provided in Clause 4.4.3 below (“Transfer Risk” and, in conjunction with Payment Risk, Force Majeure Events, and Political Risk, “Covered Obligations” and “SERV Coverage”). The “Total Covered Limit” will be established as a total amount in Reais (BRL) equivalent to CHF 1,000,000,000 (one billion Swiss Francs), converted at the PTAX rate on the day of subscription and issue of the SERV Coverage.

4.4.2.
SERV’s Coverage will cover the scheduled interest payments set forth in this Deed, limited to a fixed amount in Reais to be determined in accordance with the documents of SERV’s Coverage, converted at the PTAX rate on the day of subscription and issuance of SERV’s Coverage (this amount, “Guaranteed Interest Limit”).

4.4.3.
To the extent that any of the Debenture Holders is resident or domiciled outside Brazil, the SERV Coverage shall also guarantee the Risk of Transfer of payments to such Debenture Holders, in U.S. dollars, in the account indicated in Clause 4.5.1(d) below, under the terms of the SERV Coverage Rules, as a result of the inability or unwillingness of the Issuer to pay, due to certain Political Risks, Transfer Risks, Force Majeure Events, or in view of the Issuer not being able to convert amounts in reais to U.S. dollars or transfer the respective amount in U.S. dollars to the respective non-resident Debenture Holders, as a direct result of problems in international payment transactions or an inability to pay any obligation at its maturity due to an official or legal prohibition of payment (payment default) or centralization of BACEN or any other event that prevents the conversion or transfer of payments out of Brazil (each of these referred to as a “Transfer Event”).

4.4.4.
The Debenture Holders recognize that the Trustee shall inform the Coverage Agent, which shall then inform SERV, the number of Debentures held by Debenture Holders domiciled outside Brazil and the number of Debentures held by Debenture Holders resident or domiciled in Brazil, as well as the identification of each Debenture Holder: (a) on the Date of Subscription and Payment in Full; (b) when applying for payment under SERV’s Coverage; (c) with respect to a request for reimbursement of Undue Payment; and (d) at any time, as requested by SERV.

Coverage Contracting Party Coverage Agent and Representative for the Purpose of the Coverage

4.4.5.
SERV’s Coverage documentation shall be signed by the Coverage Client, the Representative for the purposes of the Coverage and the Coverage Agent, and it shall be established by the Coverage Client, signing on its own behalf for the benefit of the Debenture Holders, in accordance with the terms of this Deed and SERV’s General Terms and Conditions and Special Conditions. The Coverage Contracting Party, acting in this capacity, shall serve as counterpart of SERV in relation to the SERV Coverage, and is authorized, through this instrument, to act in this way, but all rights related to the SERV Coverage will be acquired for the benefit of the Debenture Holders, as its beneficiaries. All obligations of the Coverage Contracting Party, acting in this capacity under the Coverage of SERV, shall be assigned either to the Coverage Agent, acting in this capacity in accordance with Clauses 4.4.6 and 4.4.7 of this Deed, or to the Debenture Holders, in accordance with the terms of this Deed. The Coverage Contracting Party shall have no obligations, liabilities and duties under the SERV Covering documents. The Coverage Agent assumes the rights, obligations, responsibilities and duties that have been specifically assigned to the SERV Coverage Agent of SERV Coverage documentation. The Representative for the purposes of the Coverage acting on behalf and in benefit of the Debenture Holders undertakes the rights, obligations, responsibilities and duties attributed to the Debenture Holders in the documents of SERV Coverage only in favor of the Debenture Holders.

4.4.6.
The Debenture Holders shall be represented solely by the Coverage Agent, in this capacity, for the purposes of SERV’s Coverage (i) in all matters between creditors that require SERV’s consultation or consent, (ii) in all communications with SERV, regarding SERV’s Coverage, (iii) in the exercise of any and all rights provided in the SERV Coverage and (iv) in the formalization of all requests, notifications and acts specifically assumed by the Party contracting the Coverage as agent of the Debenture Holders under the documentation of SERV Coverage (including, for the avoidance of any doubt, any potential amendment to the documents of SERV Coverage). The Coverage Agent and the Representative for the purposes of the Coverage are also authorized to enter imto the SERV Coverage on behalf of the Debenture Holders and for the purposes set forth therein and established in this Deed.

4.4.7.
For the purpose of implementing Clause 4.4.5 above, the Debenture Holders, concomitantly with the subscription or acquisition of the Debentures, shall grant a power of attorney, substantially in the form of Annex 2A (Form of Power of Attorney Appointing the Coverage Agent), to the Coverage Agent (“Proxy for the Coverage Agent”), for the purpose of complying with the provisions of this Deed, as a representative, acting on its own behalf and with the capacity to assume rights, obligations, responsibilities and duties that are specifically attributed to the Coverage Agent, according to the terms of SERV’s Coverage and the Power of Attorney to the Coverage Agent, who will then be legally authorized to represent the Debenture Holders (a) in relation to any and all current and future issues regarding SERV’s Coverage and relations with SERV; (b) to perform any and all requests, notifications and acts specifically attributed as an obligation of the Coverage Agent vis a vis SERV or specifically assumed by the Coverage Agent as agent of the Debenture Holders; and (c) to receive all notices, instructions and statements from SERV with respect to SERV Coverage. An electronic copy (PDF) of the Power of Attorney to the Coverage Agent shall be delivered by the Debenture Holder to the Trustee immediately after the Subscription and Payment Date or after the acquisition of the Debentures in the secondary market, as applicable.

4.4.8.
For the purpose of implementing Clause 4.4.5 above, the Debenture Holders, concomitantly with the subscription or acquisition of the Debentures, shall also grant a power of attorney, substantially in the form of Annex 2B (Form of Power of Attorney Appointing the Representative for Coverage Purposes), to the Representative for purposes of the Coverage, in this capacity (“Power of Attorney to the Representative for purposes of the Coverage”), as a direct representative, with the purpose of directly representing the Debenture Holders’ communion vis à vis SERV, acting as an agent of the Debenture Holders on their behalf and in their benefit, at all times during the duration of the SERV Coverage, assuming rights, obligations, responsibilities and duties conferred to the Debenture Holders under the SERV Coverage and the Power of Attorney to the Representative for the purposes of the Coverage in favor of the Debenture Holders only, who shall then be legally authorized to represent the Debenture Holders. An electronic copy (PDF) of the Power of Attorney to the Representative for the purposes of the Coverage shall be delivered by the Debenture Holder to the Trustee immediately after the Date of Subscription and Full Payment or after the acquisition of the Debentures in the secondary market, as applicable. The non remittance of the power of attorney referred to in this clause will not prevent the Debentures’ acquisition by the Debenture Holders.

4.4.9.	The Coverage Contracting Party, the Coverage Agent and the Representative for the purposes of the Coverage may:

(a)
terminate at any time its position as Coverage Contracting Party, Coverage Agent and Representative for the purposes of the Coverage by sending written notice to the Trustee and SERV which shall specify the date on which such person wishes the termination to become effective; provided that (i) such date shall be not less than sixty (60) days from the date on which such notice of waiver is received by the Trustee and SERV; and (ii) the termination does not become effective before the appointment of a substitute Coverage Agent, appointed by SERV, in accordance with SERV’s General Terms and Conditions and Special Conditions, and confirmed by the granting of a new power of attorney by the Debenture Holders, upon approval under the terms of Clause 12 of this Deed;

(b)
be removed by the Trustee, as requested by SERV, at its sole discretion, provided that, upon such request, the Trustee shall submit for approval of the Debenture Holders, upon approval pursuant to Clause CLAUSE XII of this Deed. After consultation with SERV, a new Coverage Agent within ninety (90) calendar days of receipt of SERV’s request, together with evidence that (1) the applicant agrees to his/her appointment as a Coverage Agent under SERV’s Coverage and accepts all obligations therein; (2) accepts the terms of SERV’s Coverage including the powers, functions and obligations of the Coverage Agent and Representative for the purposes of the Coverage; (3) accepts the status of SERV’s Coverage, including the acts and omissions of the Coverage Contracting Party, the Coverage Agent and the Representative for the purposes of the previous Coverage as they are at the time the position of Coverage Agent is taken (not assuming responsibility for the acts and omissions of the previous SERV’s Coverage Agent(s)); (4) is able to meet the Debenture procedure and has sufficient creditworthiness for potential liabilities of the Coverage Agent to be appointed as the Coverage Contracting Party, Coverage Agent and Representative for the purposes of the Coverage and has a credit rating of at least BBB+ or its equivalent obtained by a renowned national rating organization; and (5) is domiciled in Switzerland or, if a Coverage Contracting Party, Coverage Agent and Representative for the purposes of the Coverage substitute domiciled in Switzerland who meets the requirements of this Clause 4.4.9(b) is not found within ninety (90) calendar days of the request for the appointment of a Coverage Contracting Party, Covering Agent and Representative for the purposes of the Coverage substitute or notification of the termination of the existing Coverage Contracting Party, Covering Agent and Representative for the purposes of the existing Coverage, domiciled in any jurisdiction approved in writing by SERV prior to the appointment of such Coverage Contracting Party, Coverage Agent and Representative for the purposes of the Coverage Substitute (items (1) to (5), the “Evidence on the Coverage Substitute Agent”):

(c)
be replaced by the Trustee, with the express written approval of SERV, by sending a notification to SERV which shall contain (i) suggestions for a new Coverage Agent, Representative for the purposes of the Coverage and Coverage contracting Party; (ii) the reasons for the proposed replacement; and (iii) Evidence on the Substitute Coverage Agent.

4.4.10.
Upon appointment of the Coverage Contracting Party, Covering Agent and Representative for the purposes of the substitute Covering by granting a new Power of Attorney to the Covering Agent and a new Power of Attorney to the Representative for the purposes of the Covering (i) the Coverage Contracting Party, The Coverage Agent and Representative for the purpose of the substitute Coverage shall be vested with all the authorities, rights, powers, obligations and responsibilities of its predecessor as if it had originally been called the Coverage Contracting Party, Coverage Agent and Representative for the purpose of the Coverage in this Deed; and (ii) the Coverage Contracting Party, Coverage Agent and Representative for the purposes of the replaced Covering shall immediately transfer and deliver to the Coverage Contracting Party, Coverage Agent and Representative for the purposes of the Coverage Substitute all documentation and information relating to the Coverage. The appointment of a new Coverage Agent shall not be effective until all costs and expenses due have been paid in full to the existing Coverage Agent.

Payments under the SERV e Coverage SERV Coverage Premium

4.4.11.
All and any payments made by SERV under the SERV Coverage with respect to principal, accrued interest and premiums due as a result of non-fulfillment of obligations will be made in advance, as a lump sum payment, out of the B3 systems, free and net, without contributions of any kind, charges or withholdings, current or future, or interest or penalties, to be deposited (i) in U.S. dollars, on an offshore account of a guarantee agent offshore for the benefit of those offshore Debenture Holders (“Offshore Account for the Payment of SERV Coverage SERV”); and/or (ii) in BRL, in an onshore account for the benefit of these Brazilian Debenture Holders, in accordance with the terms of the Account Agreement (“Onshore Account for the Payment of SERV Coverage. After the deposit of any amounts paid by SERV, as a result of SERV’s Coverage, the respective offshore and/or onshore account bank, as indicated in the Accounts Agreement, upon instructions from the Coverage Agent shall immediately distribute such amounts to each respective Debenture Holder, pro rata, based on the aggregate value of their respective credits and on the Debentures held by such Debenture Holders on such date.

4.4.12.
Subject to the provisions of Clause CLAUSE XI of this Deed, the SERV Coverage, as valid and effective, may be claimed by the Trustee, through the Coverage Agent, upon the occurrence of (i) an Event of Default in relation to the Covered Obligations (except during a Deferral Period, if a Deferral is in effect, as defined and in accordance with Clause 5.7 of this Deed) or (ii) a Transfer Event which, in any event, shall be notified in advance to the Covering Agent. The Trustee, through the Coverage Agent, shall be entitled to demand the payments foreseen in the SERV Coverage, in advance, as a single payment, for recovery of all and any amounts due by the Issuer, in accordance with the conditions and limitations established in this Clause 4.4, as well as under SERV’s General Terms and Conditions and Special Conditions, until the Covered Bonds are fully and effectively settled and payments defaulted as a result of a Default Event have finally been settled, up to the Total Limit of Coverage.

4.4.13.
The SERV Coverage will be subject to payment to SERV of 13.00% -17.00% of the Total Issue Amount, according to SERV’s premium rate, to be paid on the Subscription and Payment Date (“SERV Coverage Premium”). Payment of the SERV Coverage Premium, and other applicable fees as per the Distribution Agreement, will be made directly to SERV by the investors, and to the Arranger of the transaction as applicable, and will be divided among the investors based on the amount subscribed to the Debentures on the Date of Subscription and Full Payment.

Sub-Rogation Rights and Waiver of Preference

4.4.14.
In case of payment by SERV to the Debenture Holders, as provided in the SERV Coverage, SERV will be immediately subrogated in the rights of the Debenture Holders against the Issuer, until the amounts effectively settled, pursuant to Articles 346 and next ones of the Brazilian Civil Code, to receive payments or distributions of money, assets or securities of the Issuer applicable to the Covered Obligations, including the rights of recovery and action in relation to the Guarantees Package, which would otherwise be due or distributable to the Debenture Holders, until all amounts due to the SERV are fully paid.

4.4.15.
It is understood that the Coverage Agent may perform all legal acts necessary to subrogate these rights at SERV’s request and the Issuer will reimburse the Coverage Agent for all reasonable and proven expenses, disbursements and advances incurred or made by or on behalf of the Coverage Agent with respect to SERV’s subrogated rights (including reasonable compensation, expenses and disbursements of its attorneys and all agents and other persons who are not regular employees).

4.4.16.
The Debenture Holders hereby unconditionally and irrevocably waive any benefits and rights of preference with respect to amounts not settled under SERV coverage, as provided in Article 351 of the Brazilian Civil Code, and any right of compensation or receipt of payments in advance or priority with respect to the claims subrogated to SERV. The Debenture Holders also agree that any amounts received from the Issuer, after the payment of any amount related to SERV Coverage has been paid due to a Transfer Risk shall be held in benefit and on behalf of SERV, up to the amount paid by SERV to the referred Debenture Holder abroad. Such values should not be confused with the other resources of the referred Debenture Holder not resident in Brazil and should be immediately transferred to SERV in the amount and form received.

Payments Performance

4.4.17.
Upon payment by SERV under the SERV Coverage (either in reais and/or in U.S. dollars, pursuant to Clause 4.4.3 above), any subrogated rights of SERV shall be converted into Swiss Francs, at the rate of US Dollars/Swiss Francs or at the official US Dollars/Reais exchange rate paid by SERV when purchased in Brazilian Reals or US Dollars, as applicable, required to make payments under SERV’s Coverage (the “Effective Date”) and the Issuer shall be obliged to reimburse SERV for any additional amounts, in addition to the amounts recovered and the subrogation rights resulting from positive differences, after conversion into Swiss francs of the amounts then received under the subrogated claims and assigned to SERV, either in reais or in US dollars, in order to fully cover the equivalent amounts of indemnity paid by SERV. The Issuer’s payment obligations under this Deed shall not be settled by an amount paid in another currency or in another place, whether pursuant to a court order or otherwise, to the extent that the amount then paid on conversion into Swiss francs under normal banking procedures does not reproduce the value of the credit subrogated into Swiss francs on the Effective Date.

Exclusions and Undue Payment

4.4.18.	Payment of demands by SERV, under the terms of SERV’s Coverage, will not be made in the events foreseen in SERV’s General Terms and Conditions and Special Conditions, including:

(a)
If the Coverage Agent does not fulfill its obligations with respect to SERV’s Coverage and such default is deemed to be the fault of the Coverage Agent, subject to the liabilities set forth in Clause 11.1 of this Deed. For the purpose of verifying whether or not there are grounds for excluding compensation under and in the context of the provisions of SERV’s General Conditions, the coverage contracting party shall have, in addition to the obligations of the Representative for the purposes of the Cover and the Cover Agent, all the obligations that would typically be assigned to the coverage contracting party, but in the present case, as a result of the segmentation of the role of coverage contracting party, it has been executed by another entity, in particular, the Coverage Agent, the Representative for the purpose of the Hedging, the Creditors Agent, the Trustee Agent and any agent of the Debenture Holders in the context of the Financing Documents. For the purpose of verifying whether an indemnity should not be excluded under clause 14.2 of SERV’s General Conditions, first, the duty of care established in SERV’s General Conditions shall apply to actions and omissions of the coverage contracting party. For the purposes of determining guilt under clause 14.2 of the SERV’s General Conditions, first, the term contracting the Coverage shall include the Coverage Agent, the Representative for the purposes of the Coverage, the Creditors Agent, the Trustee Agent, and any other agent of the Debenture Holders in the context of the Financing Documents;

(b)	if the Issuer fails to pay the SERV Coverage Premium; or

(c)
If any violation of Swiss or foreign law occurs, at the time of the execution or performance of the documentation relating to the Covered Obligations. A legal opinion from the Swiss legal advisor shall be issued on the Date of Subscription and Payment confirming that the SERV Coverage Rules have not been violated in connection with the completion or fulfillment of the obligations set forth herein. A legal opinion of the Brazilian legal counsel shall be issued for the same purposes of confirming that the applicable Brazilian laws have not been violated in connection with the conclusion or performance of the obligations provided herein.

4.4.19.
If, after payment has been made by SERV under the SERV Coverage, it is found that the conditions for payment have not been met or have subsequently ceased to exist, or an exclusion from payment occurs, pursuant to Clause 4.4.18 above, and SERV’s General Terms and Conditions and Special Conditions (such payment, an “Undue Payment”), then the Debenture Holders shall be required to (i) immediately reimburse SERV (or the Cover Agent on behalf of SERV, as applicable) upon request to the Trustee, such Undue Payment, free and net, without deduction of any taxes or contributions of any kind, existing or future collections or retentions, (ii) pay interest at an amount equal to five percent (5%) per year on such Undue Payment, from the date of the Undue Payment until the date of such reimbursement and (iii) pay its proportionate share of any legal costs incurred in connection with obtaining reimbursement of such payment.

4.4.20.
To the extent that any court decisions rendered by Swiss courts, New York courts, or direct decisions of Brazilian courts shall be enforced in Brazil to recover any Undue Payment, the respective Debenture Holders residing in Brazil or with assets in Brazil will be required to pay SERV any amounts additional to the amounts recovered in order to ensure reimbursement of any positive differences resulting from currency fluctuations between the amounts executed in reais and the amount of the Undue Payment in Swiss francs.

4.4.21.
The obligations set forth in this instrument with respect to the reimbursement by SERV of an Undue Payment, if any, are irrevocable and unconditional and shall constitute a valid and legally binding obligation of the Debenture Holders, enforceable in accordance with the terms of this Deed and SERV General Terms and Conditions and Special Conditions.

Other Conditions

4.4.22.
With respect to SERV coverage and all issues related to it, the Debenture Holders, in this act: (i) recognize, for all legal purposes, that the SERV Coverage is governed by Swiss administrative law; (ii) recognize being subject to the jurisdiction of the courts of Switzerland and consent to the jurisdiction of the courts of New York and agree that a final decision in any action, dispute or proceeding relating to an Undue Payment shall be conclusive and may be enforced in other jurisdictions by way of enforcement of judgment or otherwise provided by law; (iii) irrevocably appoint the Coverage Agent (or any successor thereto, pursuant to the Power of Attorney for the Coverage Agent) as their agent for service of process and claims with respect to an Undue Payment.

4.4.23.
All payments under SERV’s Coverage shall be made directly by SERV into SERV’s Offshore Account for Payment of SERV’s Coverage or into the Account Onshore Account for Payment of SERV’s Coverage, upon instructions from the Trustee, regarding the indication of accounts for payment to Debenture Holders, to be obtained from the Settling Bank, in accordance with Clause 4.4.11 above. The Trustee shall communicate to B3 within 3 (three) Business Days from the receipt of confirmation of payment made to the Debenture Holders under SERV Coverage.

4.4.24.
In the event of any conflict between the terms of this Deed (or any part thereof) and any of the SERV Coverage Rules, the terms of the SERV Coverage Rules shall prevail exclusively with respect to matters relating to the SERV Coverage.

4.4.25.
The Debenture Holders agree that if they assign the right to receive payments under the SERV Coverage to any other person, such person shall agree, or be deemed to have agreed, to reimburse SERV for any Undue Payment received by such person.

Enforceability and Effectiveness

4.4.26.
The enforceability and effectiveness of the SERV Coverage shall not be limited, reduced, waived or cancelled due to any restriction, delay or failure of the Debenture Holders, acting through the Trustee or the Escrow Agent, to execute and order assets, to exhaust or enforce any rights, resources, powers or privileges they may have against the Issuer, the Guarantees Package or its assets, according to this Deed. The effectiveness of SERV’s Coverage is subject to the execution and issue of the SERV Coverage documentation. The enforceability of SERV Coverage shall be subject to the conditions established under SERV Special Conditions.

4.5.	Guarantees Management Accounts

4.5.1.
The Issuer has established and agreed to maintain with the relevant Account Bank the following special, segregated, irrevocable and blocked accounts, indicated in items (a) to (e) below, in addition to the other accounts so named in the Accounts Agreement (“Debentures Accounts”). in accordance with the terms of the Accounts Agreement, together with all Project Escrow Accounts under the Accounts Agreements, which shall be maintained at all times until the date on which Senior Debt has been duly paid and no Senior Creditor has any obligation to provide funds to the Issuer under this instrument or the Senior Debt Agreements. The Debenture Accounts were given as collateral to the Senior Creditors and this collateral also covers any Project Escrow Accounts (except for the account referred to in item (a) below which may be closed after all Debenture proceeds have been made available to the Issuer):

(a)
Debenture Funds Disbursement Account: for receipt of certain funds resulting from the subscription and acquisition of the Debentures under the terms of this Deed, upon liquidation and completion of the Offer;

(b)
Debentures Debt Service Payment Account: to receive each amount for the repayment of (i) Scheduled Compensation Interest; (ii) Percentage of Scheduled Amortization, and (iii) all other amounts which, under the terms of this Deed and the Accounts Agreement, are to be deposited in the Debentures Debt Service Account (“Debentures Debt Service Account”):

(c)	Debentures Debt Service Reserve Account: to receive the amounts corresponding to the Required Balance of the DSRA of the Debentures (“DSRA of the Debentures”):

(d)	SERV Coverage Payment Accounts: to receive any payment from SERV Coverage as defined and in accordance with Clause 4.4.1 above;

(e)
Account for Prepayment of Debentures and Put Option  : receive any payment resulting from the redemption of the Debentures pursuant to Clause CLAUSE VI or the price due and payable to the Debenture Holders upon the exercise of the Put Option pursuant to Clause VII (the “Prepayment Maintenance Account for the Debentures and Put Option”): and

(f)
Project Escrow Accounts: all Senior Debt Escrow Accounts under the terms of the Accounts Agreement, including the Revenue Collection Accounts (such accounts, together with the Debenture Accounts indicated in (a) to (e) above, the “Project Escrow Accounts”.

4.5.2.
Each one of the Escrow Accounts of the Project should be kept in the name of the Issuer. All amounts periodically maintained in each Project’s Escrow Account shall be maintained (i) subject to the Fiduciary and Conditional Disposal Agreement and other relevant Escrow Agreements, for the benefit of the Senior Creditors (except for the accounts referred to in items 4.5.1(a) and 4.5.1(d) above and other accounts set forth in the Accounts Agreement, which shall be for the benefit of the Debenture Holders only) and (ii) under custody of the Onshore Account Bank, for the purposes of this Deed and under the terms set forth herein. None of these amounts shall constitute the payment of any obligation of the Issuer, until they are applied for such purpose, as set forth below and in the terms of the Account Agreement.

CLAUSE V.	CHARACTERISTICS OF THE DEBENTURES

5.1.	Basic Characteristics

5.1.1.	Unit Par Value: The unit par value of the Debentures will be R$10,000.00 (ten thousand reais) on the Issue Date (as defined below) (“Unit Par Value”).

5.1.2.
Amount of Debentures: A total of 350,000 (three hundred and fifty thousand) Debentures will be issued, with the number of Debentures to be defined according to the demand ascertained through the Investment Intent Collection Procedure and ratified by amendment to the Deed to reflect the Debentures actually placed and to cancel the Debentures not placed.

5.1.3.	Date of Issue: For all legal purposes, the date of issue of the Debentures will be April 04, 2018 (“Date of Issue”).

5.1.4.	Debentures Maturity Date: Subject to the provisions of this Deed, the final maturity date of the Debentures shall be April 15, 2032 (“Date of Maturity”).

5.1.5.
Form and Proof of Ownership: The Debentures will be issued in registered form and in deed, without the issuance of certificates, and for all purposes of law, ownership of the Debentures will be evidenced by a statement issued by the Bookkeeping Agent and, additionally, with respect to the Debentures that are held in custody electronically in B3, a statement will be issued by B3 in the name of the Bookkeeping Agent, which will serve as proof of ownership of such Debentures.

5.1.6.	Conversibility: The Debentures will be simple and not convertible into shares issued by the Issuer.

5.1.7.
Species: The Debentures will be of the kind with collateralss and will have a collateral, according to the Guarantees Package, and will be additionally guaranteed by SERV Coverage, as established in Clauses 4.1 and 4.4 of this Deed.

5.1.8.
Time and Form of Subscription; Payment and Subscription Price: The Debentures will be subscribed for and paid in cash, in domestic currency, at the time of subscription, at their Unit Par Value, with the possibility of a discount, provided that the Debentures will be subscribed for and paid in on the first date the Debentures are subscribed for and paid in (“Date of Subscription and Payment in Full”).

5.1.8.1.
The Subscription and Payment Date shall be the date on which the Debentures whose values correspond to at least the Minimum Issue Amount are fully subscribed and paid up by Professional Investors, as provided in the Distribution Agreement.

5.1.9.	Cpompensation Interest.The Debentures shall be entitled to Interest Compensation as established in Clause 5.2 and shall not be updated or adjusted monetarily.

5.2.	Compensation Interest

5.2.1.
Compensatiom interest shall be charged on the Unit Par Value from the Date of Subscription and Payment at a fixed annual rate, to be defined in the Investment Intent Collection Procedure, of up to 11% (eleven percent) and shall be computed on the basis of one year of 360 calendar days, with 12 months of 30 days for the number of days elapsed in the Interest Period (as defined below) (“Compensation Interest”), according to the following formula:

I = VNA x (Interest Factor – 1)

Where:

I: means the unit value of Compensation Interest, due at the end of each Interest Period, calculated to eight (8) decimal places, without rounding;

VNA: means the balance of the Unit Par Value of each Debenture, calculated with 8 (eight) decimal places, without rounding;

Interest Factor: means a fixed rate calculated to nine (9) decimal places, without rounding, as shown below:

Interest Factor = [(i/2)x DP/DT]+1

Where:

i: means the annual rate to be defined in the Investment Intent Collection Procedure;

DP: means the number of calendar days between the Subscription and Payment Date or the last Compensation Interest Payment Date, as applicable, and the current date. The counting of days will obey the ISMA-30/360 convention

Start date, as applicable: Dl/Ml/Al Current Date: M2/D2/Y2

DP = (A2-A1) * 360 + (M2-M1) * 30 + (D2-D1)

Convention:

– If Dl=31 then Dl=30

– If D2=31 then D2=30

DT: 180 days, according to ISMA-30/360 convention as amended

5.2.2.
The interest period means the interval of payments between each six (6) month period starting on and ending on the day of the next exclusive Interest Payment Date, subsequent to the Subscription and Payment in Full Payment Date, for which interest period shall mean the period beginning on the Subscription and Payment in Full Date inclusive and ending on the day of the first Interest Payment Date, excluding the (“Period of Interest”).

5.2.3.
Without prejudice to the events of maturity or early redemption of the Debentures, the first payment of Interest Compensation will occur on October 15, 2018 (inclusive) and the other payments of Interest Compensation will be made successively, in subsequent semi-annual periods, always on April and October 15 of each year, with the last payment to be made on the Maturity Date (each of these dates being called a “Compensation Interest Payment Date”, as applicable). Those who hold Debentures at the end of the Business Day immediately prior to the Compensation Interest Payment Date will be entitled to receive Compensation Interest.

5.2.4.
On each Compensation Interest Payment Date, the Issuer shall pay to the Debenture Holders the amount corresponding to the Compensation Interest due for the corresponding Interest Period, as set forth in Clause 5.4.1 below.

5.3.	Amortization of Main Value

5.3.1.
The Unit Par Value of the Debentures will be amortized in twenty-four (24) consecutive semi-annual installments on the respective amortization dates, the first installment being due on October 15, 2020 and ending on April 15, 2032 (“Maturity Date”), according to the schedule described in the third column of the table below (“Amortization Date(s)”) and according to the percentages indicated in the second column of the table below (“Amortization Scheduled Percentage”).

5.3.2.
On each Amortization Date, the Issuer undertakes to make payment of the Unit Par Value or balance of the Unit Par Value of the Debentures (as applicable) in the amount defined in the table below corresponding to the Scheduled Percentage of Amortization for each Debenture (the “Amortization Value”, for such date). The holders of Debentures, at the end of the Business Day immediately preceding the Amortization Date in question, will be entitled to receive payment of the applicable Amortization Amount.

Installment	Scheduled Percentage of Amortization	Amortization Date
D	1.9750%	15 October, 2020
2)	3.6500%	15 April 2021
3)	1.9950%	15 October, 2021
4)	3.6125%	15 April, 2022
5)	0.8250%	15 October, 2022
6)	4.5500%	15 April, 2023
7)	3.1800%	15 October, 2023
8)	3.4500%	15 April, 2024
9)	2.9500%	15 October, 2024
10)	4.2000%	15 April, 2025
11)	4.0250%	15 October, 2025
12)	4.6000%	15 April, 2026
13)	4.7500%	15 October, 2026

14)	4.4650%	15 April, 2027
15)	5.7000%	15 October, 2027
16)	5.9500%	15 April, 2028
17)	5.8500%	15 October, 2028
18)	7.1750%	15 April, 2029
19)	5.8900%	15 October, 2029
20)	7.4250%	15 April 2030
21)	3.4456%	15 October, 2030
22)	3.4456%	15 April, 2031
23)	3.4456%	15 October, 2031
24)	3.4457%	Maturity Date

5.4.	Payment Obligation

5.4.1.
On each Interest Payment Date, the Issuer shall pay the Interest Compensation as set forth in Clause 5.2, above and, on each Amortization Date, the amount of Amortization as set forth in Clause 5.3, above.

5.5.	Payment Procedure

5.5.1.	The payments to which the Debenture Holders are entitled will be made by the Issuer with the use, as appropriate:

(a)	For Debenture Holders resident in Brazil with custody in B3, according to the procedures adopted by B3 and the Bookkeeper; and

(b)	In the case of Debenture Holders living abroad:

by financial settlement in reais using the procedures adopted by B3 for debentures under electronic custody, through Resolution No. 4,373/14, in which case all amounts payable will be transferred by the Settling Bank to the Correspondent Bank applicable in reais, and the Correspondent Bank shall convert the amount in reais into U.S. dollars and causethese amounts in U.S. dollars to be transferred to Debenture Holders resident outside Brazil.

5.5.2.
The final term for payment of any obligation shall be considered extended until the first subsequent Business Day, if the payment date falls on a day on which there is no bank office either in the place of payment of the Debentures or in the place of destination of the appeals, i.e., in relation to the jurisdiction where the Issuer is making payments, as well as to the jurisdictions in which each Debenture Holder is located, except for the payments that must be made through B3, in which case there will only be an extension when the payment date coincides with a national declared holiday, Saturday or Sunday.

5.6.	Delivery and Payment Assignment Charges

5.6.1.
Without prejudice to the Compensation Interest, which shall continue to be applied until the full payment of the Debentures, if the Issuer fails to pay in due time any amount due to the Debenture Holders, and provided that no Deferral (as defined below) is in force, in accordance with Clause 5.7 below, the debits due and not paid by the Issuer shall be subject, regardless of any notice, notification or judicial or extrajudicial interpellation, to default interest at a rate of two percent (2%) per year, since the default date until the date of the effective payment; calculated on the total amount due and not paid (“Default Charges”).

5.6.2.
Except in the event of authorization to the contrary by the Debenture Holders, the amounts paid to the Debenture Holders (including those resulting from the execution of the Guarantees Package and/or the SERV Coverage) should be applied in the following order (subject to the Total Limit of Coverage and the Guaranteed Interest Limit for payments under the SERV Coverage):

(a)	in the first place, to the payment of the Default Charges, in proportion to the number of Debentures in Circulation held by each Debenture Holder (referred in Clause 5.6.1 above);

(b)	in second place, to the payment to each Debenture Holder of its proportional Compensation Interest, due and payable on each Payment Date of the Compensation Interest;

(c)	in third place, to the payment of expenses, costs and fees and any other documented amounts due under this Deed;

(d)	in fourth place, to the payment of the compensatory amounts in case of prepayment (make-whole) (if any) proportional to each Debenture Holder; and

(e)	in fifth place, to the outstanding balance of the Scheduled Amount of Amortization due and payable, proportional to each Debenture Holder.

5.7.	Temporary Suspension of Obligations

Conditions and Application of Deferral

5.7.1.
If, on any date that is thirty (30) days prior to any Amortization Date (except for the Amortization Date which is the Maturity Date and the immediately preceding one) (“Start Date of the EDeferral Event”), the total amount of resources available on deposit in the Debenture Service Payment Account and the resources whose transfer is reasonably expected to occur by such an Amortization Date of the Onshore Revenue Collection Account ( ) or offshore Revenue Collection Account ( ) is not sufficient to pay the aggregate amount of principal and interest scheduled to be paid under the terms of the Debentures on such Amortization Date and corresponding Interest Payment Date, respectively, provided that (a) the SERV coverage is in full force and effect and (b) the Debt Service Reserve Accounts contain the required balances, (c) the Issuer has amortized and is up to date with the payment of at least the minimum percentage of accumulated amortization to be paid through the second scheduled Amortization Date after a Deferral Event (as defined below), according to the percentages indicated in the second column of the table below (“Minimum Percentage of Accumulated Amortization”) (the conditions described in paragraphs (a), (b) and (c) jointly referred to as the “Conditions of Deferral”, the Trustee shall consult with the Coverage Agent, who shall in turn consult with SERV, as to whether SERV shall elect to institute a deferral of payments of the principal under this Deed as described in Clause 5.7.3 below.

Installment	Minimum Percentage of Accumulated Amortization	Amortization Date
1)	0.0000%	15 October, 2020
2)	0.0000%	15 April, 2021
3)	1.9750%	15 October, 2021
4)	5.6250%	15 April, 2022
5)	7.6200%	15 October, 2022
6)	11.2325%	15 April, 2023
7)	12.0575%	15 October, 2023
8)	16.6075%	15 April, 2024
9)	19.7875%	15 October, 2024
10)	23.2375%	15 April, 2025
11)	26.1875%	15 October, 2025
12)	30.3875%	15 April, 2026
13)	34.4125%	15 October, 2026
14)	39.0125%	15 April, 2027
15)	43.7625%	15 October, 2027
16)	48.2275%	15 April, 2028
17)	53.9275%	15 October, 2028
18)	59.8775%	15 April, 2029

19)	65.7275%	15 October, 2029
20)	72.9025%	15 April 2030
21)	78.7925%	15 October, 2030
22)	86.2175%	15 April, 2031
23)	93.1087%	15 October 203
24)	100.0000%	Expiry date

5.7.2.
To satisfy the Condition of Deferral outlined in Clause 5.7.1(c) above, on each Amortization Date, the Issuer shall be required to have paid, on or before that Amortization Date, a principal amount of the Debentures corresponding to the product (i) of the percentage under the heading “Minimum Percentage of Accumulated Amortization” in the table above in front of such date and (ii) the Total Amount of the Issue (the “Minimum Amount of Amortization Accumulated”).

5.7.3.
If, on the date which is five (5) days prior to any Amortization Date, the total amount of funds deposited in the Debentures Service Payment Account and the funds scheduled to be deposited in such account by the relevant Amortization Date under the terms of the Withdrawal/Transfer Certificate delivered as provided in the Accounts Agreement is not sufficient to pay the total amount of principal and interest scheduled to be paid under the terms of the Debentures, on that Amortization Date, and the Conditions of Deferral have been met (a “Deferral Event”), the Trustee (acting under the direction of the Coverage Agent and in consultation with SERV) may then choose to institute a deferral of payments of the principal amount, according to this Deed (a “Deferral”), for 12 (twelve) months after the Date of Implementation of Deferral (the “Period of Deferral”), as follows:

(a)
the Scheduled Depreciation Amounts due under this Deed, as applicable, on the Depreciation Date immediately following the Deferral Event Triggering Date and the next subsequent Depreciation Date shall be deferred and subsequently paid by the Issuer under the terms of the mechanism set forth in Clause 5.7.10 below;

(b)
no Partial Deferral shall be permitted and any amounts deposited in the Debentures Service Payment Account which are not sufficient to pay the respective Scheduled Redemption Amount due under this Deed shall be redirected to the Revenue Collection Accounts and carried forward to the other distribution accounts in accordance with the provisions of the Account Agreement;

(c)
Compensation Interest due under this Deed (which, for the avoidance of doubt, shall not include Default Charges as provided in Section 5.7.3(f) below) shall be regularly paid by the Issuer on each Interest Payment Date, after the Deferral Event, with the resources available in the DSRA of the Debentures, to the extent that the resources existing in the Debenture Service Payment Account are not sufficient to make such interest payments;

(d)	No Deferral will be allowed for Depreciation Amounts relating to the last two Depreciation Dates;

(e)	the Issuer and the Senior Creditors should discuss, in order to engage in better efforts to find, in good faith, a sustainable and balanced solution to remedy the Issuer’s payment difficulties; and

(f)	No Default Charge will be due by the Issuer upon verification and implementation of a Deferral.

5.7.4.
Subject to the conditions set forth in Clauses 5.7.1 and 5.7.2 above, the implementation of Deferral shall not require amendments to this Deed. After consultation and confirmation by SERV that decided to institute the Deferral, as set forth in this Deed, the Coverage Agent shall notify, within 2 (two) days of SERV’s confirmation, the Trustee and, within 3 (three) days of receiving such notification from the Coverage Agent, the Trustee shall notify B3, substantially in the form of Annex 3 (Form of Notification of Deferral to B3) to inform that Deferral will be implemented during the Deferral Period, with full suspension of payments of the Amortization Amounts in accordance with Clause 5.7.3(a) above, and payments of Compensation Interest shall continue to be made regularly, in accordance with Clause 5.2.3 of this Deed. The Coverage Agent shall notify the Trustee within two (2) days of receipt of confirmation by the SERV that a Deferral will be implemented and the Trustee shall notify the Inter-Creditors Agent within one (1) Business Day of receipt of such notification from the Coverage Agent, in all cases, including the date of implementation of the Deferral (the “Date of Implementation of Deferral”).

Debenture Holders’ Acceptance

5.7.5.
The Debenture Holders in this act confirm their agreement with the Deferral, according to the terms of this Clause and subject to the satisfaction of the Conditions of Deferral, also agreeing to waive and discard any requirements related to the call of a General Meeting of Debenture Holders for the purpose of its establishment, if a Deferral Event occurs and the Deferral is implemented, considering it already approved (without the need for further consultation or analysis), refraining from exercising rights that any dissidents from the execution of a Deferral have or similar rights with respect to that decision.

5.7.6.
The deferral shall act as a temporary conditional release of the Issuer’s obligations under this Deed and shall not constitute, in any case, novation or renegotiation of the Scheduled Percentages of Amortization, of the Amortization Values and Dates of Amortization (which shall remain valid and fully in force, according to Clauses 5.3.1 and 5.3.2 of this Deed), neither shall Deferral affect in any way the future exercise of rights by the Debenture Holders. Nothing contained in this Clause 5.7 or any other part of this Deed is intended to prejudice any obligations of the Issuer, according to this Deed, which are absolute and unconditional, nor shall anything prevent the Debenture Holders or the Trustee from exercising all resources otherwise permitted by applicable law, in case of default under the terms of this Deed (after the end of the Deferral Period or in the Cancellation of Deferral (as defined below), as applicable), including with regard to the full payment to the Debenture Holders of the Amortization Values, rates, premium, if any, and Compensation Interest, as they become due and payable, according to the terms contained herein.

Qualifiying Default Event, Period of Suspension and Cancellation of the Defferal

5.7.7.
During the Deferral Period, the Trustee can only instruct the Creditors Agent to mature the outstanding Debenture debt in advance due to the occurrence of a Qualifying Default Event if all Senior Creditor Representatives unanimously agree, to waive the Period of Suspension for Deferral and to mature in advance Senior Debts in accordance with the terms of the Project Creditors Agreement (such early maturity only by unanimous vote called the “Unanimous Vote Requirement of the Deferral”) It is understood that, If at any time after the occurrence of a Qualifying Default Event, the Coverage Agent, acting under the direction of the SERV, notifies the Trustee (who shall then notify the Creditors Agent) that the Requirement for Unanimous Vote of Deferral shall no longer apply to such Qualifying Default Event, Each Senior Creditor Representative may instruct the Senior Creditors Agent to preempt the Senior Creditor’s debt it represents as a result of such a Qualifying Default Event, in accordance with the Project Creditors Agreement. To avoid doubts, after the occurrence and continuity of a Non Qualifying Default Event, during the Deferral Period, the Deferral Suspension Period will end and the Trustee and each of the other Senior Creditor Representatives may instruct the Creditors Agent to mature in advance the outstanding debts owed to the Senior Creditors they represent, in accordance with the Project Creditors Agreement. The Trustee shall notify the Creditors Agent in writing: (a) if a Qualifying Default Event or a Non Qualifying Default Event occurs during the Deferral Period, (b) if the Coverage Agent notifies the Trustee that the Requirement of Unanimous Vote of Deferral will no longer be applicable to such Qualifying Default Event and (c) date of termination of the Deferral Period or of Cancellation of Deferral; in each case on the Business Day after the occurrence of such event.

5.7.8.
At least five (5) days prior to the date on which the second Scheduled Amortization Amount after a Deferral would have been due, in the absence of a Deferral, SERV, acting through the Coverage Agent, may elect to cancel the Deferral and restore the original Scheduled Percentage of Amortization in accordance with Clause 5.3.1 and the terms of the SERV’s Special Conditions, which shall be immediately reestablished upon notification to the Trustee by the Coverage Agent and subsequent notification by the Trustee to the Issuer and the Creditors Agent (“Cancellation of Deferral”).

5.7.9.
Subject to the provisions of this Clause, if the Issuer fails to pay the Debenture Holders, immediately after the amount has been declared as due and demandable after the Cancellation of Deferral, in accordance with Clause 5.7.8, the respective Scheduled Percentages of Amortization then pending according to the schedule set forth in Clause 5.3.1, along with any other amounts due according to this Deed, the Trustee may arrange for the attainment or compliance with the payment of the amounts due hereunder, by means of the procedures authorized in this Deed, including by means of enforcement of the SERV’s Guarantee upon early maturity, the enforcement of the Guarantees Package (in this case, subject to the provisions of the Contract between Creditors of the Project and Clause 11.2 below), or by legal action, as the Trustee deems convenient.

Recovery Mechanism and Payment Allocation

5.7.10.
During or at any time after the end of the Deferral Period, or after the Cancellation of the Deferral and if, after having arranged all necessary transfers in relation to the Project Escrow Accounts, there are funds available in the Project Escrow Accounts for distribution to the unsecured accounts of the Issuer ( E Excess Cash”), all Excess Cash and cash equivalents from each of the bank accounts shall be applied, under the terms of the Accounts Agreement, on each subsequent Scheduled Amortization Date established in Clause 5.3.1 to the maximum extent permitted by Applicable Law, to the payment of any Programmed Amortization Percentage that has not been paid on the expected Amortization Date as a result of a Deferral (“Deferred Amounts”), simultaneously with the payment of the Programmed Amortization Percentage and the Compensation Interest due on the respective payment date (the “Recovery Mechanism”).

5.7.11.
For the avoidance of doubt, any Excess Cash, up to the amount of the Overdue Amounts, shall be used exclusively to recover the outstanding Scheduled Percentages of Amortization not paid, either to reduce or to settle in full such Overdue Amounts, in accordance with the Recovery Mechanism established in Clause 5.7.10 above, in order to restore regular compliance with the Issuer’s scheduled payment obligations in accordance with this Deed. Under no circumstances will any Excess Cash be used for early payment or redemption of Debentures in Circulation, nor for investment in regular scheduled Amortization Amounts. The Trustee shall inform B3, within at least three (3) Business Days prior to the application of any payment made in accordance with the Recovery Mechanism, indicating the Overdue Amounts that will be recovered in relation to the respective Amortization Dates.

5.7.12.
In order to implement a Deferral, the Issuer shall comply at all times with the Minimum Amount of Accumulated Amortization set forth in Clause 5.7.2, as a continuing obligation related to the conditional temporary release, and accordingly shall pay, on each subsequent Amortisation Date, the Amortisation Amount for that date, plus the amount necessary to achieve the corresponding Accumulated Amortisation Minimum Amount on that date, by using the Excess Cash (if available, as provided in Clause 5.7.10) and/or by means of additional resources necessary to meet regularly the obligation set out herein on each Amortisation Date. The obligation set forth in this Clause is absolute and unconditional; the failure of the Issuer to achieve and maintain at all times the Minimum Amount of Accumulated Amortization applicable as a result of a Deferral shall be considered a Default Event and all obligations of the Issuer shall be immediately due and payable according to the terms of this Deed.

5.7.13.	The Debentures will not be renegotiated.

5.8.	Disclosure

5.8.1.
All the acts to be performed and decisions to be taken as a result of the Issuance, which may involve the Debenture Holders’ interests, shall be mandatorily communicated, in the form of notices, in the SE’s Publication Newspapers, and through the page in the Issuer’s worldwide computer network, and the Issuer shall inform the Trustee, B3 and CVM about any publication on the date of its performance.

5.8.2.
The Issuer may change the newspapers of publication of SE (Sergipe), as applicable, by one or more newspapers of major circulation which may be adopted for the publication of its corporate acts, by means of written communication to the Trustee and publication, in the form of notice, in the newspapers to be replaced, pursuant to Paragraph 3 of Article 289, of the Corporation Law, being incumbent on the Debenture Holders to check with the Issuer any changes in the newspapers of publication of SE.

5.9.	Immunity of Debenture Holders

5.9.1.
Subject to Clause 5.10 below, in case any Debenture Holder enjoys any type of immunity or tax exemption, it shall forward to the Settling Bank and to the Issuer, within a maximum period of ten (10) Business Days in advance in relation to the foreseen date for receipt of any amounts related to the Debentures, documentation evidencing such immunity or tax exemption, being certain that, in case the Debenture Holder does not send such documentation, the Settling Bank or the Issuer will make the retentions of the taxes foreseen in the tax legislation in force applicable to the income of such Debenture Holder. Thus, while the process of evaluation by the Settling Bank or Issuer of the documentation evidencing such immunity or tax exemption is pending, no responsibility for non-payment within the term established by this Deed may be assigned to the Issuer or to the Settling Bank.

5.10.	Tax Treatment (Law No. 12,431)

5.10.1.
The Debentures object of this Deed enjoy the tax treatment provided in Ordinance no. 21, of January 26, 2018, of the Ministry of Mines and Energy and in Articles 1 and 2, as applicable, of Law No. 12.431, of June 24, 2011, as amended (“Law 12.431”) in relation to any resident or non-resident Debenture Holder, provided that in the latter case (i) the non-resident Debenture Holder is not domiciled in a country or jurisdiction that does not impose any income tax or imposes an income tax at a minimum rate lower than 20%; and (ii) that it complies with CMN Resolution No. 4373/15. Under the terms of Articles 1 and 2 of Law No. 12.431, the income paid to a non-resident Debenture Holder who complies with the aforementioned requirements and to an individual resident Debenture Holder are subject to the rate of 0% of Withholding Income Tax – IRF, the income paid to a corporate resident Debenture Holder is subject to the rate of 15% of the tax levied exclusively at source.

5.10.2.
If any Debenture Holder enjoys any other type of immunity or tax exemption than that provided for in Law No. 12.431, such Debenture Holder shall send to the Settling Bank and to its custodian, within ten (10) Business Days prior to the date set for the receipt of any amounts related to the Debentures, documentation supporting the respective immunity or tax exemption, subject to having the amounts due deducted from its earnings, according to the tax legislation in force, the provisions of Law No. 12.431 and Clause 5.9.1 above.

5.10.3.
the holder of the Debenture who has submitted the documentation supporting the immunity or tax exemption under Clause 5.10.2 above and that has such condition altered by a legal provision or due to the non compliance with the conditions and requirements established pursuant to the applicable legal provision, or yet, if such condition is challenged by a competent court, fiscal or regulatory authority, the Debenture Holder shall inform such fact in details and in writing to the Settling Bank and to the Bookkeeping Agent and provide any additional information on the matter, which may be requested by the Settling Bank, the Bookkeeping Agent or the Issuer.

5.10.4.
If the Issuer does not use the resources as provided in Clause 3.7 of this Deed, the Issuer shall be subject to a fine equivalent to twenty percent (20%) of the value of the Issue not aasigned to the project in accordance with Paragraph 8 of Article 1 of Law No. 12,431.

5.10.5.
Without prejudice to Clause 5.10.4 above, if at any time during the term of this Deed and until the Maturity Date, the Debentures cease to enjoy the tax treatment set forth in Law no. 12.431 or if any taxes are withheld in relation to the Debentures’ income, due to the non compliance by the Issuer with any requirements established by the Applicable Law, the Issuer shall perform such deduction or withholding as necessary and pay directly to all competent tax authorities any and all taxes and all obligations related to such taxes, imposed by law or by any tax authority on or in relation to any payment that is required under this Deed. The amounts then payable under the Debentures shall be increased, as necessary, so that, after all the required deductions or withholdings are made, the Debenture Holders receive the total amount they would receive if there were no such deductions or withholdings. In this case, any and all payments due and payable under this Clause 5.10.5 shall be made to Debenture Holders outside the B3. systems

5.11.	Conditions for Subscription and Payment of Debentures

Without prejudice to the conditions established in the Distribution Agreement, the Issuer undertakes to send to the Chief Coordinator, under the terms of the Distribution Agreement, prior to the Date of Subscription and Payment, (a) 1 (one) electronic version (in pdf format) containing the appropriate digital signature of JUCESE, demonstrating the effective registration of the Issuer’s EGM and this Deed, duly filed with JUCESE; (b) 1 (one) original copy of the Guarantee Agreements, except for the Chattel Mortgage Agreements) duly registered before the competent Registry of Deeds and Documents, pursuant to Clauses 2.5.1, (c) 1 (one) original copy of the Chattel Mortgage Agreement with respect to the areas indicated in Clause 4.1.1(g) and (h) duly filed for registration with the appropriate Real Estate Registry, (d) original copy of the Guarantee Agreements governed by foreign law, and (e) 1 (one) original copy of the SERV Coverage, pursuant to Clause 4.4 above.

CLAUSE VI.	OPTIONAL EARLY REPAYMENT, OPTIONAL TOTAL EARLY REDEMPTION AND OPTIONAL PURCHASE

6.1.	Optional Early Redemption of Debentures, Early Redemption Offer or Optional Extraordinary Amortization of Debentures

6.1.1.	No optional early partial redemption of the Debentures will be permitted, nor will any optional early partial redemption offer or optional extraordinary redemption of the Debentures be permitted.

6.2.	Optional Total Early Redemption

6.2.1.
The Issuer may, at any time, as permitted by applicable law, redeem all Debentures, provided that partial redemption is not permitted, subject to the terms and conditions of this Deed and to compliance with the applicable legal requirements and obligations set forth herein (“Optional Total Early Redemption”).

6.2.2.
The Debenture Holders shall be informed of the Optional Early Redemption by means of a communication addressed to all Debenture Holders individually, with notice of receipt, with copy to the Trustee, or by means of publication of notice in Sergipe’s newspapers, for broad disclosure pursuant to Clause 5.8 of this Deed (“Communication of Optional Total Early Redemption”), at least thirty-five (35) days in advance and at most forty-five (45) days from the date set for the implementation of the Optional Total Early Redemption (“Date of the Optional Total Early Redemption”). The Optional Total Early Redemption should coincide with any Compensation Interest Payment Date.

6.2.3.
Once communication has been made in the manner described above, each Debenture (“Value of the Optional Total Early Redemption”) shall be redeemed upon payment of the Unit Par Value or balance of the Unit Par Value, as applicable, plus:

(a)	Compensation Interest, calculated pro rata temporis, from the Interest Payment Date immediately prior to the Optional Total Early Redemption Date; and

(b)
a premium, to be calculated by the Trustee, corresponding to the value equal to the greater of (a) zero and (b) (x) the present value of the remaining scheduled interest and principal payments due under each Debenture as from such date discounted by the yield of the National Treasury Notes (NTN – F) then in force in Brazil, with maturity as close as possible to the average remaining life of the Debenture minus (y) the total principal amount per Debenture as of the said date (“Premium of Redemption”).

6.2.4.
The Communication of the Optional Total Early Redemption should include: (i) the Date of Optional Total Early Redemption; (ii) an estimate of the Redemption Premium amount and thus an estimate of the Optional Total Early Redemption amount; and (iii) any other information required for the operation of Optional Total Early Redemption.

6.2.5.	All Debentures redeemed and paid under this Clause CLAUSE VI will be immediately cancelled and no Debenture will be issued in its place.

6.2.6.
Optional Total Early Redemption will occur as appropriate: (i) the procedures established by B3 for Debentures that are under electronic custody in B3; or (ii) the procedures adopted by the Settling Bank for the Debentures, if there are Debentures that are not under electronic custody in B3.

6.2.7.
B3 shall be notified by the Issuer of the Optional Early Total Redemption at least three (3) Business Days prior to the Optional Early Total Redemption Date by means of a letter containing the “in agreement” of the Trustee.

6.3.	Optional Acquisition

6.3.1.
After two (2) years have elapsed from the Issuance Date, subject to the provisions of Law no. 12,431, the Debentures may be acquired by the Issuer in the secondary market at any time, conditioned to the acceptance of the respective selling Debenture Holder and subject to the provisions of Article 55, Paragraph 3, of the Corporation Law, for an amount equal or inferior to the Unit Par Value plus Compensation Interest accrued until the date of the sale. Such fact shall be included in the management report and in the Issuer’s Financial Statements, or for an amount higher than the Unit Par Value, provided that the rules issued by CVM are observed.

6.3.2.	Debentures acquired pursuant to this Clause 6.3 shall:

(a)	provided that permitted by applicable law, be cancelled, subject to the provisions of Law 12.431, the rules issued by the CMN and the applicable regulations; or

(b)	remain in the Treasury of the Issuer. Upon cancellation of the Debentures acquired, this Deed will be added to reflect such cancellation.

CLAUSE VII.	PUT OPTION

7.1.	Selling Option

7.1.1.
The Issuer grants to the Debenture Holders an irrevocable individual option (“Put Option”), through which the Debenture Holders will have the right (but not the obligation) to sell all or part of the Debentures held by them to the Issuer. An amount corresponding to the sum (i) of the Unit Par Value or balance of the Unit Par Value, as applicable, shall be due from the Issuer to the Debenture Holders by reason of the Put Option, by the Outstanding Debenture that is the subject of the Put Option and (ii) any accrued and unpaid Compensation Interest (the “Option Price”) at any time after the date of the 2nd (second) anniversary of the Issue Date in accordance with the conditions set forth in this Clause. The Put Option (except the Put Option resulting from a Put Option Event described in items (viii) and (ix) can only be exercised if (a) the Projected Index of Debt Service Coverage, based on pro forma, for all 6 (six) month periods between the Interest Payment Date (but without considering any Debt Service to be paid on such Interest Payment Date) in which the payment of such Put Option would be made and the Maturity Date is less than 1.80:1.00 and (b) the Projected Index of Debt Service Coverage for each consecutive period and without overlapping of six (6) months in the period specified above is less than 1.50:1.00, as demonstrated by the Revised Base Case delivered under Clauses 9.1(jj), 9.1(kk) and 9.1(ll); however, it is established that if said indices are equal to or greater than the indices now provided, the amounts that would be paid for the exercise of the Put Option shall be allocated to the Senior Loans, pro rata among the applicable Senior Lenders, in proportion to their respective outstanding principal amounts. The Put Option resulting from a Put Option Event described in items (viii) and (ix) may be exercised immediately. The Put Option may be exercised up to the amounts set forth in Clause 7.1.4 below, received by the Issuer as a result of the following events (“Put Option Event”)

(a)	any event that results in the payment of Prefixed Loss and Damage Funds, in an amount or series of related amounts exceeding $15,000,000.00 (fifteen million US dollars);

(b)
any payments made to the Issuer in relation to the breach of guarantees by a Party of the Project provided for in any Project Document, in an amount or series of related amounts exceeding US $15,000,000, 00 (fifteen million US dollars);

(c)
any Termination Remedies or payments made to the Issuer in connection with the suspension or any form of Impediment to ANEEL’s Authorization or any Project Document, in an amount or series of related amounts exceeding $15,000,000.00 (fifteen million US dollars);

(d)
any Accident Indemnity, except to the extent applied by the Issuer under Clause 4.06 or Clause 5.15 of the Accounts Agreement, in an amount or series of related amounts exceeding $15,000,000.00 (fifteen million U.S. dollars);

(e)
any proceeds from the sale or disposal of any Property, except proceeds from sales and disposals of Property under Clause 9.2(l)(ii), if used to purchase replacement Property under Clauses 9.2(l)(iii), 9.2(l)(iv) and 9.2(l)(v), in an amount or series of related amounts in excess of US$15,000,000.00 (fifteen million US dollars);

(f)	any Expropriation Resources, in an amount or series of related amounts exceeding $15,000,000.00 (fifteen million US dollars);

(g)	upon the occurrence of any circumstance described in Clause 9.2(d), in amounts that are necessary to purchase the Debentures in Circulation;

(h)	upon the occurrence of an Unauthorized Stock Transaction, in such amounts as are necessary to purchase the Debentures in Circulation; and

(i)	upon non-receipt of the SUDENE Tax Benefits, in amounts available in the SUDENE Maintenance Account, in accordance with Clause 5.18(c) of the Account Agreement.

7.1.2.
The Put Option may be exercised by the Debenture Holders sending written notice to the Issuer, with copy to the Trustee (“Notification of the O Put Option”), specifying the number of Debentures for which the Put Option is being exercised (“Debentures of the Option”) The Put Option Notice shall specify the date on which the closing of the purchase of the Debentures of the Option will occur (“Ddate of Closing of the Option”), which shall be no earlier than ten (10) days but no later than thirty (30) days from the date of the Put Option Notice.

7.1.3.
In the event any Debenture Holder exercises the Put Option, subject to the terms and conditions of Clause 7.1.4 below, the Issuer shall be obliged to purchase the Debentures of the Option of such Debenture Holders at the Option Price. The Issuer shall pay to the Debenture Holders, according to the procedures of B3, or the Bookkeeping Agent, if the Debentures are not in custody in B3, the Price of the Cash Option, by bank transfer of funds immediately available to the Account for Maintenance of Early Payment of Debentures and Put Option, as specified in Clauses 6.2.6 and 6.2.7 of this Deed and subject to the provisions herein and under the terms of the Accounts Contracts.

7.1.4.
The Put Option can only be exercised, after the occurrence of a particular Put Option Event, for a number of Debentures (“Option Limit Put Option”), resulting from the division (1) of the net proportional amount available to the Issuer for payment of the Put Price, as a result of the Put Option Event (deducting, for the avoidance of doubt, any amounts that should be applied in prepayments of Senior Loans under the CTA); and (2) the Put Price per Debenture. In the event the number of Debentures of the Option exceeds the Put Option Limit, the Issuer shall only be required to purchase a proportional number of Debentures of the Option from each of the Debenture Holders who have exercised the Put Option, the sum of which shall be equal to the Put Option Limit (and any fractional number of Debentures shall be rounded down).

7.1.5.
The Issuer acknowledges and agrees that its obligation to purchase the Debentures of the Debenture Holders’ Option pursuant to the Put Option is an obligation guaranteed by the Guarantees Package, and that as long as the Put Option is outstanding and, if exercised, as long as the Option Price has not yet been paid, the Debenture Holders shall retain their right to enforce the Guarantees Package in accordance with this Deed and its terms.

7.1.6.
After the 2nd anniversary date of the Issuing Date, the Issuer shall cancel the Option Debentures only if permitted by applicable law, with due regard for the provisions of Law No. 12,431, the rules issued by the CMN and the applicable regulations.

7.1.7.	Any Debentures acquired by the Issuer as a result of exercising a Put Option will no longer be guaranteed by Coverage.

7.1.8.
SERV shall be consulted with respect to the exercise of the Put Option under the procedures set forth in Clause CLAUSE XI of this Deed where a condition for such exercise exists in accordance with Clause 7.1.1 above. Specifically for the purpose of determining the exercise of a Put Option, should SERV fail to provide instructions to the Coverage Agent within fifteen (15) Business Days of receipt by SERV of such Instruction Request, SERV shall be deemed to have consented to the exercise of the Put Option and notice shall be given to the Issuer to that effect under Section 7.1.2 of this instrument.

CLAUSE VIII.	EVENTS OF DEFAULT

8.1.
If a Default Event occurs and persists, the Creditors Agent in accordance with the terms and conditions of the Project Creditor Agreement and subject to the provisions of Clause 11.2 of this Agreement may, without prior notice of default, filing or demand for payment, protest or notice of default or default, or other notices or demands of any kind, the Issuer having waived all such notices and demands (to the maximum extent permitted by all Applicable Laws), may exercise any or all of the rights and remedies provided by law or as a result of general principles of equity (in any combination or order they may have chosen), declare the anticipated maturity of all obligations established under the Debentures and demand immediate payment of the Unit Par Value or balance of the Unit Par Value, plus compensation interest, calculated pro rata temporis from the Date of Subscription and Payment in Full or from the last Date of Payment of Compensation Interest (as applicable), Default Charges and penalties, if any, applying until the date of the actual payment, without prejudice to indemnities that may be sought to fully compensate the damages caused by the Issuer’s default, if any of the Default Events occur and are not remedied within the respective remediation periods established herein (as applicable).

8.1.1.	An event will be considered a Default Event if:

(a)
The Issuer fails to pay, when and as required, pursuant to any Financing Document, (i) any principal amount of any Senior Debt (whether at maturity, under any mandatory prepayment or otherwise), (ii) any interest on the Senior Debt, (iii) any fees under any Financing Document, (iv) any premium, penalty or other fee with respect to any mandatory advance payment or voluntary advance payment, or (v) any other amount with respect to the Senior Debt Obligations;

(b)
Any Part of the Loan (other than the Issuer) fails to make and pay, when and as required according to any Financing Document, any Capital Contribution within 05 (five) Business Days after the date such Capital Contribution (including the realization and capitalization of AFACs) was initially due and payable;

(c)
The Issuer fails to pay any amount due in respect of any of its Debts (other than Senior Debt or any other Senior Debt Obligations), or fails to perform any of its obligations, when due under any contract under which there is any Debt and such default causes the holder of such Debt to have the right to declare it past due and payable in advance or due upon demand;

(d)
Any Debt of the Issuer or, prior to the Date of Satisfaction of the Sponsor, any other Part of the Loan, falls due or payable in cash prior to its due date, except under Clause 7.1 and Clause 2.06(b)(iv) of the ACC;

(e)
The Issuer fails to perform any of its obligations under Clauses 9.1(a), 9.1(b), 9.1(c), 9.1(0., 9.1(g), 9.1(h), 9.1(l), 9.1(j), 9.1(v) (and the shares provided for in Clause 8.1 may only be exercised with respect to item 31 of the Socio-environmental Action Plan as from July 31, 2018), 9.1(v), 9.1(y), 9.1(z), 9.1(ff), 9.1(xx), 9.1(bbb), 9.1(ccc), and 9.2 or GOLAR fails to comply with any of the obligations set forth in Clause IV of the Share Support and Retention Agreement (observing any cure periods provided therein), except that, if the Issuer fails to comply with its obligations set forth in Clause 9.2(a) on any Interest Payment Date, then, until the 10th (tenth) day after the date on which the respective Statement of Conformity of the Financial Index has to be delivered, in accordance with Clause 9.3(b), the Issuer will have the right to make the Equity Contributions (with the exception of AFACs) to the Issuer, which, only for the purposes of Clause 9.2(a) and this item, shall be considered as constituting Cash Flow Available for the Debt Service for the respective calculation period, in total amount equivalent to the amount that, once deposited in the Revenue Collection Accounts, would be sufficient to cause the compliance with the requirements of Clause 9.2(a) on such Interest Payment Date (“Assets Cure”); further, except that (i) the Issuer has sent the Creditors Agent a written notice of an Assets Cure until the day an Assets Cure is effected, (ii) the Issuer shall not be entitled to exercise an Assets Cure more than two (2) times in any period of twelve (12) months and not more than three (3) times in total, (iii) once an assets cure is effected in accordance with this Clause 8.1.1(e), any failure to perform the obligations of Clause 9.2(a) on the relevant Interest Payment Date shall be deemed retroactively cured with the same effect as if no failure to comply with Clause 9.2(a) had occurred, and (iv) if a Cure is not performed by the date which is equivalent to ten (10) days after the delivery of the relevant Financial Index Declaration of Conformity, then the Issuer shall not be entitled to implement a Cure with respect to the applicable Default Event;

(f)
The Issuer fails to perform any of its obligations under this Deed (except for the obligations listed in (a) to (e) above) and if such default persists for at least thirty (30) days after the date the Issuer became aware of it, or should have become aware of it, or the date it received notice of it from the Creditors Agent;

(g)
The Issuer or any other Party of the Loan, any of Golar’s Controlling Shareholders or the Guarantor of the Standby Guarantee fails to perform any of its obligations contained in any other Financing Document (except an obligation referred to elsewhere in this Clause 8.1.1); and such default persists for thirty (30) days after the date on which the Issuer became aware of it, or should have become aware of it, or the date on which it received notice of it from the Creditors Agent;

(h)
Any Financing Document or any relevant term thereof: (i) is prevented, (ii) becomes unlawful or unenforceable, or the performance of any obligation under it is unlawful or unenforceable; (iii) is repudiated by any of its parties (other than any Secured Party of that Financing Document); or (iv) has its legality, validity or enforceability challenged by any Party to the Loan, any Golar’s Controller or any Guarantor of the Standby Guarantee,

(i)
Some Lien created or to be created by the Guarantees Package does not have, or ceases to have, the effect and priority which it expresses or should have under the terms of the relevant Guarantees Package;

(j)
any representation or warranty made or confirmed by any Party of the Loan or any of Golar’s Controlling Shareholders on any Financing Document, or on any document delivered under it, has been incorrect or misleading in any material respect when made and such failure has persisted for at least thirty (30) days after the date such Party of the Loan or such Controlling Shareholder became aware of it, or should have become aware of it, or the date it received notification about it from the Creditors Agent;

(k)
The Issuer or any Party to the Project violates or fails to comply with any relevant term or obligation contained in any Relevant Project Document and such noncompliance is not remedied within the period of remedy specified therein, and, only in the event of any CCEAR, such violation or noncompliance has resulted, or can reasonably be expected to result, in a Relevant CCEAR Impact;

(l)
Any Relevant Project Document ceases for any reason to be in full force and effect, unless it has been terminated or has expired as provided for in its terms and not as a result of default, “force majeure” (as defined in the relevant Relevant Project Document) or other early termination thereon, and, only in the event that any CCEAR has resulted in, or can reasonably be expected to result in, a Relevant CCEAR Impact;

(m)
Any Relevant Project Document in force or, in each case, any relevant term of the Project in force, is or becomes invalid, illegal or unenforceable, or if any party to it has repudiated or disputed the validity or enforceability of such contract or denied its knowledge, and, only in the case of any CCEAR, has such occurrence resulted in, or can reasonably be expected to result in, a Relevant CCEAR Impact;

(n)
with respect to (w) the Issuer, (x) prior to the Date of Satisfaction of the Sponsor, any other Party to the Loan or the Guarantor of the Standby Guarantee, (y) prior to the Date of Technical Completion, any Contractor or the Anchoring System Provider or (z) any other Relevant Party to the Project, an unintended lawsuit has been commenced or an unintended petition has been filed seeking: (i) to declare such Person bankrupt or insolvent; (ii) the liquidation, dissolution, receivership, default, arrangement, settlement or other assistance with respect to such Person or its debts, or with respect to a substantial part of such Person’s Property, in accordance with the Applicable Law; or (iii) the appointment of a trustee, receiver, assignee, custodian (or other similar position) for such Person or any substantial part of such Person’s Property; provided that such suit or petition is not withdrawn or settled within ninety (90) days after a decision or decree approving or directing any of the foregoing to be complied with (and only in the event that such suit or petition in respect of an Offtaker such suit has resulted or can reasonably be expected to result in a relevant CCEAR Impact;

(o)
(w) The Issuer, (x) prior to the Sponsor’s Date of Satisfaction, any Party to the Loan or the Guarantor of the Guarantee Standby, (y) prior to the Technical Completion Date, any Contractor or the Anchoring System Provider or (z) any other Relevant Party to the Project: (i) voluntarily commences any proceedings or file any petition for liquidation, reorganization, or other assistance pursuant to Applicable Law; (ii) requests or agrees to the appointment of a trustee, receiver, assignee, custodian (or other similar office) for such Person or any substantial portion of such Person’s property; (iii) makes a general assignment for the benefit of creditors; (iv) requests a default or suspension of payment or restructuring of debts before any competent Authority; (v) institutes proceedings or proceeds with any form of corporate action to be liquidated or declared bankrupt or insolvent; (vi) consents to the institution of any proceedings or petition described in (n) above, or fail to challenge them in a timely and proper manner; or (vii) takes any action for the purpose of taking any of the foregoing measures, and, only in the event that any Offtaker, any occurrence can reasonably be expected to result in a Relevant CCEAR Impact;

(p)
(w) The Issuer, (x) prior to the Sponsor’s Date of Satisfaction, any Party to the Loan or any Guarantor of the Guarantee Standby, (y) prior to the Technical Completion Date, any Contractor or (z) any other Relevant Party to the Project become unable or generally leave, to pay its debts, or if it admits in writing its inability to pay them to the extent it becomes due or it becomes insolvent, and only if any Offtaker, such occurrence has resulted or can reasonably be expected to result in a Material CEAR Impact;

(q)	Any other event occurs that, under any Applicable Law, has an elected representative analogous to any of the events listed in (n), (o) or (p) above;

(r)
A final arbitration award, order or award is rendered (A) against (w) the Issuer, or any Property of that Person, in an amount greater than the equivalent of US $10,000,000.00 (ten million US dollars), (x) before the Sponsor’s Satisfaction Date, (1) any Part of the Loan (except for the Issuer and the Sponsors), the Guarantee Guarantor Standby or any Property of that Person, in an amount greater than the equivalent to US $10,000,000.00 (ten million US dollars), (2) EBRASIL or any Property of that Person in an amount greater than the equivalent of US $50,000,000.00 (fifty million US dollars), (3) GOLAR or any Property of that Person, in an amount greater than the equivalent of US $50,000,000.00 (fifty million US dollars); or (4) any GOLAR Parent Company or any Property of that Person in an amount greater than the equivalent of US $150,000,000.00 (one hundred and fifty million US dollars); (y) before the Technical Completion Date, (1) the EPC Contractor or that Person’s Property, in an amount greater than the equivalent of US $50,000,000.00 (fifty million US dollars), (2) the EPCI Contractor or that Person’s Property in an amount greater than the equivalent of US $ 1,000,000.00 (one million US dollars), (3) the EPCI Guarantor or the Anchoring System Supplier or any of the Properties of these People in a higher value equivalent to US$10,000,000.00 (ten million US dollars) or (z) any other Relevant Party to the Project (except the EPCI Guarantor or the PO Guarantor) or any Property of that Party, in an amount greater than equivalent to US $10,000,000.00 (ten million US dollars), remaining unsatisfied for a period of 30 (thirty) days and, only in the case of any Offtaker, this occurrence has resulted, or can reasonably be expected to result in a Relevant CCEAR Impact, or (B) preventing the completion or continuity of the Project;

(s)
a pledge or similar proceeding (including, without limitation, pledge, seizure, attachment or bond) is executed against any property (w) of the Issuer, (x) until the Date of Satisfaction of the Sponsor, any other Party to the Loan’ (y) until the Date of Technical Completion, any Contractor or the Anchoring System Provider or (z) any other Relevant Party to the Project, in excess of the amounts specified in item (r) above, without being resolved or paid within a period of ninety (90) days;

(t)
The Issuer or any Relevant Party to the Project fails to comply or to maintain any Relevant Authorization or if such Relevant Authorization becomes Impeded or if any Person fails to comply in any material respect with such Relevant Authorization and such Relevant Authorization is not reinstated or the non-compliance is not remedied within thirty (30) days of such event, and, only in the event of any CCEAR, has such occurrence resulted in, or can reasonably be expected to result in, a Relevant CCEAR Impact;

(u)	Any Environmental Party fails to meet any Socio-environmental Requirement;

(v)
(i) The Issuer engages in any Prohibited Practice or (ii) any Part of the Loan (except for the Issuer), any Golar’s Controller, any Guarantor of the Standby Guarantee or any Part of the Project engage in any Prohibited Practice with respect to the Project or its compliance with a Project Document to which it is a party;

(w)	The Issuer leaves the development, engineering, construction, test startup or operation of the Project for more than 30 (thirty) days in any year; ‘

(x)
The operation of the Project is interrupted for any period longer than sixty (60) consecutive days or a total of more than ninety (90) days during any twelve (12) consecutive months or authorize the Contractors, the Owner of FSRU, the Plant Operators or the FSRU Operator to act in any of the ways described above;

(y)
Brazil (a) decrees any delay in payment, (b) refuses to pay or recognize, or repudiate a payment obligation, or (c) takes any other action that, in any case, denies the Issuer access to the exchange for the purpose of performing its payment or other relevant obligations under any Financing Document;

(z)
Any Authority: (i) orders, nationalizes, seizes, confiscates or otherwise disposes of all or substantially all of the Project, the Issuer of any other Property of the Issuer, the Issuer’s Capital Stock or, until the Sponsor’s Satisfaction Date, any other Part of the Loan, or commences any process to do any of the above; (ii) takes custody or control of the Project, FSRU or any substantial portion of the Ownership, business or operation of the Issuer or its Capital Stock; or (iii) takes any action to (A) remove the management of the Issuer, restricts the authority of the Issuer to conduct its business, dissolves or destabilizes the Issuer, or prevents the Issuer or its directors from exercising all or any substantial part of its business or operations, or (B) restricts the authority of FSRU’s Registered Owner, the FSRU Owner or the FSRU Operator to conduct their respective business, dissolves or destabilizes the Registered FSRU Owner or the FSRU Operator, or prevents the Registered FSRU Owner, the FSRU Owner or the FSRU Operator or their respective directors from conducting all or a substantial part of their respective business or operations;

(aa)	The Technical Completion Date does not occur before or until the Guaranteed Technical Completion Date;

(bb)	Any event occurs or any condition exists that has had or can reasonably be expected to have an Adverse Material Effect;

(cc)
Any Socio-environmental Issue occurs without being covered by Insurance Policies and that has had, or can reasonably be expected to have, a Material Adverse Effect or expose any Guaranteed Party to a credible risk of material liability;

(dd)	The entire or substantial part of the Project (which, for the avoidance of doubt, includes the Anchoring System) or FSRU is destroyed or suffers an actual or constructive loss;

(ee)	The Issuer no longer maintains in full force and effect any insurance required;

(ff)	A Transfer Event Occurs;

(gg)
The Issuer (a) is unable to maintain any Relevant Real Estate Right after the date on which the maintenance of such Relevant Real Estate Right is required according to this Deed or (b) receives a final decision (res judicata) with respect to the Relevant Real Estate Rights specified in Part B.3 or in Part C.4 of Annex 8 to the CTA Material Real Estate Rights) that can reasonably be expected to generate a Material Adverse Effect, and in each case such failure is not remedied within sixty (60) days;

(hh)	An event of default occurs with respect to any of the Senior Debt Agreements;

(ii)	One or more ERISA Events have occurred, generating or that can reasonably be expected to generate an Adverse Material Effect;

(jj)
Prior to the Technical Completion Date, the EPC Guarantor or the PO Guarantor fails to maintain a credit rating of at least BBB+ from S&P and Baal from Moody’s and the EPC Guarantor is not replaced in a form and substance reasonably satisfactory to the Senior Creditors’ Representatives within thirty (30) days of such failure;

(kk)	A Change of Control has occurred, except if it arises from an Unauthorized Share Transaction which has resulted in a compulsory advance payment under the CTA;

(ll)	The Issuer no longer has its Financial Statements audited by an independent auditor, registered before the CVM;

(mm)
All amounts to be paid under this Deed, converted into U.S. dollars, pursuant to Clause 14.7.2 below, to Debenture Holders who reside outside Brazil, are not received, when due, by such Debenture Holders, due to the occurrence of a Transfer Risk or Political Risk;

(nn)
Any Debentures subscription amounts to be converted into U.S. dollars pursuant to the Account Agreement are not transferred and deposited in the account indicated therein within twenty-one (21) days of the Subscription and Settlement Date, due to the occurrence of a Transfer Risk, Political Risk, any operational delay, or any adverse credit event affecting the Issuer.

8.1.2.
Notwithstanding any provision to the contrary in this Deed, if any Insolvency Event occurs in relation to the Issuer, all Senior Debt Obligations shall become immediately due and payable without the need for filing, demand, protest or notice of any kind, to all of which the Issuer expressly waives.

8.2.	Default Information

8.2.1.
The occurrence of any Default Event shall be promptly communicated to the Trustee by the Issuer, within one (01) Business Day from the date it becomes aware of such Default Event. The non compliance with this obligation by the Issuer shall not prevent the Creditors Agent, at its sole discretion but subject to the Contract among Creditors of the Project and to the provisions of Clause CLAUSE XI of this instrument, from exercising its powers, prerogatives and claims foreseen in this Deed and in any other documents of the Issue, including the power to declare the default and early maturity of the Debentures.

8.2.2.
In case of declaration of an Event of Default under this Deed, the Trustee shall immediately send a notice to the Issuer, with copy to the Settling Bank, the Bookkeeper, B3, the Coverage Agent and the Creditors Agent, indicating such event, so that the Issuer may redeem all Debentures and make payment of the Unit Par Value or balance of the Unit Par Value, plus compensation interest due up to the date of actual payment, as well as Default Charges and any other amounts due, if any, pursuant to this Deed. This payment will be due by the Issuer on the date of the declaration of anticipated maturity, and the Trustee and the Debenture Holders may take all necessary measures for the satisfaction of their credits, regardless of the operation time required for the redemption of the Debentures, including the requirement of the Coverage of the SERV and the execution of the Guarantees Package.

CLAUSE IX.	OBLIGATIONS OF ISSUER

9.1.	Affirmative Covenants. Unless the Intercreditor Agent agrees, in writing, the Issuer shall:

(a)
Make the funding specified in the Financial Plan, including the funds of all the Senior Debt and Capital Contributions, be applied exclusively to the (i) payment of Project Costs (including, for the avoidance of doubt, in the case of Senior Loans, the funding of Debt Service Reserve Accounts) or (ii) reimbursement of Project Costs financed with Qualifying Capital Contributions; provided that (x) the IFC Senior Loan funds are not used for expenses in territories of any country that is not a member of the World Bank, (y) the IDB Invest Senior Loan funds, the IDB Senior Loan funds, and the China Fund Senior Loan resources are applied exclusively for payment or reimbursement of Project Costs, consisting of goods produced in, or services provided to, or originating from the territories of the IDB Invest Members or IDB Members, and (z) the proceeds of the Debentures are applied exclusively in the manner set forth in Clause 3.7.1;

(b)
Make the Project Revenues and any other funds received by the Issuer be applied in accordance with the allocation of the funds provided in Clause 3.7.1 of this Indenture and with the other Financing Documents;

(c)
Maintain its corporate existence in accordance with its Constitutional Documents and take all reasonable steps necessary to maintain all the relevant Authorizations and other rights, priorities and concessions necessary for the normal conducting of its business;

(d)
Keep the Project and all Properties necessary or used for the Project in good working order (except for natural wear and tear) and maintain adequate, legal, valid and marketable title to such Properties (or, if applicable, a valid lease or loan for use agreement) on all such Properties, free from all but the Permitted Liens;

(e)
Keep an accounting and cost control system, a management information system and account books and other records necessary to accurately and fairly reflect the Issuer’s financial condition and the results of its operations (including the progress of the Project), in accordance with the Accounting Principles, Applicable Law, the Material Authorizations and the Operation Documents;

(f)
Allow and cause the Relevant Parties to the Project to allow the Agent’s representatives among Creditors, SERV (or any representative designated by SERV), and any Senior and the CAO Creditor Representative, reasonably in advance (which shall be deemed no less than seventy-two (72) hours), during normal business hours and at such intervals as such Person may reasonably request, visit and inspect the Project, examine, copy and make excerpts from the books and records of Issuer, inspect Issuer’s Properties and discuss Issuer’s business and affairs with the officers and employees of Issuer and of the Plant’s Operators, all to the extent reasonably requested by the Intercreditor Agent and any Representative and Senior Creditor (as the case may be); provided that, (A) such visits and inspections do not substantially interfere with the operation of the Project, and (B) except as provided otherwise in the Monitoring Agreements, the first of any visit or inspection in any calendar year after the Commercial Operation Date, pursuant to the terms of this item, shall be at the expense of Issuer, unless an Event of Default has occurred and is ongoing, in which case any visits and inspections under this item shall be borne by Issuer, provided that (i) no reasonable prior notice is required if urgent special circumstances so require and (ii) in the case of the CAO, such access is for purposes of fulfilling the CAO’s role;

(g)
Allow, at the expense of Issuer, the Creditor Agent, SERV (or any representative designated by SERV), any Senior Creditor Representative and their representatives, the CAO, the Independent Engineer or the Socioenvironmental Consultant to review (A) all the Plans and Specifications, (B) any quality control data and performance testing data, and (C) any other data concerning the Project or the progress of construction, in each case as then existing and as reasonably requested by the Intercreditor Agent, any Senior Creditor Representative, the CAO, the Independent Engineer, or the Socioenvironmental Consultant; it being understood that, to the extent addressed in these documents, as part of the defined scope of work of such Consultant, the fees and expenses due to the Independent Engineer or the Socioenvironmental Consultant shall be paid in accordance with the terms of the respective letter of engagement of such Consultant or Monitoring Agreement, entered into in connection with the Project;

(h)
Subject to item (f) above, allow the Intercreditor Agent, SERV (or any representative appointed by SERV), any of the Senior Creditor Representatives, the CAO, the Independent Engineer or the Socioenvironmental Consultant to monitor, witness and review the Works, subject to compliance with all applicable safety and health policies, regulations and laws to which Issuer is subject;

(i)
Give reasonable notice of, and allow the Independent Engineer to participate in, any and all completion or other performance tests of the Project (regardless of whether this test is to be conducted onsite or offsite);

(j)
Upon reasonable request of IDB Invest or the Intercreditor Agent, to be made with reasonable notice to Issuer (which shall be considered no less than seventy-two (72) hours), allow the Independent Consultation and Investigation Mechanism (“ICIM”) and any Person designated by ICIM at its own expense, to visit the Project, any facilities related to the Project and any of the establishments or Property where Issuer conducts its business, and have reasonable access to the records, employees and agents of Issuer, in any case, during normal business hours, provided that any parties receiving access to the records, employees and agents of Issuer shall be bound by the confidentiality agreement entered into with Issuer with respect to the matters set forth herein;

(k)	Maintain an Acceptable Auditor as its Auditor;

(l)
Within thirty (30) days of any change in the Auditors, authorize the Auditors (whose fees and expenses shall be borne by Issuer) to communicate directly with the Intercreditor Agent and the Senior Creditors’ Representatives, at any time, with respect to Issuer’s accounts and operations, signing and delivering to the Auditors an authorization substantially in the form of Exhibit 7 (Template of Debtor’s Authorization to the Auditors) of the CTA, and obtaining the acceptance and consent of the Auditors thereto (with copy to the Intercreditor Agent);

(m)	Promptly take any and all steps that may be commercially reasonable and necessary to enforce its rights and collect any and all sums due to it by means of the Relevant Project Documents;

(n)
Instruct all counterparties in the Project Documents to make all payments due to Issuer (A) in the case of payments due in BRL, to the Bank of Account Onshore for deposit into the appropriate Project Escrow Account in accordance with the Account Agreement and (B) in the case of payments due in a currency other than the BRL, to the Onshore Account Bank, for deposit into the appropriate Project Escrow Account in accordance with the Accounts Agreement;

(o)
Periodically (and for Material Authorizations identified in CTA Appendix 5 (Material Authorizations) as having a Deadline, in any case not later than the respective Deadline established in CTA Appendix 5 (Material Authorizations), obtain and maintain, or arrange for all Material Authorizations applicable to Issuer to be obtained and maintained, to the Project, to any Party of the Loan, to any of Golar’s Controlling Shareholders, to any counterparties under the Relevant Project or Project Documents, as may be required now or later in accordance with Applicable Law, complying, or providing for compliance, in all material respects with such Material Authorizations;

(p)	Arrange for the Project to be properly built, completed, and operated in all relevant respects in accordance with all Material Authorizations;

(q)
Intervene and challenge any proceedings which are seeking or may reasonably be expected to seek the termination, cancellation, modification or suspension of any Material Authorization applicable to Issuer or the Project and, if reasonably requested by the Intercreditor Agent, appeal any termination, cancellation, modification or suspension in the manner and to the maximum extent permitted by Applicable Law; except that the obligations of Issuer under the items (o), (p) and (q) shall not limit or prejudice in any way the rights or remedies of the Secured Parties provided for in any Financing Document, directly or indirectly resulting from such termination, cancellation, modification or suspension;

(r)
immediately and in any event within (30) days of obtaining any Material Authorization or upon modification of any Material Authorization, deliver a copy thereof to the Intercreditor Agent, together with (A) a certificate from an Authorized Representative of Issuer, certifying that such copy is true, correct and complete and that such Material Authorization is in full force and effect and is final and not subject to any pending appeal, intervention or similar procedure, (B) at the request of the Intercreditor Agent, a legal opinion from external counsel of Issuer, in form and substance satisfactory to the Representatives of the Senior Creditors, addressed to each Party of the Financing, regarding such Material Authorization and (C) an updated list of all Material Authorizations;

(s)
conduct its business in accordance with (i) Prudent Industry Practices, all applicable manufacturer’s specifications and recommendations, and any conditions pertaining to any manufacturer’s warranty, all Applicable Laws, and all Material Authorizations, in any event, in all relevant aspects, and (ii) Foreign Asset Control and Anti-Money Laundering Regulations in all respects;

(t)
Have the Project designed, built, operated, monitored, maintained and repaired so that its operational condition and efficiency are maintained and preserved (excluding normal wear and tear), in all relevant aspects in accordance with (A) the Prudent Industry Practices, (B) the conditions for the guarantees of the Contractors under the Construction Contracts, (C) the conditions for the guarantees of the Plant Operators pursuant to the Plant’s O&M Agreements, (D) the terms and conditions of all Insurance Policies whose maintenance has been required from Issuer, in relation to the Project, at any time, (E) all requirements of the Applicable Law and all Material Authorizations applicable to the Project (F) the terms of the Relevant Project Documents, (G) the Construction Budget, (H ) the Construction Schedule and (I) the O&M Budget;

(u)	Comply with the commitments reflected in Clause 5a (WSS Obligations) of Annex 2 (Socioenvironmental Annex) of the CTA;

(v)
If 01 Intercreditor Agent notifies Issuer that any Senior Creditors’ Representative reasonably believes that a misrepresentation may have been made in relation to Clauses 13.1(ii) and 13.1(jj), or that a violation under Clauses 9.2(p) or 9.3(f)(ii)(D), or an Event of Default pursuant to the terms of Clause 8.1.1(u) may have occurred, then (a) cooperate in good faith with the Senior Creditor Representatives and their representatives in determining whether an Event of Default, violation, or misrepresentation has occurred, (b) to respond promptly and in reasonable detail to any notice from any of the Senior Creditor Representatives regarding the potential misrepresentation, violation or Event of Default, and (c) upon reasonable request from any Senior Creditors’ Representative, provide documentary evidence for such response, including a breakdown of the actions Issuer has taken or proposes to take with respect to such potential misrepresentation, violation or Event of Default;

(w)	In a timely manner, submit all Tax Returns whose filing the Applicable Law requires;

(x)
In a timely manner, (i) pay or cause to be paid (and promptly deliver to the Intercreditor Agent satisfactory evidence to the Senior Creditors’ Representatives of such payment), all taxes due, whether due in such Tax Returns or in any assessment received or otherwise, except to the extent such taxes are being diligently challenged in good faith, through the appropriate procedures and with respect to which adequate reserves have been established in Issuer’s books, in accordance with the Accounting Principles, and (ii) deliver to the Intercreditor Agent, within thirty (30) days after the date on which the payment of any Transaction or Other Taxes is due, certified copies of receipts evidencing such payment by Issuer or, if such receipts are not obtained, other evidence of such payments satisfactory to the Senior Creditors’ Representatives;

(y)
Take the necessary measures to ensure that, at all times, the Senior Debt Obligations are preferential, unconditional, guaranteed and non-subordinated obligations, classified at least pari passu in degree of priority of payment with respect to all other present and future, unsecured and non-subordinated obligations of Issuer, except for those obligations necessarily preferential under the laws of Brazil;

(z)
Ensure that each relevant Secured Party, at all times after its formation and improvement, holds a valid Priority Lien valid over all Secured Properties in accordance with the terms of the Guarantees Package;

(aa)
Within the period provided for in the relevant Guarantees Package document or provided herein (A) register the documents described in Appendix 13 (Post-Closing Registrations) of the CTA, before the respective Brazilian Public Register (or any other registration necessary for the improvement of Liens constituted by it), (B) to pay all expenses incurred with respect to translations and necessary registrations, and (C) to provide the Intercreditor Agent a copy of the document evidencing such registrations, as stipulated in the respective Guarantee Document, in order to establish the Guarantee as a valid, perfected and enforceable Priority Lien or other title or rights of the type that the respective Guarantees Package intends to create over all the Guaranteed Properties;

(bb)
Within sixty-five (65) days from this date, provide a sworn translation of the CTA, the Share Support and Retention Agreement, the Guarantee Agreements (except the Guarantee Agreements governed by Brazilian law) into Portuguese and prove to the Intercreditor Agent the registration of such documents with the appropriate Register of Deeds and Documents in Brazil;

(cc)
At all times, at your its own expense, subject to item (aa) above: (A) maintain the Guarantee in accordance with the Guarantees Package for the sole and exclusive benefit of the relevant Secured Parties; and (B) perform all acts and prepare, sign, formalize and file all documents (including any financing statements, registration statements, extension statements or other statements or instruments) necessary to perfect the Guarantee, which Issuer shall keep free and clear from all Liens, except Permitted Liens;

(dd)
Immediately upon a request by the Intercreditor Agent, at the expense of Issuer, in each case after the Issuer acquires, agrees to acquire, possess any additional Property, with total value in excess of US$2,000,000.00 (two million U.S. dollars), sign, acknowledge and deliver, or cause such additional documents and instruments to be signed, acknowledged and delivered and take all other necessary actions or in the reasonable opinion of the Senior Creditors’ Representatives, desirable: (A) to perfect or maintain in full force and effect the Guarantee or re-register the Guarantee; (B) to ensure that any Property Issuer acquires, agrees to acquire, holds or controls after this date is subject to a valid and enforceable priority Lien or other title or right in favor of the relevant Secured Parties; (C) to enable Issuer to perform its obligations under the Transaction Documents; (D) to implement the terms of the Financing Documents; and (E) to preserve and protect the rights of the Secured Parties under the Financing Documents;

(ee)
At the request of any Secured Party (in accordance with the Project Creditors Agreement), defend, at the expense of Issuer, the right, title and interest of the Secured Parties on the Guarantee and the Secured Property;

(ff)
(a) comply with the provisions of Appendix 3 (Insurance Terms) of the CTA (or, if applicable, ensure compliance), (b) send the Intercreditor Agent a final audit report by the Insurance Consultant within ninety (90) days after this date that confirms, among other things, that the insurance and reinsurance endorsements have been issued by the insurers and reinsurers and (c) send to the Creditors’ Agent within ninety (90) days after this date a copy of each insurance and reinsurance endorsement, in form and substance satisfactory to the Senior Lenders’ Representatives and to

(gg)
Immediately upon execution of any Additional Document to the Relevant Project, as permitted herein, assign its rights (but not its obligations) to the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties in accordance with the terms of the applicable Escrow Document;

(hh)
By the Technical Completion Date and no later than forty-five (45) days prior to the end of each Fiscal Year, Issuer shall deliver to the Intercreditor Agent and the Independent Engineer copies of the Construction Budget and a Revised Base Case, or a notification that updates are not necessary;

(ii)
On or until (1) whichever occurs first between November 15, 2019 and the date which is the 45th (forty-fifth) day prior to the Commercial Operation Date and (2) the 45th (forty-fifth) day prior to the beginning of each Fiscal Year of issuer, Issuer shall deliver to the Intercreditor Agent and the Independent Engineer copies of the O&M Budget for the next Fiscal Year or Period respectively, in each case in items (hh) and (ii), accompanied by a certificate from an Authorized Representative of Issuer: (A) certifying that the Construction Budget or O&M Budget, as applicable, and the Revised Base Case have been prepared in good faith on the basis of reasonable assumptions and that such Authorized Representative has no reason to believe that such assumptions are incorrect or misleading in any material respect; (B) providing reasonable details: (1) all information necessary to calculate (and providing the necessary calculations to determine), based on the Revised Base Case, projections for each Financial Index, with the date of the end of the then current Fiscal Year and the immediately following one, in which the Revised Base Case is delivered and for the next Fiscal Year; and (2) any significant deviations in the Construction Budget, O&M Budget or Revised Base Case, as applicable, as compared to the previous Construction Budget, O&M Budget or Revised Base Case, as applicable, an explanation of the reasons for such deviations and the impact such deviations have on Issuer’s projected financial position;

(jj)
(i) If an Intercreditor Agent has not opposed such Construction Budget, O&M Budget or Revised Base Case within 45 (forty-five) days after its receipt, then the Construction Budget, O&M Budget or Revised Base Case shall apply to such Fiscal Year (or part thereof, if applicable); unless this forty-five (45) day period shall not commence until the Creditors’ Agent has received all information it has requested, relating to such proposed Construction Budget, O&M Budget; or Revised Base Case; (ii) if the Intercreditor Agent timely opposes the proposed Construction Budget, O&M Budget or Revised Base Case in a timely manner, the then existing Construction Budget, O&M Budget or Revised Base Case, as applicable, adjusted for inflation, shall remain in force until such time as Issuer and the Intercreditor Agent enter into an agreement on any changes. Following the process described in items (i) and (ii) above, no other changes or additions to the Construction Budget, the O&M Budget or the Revised Base Case can be made without the prior review and consent of the Intercreditor Agent;

(kk)
Issuer shall provide the Revised Base Case to the Intercreditor Agent within a period not exceeding the date specified in item (ll) below, prepared by Issuer (acting reasonably). If the Issuer proposes any value for any other assumptions that is different from that used for the purposes of the previous Base Case, it must provide written reasons for its review of those values. Any calculation of the Revised Base Case will only be effective for the purposes of the Financing Documents if, within twenty (20) days of receipt of such calculation, the Intercreditor Agent notifies Issuer that the methodology or any assumption employed by Issuer in the preparation of such calculation is not satisfactory to the Intercreditor Agent;

(ll)
For each of the following events, Issuer shall prepare and deliver to the Intercreditor Agent a Revised Base Case, in form and substance reasonably satisfactory to the Senior Creditors’ Representatives, within a period not exceeding the date specified below in relation to such event, in accordance with the procedures set forth in item (jj) above: (1) if requested by the Intercreditor Agent, simultaneously with the submission of any Construction Budget or O&M Budget, as applicable, in accordance with items (hh) and (ii) above; (2) at least 10 (ten) days prior to any change to the Construction Schedule permitted in Clause 9.1(rr); and (3) as soon as possible, but in any event at least forty-five (45) days after the occurrence of an event that gives rise to a mandatory payment under Clause 2.06(b) of the CTA (with the exception of the mandatory payment under Clause 2.06(b)(iii) of the CTA), and the Revised Base Case shall, in any case, in addition to the other requirements set forth in item (jj) and in this item, (x) (i) adjust the inflation and exchange rate index and assumptions (using the latest values published in the “Focus – Market Report” of BACEN), (ii) update the information of the forecasted 6-month LIBOR rate curve and assumptions (using the latest values published by Bloomberg in its FWCV for Dollar Swaps (30/360, S/A), Item “Implied Forwards” with “tenor – 6 mo” and “interval = 6 mo”), (iii) update all information and assumptions that are affected by the event that gives rise to the obligation to prepare the Revised Base Case, and (iv) update all other information and assumptions as reasonably requested by the Intercreditor Agent and (y) correctly reflect all taxes that, under the Applicable Law then in force, will be due and payable by Issuer, assuming that it has revenues and expenses reflected in such Revised Base Case;

(mm)
At the time of delivery of the Revised Base Case, provide a certificate from an Authorized Representative of Issuer, certifying that the projections in the Revised Base Case (A) are based on reasonable assumptions in terms of legal and ethical matters that can reasonably be expected to be relevant to the estimates therein, (B) are consistent with the provisions of the Transaction Documents, in all material respects, (C) have been prepared in good faith and with reasonable care, and (D) represent the expectations of Issuer as to the matters covered, as of their respective dates;

(nn)
Cooperate and deliver all information reasonably required by the Intercreditor Agent or the Consultants to enable the IDB Invest Senior Finance Representative (or the Consultants on behalf of the IDB Invest Senior Finance Representative) to prepare a single report on development impact and addition to the Project; provided that if, at any time, IDB Invest Funding is paid in full in advance for a period of two (2) years from the date of advance payment, provide the IDB Invest Senior Finance Representative with such information as it reasonably requests, to update the assessment by IDB Invest’s Senior Funding Representative on the effectiveness of the Project’s development, its socioenvironmental assessment, or conduct a retroactive assessment of the Project’s development effectiveness or compliance with the Socioenvironmental Action Plan (for the avoidance of doubt, this item will survive the payment of the Senior Debt Obligations);

(oo)
Upon reasonable written request by the Intercreditor Agent, take all measures and sign all documents necessary for the maintenance of the Escrow Agents’ Liens on the Guarantee (including any assets or assets acquired or Capital Stock issued in Issuer, after this date) or to guarantee the continuity of the validity and legality of this Indenture and the other Financing Documents;

(pp)
Make sure that no transfer or issuance of any Capital Stock in Issuer occurs unless all formalities are complied with to ensure that such Capital Stock is transferred to the Escrow Agents (as applicable) or given in guarantee in accordance with the Statutory Lien and Conditional Shares Usufruct Agreement;

(qq)	Comply in all material respects with its obligations according to each Transaction Document (observing the exception contemplated in Clause 5.0l(u) of the

(rr)
At all times, maintain adequate standards of corporate governance and a professional management team with personnel approved by the Sponsors, according to the same standards generally applied by the Sponsor in its other Affiliates;

(ss)	Maintain SERV Coverage at all times;

(tt)
If, at any time, the Independent Engineer determines in accordance with a quarterly monitoring report delivered under Clause 9.3(d)(i) or otherwise (in each case, acting reasonably) that the Commercial Operation Date will not occur until the Guaranteed Commercial Operation Date, then within forty-five (45) days after such determination (or, if earlier, on the Guaranteed Commercial Operation Date), enter into and from then on maintain Acceptable Backup Agreements, sufficient to cover any projected deficiency in the physical collateral, as provided in the CCEARs, that can reasonably be expected to result from such delay;

(uu)	Make sure that the FSRU is available to Issuer for hot commissioning of the Plant’s turbines by February 28, 2019;

(vv)
Obtain and maintain each electronic record of the relevant terms and conditions of the Senior Debt with the BACEN’s ROF and, within five (5) Business Days after each Senior Loan Disbursement, update the ROF with the revised Payments Schedule;

(ww)	Enter into and maintain the FSRU Support Services Agreement necessary to operate the FSRU as contemplated in the Financing Documents before December 2018 with the Acceptable Support Service Provider;

(xx)
Develop by the first of December 31, 2018 or, with respect to the corporate governance requirements set forth in Appendix C (Corporate Governance Requirements) of Annex 2 (Socioenvironmental Annex) of the A’ such earlier date specified therein and then maintain internal policies, procedures and controls with respect to AML/CFT that comply with the Applicable Law, the Prohibited Practices, and “know your customer” practices, including staff training and remediation plans, and maintain at all times the corporate governance policies, procedures and controls set forth in Appendix C (Corporate Governance Requirements) of CTA Annex 2 (Socioenvironmental Annex) and, in any case, comply with such policies, procedures and internal controls after their development and implementation;

(yy)
Upon the reasonable request of any of the Senior Creditors’ Representatives, deliver or cause to be delivered one or more reasonably satisfactory legal opinions by attorneys to the Senior Creditors’ Representatives or certificates issued by any of the Consultants, in each case, with respect to (i) any Transaction Document that has been executed and formalized after this date, (ii) the creation, perfection or priority of any Guarantee not covered by a previously submitted legal opinion, (iii) any change in the law that may generate a reasonable expectation of a Material Adverse Effect, or (iv) any change in circumstances that may have a Material Adverse Effect on any previously submitted legal opinion or certificate as provided in the Financing Documents;

(zz)
Subject to Clause 9.2(l)(ii), (i) diligently process all relevant patent or intellectual property applications and refrain from abandoning any application before exhausting all administrative and judicial remedies; (ii) maintain all patents, registrations and applications for its Intellectual Property, including the timely payment of all fees and charges relating thereto, and (iii) diligently process, in accordance with reasonable business practices, any Person who infringes, misappropriates, or otherwise violates the Intellectual Property held by Issuer;

(aaa)
If Issuer makes any Amendment Request that is permitted under Clause 9.2(mm), deliver an updated Construction Budget to the Intercreditor Agent within 20 (twenty) days in relation to any Amendment Request;

(bbb)
Prior to or concurrently with the creation of any guarantee under the FSRU by the Registered FSRU Owner or the Disposing FSRU Owner, deliver to the Intercreditor Agent a true, correct and complete copy of the QE Agreement duly executed by all parties;

(ccc)
Have the Material Real Estate Rights taken and duly acquired and registered with the applicable Public Register, as provided in Clauses 9.1(z), (aa), (bb), (cc), (dd) and (ee) and, in each case, not subject to Questioning: (i) any Material Real Estate Rights specified in Parts A, B.l and C.l of Appendix 8 (Material Real Estate Rights) to the CTA, deliver evidence of perfection of the Senior Creditors’ Lien under such Real Estate Rights obtained upon registration of Real Estate Statutory Lien Agreements for such Real Estate Rights obtained, other than areas subject to property rights, as detailed in Part B.l of Appendix 8 (Material Real Estate Rights) to the CTA, no later than 75 (seventy-five) days after the date of the respective filing; (ii) any Material Real Estate Rights specified in Appendix 8, Parts B.2 and C.2 (Material Real Estate Rights) to the CTA: (A) provide evidence that Issuer registered the Obtained Real Estate Rights Agreements specified in Parts B.2 and C.2 (3) of Appendix 8 (Material Real Estate Rights) to the CTA at the appropriate registers to reflect ownership (or other rights) to Issuer over the Material Real Estate Rights specified therein and that it filed for registration Real Estate Statutory Lien Agreements or other applicable fiduciary assignment contracts (in the case of rights of way over the Property subject to property rights), in form and substance satisfactory to the Senior Creditors’ Representative, for such Material Real Estate Rights, at the competent registers, in each case, by September 30, 2018; and (B) deliver proof of perfection of the Senior Creditors’ Lien over such Real Estate Rights Obtained upon registration of the Real Estate Statutory Lien Agreements for such Acquired Real Estate Rights no later than seventy-five (75) days after filing the Real Estate Statutory Lien Agreements or other applicable fiduciary assignment agreements (in the cases of rights of way on the Property object of property rights) provided in item (A) above; (iii) any Material Real Estate Rights specified in Part C.3 of Appendix 8 (Material Real Estate Rights): (A) provide evidence that Issuer registered the Obtained Real Estate Rights Contracts specified in Part C.3 of Appendix 8 (Material Real Estate Rights) to the CTA at the appropriate registers to reflect Issuer’s ownership (or other rights) of Issuer over the Material Real Estate Rights specified therein and filed for registration Real Estate Statutory Lien Agreements for such Material Real Estate Rights, or other applicable statutory lien agreements (in the case of rights of way on the Property subject to property rights), in form and substance satisfactory to the Senior Creditors’ Representatives, at the appropriate registers, in each case, by March 31, 2019; and (B) deliver evidence of perfection of the Senior Creditors’ Lien under such Real Estate Rights Obtained upon registration of the Real Estate Statutory Lien Agreements of such Real Estate Rights Obtained no later than seventy-five (75) days after filing the Real Estate Statutory Lien Agreements or other applicable statutory lien agreements (in the cases of rights of way over the Property subject to Property Rights) set forth in item (A) above; (iv) any Material Real Estate Rights specified in Part B.3(i) and C.4 (i) of Appendix 8 (Material Real Estate Rights) to the CTA: (A) deliver evidence that Issuer (A.l) acquired such Material Real Estate Rights, (A.2) registered the respective court decisions authorizing the creation of the Material Real Estate Rights in the relevant registers, and (A.3)) entered into Real Estate Statutory Lien Agreements for such Material Real Estate Rights, in form and substance satisfactory to the Senior Creditors’ Representatives and filed such agreements for registration with the appropriate registers, in each case, no later than seventy-five (75) days after a final (final) decision with respect to such Material Real Estate Rights; and (B) deliver evidence of perfection of the Senior Creditors’ Lien on such Acquired Real Estate Rights upon registration of the Real Estate Statutory Lien Agreements over such Acquired Real Estate Rights no later than seventy-five (75) days after filing the Real Estate Statutory Lien Agreements set forth in item (A) above; (v) the Material Real Estate Rights related to the properties listed in Parts B.3.(ii) and C.4.(ii) of Appendix 8 (Material Real Estate Rights) to the CTA: (A) deliver a copy of the injunctions obtained to use and occupy such Properties based on the declaration of public utility provided in ANEEL Resolution 6.680/17: (A.l) for the Material Real Estate Rights relating to the properties specified in Part B.3(ii) of Appendix 8 (Material Real Estate Rights) to the CTA, within thirty (30) from this date; and (A.2) for the Material Real Estate Rights relating to the properties specified in Part C.4(ii) of Appendix 8 (Material Real Estate Rights) to the CTA, within sixty (60) days from this date; (B) deliver evidence that Issuer (B.l) acquired such Material Real Estate Rights, (B.2) registered the respective court decisions, authorizing the creation of the Material Real Estate Rights in the relevant registers, and (B.3)) entered into Real Estate Statutory Lien Agreements for such Material Real Estate Rights, in form and substance satisfactory to the Senior Creditors’ the Representatives, and filed such agreements for registration with the appropriate registers, in each case, no later than 75 (seventy-five) days after a final unappealable decision with respect to such Material Real Estate Rights; and (C) deliver evidence of perfection of the Senior Creditors’ Lien under such Real Estate Rights obtained through the registration of Real Estate Statutory Lien Agreements for such Real Estate Rights obtained no later than seventy-five (75) days after the filing provided in item (B) above; and (vi) any Material Real Estate Rights specified in Part D of Appendix 8 (Material Real Estate Rights) to the CTA, (A) deliver copies of the Assignment of Use Agreement related to the Pump House area and the Assignment of Use Agreement related to the water mirror, in each case, entered into with the Federal Heritage Office until (i) the commissioning of the Plant or (ii) December 20, 2018, whichever occurs first; (B) demonstrate that Issuer has entered into a fiduciary assignment agreement, assigning in trust all the rights arising from the Assignment of Use Agreement in favor of the Onshore Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties, in form and substance satisfactory to the Senior Creditors’ Representative, and filed such fiduciary assignment agreement with the competent register, in each case, within seventy-five (75) days after the execution of the relevant Assignment of Use Agreement with the Federal Heritage Office, and (C) deliver evidence of the constitution of the guarantee of the Senior Creditors over the Real Estate Rights Obtained established in item (B) above by means of the registration of the applicable Statutory Lien Agreement for such Real Estate Rights Obtained within seventy-five (75) days after filing the Statutory Lien Agreement mentioned in item (B) above.

(ddd)
If Issuer purchases any equipment, including equipment not listed as “obtained” in the status column of Appendix 19 (Equipment Covered by the Ex-Tariff Regime) to the CTA or equipment similar to or replacing equipment listed in Appendix 19 (Equipment Covered by the Ex-Tariff Regime) to the CTA, eligible for Special Ex-Tariff Tax Scheme, provide evidence within ninety (90) days of such purchase (and prior to the importation of such equipment) to the Intercreditor Agent, in form and substance satisfactory to the Senior Creditors’ Representatives that Issuer has obtained the Special Ex-Tariff tax regime (or other special tax regime available under the Applicable Law with substantially similar tax benefits) for such equipment purchased and that such Ex-Tariff special tax regime (or other special tax regime available under the Applicable Law with substantially similar tax benefits) is in full force and effect;

(eee)
By the Completion Date of the SPA LNG Custody Account, maintain funds in the SPA LNG Custody Account or other credit support as permitted in the SPA LNG, at an aggregate amount not less than the Required Balance of the SPA LNG Custody Account;

(fff)
Up to 180 (one hundred and eighty) days after this date, deliver to the Intercreditor Agent proof that each Contract of Constitution of Guarantee attached to the CCEARs and described in Appendix 9 (Contracts of Purchase and Sale of Energy) to the CTA were assigned to Issuer;

(ggg)
Inform the Trustee, within 05 (five) Business Days of receipt, of any assessments made by any governmental authority with respect to taxes, the environment, occupational health and safety, regulation, antitrust or other matters, in relation to Issuer, for purposes of potentially applying sanctions or penalties on Issuer;

(hhh)
Disclose on its website the occurrence of any material fact as defined in Article 2 of CVM [Brazilian Securities & Exchange Commission] Instruction 358 of January 3, 2002’ as amended (“CVM Instruction”);

(iii)	Disclose on its website the documents required by law, including all documentation required by CVM Instruction 476 and Law 12,431;

(jjj)	Comply with the provisions of CVM Resolution 358, in relation to the duty of confidentiality and trading prohibitions;

(kkk)	Keep a copy of Issuer’s audited Financial Statements on its website for a period of three (03) years;

(lll)	Pay timely for the services related to the registration of the Offer and the Debentures for electronic trading and custody in B3;

(mmm)
Employ and maintain contractors, at its own expense, throughout the term of the Debentures, the service providers that have assumed obligations under this Indenture, including: (i) the Settling Bank and the Bookkeeping Agent; (ii) the Trustee; and (iii) the Debentures trading systems on B3’s secondary market;

(nnn)	Comply with all CVM and B3 determinations, delivering documents and providing information that may be requested;

(ooo)
As applicable, bear all costs arising from (i) the consummation of the Offer and distribution of the Debentures, in addition to any other costs directly related to the Offer, including all costs related to its registration with B3, (ii) the registration and publication of the acts required for the Issue, such as this Indenture, any of its amendments and the Extraordinary General Meeting of the Issue, (iii) the registration of the contracts of the Guarantees Package, as well as their respective amendments, and (iv) the expenses and remuneration resulting from the involvement of the Trustee, the Settling Bank, the Escrow Agent and the Bookkeeping Agent;

(ppp)	Pay all taxes or contributions collected or that may be collected at the Issue and that are the responsibility of Issuer;

(qqq)	Send to the Trustee the records and approvals pertaining to this Indenture and the Guarantees Package, in accordance with the terms and procedures established herein and in the respective instruments;

(rrr)
Perform all other acts, sign all the documents and perform all the additional registrations required by the Trustee, in order to ensure and maintain the full validity, effectiveness and enforceability of the Guarantees Package and of the Debentures;

(sss)
Convene, according to Clause CLAUSE XII of this Indenture, a General Meeting of Debenture Holders to resolve on any matter related to this Issue and that the Trustee should have convened, according to this Indenture, but did not convene, in addition to participating in the General Meeting of Debenture Holders whenever requested;

(ttt)	Participate in the General Meeting of Debenture Holders whenever requested and called within the terms established in this Indenture;

(uuu)
In the event the legality or enforceability of any of the provisions of this Indenture, the Guarantees Package and of the other instruments entered into pursuant to this Issue are challenged in court by any person, inform this to Trustee within 05 (five) Business Days of its occurrence;

(vvv)
If the Issuer is subpoenaed in the context of an action intended to declare the total or partial invalidity or ineffectiveness of this Indenture and/or the Guarantees Package, Issuer undertakes to take all necessary steps to contest such action within the legal term;

(www)	Notify Trustee, within 03 (three) Business Days from the occurrence of any act or event that may cause an interruption or suspension of Issuer’s activities, generating a Material Adverse Effect;

(xxx)
Notify Trustee, within two (02) Business Days from the date it becomes aware that Issuer or its subsidiaries, directors, officers or employees are involved in any investigation or action, judicial or administrative, related to any Anticorruption Law, unless the notification may constitute a violation of the law by Issuer;

(yyy)
Make sure that the operations that may be performed in the trading environments operated by B3 will always be supported by good market practices, with total and perfect compliance with the rules applicable to the matter, releasing Trustee from any liability for claims, losses and damages that noncompliance with these rules may give rise to, provided that they were not caused by any action by Trustee;

(zzz)	Restate the text of this Indenture whenever there are any additions to it and send a copy of it and any of its additions to ANBIMA within 20 (twenty) days after its signature;

(aaaa)	Inform Trustee within one (01) Business Day of any fact that may cause an Event of Default;

(bbbb)	Keep the Debentures registered with B3;

(cccc)
Comply with Act No. 12,846/13, Decree No. 8,420/15 and other applicable laws related to the practice of corruption and acts harmful to the public administration and national public assets, as well as, if applicable, U.S Foreign Corrupt Practices Act of 1977, and (i) maintain internal policies and procedures that ensure full compliance with such rules; (ii) refrain from engaging in acts of corruption and acting in a manner detrimental to the national or foreign public administration, as applicable, in the interest or for the benefit, exclusively or not, of issuer and Direct Shareholder and/or its Affiliates; (iii) immediately inform, in writing, to Trustee, details of any violation to said rules; (iv) make any payments due under this instrument exclusively by means of bank transfer and (v) not use, directly or indirectly, the resources made available by reason of this instrument for the performance of the act contemplated in said rules; and

(dddd)	Pay SERV’s documented costs and expenses (travel and subsistence expenses) and SERV Consultants’ documented costs and expenses.

9.2.	Negative Covenants. Unless the Intercreditor Agent agrees otherwise in writing, Issuer shall not:

(a)
Subject to the Property Remedy set forth in Clause 8.1.1(e), on any Calculation Date that occurs from March 31, 2021, allow the Historical Index of Debt Service Coverage, for a period of twelve (12) months immediately prior to such Calculation Date, be less than 1.10:1.00 (“Financial Index”), as provided in any Financial Index Compliance Statement together with a certificate from Issuer’s Auditor certifying such information covering that period;

(b)
Make any Restricted Payment (except the Noise Mitigation Reimbursement (which shall be subject to item (B) condition and a Qualifying Restricted Payment) unless the following conditions (together, the “Restricted Payment Conditions”) have been met: (A) the Financial Completion Date has occurred; (B) no Default has occurred and is in progress or is expected after the proposed Restricted Payment has taken effect; (C) from the proposed date for a Restricted Payment: (1) the Projected Index of Debt Service Coverage for each of the two (2) consecutive semi-annual periods beginning on the most recent Interest Payment Date, is at least 1.20:1.00; (2) the Historical Debt Service Coverage index is, for each of the two (2) consecutive semi-annual periods beginning on the most recent Interest Payment Date, at least 1.20:1.00, provided that, for the avoidance of doubt, no Property Remedy Cure has been considered in such calculation; and (3) the ratio of Financial Debt to Tangible Equity is no more than 4.00:1.00, on the most recent Interest Payment Date (after giving pro forma effect to the Restricted Payment); (D) all applicable Debt Service Reserve Accounts contain Required Balances; (E) the first payment of the Senior Debt principal amount has been made; (F) such Restricted Payment is made within forty-five (45) days after an Interest Payment Date; (G) such Restricted Payment is made from amounts held on deposit in the Restricted Payment Account and in accordance with the Accounts Agreement and Applicable Law; (H) all outstanding Late Payment Amounts, if any, have been paid in full in accordance with Clause 5.7.9; (I) the Issuer, between forty-five (45) days and fifteen (15) days prior to the proposed Restricted Payment Date, has provided the Intercreditor Agent with an Authorized Representative certificate, as set out in Appendix 10 (Debtor’s Restricted Payments Certificate Template) to the CTA (together with an Auditor’s certificate with respect to the Historical Debt Service Coverage Ratio and the ratio between Financial Debt and the Tangible Equity calculated therein), and the Intercreditor Agent has not received an objection notice from any of the Senior Creditor Representatives applicable to such certificate within five (5) Business Days after its receipt (notice to be promptly sent to the Onshore Accounts Bank ) (J) the Date of Satisfaction of SUDENE has occurred; and (K) on or after the Reopening Date of the SPA LNG Custody Account, the aggregate amount of funds in or credited to (including any credit support as permitted by SPA LNG) the SPA LNG Custody Account is no less than the Required Balance of the SPA LNG Custody Account.

(c)
In the event that Issuer is unable to meet all the conditions described in item (b) above, from any Restricted Payment Date, any amounts in the Restricted Payment Account, subject to the provisions of the Account Agreement, shall be held in such account until the first of the following events occurs:

(i)	the Restricted Payment Conditions are met; and

(ii)
if Issuer has failed to meet the condition set forth in item (b)(C)(2) on such Restricted Payment Date, the 4th (fourth) Interest Payment Date falling after such Restricted Payment Date, if Issuer has failed to meet the condition set forth in item (b)(C)(2) above by such 4th (fourth) Restricted Payment Date;

(d)
If Issuer has failed to meet the condition set forth in item (b)(C)(2) on such Restricted Payment Date and, thereafter, the Restricted Payment Conditions set forth in item (b)(C)(2) above are not met by the 4th (fourth) Interest Payment Date that falls after such Restricted Payment Date, any amounts then deposited in the Restricted Payment Account for at least twenty-four (24) months from such Restricted Payment Date shall apply to a mandatory advance payment as provided in Clause 2.06(b)(ii) of the CTA and to the payment of the Option Debentures, as applicable;

(e)
Create or permit any Liens (other than the Permitted Liens) on any of its Property or on FSRU (except, by Entering into any agreement or arrangement other than the O&M Agreement, whereby the affairs of Issuer are administered by any Person other than Issuer or the Plant Operator;

(f)
Terminate, assign, waive or otherwise alter or permit Shareholders to terminate, assign, waive or otherwise alter or permit the alteration of any provision of the Related Documents or Issuer’s Constitutional Documents in any manner that would be inconsistent with or that would violate (or be violated by) any relevant provision of any Financing Document or that is materially adverse to the interests of the Secured Parties;

(g)	Change its registered office;

(h)
Carry out or permit the implementation of any merger, acquisition, division, restructuring, liquidation, dissolution or termination, or any similar change or agreement in its capital structure or legal structure;

(i)
Issue or assume the commitment to issue equity interest in its Capital or Property Rights or otherwise change its capital structure in a manner deemed prohibited by the Share Support and Retention Agreement;

(j)	Engage in business or activities that are not related to the Project (or not ancillary to it) or alter in any relevant aspect the scope of the Project;

(k)
Sell, lease, license, transfer, or otherwise dispose of any of its properties, except for: (i) non-essential items in the ordinary course of business that do not exceed the equivalent of US$3,000 (three million United States dollars) per annum (in one transaction or a series of transactions, whether related or not); (ii) the sale or disposal of Property that is obsolete, worn out or defective in the ordinary course of business, but only if such Property is replaced within ninety (90) days by new or restored Property of equal or greater value, unless the Property sold or disposed of is no longer necessary for the execution of the Project or for Issuer’s business in general; (iii) the sale of electricity and capacity in accordance with CCEARs; (iv) the sale of electricity and capacity in the normal course of business on the spot market , in amounts exceeding the amounts to be sold under the LAECs; and (v) for the avoidance of doubt, LNG mitigation sales by the LNG Supplier pursuant to Clauses 7.7.4 and 18.5 (Force Majeure; Notification; Mitigation; Resumption of Normal Performance) of the LNG SPA;

(l)
enter into any transaction, including the purchase, sale, lease or swap of Property with any Affiliate, or the provision of service (each referred to as an “Affiliate Transaction”) unless (i) such transaction (A) arises from any of the provisions of the Transaction Documents in effect on this date which have been disclosed in writing previously or on this date or on the date of any Transaction Document approved by the Intercreditor Agent thereafter, (B) is listed in Appendix 6 (Operations with Affiliates) to the CTA or (C) arises from an agreement entered into in the ordinary course of business and is in any way in compliance with the Financing Documents; (ii) such transaction has been entered into on terms commercially reasonable to Issuer which are at least as favorable to Issuer as would be obtained by Issuer in a comparable transaction under normal market conditions; and (iii) Issuer provides the certifications required by Clause 9.3(h);

(m)	Change its Constitutional Documents in any way contrary to the Senior Creditors or in any other way that violates an Operation Document or alters the nature or scope of the Project or its business;

(n)	Change its Fiscal Year, or introduce or permit any change in accounting policies or reporting practices, except as necessary to comply with the Accounting Principles or Applicable Law;

(o)
Engage in Prohibited Practices or authorize, permit, or fail to take any action to prevent any Affiliate or other Person acting on its behalf from engaging in Prohibited Practices in connection with the Project;

(p)
(i) Be included (or permit any Affiliate or other Person acting on its behalf to be included) on any Internationally Recognized Sanctions Lists, or otherwise become the target of Economic Sanctions, or the IDB Group List of Sanctioned Companies and Individuals, or on the exclusion list published by the United Nations Security Council in Chapter VII of the Charter of the United Nations or the World Bank Group, or (ii) implement any operation or engage in any activity (A) prohibited by resolution of the United Nations Security Council, under Chapter VII of the Charter of the United Nations or the World Bank Group, (B) prohibited by the Economic Sanctions applicable to any part of this Indenture or the CTA, (C) involving the use of funds from this operation involving any person included in the Lists of Internationally Recognized Sanctions or person who otherwise be subject to Economic Sanctions, or (D) with any Person on the exclusion list published by the World Bank Group, World Bank List of Ineligible Companies, or IDB Group List of Sanctioned Companies and Individuals;

(q)	Appoint as auditor any Person who is not an Acceptable Auditor, without the prior written consent of the Intercreditor Agent;

(r)	Not fulfil any of the commitments contained in Clause 6a (WSS Obligations) of Annex 2 (Socioenvironmental Annex) to the CTA;

(s)	incur, assume or permit the existence of any Debt other than Allowed Indebtedness;

(t)
Buy, lease, or otherwise acquire any Property (including LNG) that is not specifically identified in the current Construction Budget or O&M Budget, as applicable, or approved by the Creditor Agent, except for (i) any purchase of assets in the ordinary course of business, not to exceed the equivalent of US$3,000.000.00 (three million US dollars) per year, (ii) purchases on the LNG spot market, (A) as necessary, for commissioning of the Plant, (B) as necessary, to replace the LNG Supplier’s deficits, provided that Issuer is entitled to receive indemnity from the LNG Supplier (taking into account the liability limitations established in the LNG SPA), or (C) in excess of the Adjusted Annual Contracted Quantity, under (C) LNG SPA’ in order to satisfy Issuer’s obligations in the CCEARs, except that, in each case, the respective spot price of such LNG shall not exceed 120% of the then applicable LNG price under SPA, (iii) energy purchases on the spot market or in the free energy market, necessary to satisfy Issuer’s obligations under the CCEARs, (iv) any lease allowed under item (pp), (v) any purchase, lease or acquisition allowed under items (tt) and (uu), and (vi) any purchase of replacement property allowed under item (l)(ii);

(u)
Participate in association, joint venture, consortium, profit-sharing or royalty arrangement or other similar arrangement whereby the earnings or profits of Issuer are or may be shared with any other Person;

(v)	enter into exclusive representation contracts of sale or purchase;

(w)	Make or maintain any Investment that is not a Permitted Investment;

(x)	to establish or own Subsidiaries or otherwise be the beneficial owner of an interest in any Person;

(y)
Except to the extent that it is not prevented, under the terms of item (mm) below, to alter or consent or agree to alteration by any Person of any Relevant Document of the Project; except that (A) Issuer may agree to any variation, alteration, supplementation or modification concerning the O&M Agreement of the Plant or the FSRU Service Agreement, if (1) it only increases (not decreases) the scope of work under said Material Project Document and (2) it (together with any other variation, alteration, supplemental or modification implemented under this item) does not increase the amounts due under that agreement by more than 5% of the original amounts due under it;

(z)	waive the requirement for any Person to fulfill its relevant obligations under or in connection with any Relevant Project Document;

(aa)
cause, consent or permit any termination, rescission or suspension of any Relevant Project Document or petition, request or take judicial or administrative action or other action that seeks or may be expected to seek the termination, rescission or suspension of any Relevant Project Document;

(bb)	Replace any Part of the Project in any Relevant Project Document or dispose of any part of Issuer’s rights or interests in any Relevant Project Document or any Material Authorization;

(cc)
Agree or permit the assignment of rights or the assignment or delegation of obligations of any Relevant Party to the Project, in accordance with any Material Document to the Project, except, subject to the QE Agreement, for the assignment of rights of FSRU’s Registered Owner, FSRU’s Available Owner and FSRU Operator as collateral for any financing contracted for the construction of the FSRU;

(dd)
exercise any right to commence an Action on any Material Project Document, the outcome of which could reasonably be expected to require from the Issuer payments, or to incur or incur obligations in an amount in excess of $5,000,000.00 (five million U.S. dollars) (or the equivalent in U.S. dollars) (or, with respect to EPC Contractor only, $10,000,000.00 (ten million U.S. dollars), or take any action with respect to such Action, to the extent that it is commenced in accordance with this item;

(ee)
Compromise or settle in respect of any Action against any Party to the Project in an amount in excess of US$5,000,000.00 (five million US dollars) (or the equivalent in US dollars) (or, with respect to the EPC Contractor only, US$10,000,000.00 (ten million US dollars);

(ff)	Suspend the construction of the Project for any reason, for more than 60 (sixty) days;

(gg)	Cause, consent, or permit any delay in complying with any Material Project Document that may result in a substantial change in the Construction Schedule;

(hh)	Issue a certificate of completion, assumption, acceptance or other similar certificates under any Material Project Document;

(ii)	Release instrument, letter of credit or guarantee (except as required under a Material Project Document);

(jj)
Approve any mitigation plan that delays the Technical Completion Date beyond the Guaranteed Technical Completion Date and/or results in insufficient funds available under the Financial Plan for the Project to meet the Technical Completion Date;

(kk)	Exercise or cease to exercise any other Reserved Faculty except in accordance with CTA Appendix 14 (Reserved Faculties);

(ll)
Agree to any request to amend or vary, add to, supplement or modify a Construction Contract (each a so-called “Request for Amendment”): (A) the result of which may be expected to require from Issuer payments or the assumption of obligations, (1) with respect to the EPC Contract, in an amount exceeding US$ 10,000,000.00 (ten million U.S. dollars) (or equivalent amount) individually, or US$ 30,000.(1) in relation to the EPC Contract, in an amount exceeding US$10,000,000.00 (ten million US dollars) (or equivalent amount) individually, or $30,000.00 (thirty million US dollars) (or equivalent amount) in total, in relation to all Requests for Amendment to the EPC Contract and (2) in relation to the EPCI Contract, in an amount exceeding $5,000,000.00 (five million US dollars) (or equivalent amount) individually, or $ 10.000.00 (ten million US dollars) (or equivalent amount) in total, in relation to all Requests for Amendment to the EPCI Contract; (B) which adds, supplements or modifies any provision relating to Socioenvironmental Requirements, performance guarantees, indemnities, payment schedule or guarantee insurance; (C) that extends the Guaranteed Acceptance Date (as defined in the EPC Agreement) or the Term to the Completion Date (as defined in the EPC Agreement), or that otherwise may generate a reasonable expectation that the Trade Date will occur after the Guaranteed Trade Date or imply a material variation in the Construction Schedule; or (D) that otherwise may generate a reasonable expectation that it will cause a Material Adverse Effect. Notwithstanding the above, the Request for Amendment to Noise Mitigation, if requested, shall be in form and substance satisfactory to the Senior Creditors’ Representatives;

(mm)	Agree to any variation, addition, supplementation, or modification of any Warranty provided in the Project Documents;

(nn)
Enter into any contract, instrument, or other commitment or agreement except: (i) the Financing Documents; (ii) the Project Documents listed in Appendix 11 (Transaction Documents) to the CTA; (iii) any contract expressly permitted under item (e), item (l), item (t), item (u) or item (mm) above, provided that the Issuer has provided the Intercreditor Agent with copies of such contracts; (iv) any renewal of an existing written agreement which the Issuer was authorized to enter into in accordance with this Indenture, on equivalent or more favorable terms; (v) any other written agreements entered into in the ordinary course of business, based on normal market conditions, related to the Project and for an amount not to exceed US$4.000,000.00 (four million U.S. dollars) in any – Fiscal Year for each contract or US$15,000,000.00 (fifteen million U.S. dollars) for the term of each contract; (vi) documents provided in Clause 5.02(u)(vi) and (vii) of the CTA; and (vii) any contract between the Issuer and an Acceptable Conversion Bank (as defined in the Accounts Agreement) entered into for purposes of performing any currency conversion permitted under the Accounts Agreement; and (viii) any other Project Document with the prior written consent of the Intercreditor Agent;

(oo)
Without prejudice to item (t) or item (mm) above, and except as provided in the Financial Plan, enter into any contract or agreement to lease (or any other similar agreement) any Property of any kind (whether as a lessee or not) except under the terms of FSRU’s Bareboat Charter Agreement, Real Estate Rights Agreements Obtained and leases entered into in the ordinary course of business that are permitted under Clause 9.2(oo)(v);

(pp)	Except as required by Clause 9.1(aaa), amend the Construction Budget;
(qq)	Change the Construction Schedule;

(rr)	Change the O&M Budget (or the O&M Plan and Manual);

(ss)
In relation to any Fiscal Year (or part of it, in the case of an O&M Budget covering a period shorter than a Fiscal Year) after the one occurring before between the Commercial Operation Date and January 1, 2020, to incur (i) Operating Expenses exceeding 115% of the Operating Expenses, excluding the LNG acquisition cost, established in its O&M Budget for such Fiscal Year (or part thereof) and (ii) Operating Expenses constituting Project Costs as provided in the Construction Budget, except to the extent expressly permitted by item (u) above or (uu) below! without the prior written consent of the Intercreditor Agent;

(tt)
In relation to any Fiscal Year or part thereof, in the case of a Construction Budget covering a period shorter than one Fiscal Year, before the Technical Completion Date, incur Capital Expenditure, except for Capital Expenditures which are (i) Project Costs and in accordance with the Construction Budget approved by the Creditor Agent for such Fiscal Year, (ii) paid from insurance proceeds in accordance with Appendix 3 (“Insurance Conditions”) to the CTA or (ui) allowed to be incurred in accordance with item (tt) above;

(uu)
Without prejudice to any provisions of the Financing Documents, use FSRU’s or other Project assets to build and operate one or more additional power units or a natural gas trading business or take the necessary actions for the above (an “Expansion”) unless the Senior Creditors’ Representatives (at their sole discretion) have provided their prior written consent, after Issuer has delivered to the Intercreditor Agent a proposal for such Expansion;

(vv)	Establish or maintain any bank accounts other than the Project Escrow Accounts, the Unrestricted Account, and the Specified Accounts;

(ww)	Enter into any Transaction in Derivatives, or assume obligations of any party to any Transaction in Derivatives, except in accordance with the Hedging Strategy;

(xx)	Grant permission for interconnection on the bay of the Project substation;

(yy)	Offer or sell any FSRU capacity;

(zz)
Make any dispatch out of the order of merit (“DFOM”) or declare the Plant inflexible pursuant to the terms of the CCEARs and the Applicable Law unless (i) as a result of such DFOM, and assuming the dispatch of 100% of the Plant after such DFOM until the end of the then current fiscal year, Issuer does not have to purchase LNG in excess of the Adjusted Annual Contracted Quantity; and (ii) such DFOM (x) is realized during the period of time in which the ONS has confirmed that the price for the settlement of differences is at least 2% greater than the CVU of the Plant or (y) is realized in circumstances in which the price for the settlement of differences is less than the CVU of the Plant, but Issuer reasonably anticipates: (A) that it may be subject to the penalty for cancellation pursuant to the terms of the SPA LNG for failure to use the minimum Annual Adjusted Contracted Quantity; or (B) that the LNG stored at FSRU will not comply with the technical specifications set forth in the FSRU Service Agreement on the date estimated for the next Dispatch. In both cases of items (y)(A) and (y)(B) above, the losses estimated by such DFOM and sale at the settlement price of the differences lower than the CVU shall be less than the penalties for cancellation under the SPA LNG. Notwithstanding any provision to the contrary, the Intercreditor may instruct the Issuer to stop performing the DFOM if the Independent Engineer anticipates that, as a result of the Plant’s dispatch level, the Plant will need to perform its inspection hot gaspath (sic) (as required in the Plant’s O&M Agreement or make the payment set forth for the date on which it reaches 121,000 hour-Factored Fired Hours prior to the Maturity Date; and

(aaa)	Except as might reasonably be expected, either individually or in total, to generate a Material Adverse Effect, cause an ERISA Event to occur.

9.3.	Unless the Intercreditor Agent (and the Coverage Agent regarding item (q)) (a) agrees otherwise in writing, with the exception of item (r) below, Issuer shall:

(i)	Issuer’s audited Financial Statements for such Fiscal Year, establishing in comparative manner the corresponding figures for the prior Fiscal Year and all notes associated with such statements; and

(ii)
a certificate from Issuer’s Chief Financial Officer, substantially in the form of Annex 9 (Debtor’s Annual Certificate Template) to the CTA, together with a certificate from the Auditors attesting that:

(A)
the most recent annual audited Financial Statements, delivered to the Intercreditor Agent, were prepared in accordance with the books and records of Issuer, providing a true and fair view of the financial position of Issuer on that date and of the results of its operations and cash flow for the respective Fiscal Year, all in accordance with the Accounting Principles;

(B)
B. during the applicable period and at the end of the respective Fiscal Year, Issuer was in compliance with all the terms and conditions of the Transaction Documents and that no Default has occurred except as specified in such certificate; and

(C)
C. beginning with the certificate to be delivered on or after March 31, 2021, presenting calculations in reasonable detail, as illustrated in CTA Appendix 7 (Statement of Compliance of the Financial Index), and other financial information certified by an Authorized Representative of Issuer in the form of CTA Appendix 4 (Financial Information Certificate Template) demonstrating compliance with Clause 9.2(a), or detailing any default, together with all information necessary to calculate the Financial Index during the applicable period and from the last day of the period covered, with such calculations supported by amounts that are directly identifiable in the Financial Statements, in a detailed note accompanying such Financial Statements or in other supporting documentation reasonably requested by the Intercreditor Agent; and

(b)	Within 45 (forty-five) days of the end of each of the four Fiscal Year Quarters of each Fiscal Year, deliver to the Intercreditor Agent:

(i)
the unaudited Financial Statements of Issuer for such Fiscal Quarter, presenting in comparative form the corresponding figures of the corresponding periods of the previous Fiscal Year and all the notes associated with those statements; and

(ii)	a certificate from Issuer’s Chief Financial Officer, substantially in the form of Annex 8 (Quarterly Debtor Certificate) to the CTA, certifying that:

(A)
the Financial Statements were prepared and are in accordance with the books and records of Issuer, providing a true and fair view of the financial position of Issuer on that date and the results of its operations and cash flow for the respective Fiscal Quarter, all in accordance with Accounting Principles;

(B)
B. during the applicable period and at the end of the respective Fiscal Quarter, Issuer was in compliance with all terms and conditions of the Transaction Documents and that no Default has occurred except as specified in such certificate; and

(C)
C. beginning with the certificate to be delivered on or after March 31, 2021, providing calculations in reasonable detail, as illustrated in CTA Appendix 7 (Financial Index Compliance Statement), and other financial information certified by an Authorized Representative of Issuer in the form of CTA Annex 4 (Financial Information Certificate Template) demonstrating compliance with Clause 9.2(a) or detailing any noncompliance, together with all information necessary to calculate the Financial Index during the applicable period and as of the last day of the period covered, with such calculations supported by amounts that are directly identifiable in the Financial Statements, in a detailed note accompanying such Financial Statements or in other supporting documentation reasonably requested by any of the Senior Creditors’ Representatives;

(iii)
copies of any Transaction Documents, Related Documents, Requests for Amendments or Constitutional Documents of Issuer or the Direct Shareholder, or any amendments to such documents, in each case, if not previously delivered to the Intercreditor Agent, accompanied by a certificate from an Authorized Representative of Issuer certifying that such copies are true, correct and complete.

(c)	Deliver or arrange to be delivered to the Intercreditor Agent:

(i)
at all times before the Technical Completion Date, within thirty (30) days of the end of each calendar month, (A) the information set out in Annex 11A (Template of Debtor’s Monthly Construction, Operation and Development Impact Monitoring Report) to the CTA in form and substance reasonably satisfactory to the Senior Creditors’ Representatives and within the periods set out in such Annex, and (B) a Construction Progress Report;

(ii)
at all times, after the first between the Commercial Operation Date and January 1, 2020, within thirty (30) days after the end of each Fiscal Quarter, the information set forth in Annex 12 (Quarterly Income, Operating Cost Structure and Operating Performance Report of Debtor) to the CTA in form and substance reasonably satisfactory to the Senior Creditors’ Representatives and within the deadlines set forth in such annex; and

(iii)
at all times after the first of the Commercial Operation Date and January 1, 2020, within thirty (30) days after the end of each Fiscal Year, the information set forth in Annex 13A (Annual Review of Debtor Operations Template) to the CTA, in form and substance satisfactory to the Senior Creditors’ Representatives, and within the terms established in such Annex;

(d)	Deliver or arrange for delivery to the Intercreditor Agent:

(i)
(A) for 2018, use commercially reasonable efforts to ensure that the Independent Engineer delivers to the Intercreditor Agent, within fourteen (14) days of his visit to the Site, a bimonthly monitoring report from the Independent Engineer for the prior two (2) months and (B) for 2019, use commercially reasonable efforts to ensure that the Independent Engineer delivers to the Intercreditor Agent, within fourteen (14) days of his visit to the Site, a quarterly Independent Engineer’s Monitoring Report with respect to the previous Fiscal Quarter, in any event, as provided in Annex 11B (Independent Engineer’s Construction Monitoring Report Template) to the CTA; and

(ii)
for Fiscal Years 2018, 2019, 2020 and 2021, make commercially reasonable efforts to ensure that the Independent Engineer delivers to the Intercreditor Agent within 45 (five) days after the end of each such Fiscal Year, an Annual Monitoring Report of the Independent Engineer for the most recently ended Fiscal Year, as provided in Annex 13B (Independent Engineer’s Annual Monitoring Report Template) to the CTA;

(e)	Immediately inform any change in the status of the Plant reported by ANEEL or any subpoena or notice of violation received from ANEEL, from time to time, to the Intercreditor Agent;

(f)	Deliver to the Intercreditor Agent:

(i)
Within five (05) Business Days of receipt (or delivery) by Issuer, copies of all relevant notices from (or to) any Authority or Party to the Project or, also, relating to or affecting the Project, Issuer, any other Party to the Loan (in respect to the Project or any Transaction Document to which it is party) or the Senior Debt, or the ability of Issuer, of any other Party to the Loan or of any Party to the Project to perform its obligations under this Instrument or any Transaction Document, including notices (A) from any Authority, with the intention of terminating, revoking, suspending or cancelling any CCEAR or any Material Authorization, together with copies of such notices, if in writing; (B) any restriction on Issuer’s ability to continue to construct or operate the Project, or to continue to enjoy its rights under the ANEEL Authorization, the Corridor Use Concession Agreement or the Plant Use Concession Agreement and (C) received by Issuer from MME;

(ii)	Immediately upon becoming aware of the occurrence of any of the following events, written notice of any:

(A)	Default, specifying its nature and any measures Issuer is taking to remedy it;

(B)	Event of Mandatory Early Payment as set out in the CTA;

(C)	A Put Option event;

(D)	A default or dispute, or any Impediment, under any Transaction Document;

(E)
To the extent in which it has generated or which it may reasonably be expected to generate a Material Adverse Effect, specifying the nature of those procedures and the steps Issuer is taking or proposes to take with respect thereto;

(F)	Proposed changes in the nature or scope of the Project or of Issuer’s or any Party to the Loan’s business or operations;

(G)	Event of Material Loss or Force Majeure Event;

(H)	Change in the composition of Issuer’s Board of Directors or any change in Issuer’s management team;

(I)
Practice Prohibited by Issuer, any Affiliate of Issuer, any other Party to the Loan, any Parent of Golar, or any Person acting on behalf of any of them, in respect of the Senior Debt or any transaction contemplated in this Indenture, or imposition by any international financial institution of any sanction on any Person on account of Prohibited Practice, including in any case, information in its possession concerning such situation;

(J)	Another event or condition that has generated or can reasonably be expected to generate a Material Adverse Effect, as well as any measures Issuer is taking to resolve the situation; or

(K)	Material information required pursuant to the terms or in relation to SERV Coverage.

(iii)	Immediate and written notice of Impediment, dismissal, non-renewal or other loss under any Material Authorization;

(g)
Immediately upon receipt by Issuer, deliver to the Intercreditor Agent a copy of any management letter or other material communication sent by the Auditors to Issuer, with respect to Issuer’s financial, accounting or administrative information or relating to other systems, financial control procedures, policies, anti-money laundering or terrorist financing controls, administration or accounts (if not provided otherwise in this Clause 9.3);

(h)
(i) Before entering into a Transaction with an Affiliate, deliver to the Intercreditor Agent a certificate from an Authorized Representative of Issuer, detailing the commercial and financial terms of any Transaction and attesting that such Transaction will not result in a breach of any Transaction Document, including Clause 9.2(m), and (ii) annually, deliver to the Intercreditor Agent a certificate from Issuer’s Chief Financial Officer that all transactions, if any, between Issuer and its Affiliates, during the respective year, were performed under normal market conditions and other certificates regarding any transactions with Affiliates, as required by the Senior Creditors ‘Representatives;

(i)
At least annually and at the request of any of the Senior Creditors’ Representatives, deliver to the Intercreditor Agent the updated information on Issuer’s direct and indirect Capital Stock, as well as support the efforts of any of the Senior Creditors’ Representatives to obtain this information from the Shareholders;

(j)	Provide the Intercreditor Agent with the information required by Clause 7a of Annex 2 (Socio-environmental Annex) to the CTA in accordance with the requirements therein;

(k)	provide the Intercreditor Agent with the information related to insurance required by Clause 15 of Annex 3 (Insurance Terms) to the CTA in accordance with the requirements therein;

(l)	Deliver to the Intercreditor Agent proof of payment of certain taxes, as provided in Clause 9.1(x);

(m)
Provide the Intercreditor Agent with such information as any of the Senior Creditors’ Representatives may reasonably require, including information regarding Issuer, its Properties, the Project, the Senior Debt and Issuer’s performance of its obligations in the Transaction Documents;

(n)
Provide the Intercreditor Agent call of general meetings of shareholders (including the agenda) and copies of the minutes of general meetings of shareholders and notices and reports sent to Shareholders, to the extent that any such notices, copies and reports are requested by the Intercreditor Agent;

(o)
Immediately upon becoming aware of any violation of Foreign Asset Control and Anti-Money Laundering laws or regulations by Issuer, or of any investigation by any Authority related to such matter, send notice of such violation or investigation, including its description, to the Intercreditor Agent;

(p)
Immediately notify the Intercreditor Agent of the occurrence of any ERISA Event that, alone or in conjunction with other ERISA Events that have occurred, may generate an expectation that it will result in a Material Adverse Effect, as well as a description of such ERISA Event, the action Issuer has taken, is taking or is proposed to take in connection with such ERISA Event and a copy of any notice submitted to the PBGC or IRS in connection with such ERISA Event and any notifications received by Issuer from the PBGC or any other governmental agency in connection therewith;

(q)	Provide the Coverage Agent with all information provided by Issuer to the Intercreditor Agent pursuant to this Clause 9.3.

(r)	Provide Trustee:

(i)
within ninety (90) days after the end of each Fiscal Year, or five (05) Business Days after the date of its publication, whichever occurs first, a copy of Issuer’s audited Financial Statements, together with the reports of Issuer’s management and the reports of the Auditors with valid registration at the CVM [Brazilian Securities & Exchange Commission], as well as a statement signed by the Issuer’s officer(s), in the form of its bylaws, attesting that (a) the provisions contained in this Indenture remain valid, (b) no Event of Default has occurred and is in progress and no failure to comply with Issuer’s obligations to the Debenture Holders and Trustee, (c) Issuer’s Property has been duly insured, and (d) no acts in disagreement with the bylaws have been performed;

(ii)	Within seven (7) Business Days of receiving a request, any information that may reasonably be requested by Trustee;

(iii)
Within three (03) Business Days of its publication, call to any general meeting, with the date and agenda of the meeting and as soon as available, copies of all minutes of general meetings, meetings of the board of directors, meetings of the executive board and the audit committee, which may be published periodically;

(iv)	Send 1 (one) original copy of the acts and meetings of the Debenture Holders that integrate the Issue; and

(v)
Send the corporate acts, the financial data, and the organization chart of its corporate group, which shall contain, including, the controllers, the controlled companies, the companies under common control, the affiliated companies, and the companies integrating Issuer’s control block, as applicable, at the end of each Fiscal Year, and provide all information, which may be requested by Trustee for the performance of the report mentioned in Clause 10.4.1(m) below, within up to thirty (30) running days prior to the closing of the term set forth in Clause 10.4.1(n) below.

9.3.2.	For purposes of Clause 9.3, “immediate” or “immediately” means as soon as available, but in any case within 05 (five) Business Days after the occurrence of the respective event.

CLAUSE X.	TRUSTEE

10.1.	Appointment

10.1.1.
Issuer herein appoints Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, qualified in the preamble of this Indenture, as Trustee, representing the Debenture holders, which herein and in due accordance with the law accept the appointment to represent before Issuer the communion of the Debenture Holders, according to the law and this Indenture.

10.2.	Representations

10.2.1.	Trustee herein represents that:

(a)
it is not subject to any legal impediment, as provided in Article 66, Paragraph 3, of the Corporation Law and Article 6 of CVM Instruction No. 583 of December 20, 2016, as amended (“CVM Instruction 583”) for the performance of the function conferred upon it;

(b)	accepts the role conferred upon it, fully assuming the duties and attributions provided in the specific legislation and in this Indenture;

(c)	is aware of and fully accepts the terms and conditions of this Indenture;

(d)	has no connection with Issuer that would prevent him from exercising his powers and attributions;

(e)	is aware of the applicable regulations issued by BACEN and CVM, including BACEN Circular No. 1,832, of October 31, 1990;

(f)	is duly authorized to sign this Indenture and to comply with its obligations hereunder, having satisfied all legal and corporate requirements necessary for this purpose;

(g)	is not in any of the situations of conflict of interest provided for in Article 5 of CVM Instruction 583;

(h)	is duly qualified to act as Trustee, pursuant to the applicable regulations;

(i)	is a financial institution duly organized and existing according to Brazilian law;

(j)	this Indenture is a valid, binding and effective legal obligation of Trustee, enforceable against it according to its terms and conditions;

(k)
the execution of this Indenture, the Guarantee Agreements, the Distribution Agreement, the Account Agreements and the CTA, and the fulfilment of the obligations set forth in such instruments, as well as the constitution of the Guarantees Package do not infringe any obligation previously assumed by Trustee;

(l)
on this date, does not act as Trustee in other debentures issues, public or private, carried out by Issuer or by an affiliated, controlled, controlling company and/or member of the same economic group of Issuer; and

(m)	ensures and will ensure, pursuant to the terms of Paragraph 1 of Article 10, of CVM Instruction 583, equitable treatment to all Debenture Holders.

10.2.2.
Trustee shall perform its duties as from the date of execution of this Indenture or of any amendment related to its substitution. Trustee shall continue to perform its duties until the Maturity Date or, in case there are still obligations of Issuer pursuant to the terms of this Indenture still defaulted on after the Due Date, until all obligations of Issuer pursuant to the terms of this Indenture are fully complied with, or until its effective replacement, as provided in Clause 10.3 below.

10.2.3.
Trustee will not issue any opinion, nor will it make any judgment about guidance on any fact of the Issue that should be defined by the Debenture Holders, or by any representative appointed by any Debenture Holder as its agent and in relation to the Debentures (“The Debenture Holder’s Agent”) to the Coverage Agent, the Representative for the purposes of the Coverage in respect of matters relating to the SERV Coverage or the Intercreditor Agent, undertaking only to act in accordance with the instructions transmitted to it by the Debenture Holders, the Coverage Agent or the Intercreditor Agent, as applicable, pursuant to this Indenture. To this effect, Trustee is not responsible for the result or the legal effects resulting from strict compliance with the instructions provided by the Debenture Holders, by the Coverage Agent or by the Intercreditor Agent, as defined in this Indenture and reproduced to Issuer, regardless of eventual losses that may be caused to the Debenture Holders or to Issuer as a result of such action. Trustee’s performance is limited to the scope established in this Indenture, in CVM Instruction 583 and in the applicable articles of the Corporation Law, Trustee being released, in any way or under any pretext, from any additional liability that has not resulted from the applicable law.

10.2.4.
Without prejudice to its duty of care, Trustee shall take it for granted that the original documents or certified copies of documents sent by Issuer, by the Coverage Agent or by the Intercreditor Agent or third parties at its request have not been subject to fraud or misstatement. In addition, Trustee shall not be liable, under any circumstances, for the preparation of corporate documents of Issuer, which preparation shall remain under the responsibility of Issuer, pursuant to the applicable laws and regulations.

10.2.5.
The acts or pronouncements of Trustee that create obligations to the Debenture Holders and/or release third parties from obligations to them, as well as the acts or pronouncements related to proper fulfillment of the obligations assumed in this Indenture, shall only be valid when previously approved by the General Meeting of Debenture Holders.

10.3.	Substitution

10.3.1.
In the event of absence, temporary impediment, resignation, intervention, judicial or extrajudicial liquidation, bankruptcy, vacancy or any other case in which Trustee is no longer able to perform its duties, it shall be substituted within thirty (30) days by the General Meeting of Debenture Holders specially called to choose the new Trustee. Such General Meeting of Debenture Holders may be called the Trustee to be substituted, by Issuer or by Debenture Holders representing at least ten percent (10%) of the Debentures in Circulation, or by CVM. In the event the call of the General Meeting of Debenture Holders does not occur within thirty (30) days before the end of the above mentioned term, Issuer shall call it, observing the term of fifteen (15) days for first call and eight (08) days for second call, it being certain that CVM may appoint a provisional substitute while the process of choosing the new Trustee has not been concluded.

10.3.2.
The Debenture Holders are authorized, after the end of the period of distribution of the Debentures, to substitute Trustee and indicate his substitute, in a General Meeting of Debenture Holders especially called for this purpose. Permanent substitution of Trustee is subject to (a) prior communication to CVM and its pronouncement regarding compliance with the requirements set forth in Article 9 of CVM Instruction 583; and (b) any subsequent standards.

10.3.3.	Substitution of the Trustee shall be subject to amendment to this Indenture, which shall be filed with JUCESE (sic), observing the deadlines and procedures set forth in Clause 2.4.1 above.

10.3.4.
If Trustee is effectively substituted, the substitute shall receive the same remuneration as Trustee, and shall comply with the same terms and conditions, and the first annual installment due to the substitute Trustee shall be calculated pro rata temporis, from the date on which it starts to perform its duties as Trustee. Such remuneration may be altered by mutual agreement between Issuer and the substitute trustee.

10.3.5.
The standards and regulations issued by CVM apply to the case of Trustee’s substitution. Issued by CVM. Trustee’s substitution shall be reported to CVM, within seven (7) Business Days of the filing date mentioned in Clause 10.3.3 above .

10.4.	General Obligations

10.4.1.	Without prejudice to other obligations provided by law, by the CVM normative acts and by this Indenture, Trustee’s obligations are as follows:

(a)	be fully liable for the services contracted, in accordance with the current legislation;

(b)
to protect the rights and interests of the Debenture Holders, using in the exercise of their functions the care and diligence that every active and honest man uses in the administration of his own assets;

(c)
resign from its role, in the event of a supervening conflict of interest or any other circumstance that may entail impediment and call a General Meeting of Debenture Holders to resolve on its substitution immediately;

(d)	keep in good order all documentation relating to the performance of its duties and attributions;

(e)	verify the accuracy of the information contained in this Indenture, taking all steps to remedy any omissions, faults or defects of which he is or becomes aware;

(f)	diligence with Issuer so that the Indenture and its amendments may be registered with JUCESE, adopting, in case of omission by Issuer, the measures eventually provided by law;

(g)
monitor the provision and disclosure by Issuer of all mandatory information, alerting the Debenture Holders, in the annual report mentioned in letter (m) below, of inconsistencies and omissions of which it is aware;

(h)	issue an opinion on the sufficiency of the information contained in the proposed modifications to the terms of the Debentures;

(i)
request, when deemed necessary for the faithful performance of its duties, updated certificates from civil distributors, Public Finance courts, protest registers, Labor Courts, Federal Courts and the Public and the Office of the Attorney-General of the Treasury of the judicial district of Issuer’s registered office;

(j)	request, when deemed necessary, an external audit at Issuer;

(k)	call, when necessary, the General Meeting of Debenture Holders, pursuant to Clause XII below;

(l)	attend the General Meeting of Debenture Holders, in order to provide the information requested;

(m)
prepare an annual report intended for the Debenture Holders, pursuant to the terms of Article 68, Paragraph 1, letter(b), of the Brazilian Corporation Law [Lei das S.A.] and CVM Instruction 583, which shall contain, at least, the following information:

(i)	any omission, inaccuracy or untruth of which it is aware, in relation to the information disclosed by Issuer or, further, default or delay in the mandatory disclosure of information by Issuer;

(ii)	changes to Issuer’s corporate documents that occurred in the respective period;

(iii)	comments on Issuer’s Financial Statements, focusing on the Issuer’s economic, financial and capital structure indicators;

(iv)	position of distribution or placing of Debentures on the market;

(v)	redemption, amortization, conversion, renegotiation and payments made in the period, as well as acquisitions and sales of Debentures made by Issuer;

(vi)	monitoring of the allocation of funds raised through Debentures, according to data obtained from Issuer’s directors and officers;

(vii)	compliance with other obligations assumed by Issuer through this Indenture;

(viii)	preservation of the validity and effectiveness of the Guarantees Package (according to its terms and conditions);

(ix)	statement of its aptitude to remain as Trustee;

(x)	relationship of assets and values eventually delivered to its administration and which currently remain under its administration and care; and

(xi)
existence of other issues of securities, whether public or private, carried out by an affiliate, controlled, controlling company or company member of the same economic group of Issuer, in which it has acted as Trustee in the period, as well as the following data on such issues: (i) name of the offering company; (ii) value of the issue; (iii) quantity of debentures issued; (iv) type and value of assets given as collateral, as well as information about guarantors; (v) maturity of debentures and interest rate, and (vi) events of default occurred during the period.

(n)
publish on its website the report mentioned in item (m) above, within a maximum period of 04 (four) months from the end of Issuer’s Fiscal Year and, simultaneously, send such report to Issuer for further publication, under the terms of the regulations and legislation applicable to Issuer;

(o)	keep the annual report contemplated in item (m) above available on its website for at least three (03) years;

(p)
keep updated the list of the Debenture Holders and their addresses, taking any necessary measures with Issuer, the Bookkeeper and B3, whereas, for purposes of compliance with the provisions in this paragraph, Issuer and the Debenture Holders (the latter), from the date of subscription and paying-up or acquisition of the Debentures) authorize the Settling Bank, the Bookkeeping Agent and B3 to meet the requests of Trustee that are necessary to comply with this letter paragraph, including with regard to the disclosure, at any time, of the position of the Debentures and their respective Debenture Holders;

(q)	inspect compliance with the provisions of this Indenture, including the affirmative and negative covenants, by means of documents and information provided by Issuer;

(r)	monitor the occurrence of Events of Default and act as set forth in this Indenture;

(s)	monitor the redemption and repurchase through the Put Option of the Debentures and the exercise of the Put Option, in the cases provided in this Indenture; and

(t)	immediately send the reports, information or other documents, requested by the Intercreditor Agent, by the Coverage Agent or by Issuer, for each Debenture Holder or Debenture Holder Agent.

10.5.	Specific Attributions

10.5.1.
Subject to the terms of this Indenture and of the Agreement between the Creditors of the Project, Trustee shall perform all acts necessary to protect the rights of the Debenture Holders in accordance with Article 12 of CVM Instruction 583.

10.6.	Remuneration of Trustee

10.6.1.
Annual installments of BRL23,000.00 (twenty-three thousand reais) shall be due to Trustee, with the first payment due by the 5th (fifth) Business Day after the date of execution of the Indenture, and the following on the same day of subsequent years, calculated pro rata die, if necessary. The first annual installment shall be due even if the transaction is not paid up as payment for structuring and implementation. The annual installments shall be due until the full payment of the Debentures, if they are not fully paid by the Maturity Date.

10.6.2.
The aforementioned installments will be adjusted by the accumulated positive variation of the IGP-M or, in its absence or impossibility of its use, by the index that replaces it, calculated pro-rata-die, if necessary. ‘

10.6.3.
In the event of late payment of the remuneration due, the amounts in arrears shall be subject to (i) default interest of one percent (1%) per month, calculated pro rata temporis from the date of default until the date of actual payment; (ii) a non-compensatory, irreducible penalty of 2% (two percent); and (iii) monetary adjustment by the IGP-M, calculated pro rata die from the date of default to the date of effective payment.

10.6.4.
The amounts mentioned in the above items shall be increased by the following taxes: ISS (Tax on Services of Any Kind), PIS (Contribution to the Social Integration Program), COFINS (Contribution for Social Security Financing), CSLL (Social Contribution on Net Profits), IRRF (Withholding Income Tax) and any other taxes that may be levied on Trustee’s remuneration at the rates in effect on the dates of each payment.

10.6.5.
The remuneration shall l be due even after final maturity of the Debentures, if Trustee is still performing activities inherent to his function in relation to the Issue, and this remuneration will be calculated pro rata die.

10.6.6.	Trustee’s services set forth in this Indenture are those described in CVM Instruction 583 and in the Brazilian Corporation Law.

10.6.7.
In the event of any additional obligations attributed to Trustee, or in the event of any change in the characteristics of the Issue, the review between Trustee and Issuer of Trustee’s fees shall be provided.

10.7.	Expenditure

10.7.1.
Trustee’s remuneration does not include reasonable and duly documented expenses, deemed necessary for Trustee to discharge its duties, during the implementation and effectiveness of the services, which shall be covered by Issuer, upon the payment of the respective invoices, accompanied by the respective receipts and statements, issued directly in the name of Issuer, or upon the reimbursement of the following expenses, in any case, whenever possible, if previously approved in writing by Issuer: publications in general, notifications, registry office expenses, extraction of certificates, photocopies, scans and sending of documents, travel, transportation, meals and accommodation, expenses with conference calls and telephone contacts with experts, such as auditing, inspection or legal advice to the Debenture Holders.

10.7.2.
All reasonable and duly documented expenses with legal procedures, including of administrative nature, in which Trustee shall incur to safeguard the Debenture Holders’ interests shall be, whenever possible, previously approved, in writing, by Issuer and, later, as provided by Law, reimbursed by Issuer. These expenses also include proven expenses with third party attorney’s fees, deposits, costs and legal expenses related to actions filed by Trustee, as representative of the Debenture Holders. Any expenses, deposits and court costs resulting from defeat by the debenture holders in lawsuits shall be borne by the debenture holders, and Trustee may request an advance to the debenture holders to cover said adversarial party’s fees arbitrated in court, it being certain that the funds shall be timely paid so that there is no possibility of breach of court order by Trustee. The Debenture Holders shall also bear the remuneration of Trustee, in the event Issuer remains in default in relation to its payment, for a period longer than thirty (30) days.

10.7.3.
Trustee is herein aware and agrees with the risk of not having these expenses previously approved and/or reimbursed by Issuer, if they were incurred in disagreement with (i) common sense and reasonableness criteria generally accepted in commercial relations of this kind; or (ii) the Trustee’s function.

10.7.4.
The remuneration contemplated in Clause 10.7.1 above shall be paid in up to ten (10) Business Days, as from the delivery to Issuer of copies of the documents evidencing the expenses effectively incurred and necessary for the protection of the Debenture Holders’ rights as expressly provided in the Clauses above.

CLAUSE XI.	DECISION-MAKING PROCESS AND INTERFACE BETWEEN DEBENTURE HOLDERS, TRUSTEE AND COVERAGE AGENT

11.1.	The Coverage Agent

11.1.1.
The Coverage Agent shall be appointed to serve as attorney for the Debenture Holders, in accordance with Clauses 4.4.6 and 4.4.7 and the Power of Attorney to the Coverage Agent, for purposes of the SERV Coverage, acting as interface and point of contact between:

(a)	SERV; and

(b)	Trustee and the Debenture Holders (or the Debenture Holder’s Agent).

11.1.2.
The Coverage Agent: (i) shall not be dismissed by the Debenture Holders (or a Debenture Holder Agent) without the consent of SERV; and (ii) shall be dismissed by the Debenture Holders if so determined by SERV and replaced by a person as instructed.

11.1.3.
The Coverage Agent shall be a party to the Agreement between Creditors of the Project and the CTA in order to receive information (including any requests for instructions or votes required by the Senior Creditors’ Representatives and Intercreditor Agent under the Agreement between Project Creditors (the “Instruction Requests” and Performance Request Notices, as defined below) directly from Issuer and the Intercreditor Agent, as applicable. To the extent that the Coverage Agent receives information directly from Issuer or the Intercreditor Agent, as applicable, Trustee shall not be obliged to pass on to the Coverage Agent the same information under the terms of this Indenture.

11.1.4.
In relation to the Coverage Agent’s performance of its duties and obligations provided herein, the Coverage Agent acknowledges having received (or that it will receive) copies of the Project Creditors Agreement, the CTA, this Indenture, the SERV’s Coverage, the Accounts Agreement and all other documents necessary for it to fulfill its duties and obligations provided herein. The duties and obligations of the Coverage Agent under the terms of this Indenture shall expressly include the responsibility to become acquainted with the terms and provisions of the aforementioned contracts to the extent necessary to properly perform its duties under this Indenture and the Financing Documents.

11.1.5.
The Coverage Agent shall perform its obligations under this Indenture and its appointment in accordance with the Power of Attorney to the Coverage Agent, ensuring at all times compliance with the conditions set forth in SERV’s Coverage Rules in relation to SERV Coverage.

11.1.6.
The Coverage Agent shall not be liable to any Party, including, among others, the Issuer, any of the Debenture Holders, the Trustee or any of the agents, for noncompliance by any of the parties to the Indenture, with the terms and conditions set forth in this Indenture or for any delay in the payment of amounts due under the terms of this Indenture, except and only to the extent that the delay or noncompliance is, or has been, due to bad faith, negligence or willful misconduct on the part of the Coverage Agent. In accordance with the above, the Coverage Agent shall not be liable to either party for acts performed in accordance with the scope of this Indenture, the Power of Attorney to the Coverage Agent and in the interrelationship between agents, or by any written notice or instruction delivered or provided to it by SERV pursuant to the terms of this Clause XI.

11.1.7.
The Hedge Agent shall be fully indemnified and reimbursed by the Debenture Holders for and against any claims or causes of action incurred by the Coverage Agent, including reasonable costs or expenses of any nature with respect to the SERV Coverage, including Undue Payment. A detailed statement by the Coverage Agent, or other evidence of the claim for payment and/or reimbursement by SERV, will provide evidence of plan of the amounts due and the existence of liability hereunder.

11.1.8.	The Coverage Agent (as authorized by the Debenture Holders, pursuant to the terms of the Power of Attorney to the Coverage Agent), and while the SERV Coverage is valid and binding, shall:

(a)
provide SERV immediately with a copy of each notice (including each Request for Instruction and Notification of Request for Execution), report or other document received from Issuer, the Intercreditor Agent or the Trustee and, in any event, within 2 (two) Business Days of their receipt;

(b)
seek SERV’s instructions or vote with respect to each Request for Instruction, Notice of Default and Notice of Request for Performance received from the Intercreditor Agent under the Project Creditors Agreement and with respect to:

(i)	Request for General Instruction as described in Clauses 11.1.10 to 11.1.12 below; and

(ii)	Request for Instruction on Fundamental Matter, as described in Clauses 11.1.13 to 11.1.18 below.

11.1.9.
Trustee herein acknowledges that, to the extent that instructions must be provided by the Coverage Agent (in lieu of the Debenture Holders) to the Trustee, in accordance with the terms of this Indenture and while SERV’s Coverage is valid and binding, the Coverage Agent shall act in accordance with SERV’s instructions, as authorized to do so, pursuant to the terms of the Power of Attorney to the Coverage Agent, or in accordance with the terms of this Indenture if SERV does not provide instructions.

Requests for Instruction on General Matters

11.1.10.
Regarding a Request for Instruction on General Matters : While the SERV Coverage is valid and binding, Trustee shall not grant its consent or implement any action with respect to a Request for Instruction on General Matters unless instructed to do so by the Coverage Agent (acting under the SERV’ direction, excluding Debenture Holders). Upon receipt of a Request for Instruction on General Matters from the Intercreditor Agent pursuant to the terms of the Project Creditors Agreement, the Coverage Agent shall, immediately (and within two (2) Business Days), provide a copy of such Request for Instruction on General Matters to SERV. The Coverage Agent shall then consult with the SERV and confirm the instruction or vote with respect to such Request for Instruction on General Matters and the Coverage Agent shall deliver the instructions (or vote) of SERV to Trustee at least three (3) Business Days prior to the end of the relevant Decision Period designated in the Request for Instruction on General Matters. Trustee shall then deliver a Voting Certificate to the Intercreditor Agent pursuant to the terms of the Project Creditors Agreement that reflects the Coverage Agent’s instructions at least two (2) Business Days prior to the end of the relevant Decision Period designated in the Request for Instruction on General Matters.

11.1.11.
While the SERV Coverage is not valid and binding, Trustee will seek the Debenture Holders’ instructions to be decided, documented and implemented by a General Meeting of Debenture Holders, according to Clause CLAUSE XII of this Indenture.

11.1.12.	If:

(a)
the Coverage Agent does not provide the instructions to the Trustee in a manner and within a period of time that enables Trustee to respond to such Request for Instruction on General Matters before or on the final date of the respective Instruction Term provided in such Request for Instruction on General Matters; or

(b)
the Request for Instruction on General Matters having been presented in a General Meeting of Debenture Holders to determine the vote and a decision of the Debenture Holders has not been reached within a period that enables Trustee to respond to such Request for Instruction on General Matters before or on the final date of the respective Term of Instruction set forth in such Request for Instruction on General Matters, then, according to the Project Creditors Agreement, the Debenture Holders’ exposition shall be disregarded for purposes of determining whether the Senior Creditors are favorable or unfavorable as to the determination of the purpose of that Request for Instruction on General Matters.

Concerning a Request for Instruction on Fundamental Matter: In relation to any Request for Instruction on Fundamental Matters received from the Intercreditor Agent pursuant to the terms of the Project’s Creditors Agreement and while the SERV Coverage is valid and binding, Trustee shall seek the approval (a) of the Coverage Agent and (b) of the Debenture Holders and/or the Debenture Holder Agent to be decided, documented and implemented by a General Meeting of Debenture Holders, according to Clause XII of this Indenture.

11.1.13.
If Trustee receives a Request for Instruction on Fundamental Matters from the Intercreditor Agent pursuant to the Project Creditors Agreement, Trustee shall immediately, and within two (2) Business Days, deliver a copy of such Application for Instruction on Fundamental Matters (1) to the Coverage Agent (in case the Coverage Agent has not received such Request for Instruction on Fundamental Matters from the Intercreditor Agent) and (2) to each Debenture Holder and Debenture Holder Agent.

11.1.14.
The Coverage Agent shall immediately consult SERV with respect to such Request for Instruction on Fundamental Matters and notify Trustee in writing of SERV’s instructions at least three (3) Business Days prior to the end of the Decision Period designated in such Request for Instruction on Fundamental Matters.

11.1.15.
Trustee shall ensure that the General Meeting of Debenture Holders is called to determine the matters object of such Request for Instruction on Fundamental Matters within the period established in Clause 12.1.5 of this Indenture.

11.1.16.
If after receipt of the instructions from the Coverage Agent under Clause 11.1.18, and after a decision of the General Meeting of Debenture Holders pursuant to Clause CLAUSE XII, a unanimous decision has been reached between the Coverage Agent and the Debenture Holders in relation to such Request for Instruction on Fundamental Matters, Trustee shall deliver a complete Voting Certificate to the Intercreditor Agent reflecting the instructions of the Coverage Agent and the Debenture Holders at least two (2) Business Days before the end of the Decision Period designated in such Request for Instruction on Fundamental Matters.

11.1.17.
If, after receiving the instruction from the Coverage Agent pursuant to the terms of Clause 11.1.15, and after the decision of the General Meeting of Debenture Holders pursuant to the terms of Clause CLAUSE XII, no unanimous decision has been reached between the Coverage Agent and the Debenture Holders regarding such Request for Instruction on Fundamental Matters:

(a)
then he Coverage Agent and the Debenture Holders shall be considered as not having consented to the matters object of said Request for Instruction on Fundamental Matters, according to the terms of the Project Creditors Agreement; and

(b)
Trustee shall deliver a complete Voting Certificate to the Intercreditor Agent establishing that the Debenture Holders did not approve the matters object of such Application for Instruction on Fundamental Matters at least 2 (two) Business Days before the end of the Decision Period designated in such Request for Instruction on Fundamental Matters.

11.1.18.	When the SERV Coverage is not valid and binding, the Debenture Holders’ decisions shall be requested and determined, primarily, according to the terms of Clause XII of this Indenture.

11.2.	Action by Trustee – Instructions, Early Maturity and Performance

11.2.1.	Instructions. While the SERV Coverage is valid and binding, the Trustee shall not grant its consent or take any actions with respect to:

(a)	a Request for Instruction on General Matters unless instructed by the Coverage Agent in accordance with Clause 11.1.10;

(b)
A Request for Instruction on Fundamental Matters, unless instructed to do so by the Coverage Agent and the Debenture Holders and/or the Debenture Holder’s Agent, according to Clauses 11.1.13 to 11.1.18.

11.2.2.	Trustee shall:

(a)
transmit any instructions to the Intercreditor Agent given to it by the Coverage Agent pursuant to this Clause CLAUSE XI (including as a result of receipt of a Request for Instruction) in the form of a completed Voting Certificate; and

(b)
provide a copy to the Coverage Agent of each complete Voting Certificate which it supplies to the Intercreditor Agent in accordance with this Indenture, at the same time as it provides such Intercreditor Agent with such Voting Certificate.

11.2.3.
Where Trustee has delivered a Voting Certificate to the Intercreditor Agent pursuant to the Project Creditors Agreement and the Coverage Agent reasonably believes that Trustee has not acted in accordance with the instructions or requirements of this Indenture to provide such Voting Certificate, the Coverage Agent may send a notification to the Intercreditor Agent (with a copy to the Trustee) (a “Guidance Notification”):

(a)	instructing the Intercreditor Agent to disregard such Voting Certificate provided by Trustee to the Intercreditor Agent; and

(b)	providing a substitute Voting Certificate to the Intercreditor Agent, as directed by SERV.

11.2.4.
Early Maturity. Subject to the provisions of Clause 5.7 of this Indenture, Trustee shall mature in advance the amounts due in relation to the Debentures, in accordance with Clause 10.5, only when it is obliged to do so in accordance with this Indenture and:

(a)
while the SERV Coverage is valid and binding, if instructed to do so by the Coverage Agent (acting in accordance with SERV’s instructions, to the detriment of the Debenture Holders), in accordance with this Clause; or

(b)
when the SERV Coverage is no longer valid and binding, if instructed to do so by the Debenture Holders and/or by the Debenture Holder’s Agent (to the detriment of the Coverage Agent), according to the decision obtained under the terms of the General Meeting of Debenture Holders, according to Clause CLAUSE XII of this Indenture, and provided that, in each case, Trustee has permission to do so in accordance with the terms of the Project Creditors Agreement.

11.2.5.
Trustee shall transmit the instructions received (a) from the Coverage Agent, pursuant to Clause 11.2.4(a) above, or (b) from the Debenture Holder or Debenture Holder’s Agent, according to the decision of the General Meeting of Debenture Holders, pursuant to Clause 11.2.4(a) above, to the Intercreditor Agent, within 1 (one) Business Day of its receipt and according to the requirements of the Project Creditors Agreement.

11.2.6.
Performance. Immediately upon receipt of a Notice of Default or a Notice of Request for Performance and, in any event, on the Business Day immediately following such receipt, by the Intercreditor Agent, pursuant to the Project Creditors Agreement, which shall be sent concomitantly to the Coverage Agent (“Notification of Request for Performance”), Trustee shall:

(a)	provide a copy of this Notification of Request for Performance or Default Notice to each Debenture Holder and/or Debenture Holder’s Agent; and

(b)	request instructions while the SERV Coverage:

(i)	is valid and binding, from the Coverage Agent; and

(ii)
is no longer valid and binding, from the Debenture Holders or of the Debenture Holder’s Agent, according to the General Meeting of Debenture Holders, according to Clause CLAUSE XII of this Indenture, in each of the cases above, on whether the Coverage Agent (in the case of item (A) above) or the Debenture Holders or Debenture Holder’s Agent (in the case of item (B) above) want Trustee to issue an instruction to the Intercreditor Agent instructing the Escrow Agents to execute the Guarantees Package, including a description of the execution actions to be taken (an “Execution Instruction”) or approve any execution action proposed in the Notification of Request for Execution. Trustee shall issue an Execution Instruction in accordance with this Clause 11.2.6 for the total amount of Debentures in Circulation.

11.2.7.
Where Trustee needs to provide any instructions to the Intercreditor Agent, Trustee shall act in accordance with the instructions of the Coverage Agent, of the Debenture Holders or of the Debenture Holder’s Agent, as established in this Clause CLAUSE XI.

11.2.8.
Notwithstanding any provision to the contrary in this Indenture, while the SERV Coverage is valid and binding, the Coverage Agent shall instruct Trustee or the Intercreditor Agent, as applicable, (and a General Meeting of Debenture Holders need not be called) to decide on any questions about the:

(a)	satisfaction or waiver of the Restricted Payment Conditions for payment of Restricted Payments by Issuer;

(b)	approval of a Construction Budget, Construction Schedule, Revised Base Case, O&M Budget, O&M Plan and Manual, or Construction Progress Report or Addendum to these;

(c)
approval of the appointment of any consultant, agent or assistant for the Project by any Party to the Loan required to be approved by Trustee or the Intercreditor Agent pursuant to the terms of the Financing Documents;

(d)
approval of the amendment to, or waiver or approval of any environmental, social or integrity provision in the Financing Documents, or any document to be delivered by Issuer or any Party to the Loan (including a default on environmental, social or integrity provisions.

11.2.9.
Coordination with the Intercreditor Agent Trustee and each of the Debenture Holders herein acknowledge the appointment of the Intercreditor Agent under the CTA and agree that the Intercreditor Agent shall have the rights, duties and responsibilities set forth herein and in relation to the applicable provisions concerning the obligations of Issuer, Representations and Guarantees and Events of Default set forth in this Indenture and in the CTA. Trustee shall not be obliged to exercise any faculty contemplated in this Indenture, being obliged to act or abstain from acting (and shall be fully protected to act or abstain from acting) only in accordance with the instructions of the Coverage Agent and/or of the Debenture Holders received and under the terms of this Clause CLAUSE XI, with regard to a Request for Instruction on General Matters, a Request for Instruction on Fundamental Matters, early maturity and execution.

11.2.10.
No provision of this Indenture shall require or authorize Trustee to knowingly take any action or, knowingly, refrain from taking any action, which is contrary to any duty or obligation set forth in this Indenture, except, however, that the foregoing provision is not intended to change any standard of care imposed on Trustee, pursuant to the terms of this Indenture or pursuant to the Applicable Law. Notwithstanding the provisions of this Clause CLAUSE XI, if Trustee determines in good faith that any of its functions is not provided for under this Indenture with sufficient clarity or specificity, Trustee may request to the Coverage Agent or the Intercreditor Agent for additional instructions (in writing) concerning such functions, containing such clarification or specificity as Trustee may reasonably have requested.

11.3.	Acceptance of the Debenture Holders

11.3.1.
If the Coverage Agent provides instructions regarding any matter that does not require a General Meeting of Debenture Holders to be held pursuant to this Indenture, including in relation to a Request for General Instruction or a Request for Instruction on Fundamental Matters, pursuant to Clauses 11.1.10 or 11.2.8 above, or in relation to the early maturity and execution, pursuant to Clauses 11.2.4 or 11.2.6, respectively, it should be considered, for all purposes and effects, conclusively, that all Debenture Holders agreed with the terms and instructions provided by the Coverage Agent, being bound with the same force and effect as if the Debenture Holders had decided on the subject. The Debenture Holders further, herein agree to waive and reject any requirement of calling a General Meeting of Debenture Holders for purposes of this Clause 11.3.1, considering already approved (without the need for additional consultations or examinations) the instructions provided by the Coverage Agent (as evidenced and notified by the Coverage Agent and Trustee, according to this Clause CLAUSE XI) and abstain from exercising any rights of dissent or similar rights in relation to such matter.

11.3.2.
In any event (except when a Deferral is in effect according to Section 5.7 of this Indenture), SERV’s Coverage may be claimed at any time after the occurrence of an Event of Default, regardless of an early expiration or execution decision, or any abstention, tolerance or granting of release, resulting from any decision, instruction or delay in response by SERV, according to the terms of this Indenture.

11.3.3.
Trustee, the Debenture Holders and/or the Debenture Holder’s Agent may act and trust, and shall be released from any liability when acting on the basis of and relying absolutely on any resolution, instruction, certificate, statement, instrument, opinion, report, warning, request, consent, order, letter, instructions or any other paper document submitted by the Coverage Agent, deemed by each of such parties to be, in good faith, genuine and having been signed, sent or presented by or on behalf of the appropriate party or parties.

11.3.4.
In the event that, pursuant to the terms of the applicable legislation or regulation, any matter requires the Debenture Holders’ approval in a General Meeting of Debenture Holders, the Debenture Holders shall call such meeting as soon as possible (and, in any case, within the Instruction Term stipulated in any Instruction Request).

11.3.5.
Each Debenture Holder confirms his/her agreement with the terms of this Clause 11.3, as well as his/her understanding that the voting rights under this Indenture, although they are and continue to be held by the Debenture Holders, may be restricted by decision of Coverage Agent as provided herein (while the SERV Coverage is valid and binding), including in relation to the power and authority of the Debenture Holders to freely execute or act in relation to any Request for Instruction on General Matters or a Request for Instruction on Fundamental Matters, as they may wish or as they may deem convenient, without prejudice to the rights provided in Clause 11.3.2 of this Indenture. Each Debenture Holder also confirms that, when making its investment decision in the subscription and purchase of the Debentures, it trusted in its own analysis of Issuer and in the terms of the Offer, including the merit and risks involved.

CLAUSE XII.	GENERAL MEETING OF DEBENTURE HOLDERS

12.1.	Call and Holding of General Meetings of Debenture Holders

12.1.1.
Except as provided in Clauses 11.1 and 11.2, the Debenture Holders and the Debenture Holder’s Agent may, at any time, meet in a general meeting, in accordance with Article 71 of the Corporation Law, to resolve on matters of their interest (“General Meeting of Debenture Holders”).

12.1.2.	The General Meeting of Debenture Holders shall be convened by Trustee:

(a)	to determine the instructions to be given with respect to a Request for Instruction on General Matters, when the SERV Coverage is no longer valid and binding;

(b)	to determine the instructions to be given by the Debenture Holders in relation to a Request for Instruction on Fundamental Matters, pursuant to Clause 11.1.13;

(c)	if the SERV Coverage is no longer valid and binding, determine, pursuant to Clause 11.2.4, whether the Debentures will mature in advance; or

(d)
if the SERV Coverage is no longer valid and binding, to determine, pursuant to Clause 11.2.6(b)(ii), whether to instruct the Intercreditor Agent to execute the Guarantees Package or approve the proposed execution action with respect to the Guarantees Package described in the Notice of Execution Request pursuant to the terms of the Project Creditors Agreement.

12.1.3.	The General Meeting of Debenture Holders may be called by the Trustee, by Issuer or by the Debenture Holders representing at least ten percent (10%) of the Debentures in Circulation and/or by CVM.

12.1.4.	Quorum for Convening a Meeting. The quorums for convening the General Meetings of Debenture Holders shall be as follows:

(a)	for determinations with respect to Requests for General Instruction:

(i)
First Call: Debenture Holders that, as a whole, have a Representative Exposure of at least 33.33% of the Total Exposure (expressed as a percentage) shall be present at the first call of the General Meeting of Debenture Holders called, in order to form the necessary quorum of resolution; and

(ii)	Second Call: if a quorum is not reached on first call, a second call will be made. There will be no minimum quorum for convening the General Meeting of Debenture Holders on second call.

(b)	for determinations with regard to Critical Fundamental Matters:

(i)
First Call: Debenture Holders who, as a whole, have Exposure representing at least 50% of the Total Exposure (expressed as a percentage) shall be present at the first call of the General Meeting of Debenture Holders called, in order to form the necessary quorum of resolution; and

(ii)	Second Call: if a quorum is not reached on first call, a second call will be made. There shall be no minimum quorum for convening the General Meeting of Debenture Holders on second call.

(c)	for determinations with regard to Fundamental Matters (which are not Critical Fundamental Matters):

(i)
First call: Debenture Holders who, as a whole, have Exposure representing 50% of the Total Exposure (expressed as a percentage) shall be present on first call of the General Meeting of Debenture Holders called, in order to form the necessary quorum of resolution; and

(ii)	Second Call: if a quorum is not reached on first call, a second call will be made. There shall be no minimum quorum for convening the General Meeting of Debenture Holders on second call.

12.1.5.	The General Meeting of Debenture Holders (first call) shall, subject to Clause 12.1.8, be held at least 15 (fifteen) days after the date of the first publication of the call notice and:

(a)
In relation to a General Meeting of Debenture Holders called to determine the instructions to be given in relation to a Request for Instruction on General Matters, such General Meeting of Debenture Holders shall be held: (a) at least 15 (fifteen) days after the date of such Request for Instruction on General Matters (or the next Business Day, if such date is not a Business Day) and (b) at the latest 3 (three) Business Days before the end of the Decision Period designated in such Request for Instruction on General Matters;

(b)
in relation to a General Meeting of Debenture Holders called to determine instructions to be given in relation to a Request for Instruction on Fundamental Matters, such General Meeting of Debenture Holders shall be held: (a) at least twenty (20) days after the date of such Request for Instruction on Fundamental Matters (or the next Business Day, if such date is not a Business Day) and (b) at the latest three (3) Business Days before the end of the Decision Period designated in such Request for Instruction on General Matters

(c)
in relation to a General Meeting of Debenture Holders convened for purposes of determining instructions to be given in relation to matters provided in Clause 12.1.2(c) or (d), such General Meeting of Debenture Holders shall be held at least ten (10) days after the delivery of any Default Notice or Execution Request Notice by Trustee to the Debenture Holders and/or Debenture Holder Agent, or, in each case, another date notified by Trustee to the Debenture Holders representing at least ten percent (10%) of the Debentures in Circulation.

12.1.6.
The General Meeting of Debenture Holders shall be convened by means of notice published at least three (3) times in the SE Newspapers of Publication, subject to other rules regarding the publication of call notices established in the Corporation Law, in the applicable regulations and in this Indenture.

12.1.7.	Any General Meeting of Debenture Holders on second call may only be held at least eight (8) days after the date of publication of the new call notice.

12.1.8.
Regardless of the formalities required under the Applicable Law and this Indenture, the General Meeting of Debenture Holders shall be deemed to be regularly held when the holders of all Debentures in Circulation have attended (in person or by proxy).

12.2.	Chairman and Secretary

12.2.1.	The General Meetings of Debenture Holders will be chaired and shall have a secretary from among representatives elected by the Debenture Holders or those designated by CVM.

12.3.	Quorum of Resolutions

12.3.1.
In the resolutions of the General Meetings of Debenture Holders, each Debenture in Circulation shall give the right to one vote, the constitution of proxies being admitted, whether they hold Debentures or not.

12.3.1.1.
Debentures in Circulation” means all Debentures subscribed and not redeemed, excluding those Debentures: (i) held in treasury by Issuer; or (ii) held by: (a) companies controlled directly or indirectly by Issuer, (b) controllers (or control block) of Issuer; (c) companies under common control; and (d) managers of Issuer, including, but not limited to, persons directly or indirectly related to any of the above mentioned persons, including their spouses, partners or relatives to the 3rd (third) degree.

12.3.1.2.	The resolutions of the General Meeting of Debenture Holders will depend on the approval of the Debenture Holders, according to the following percentages. For resolutions concerning:

(a)
a Request for Instruction on General Matters: a resolution shall depend on the approval of at least 50.1% of the votes of the Debenture Holders (holders of Debentures in Circulation only) present (or voting by proxy) at the General Meeting of Debenture Holders, held on first or second call;

(b)
a Critical Fundamental Matter: a resolution will depend on the approval of at least 56.25% of the votes of the Debenture Holders (holders of Debentures in Circulation only) present (or voting by proxy) at the General Meeting of Debenture Holders, held on first or second call;

(c)
a Fundamental Matter (that is not a Critical Fundamental Matter): a resolution will depend on the approval of at least 50.1% of the votes of the Debenture Holders (holders of Debentures in Circulation only) present (or voting by proxy) in the General Meeting of Debenture Holders, held on first or second call.

12.3.2.
The resolutions of the Debenture Holders, gathered in a General Meeting of Debenture Holders, regarding Clause 12.1.2(b) or (d) shall depend on the approval of at least the Required Percentage of the votes of Debenture Holders (holders of Debentures in Circulation) present (or voting by proxy) to the General Meeting of Debenture Holders held on first or second call.

12.3.3.
The presence of Issuer’s legal representatives at the Debenture Holders’ General Meetings convened by Issuer will be mandatory, while at meetings convened by the Debenture Holders or by Trustee, the presence of Issuer’s legal representatives will be optional, unless it is requested by the Debenture Holders or by Trustee’s Agent, as the case may be, in which case it will be mandatory. It should also be noted that the Debenture Holders may discuss and approve resolutions without the presence of Issuer, if they so wish.

12.3.4.	Trustee shall attend the General Meeting of Debenture Holders and provide the Debenture Holders with the information requested.

12.3.5.
The resolutions taken by Debenture Holders, at General Meetings of Debenture Holders, within the scope of their legal competence, shall bind all Debenture Holders, regardless if such Debenture Holders have attended or not the General Meeting of Debenture Holders or have cast their votes in the respective General Meetings of Debenture Holders.

12.3.6.
If the Debenture Holders do not hold a General Meeting of Debenture Holders within a period that allows Trustee to deliver a Voting Certificate in response to a Request for Instruction received from the Intercreditor Agent by the end of the respective Term of Instruction:

(a)
with respect to a Request for Instruction on General Matters, the Debenture Holders’ exposure shall be disregarded for the purposes of determining whether or not the Senior Creditors agree on matters object of such Request for Instruction on General Matter, within the scope of the Project Creditors Agreement; and

(b)
with respect to a Request for Instruction on Fundamental Matters (including a Request for Instruction with respect to a Critical Fundamental Matter), the Debenture Holders shall be deemed not to have consented to the matters subject to the Request for Instruction on a Fundamental Matter, pursuant to the terms of the Project’s Creditors Agreement.

CLAUSE XIII.	REPRESENTATIONS AND WARRANTIES BY ISSUER

13.1.	Issuer represents and warrants that, on this date, on the Date of Issue and the Date of Subscription and Payment:

(a)
that it is a joint stock company, duly organized and validly existing in accordance with the laws of Brazil, being duly authorized to do business in Brazil and in each of the other countries in which the characteristics of its properties or the nature of its activities take such necessary authorization;

(b)
that it has all the corporate powers and authority to own its Property, conduct its business as it is currently conducted and to enter into each Transaction Document to which it is party and to perform its obligations set forth in such instruments, including incurring the Debt, constituting the Senior Debt Obligations and granting the Lien contemplated in the Guarantees Package;

(c)
copies of the Organizational Documents delivered to the Intercreditor Agent are true and complete copies of the originals and have not been altered, modified or terminated except as permitted in this Indenture and when a copy of any instrument evidencing such alteration, modification or termination has been furnished to the Intercreditor Agent;

(d)
each Transaction Document and Related Document to which it is a party has been duly authorized and signed by Issuer and constitutes its valid and legally binding obligation, enforceable in accordance with its terms. Each additional Transaction Document to which Issuer becomes a party shall be duly authorized and signed by Issuer and, once signed, shall constitute a valid and legally binding obligation of Issuer, enforceable in accordance with its terms, except, in each case, to the extent that the enforceability may be limited, as applicable, by bankruptcy, insolvency or other laws affecting creditors’ rights in general and by general principles of equity (whether the enforcement is promoted by equity or legal proceedings);

(e)
the performance and delivery of any Transaction Document or Related Document to which it is a party; the consummation of the transactions provided for therein; and compliance with the terms set forth therein: (i) do not violate or will violate the Applicable Law (including any Material Authorizations); (ii) do not result or will result in any violation or constitute now or in the future default or result in loss of rights pursuant to the terms of any material contract or other agreement to which the Issuer is party, by which it is bound or to which it may be subject, except to the extent described in Section 6.0l(x) of the CTA; (iii) result in the creation or imposition (or obligation to create or impose) any Lien(s) (other than Permitted Lien(s)) on any Property of Issuer; (iv) require or will require the consent or approval of any Person other than the consent or approval which has already been obtained and which is in full force and effect; or (v) violate or will violate any terms of Issuer’s Constitutional Documents;

(f)	CTA Appendix 5 [Material Authorizations] specifies all Material Authorizations;

(g)
each Material Authorization required on this date for the current stage of development, construction, ownership and operation of the Project is specified in Part A of Appendix 5 (Material Authorizations) to the CTA, each of which has been validly issued and obtained, is in full force and effect and is final, is not subject to any unfulfilled conditions and is not subject to judicial review or other review by any Authority. Such Material Authorizations constitute all the Material Authorizations necessary for (A) proper execution, validity of delivery and enforceability of this Indenture and each of the other Transaction Documents to which the Issuer is party, (B) compliance by Issuer with its obligations under this Indenture and each of the other Transaction Documents to which Issuer is party and for the current stage of development, construction, ownership and operation of the Project, and (C) remittance to each Senior Creditor, attorney or Consultant, in U.S. dollars or any other applicable currency, of all monies due as provided fin or related to any Financing Document;

(h)	Issuer is complying with the Conditions for Completion of Coverage, with the Swiss Content and with all requirements necessary to maintain, at all times, the SERV Coverage valid and fully effective;

(i)	Issuer is complying with all relevant aspects of each Material Authorization mentioned in item (g) above;

(j)
the Issuer has requested, or, where required, shall take steps to request, and shall request all Material Authorizations set out in Appendix 5, Part B to the CTA (insofar as they have not yet been obtained at the date this representation is made or is deemed to be repeated), and such Material Authorizations that have not yet been obtained are not binding on Issuer, at the time this representation is made for the then current phase of the Project and Issuer has no reason to believe that it will not obtain in a timely manner, and that it will not maintain in full force and effect, each of these Material Authorizations;

(k)
Issuer has no reason to believe that any Material Authorization requiring renewal will not be renewed, as and when required by the Applicable Law, without the imposition of additional restrictions or conditions that Issuer has any reason to believe it will not be able to meet or that any Material Authorization will be withdrawn, suspended, cancelled, varied, surrendered or revoked;

(l)
each Material Authorization that needs to be obtained by Issuer for the then current phase of the Project, on each date that this representation is made or deemed to be repeated, has been validly issued and obtained, is in full force and effect and is final, not subject to any conditions not met and not subject to appeal or judicial or other review by any Authority;

(m)
it is reasonably expected by the Issuer that, if the Project is imported, installed, constructed, held and operated in accordance with the Project Documents, it is in compliance and complies in all material respects with all agreements, conditions, restrictions and requirements set forth in all Material Authorizations applicable to Issuer or to the Project which shall be in force at the respective time;

(n)	Issuer is complying (i) in all respects with all Socioenvironmental Requirements and (ii) in all material aspects with all other Applicable Laws;

(o)
except with respect to the obligation under the EPC Agreement to pay the amounts due thereon by Issuer that are expected to be paid pursuant to the Instruction of the Closing Date Letter of Credit Release, no Default has occurred or is in progress, nor is it reasonably expected to result in a Default on the Offer, the making of any Senior Loan Disbursement or the execution or fulfillment of any Transaction Document or of a transaction contemplated in any Transaction Document, except to the extent described in Clause 6.01(x) of the CTA;

(p)
except for the obligation under the EPC Agreement to pay the amounts due thereon by Issuer that are expected to be paid in accordance with the Instruction of the Closing Date Letter of Credit Release, no default by any Party of the Loan, any Golar’s Controlling Shareholder, or, to the knowledge of Issuer, by any other Person under any Transaction Documents has occurred nor is it in progress or reasonably expected that a default will result from the Offer, the making of a Senior Loan Disbursement or the entering into or compliance with any Transaction Document or any transaction contemplated in any Transaction Document except to the extent described in Clause 6.0 l(x) of the CTA;

CLAUSE XIV.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER

14.1.	The Issuer represents and warrants that, on this date, on the Date of Issue and the Date of Subscription and Payment:

(a)
it is a joint stock company, duly incorporated and validly existing in accordance with the laws of Brazil, being duly authorized to do business in Brazil and in each of the other countries in which the characteristics of its assets or the nature of its activities require such authorization;

(b)
it has all the corporate powers and authority to own its Assets, to conduct its business as it is currently conducted and to enter into each Transaction Document to which it is a party and to perform its obligations set forth in such instruments, including incurring the Debt, constituting the Senior Debt Obligations and granting the Bonds contemplated in the Guarantee Package;

(c)
copies of the Organizational Documents delivered to the Intercreditor Agent are true and complete copies of the originals and have not been amended, modified or terminated except as permitted in this Deed and when a copy of any instrument evidencing such amendment, modification or termination has been provided to the Intercreditor Agent;

(d)
each Transaction Document and Related Document to which it is a party has been duly authorized and signed by the Issuer and constitutes its valid and legally binding obligation, enforceable in accordance with its terms. Each additional Transaction Document of which the Issuer becomes a party shall be duly authorized and signed by the Issuer and, once signed, shall constitute a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, except, in each case, to the extent that the enforceability may be limited, as applicable, by bankruptcy, insolvency or other laws affecting creditors’ rights in general and by general principles of equity (whether the enforcement is promoted through equity proceedings or by law);

(e)
the execution and delivery of any Transaction Document or Related Document to which it is a party; the consummation of the transactions provided for therein; and the compliance with the terms set forth therein: (i) do not violate or will violate Applicable Law (including any Relevant Authorizations); (ii) do not result or will result in any violation or constitute or will constitute a default or result in loss of rights under any relevant contract or other agreement to which the Issuer is a party, by which it is bound or to which it may be subject, except to the extent described in Section 6.01(x) of the CTA; (iii) do not result in or will result in the creation or imposition (or obligation to create or impose) of any Lien (other than Permitted Lien) on any Property of the Issuer; (iv) does not require or will require the consent or approval of any Person other than the consent or approval which has already been obtained and which is in full force and effect; or (v) do not violate or will violate any terms of the Issuer’s Organizational Documents;

(f)	CTA Appendix 5 specifies all Relevant Authorizations;

(g)
each Relevant Authorization required on this date for the current stage of development, construction, ownership and operation of the Project is specified in Part A of Appendix 5 (Relevant Authorizations) to the CTA, each of which has been validly issued and obtained, is in full force and effect and is final, is not subject to any unfulfilled conditions and is not subject to judicial or other review by any Authority. Such Relevant Authorizations constitute the totality of the Relevant Authorizations required for (A) the proper signature, validity of delivery and enforceability of this Deed and each of the other Transaction Documents of which the Issuer is a party, (B) the compliance by the Issuer of its obligations under this Deed and each of the other Transaction Documents of which the Issuer is a party and for the current stage of development, construction, ownership and operation of the Project, and (C) the remittance to each Senior Creditor, attorney or Consultant, in U.S. dollars or any other applicable currency, of all monies due as provided for in or related to any Financing Document;

(h)
the Issuer is complying with the Conditions for Completion of Coverage, with the Swiss Content and with all requirements necessary to maintain, at all times, the valid and fully effective SERV Coverage;

(i)	the Issuer is complying with all relevant aspects of each Relevant Authorization mentioned in item (g) above;

(j)
the Issuer has requested, or, where required, shall take steps to request, and shall request all Relevant Authorizations set out in Appendix 5, Part B to the CTA (insofar as they have not yet been obtained at the date this representation is made or is deemed to be repeated), and such Relevant Authorizations that have not yet been obtained are not binding on the Issuer, at the time this representation is made for the then current phase of the Project and the Issuer has no reason to believe that it will not obtain in a timely manner, and that it will not maintain in full force and effect, each of these Relevant Authorizations;

(k)
the Issuer has no reason to believe that any Relevant Authorization requiring renewal will not be renewed, as and when required by Applicable Law, without the imposition of additional restrictions or conditions that the Issuer has any reason to believe it will not be able to meet or that any Relevant Authorization will be withdrawn, suspended, cancelled, varied, surrendered or revoked;

(l)
each Relevant Authorization that needs to be obtained by the Issuer for the then current phase of the Project, on each date that this representation is made or deemed repeated, has been validly issued and obtained, is in full force and effect and is final, not subject to any conditions not met and not subject to appeal or judicial or other review by any Authority;

(m)
it is reasonably expected by the Issuer that, if the Project is imported, installed, constructed, held and operated in accordance with the Project Documents, it is in compliance and complies in all material respects with all agreements, conditions, restrictions and requirements set forth in all Relevant Authorizations applicable to the Issuer or to the Project which shall be in force at the respective time;

(n)	the Issuer is complying (i) in all respects with all Socio-environmental Requirements and (ii) in all relevant aspects with all other Applicable Laws;

(o)
except with respect to the obligation under the EPC Agreement to pay the amounts due thereon by the Issuer that are expected to be paid pursuant to the Instruction of the Closing Date Letter of Credit Release, no Default has occurred or is in progress, nor is it reasonably expected to result in a Default of the Offer, the making of any Senior Loan Disbursement or the execution or fulfillment of any Transaction Document or of a transaction contemplated in any Transaction Document, except to the extent described in Clause 6.01(x) of the CTA;

(p)
except for the obligation under the EPC Agreement to pay the amounts due thereon by the Issuer that are foreseen to be paid according to the Instruction of the Release Date of the Letter of Credit of the Closing Date, no default by any Party of the Loan, any Golar’s Controller, or, to the knowledge of the Issuer, by any other Person under any Transaction Documents has occurred nor is it in progress or reasonably expected that a default will result from the Offer, the making of a Senior Loan Disbursement or the entering into or fulfilling of any Transaction Document or of a transaction envisaged in any Transaction Document, except to the extent described in Clause 6.01(x) of the CTA;

(q)
no Expropriation Event has occurred, nor any event, circumstance or condition of force majeure that would relieve either party of its obligations under a Relevant Project Document. On this date, no Loss Event or other event resulting in destruction, damage, depreciation or impropriety for normal use, for any reason, of all or part of the Project has occurred or is occurring;

(r)
except for the Actions listed in Appendix 18 (Legal Procedures) of the CTA, no Action is pending (nor, to the knowledge of the Issuer, is imminent) against any Party of the Loan, any of Golar’s Controlling Shareholders, or any of its Affiliates or, to the knowledge of the Issuer, any Material Part of the Project or the Issuer of the Standby Guarantee that: (A) relates to a Financing Document, a Relevant Project Document, or the transactions contemplated therein; or (B) has had, or could reasonably be expected to have, by itself or in conjunction with any other Action, a Relevant Adverse Effect;

(s)
no judgment, order or decision relating to the Project has been issued to any Party of the Loan, to any of Golar’s Controlling Shareholders, or, to the knowledge of the Issuer, to any Relevant Party of the Project that has had or could reasonably be expected to have, by itself or in conjunction with any other judgment, order or decision, a Material Adverse Effect;

(t)
the Issuer has timely filed all Tax Returns that it is required to file and paid or has taken steps to have all taxes due and payable by it, whether those due and payable as demonstrated in such Tax Returns or in any notice received by it, or otherwise, except to the extent that such taxes are being diligently challenged through the appropriate procedures or other actions in good faith and with respect to which adequate reserves have been established in the books of the Issuer, in accordance with the Accounting Principles;

(u)	all taxes which are to be deducted or withheld from payments made by the Issuer have been duly and timely deducted or withheld and duly paid to the competent Authority;

(v)
in accordance with the laws of Brazil, no payment to be made by the Issuer under any Financing Document is subject to any taxes other than Transaction Taxes or Other Taxes for which the Issuer is responsible, pursuant to Clause 2.10 of the CTA and Clause 9.1(x) above;

(w)
except if informed in the Financial Statements referred in item (z) below, the Issuer has not received notices of (A) any pending audits, inspections, investigations, processes or complaints in relation to any taxes, nor (B) any Lien in relation to taxes that have been constituted against any of the Issuer’s Properties, and to the knowledge of the Issuer, in both cases, such actions are not imminent;

(x)
neither the signature, delivery, registration, notarization or execution of any Transaction Document, nor the consummation of any of the transactions provided for therein, shall result in any taxation imposed by any Brazilian Authority on any Senior Creditor or any agent of a Senior Creditor (except taxes on net income and other taxes for which the Issuer is liable under Clause 9.1(x));

(y)	all necessary Authorizations regarding imported goods used or to be used in connection with the Project have been obtained and all related and due taxes have been paid in full;

(z)
the Financial Statements of the Issuer for the Fiscal Year ended December 31, 2017 and for the Fiscal Quarter ended December 31, 2017 delivered to the Intercreditor Agent are true, correct and complete in all relevant aspects and have been prepared from the books and records of the Issuer, in accordance with these, as well as provide a true and fair view of the Issuer’s financial position, including the disclosure of all its liabilities (contingent or otherwise) on the respective base dates, with the results of its operations and cash flow for the referred Fiscal Year and Fiscal Quarter in accordance with Accounting Principles;

(aa)
such Financial Statements disclose all liabilities of the Issuer (contingent or otherwise) and reserves, if any, for such liabilities, as well as all unrealized or anticipated liabilities or losses arising from commitments assumed by the Issuer (regardless whether such commitments have been disclosed in such Financial Statements or not), in any case, at the date of such Financial Statements;

(bb)
since December 31, 2017: (i) to the present date, there has not been any condition or event that had or could reasonably be expected to have a Material Adverse Effect; (ii) the Issuer has not assumed or agreed to assume any material obligation not informed in its most recent Financial Statements delivered to the Intercreditor Agent, except for its obligations under the Transaction Documents; and (iii) (A) as of this date, no Restricted Payment has been made in the last twelve (12) months and (B) from this date on, no Restricted Payment has been made that was not permitted under this Deed;

(cc)
the Issuer has effective, legal, valid and marketable title (or a valid lease, usufruct, court order or other right of use and possession) to all Material Real Estate Rights and other Property that are necessary for the Purposes of the Transaction free of all but Permitted Liens except, prior to the dates on which such Material Real Estate Rights must be acquired and improved pursuant to Clause 9.1(cc), by any Material Real Estate Rights provided for in Parties B.2, B.3(ii), C.2, C.3, C.4(ii) and D of Appendix 8 (Relevant Real Estate Rights) of the CTA;

(dd)
Appendix 8 (Relevant Real Estate Rights) of the CTA establishes all Relevant Real Estate Rights. To date, (A) the Issuer (I) has had all the Real Estate Rights Agreements described in Parts A, B.l and C.l of Appendix 8 (Relevant Real Estate Rights) of the CTA registered with the relevant Registry in order to improve ownership (or other rights) over the Relevant Real Estate Rights described therein, (ii) has filed for registration the Real Estate Chattel Mortgage Agreement indicated in Clause 4.1.1(g) with the competent Registry, in each case, in accordance with Clauses 9.1(z), (aa), (bb), (cc) (dd) and (ee) Clauses 4.0 l(n) and 4.01(o) of the CTA and (B) the Issuer has obtained injunctions to use and occupy all Property described in Parties B.3(i) and C.4(i) of CTA Appendix 8 (Material Property Rights) based on the declaration of public utility set forth in ANEEL Resolution 6.680/17, except as specified therein.

(ee)
The Issuer owns, in respect of the Relevant Real Estate Rights relating to the properties indicated in Part B.3(ii) of Appendix 8 (Relevant Real Estate Rights) to the CTA, or shall own within thirty (30) days from this date, or, in respect of the Relevant Real Estate Rights relating to the properties indicated in Part C.4(ii) of CTA Appendix 8 (Relevant Real Estate Rights), it shall possess within sixty (60) days from this date, the legal right to access and use all Property described in CTA Appendix 8 (Relevant Real Estate Rights) as necessary for the Purposes of the Transaction, whose legal right in the case of properties listed in Part B.3(ii) and Part C.4(ii) of CTA Appendix 8 (Relevant Real Estate Rights) shall be based on injunctions obtained in legal actions based on the Public Utility Declaration – DUP;

(ff)	there is no contract or agreement, conditional or unconditional, for the creation by the Issuer of any Lien, except for Permitted Liens;

(gg)	the Issuer is the sole owner of all Obtained Real Estate Rights, documented in accordance with the Obtained Real Estate Rights Agreements;

(hh)	each declaration provided for in Clause 2a of Annex 2 to the CTA is true and correct;

(ii)
no Party to the Loan or Controlling Shareholder of Golar has committed or engaged in any Prohibited Practice or authorized or permitted its Affiliates or any Person acting on their behalf to commit or engage in any Prohibited Practice;

(jj)
no Party to the Loan, Controlling Shareholder of Golar, or any of its respective Affiliates or any of their respective directors, officers, or employees, or any Person acting on their behalf is, or is owned or controlled by one or more persons who are included (A) in any Internationally Recognized Sanctions List, or otherwise, has been targeted by Economic Sanctions, (B) or the IDB Group List of Sanctioned Companies and Individuals or the exclusion list published by the United Nations Security Council under Chapter VII of the United Nations Charter or the World Bank Group;

(kk)
each Party to the Loan and Controlling Shareholder of Golar has adopted policies, procedures and internal controls to promote compliance with applicable anti-money laundering and Anti-Terrorism Financing Laws (“AML/CFT”) and Prohibited Practices that comply with Applicable Law and the Issuer (x) has adopted corporate governance policies, the procedures and controls set out in Appendix C to Annex 2 (Socio-environmental Annex) to the CTA, except in each case to the extent not already required under Clause 9.1(xx) and (y) is in compliance with such policies, procedures and controls;

(ll)
this Deed, the CTA, the Share Support and Retention Agreement, the Senior Loan Agreements, the Guarantee Documents (other than the Guarantee Agreements governed by Brazilian law) to which the Issuer is a party are or will be, when duly signed and delivered, in good legal form for their execution under the laws of Brazil, except that, as a condition for the admissibility of any Financing Document as evidence before a Brazilian court (i) the signatures of the parties signing such document outside Brazil must be duly authenticated, in accordance with the apostille procedures established in the Hague Convention of October 5, 1961 (Abolition of the Requirement of Legalization for Foreign Public Documents) or certified by a notary public duly qualified in accordance with the laws of the place of signature, with the signature of such notary being duly authenticated by a consular officer at the competent Brazilian consulate; (ii) such document must be translated into Portuguese by a sworn translator; and (iii) such document and a sworn translation into Portuguese must have been registered with the relevant Titles and Documents Registry Office in Brazil;

(mm)
the obligations of the Issuer under the Funding Documents are preferential, unconditional, guaranteed and non-subordinated obligations, which rank in all respects at least pari passu in priority of payment with all other present and future unsecured and non-subordinated obligations of the Issuer, except for the mandatorily preferential obligations under the laws of Brazil;

(nn)
after signing and registration, as applicable, and at all times subsequently, the Guarantee Package is valid to create legal, valid and enforceable Liens (or other interests or rights of the kind intended to be created) on all the Guaranteed Properties;

(oo)
none of the Liens or other rights that constitute the Guarantee are susceptible to evasion or subordination, in case of the occurrence of an Insolvency Event, after its improvement, maintaining its quality of privileged Liens valid at all times;

(pp)	the Issuer has received no notice of any adverse claim made by any Person with respect to its title or interest in the Secured Property;

(qq)	Guaranteed Property is not and will not at any time be subject to any Lien (except Permitted Liens);

(rr)
all registrations and filings have been made in all public agencies, all necessary consents have been obtained and all other actions have been taken to ensure that the Liens created by each Guaranteed Property Package document constitute improved first priority privileges over the Guaranteed Property, except for those filings described in Appendix 13 (Post-closure Records) of the CTA that are not yet required as provided therein;

(ss)
no approvals regarding exchange control or other Exchange Control Authorizations are required to enable the Issuer to perform all of its obligations under the Transaction Documents (except for approvals and Authorizations already obtained and any updating of the ROF that is required after a Senior Loan Disbursement Date under Clause 9.1(w)). No other restriction or requirement limits the availability or transfer of foreign exchange by the Issuer to make any payments required under any Transaction Document;

(tt)
no Insolvency Event has occurred and is in progress nor, to the knowledge of the Issuer, has been imminent against the Issuer nor, to the knowledge of the Issuer and prior to the Sponsor’s Satisfaction Date, has any other Party to the Loan taken any action that will result in an Insolvency Event;

(uu)
the incurrence of any obligations under the Funding Documents by the Parties to the Loan (including immediately after implementing the transactions contemplated in the Financing Documents) will not result in a general default by any Party to the Loan in meeting its obligations;

(vv)
in accordance with applicable Brazilian law, the choice of New York law to govern other Financing Documents subject to New York law is valid and binding. Under the Applicable Law of Brazil, the choice of England and Wales Law to govern Financing Documents subject to England and Wales Law is valid and binding. According to the Applicable Brazilian Law, the choice of the Swiss Law to govern Financing Documents subject to Swiss law is valid and binding. In accordance with the Applicable Brazilian Law, the choice of Swiss administrative law to govern the coverage of the SERV subject to Swiss law is valid and binding. The consent of the Issuer as to the jurisdiction of the courts of the State of New York and the courts of the United States of the Southern District of New York, as provided in the CTA, is valid, binding and irrevocable. Service in the form provided for in the CTA shall be effective in conferring personal jurisdiction on the Issuer in such courts. The consent of the Issuer to the jurisdiction of the courts of England and Wales in the Financing Documents governed by the laws of England and Wales to which it is a party is valid, binding and irrevocable and service effected in accordance with such Financing Documents will be effective in conferring personal jurisdiction over the Issuer in such courts. The consent of the Issuer as to the jurisdiction of the courts of Switzerland in the Financing Documents governed by the laws of Switzerland to which it is a party is valid, binding and irrevocable and the summons made pursuant to such Financing Documents shall be effective in conferring personal jurisdiction over the Issuer in such courts;

(ww)
the signature and delivery by the Issuer of each Transaction Document to which it is a party and its performance of its obligations under each Transaction Document constitute private and commercial acts of the Issuer and not public or governmental acts. Neither the Issuer nor any of its Properties have any immunity (sovereign or otherwise) in respect of any Action (whether summons, preventive attachment, attachment in execution of sentence, enforcement of sentence or otherwise) or in respect of the jurisdiction of any court or concerning set-off in respect of its obligations under this Deed or any other Financing Documents;

(xx)
all information (other than opinions, projections and other forward-looking statements) delivered by or on behalf of the Issuer to any Guaranteed Party, with respect to the transactions contemplated herein and the negotiation of the Financing Documents, or delivered pursuant to this Deed or the Financing Documents (as amended or supplemented by other information delivered in the same manner) was, when delivered and considered as a whole, complete and correct in all material respects and, when delivered and considered as a whole, did not contain any misstatement of a material fact, nor did they omit any statement of any material fact necessary not to make the statements contained therein, in light of the circumstances in which they were made, untrue;

(yy)
the opinions, projections and other forward-looking statements included in such information provided to any Guaranteed Party have been prepared in good faith by the Issuer or its Affiliates, or on their behalf, with due care and diligence using reasonable assumptions, such opinions, projections and other forward-looking statements representing the views of the Issuer on date when they were provided;

(zz)	the Issuer is fulfilling its obligations under Clause 9.3;

(aaa)
no ERISA Event has occurred, or can reasonably be expected to occur, except to the extent that, individually or in conjunction with other ERISA Event(s), such event would not result in a Material Adverse Effect;

(bbb)	neither the Issuer nor any other Part of the Loan is an “investment company” or a firm “controlled” by an “investment firm” as defined in the Investment Company Act (Investment Company Act);

(ccc)	on this date, there are no Transactions with Affiliates in effect, except for Transactions with Allowed Affiliates;

(ddd)	the Issuer has neither (i) any Subsidiary nor (ii) any Investment except the Allowed Investments;

(eee)	the Issuer has no outstanding Debt, other than the Allowed Indebtedness;

(fff)	on this date, the Share Capital of the Issuer and of each of the Loan Parties consists of the shares listed in Appendix 10 (Share Capital) of CTA;

(ggg)
with respect to the shares issued by the Issuer: (i) each such share is entitled to one vote in relation to the appointment of each Person proposed to act on the Board of Directors of the Issuer and in relation to all other matters requiring the vote of Shareholders, in accordance with Applicable Law; (ii) all such shares have been duly authorized, validly issued and fully paid in cash, and are not subject to taxation; (iii) except as specified in this item (ggg), the Shareholders Agreement and the Standby Guarantee Documents and the Credit, and under its terms, no Person holds any Equity Rights in relation to the Issuer, except to the extent not prohibited by the Share Support and Retention Agreement;

(hhh)
the Financial Plan and the Base Case (as revised pursuant to Clauses 9.1(gg), (hh), (ii), (jj), (kk) and (ll)) have been prepared in good faith based on reasonable assumptions and the Issuer has no reason to believe that such assumptions are incorrect or misleading in any material respect as of the date of this Financial Plan or Base Case, respectively. Any Revised Base Case that should have been submitted in accordance with Clauses 9.1(hh), (ii), (jj), (kk), (ll) and (mm) has been duly submitted;

(iii)
with the exception of services, materials or rights that should reasonably be available on commercially reasonable terms at the time required, the Transaction Documents and Related Documents to which the Issuer is a party constitute all contracts, agreements, leases or other documents or instruments required for (A) the use of the Site and the structuring, development, acquisition, construction, commissioning, completion, operation and ownership of the Project, and (B) that the Issuer may carry on business as contemplated by the Transaction Documents;

(jjj)
all representations and warranties of the Issuer and, to the knowledge of the Issuer, of the other parties, contained in each Relevant Project Document, in each Direct Contract and in the other documents mentioned in Clause 3.01(dd)(ii) of the CTA, were true and correct in all relevant aspects;

(kkk)	to date, the documents listed in Appendix 11, Part A (Transaction Documents) of the CTA comprise all Project Documents;

(lll)
the Inter-Creditor Agent has received a true and correct copy of each Related Document, of each Project Document described in item (kkk) above and each of the other Relevant Project Documents, including all annexes, appendices and disclosure letters mentioned therein or delivered in accordance with them, if any, and each amendment to a Related Document or a Project Document entered into prior to this date, all such agreements being in full force and effect;

(mmm)
none of the Relevant Project Documents or any Related Documents were added to or amended on or after this date except as permitted by this Deed, and a true, correct and complete copy of each amendment was provided to the Inter-Creditors Agent;

(nnn)
the Issuer has not agreed to any amendment, termination or waiver of any requirement of the Relevant Documents of the Project or of any Related Documents, nor has it received notice to that effect, except as provided for in this Deed;

(ooo)
the Issuer is not a party to any contract or agreement other than the Transaction Documents listed in Appendix 11 (Transaction Documents) of CTA, the contracts listed in Appendix 6 (Affiliated Transactions) of CTA, the Related Documents and other Transaction Documents or the other contracts or agreements entered into pursuant to this Deed, and there are no documents, contracts, agreements or arrangements by which the Issuer or its properties are bound and which change, supplement or otherwise modify any material provision of such Transaction Documents or Related Documents (except as permitted under the Financing Documents);

(ppp)
except as previously disclosed to the Inter-Creditors Agent in writing, to the best of the Issuer’s knowledge, each Relevant Party to the Project is complying in all material respects with the terms and conditions of each Relevant Document to which it is a party, and to the best of the Issuer’s knowledge, no event or circumstance has occurred and persists, (A) which constitutes (or would constitute with the granting of any notice or expiration of any grace period) a material default or a material breach of any Relevant Document to the Project, except for any non-payment of amounts due under the EPC Contract that are expected to be paid in accordance with the Instruction of the Closing Date Letter of Credit Release or (B) from which it could reasonably be expected to result in the revocation of any Material Project Document (except for any CCEAR) or any CCEAR with respect to which a Material CCEAR Impact has occurred;

(qqq)
No Requests for Amendment to Construction Contracts have occurred, except for the Requests for Amendment (i) set out in Appendix 12 (Requests for Amendment) to the CTA, which have been accounted for and reflected in the Construction Budget or (ii) otherwise permitted by this Deed and a true, correct and complete copy of each Request for Amendment has been provided to the Inter-Creditors Agent;

(rrr)	the Issuer has no bank accounts other than the Project’s Guarantee Accounts, the Unrestricted Account (if already established) and the Specified Accounts;

(sss)
no funds deriving from the Senior Debt shall be used for any purpose that violates or is inconsistent with the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States of America or to grant credit to a third party for the purpose of purchasing or transferring discovered shares or refinancing or repaying debt originally incurred for such purpose;

(ttt)
there are, and to the best of the Issuer’s knowledge, there is no imminence of, strikes, shift reductions or work stoppages, by the Issuer’s employees, of any contractor or subcontractor in relation to the Project;

(uuu)	the Issuer is complying with the requirements of CTA Annex 3 (Terms of Insurance), including CTA Appendix A to Annex 3 (Terms of Insurance);

(vvv)
on this date and on each Senior Loan Disbursement Date, except after this date, transfers of Capital Stock permitted under the Share Support and Retention Agreement, shares representing the Capital Stock of each Party to the Loan are held by the Persons listed in Appendix 10 (Share Capital) to the CTA, who are the legitimate and exclusive holders of these shares, with full ownership and title thereto, together with all economic rights related thereto and inherent thereto, subject, in the case of the Direct Shareholder, to any Lien on the Capital Stock of the Direct Shareholder created under the terms of the Standby Guarantee and Credit Documents. Consequently, on this date and on each Senior Loan Disbursement Date, except, in the case of the Direct Shareholder, for any Lien on the Share Capital of the Direct Shareholder constituted in accordance with the Standby Guarantee and Credit Documents, no third party has any right to claim title or ownership over the shares of any Party to the Loan, nor economic or political rights to such actions, since all transactions of transfers of actions previously performed were fully implemented with the payment of the respective consideration, the assignor or seller having no right to claim ownership, property, or economic or political rights to such shares;

(www)
the Issuer owns, licenses, or otherwise has the right to use all Intellectual Property it uses related to its business and all Intellectual Property necessary for the Project and its completion, in any case, free of any Lien (except for Permitted Liens) and without any conflict with the rights of third parties;

(xxx)
the Issuer has received no notice from any third party claiming that any of its Intellectual Property issues, registrations, or applications are invalid or unenforceable. Such issues, registrations, and applications are valid and existing, have not been cancelled, and the Issuer is not aware of any reason that might prevent its applications from becoming patents or registrations;

(yyy)
the current and contemplated commercial operations of and by the Issuer and the Project do not infringe, misappropriate, or otherwise violate any Intellectual Property of any third Person. The Issuer has not received notice of any third-party claim involving any infraction, misappropriation or alleged violation, nor is it aware of any basis that would support such possible claim. To the knowledge of the Issuer, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property held by the Issuer.

(zzz)
all utilities, means of transportation, facilities and other materials necessary for the import, construction, installation and operation of the Project (including power supply, drinking water and untreated water, telephone and sewage services and facilities as required) are or, as reasonably expected by the Issuer, will be available (in accordance with the Project Documents or otherwise, in accordance with the Financing Documents) to the Project when necessary for construction, operation, testing and start-up of the Plant. To the extent necessary, agreements have been made on commercially reasonable terms (in accordance with the Project Documents or otherwise, in accordance with the Financing Documents) for contracting such services, means of transportation, facilities and other materials, in each case on terms consistent in all material respects with those reflected in the Construction Schedule and the Base Case;

(aaaa)
the Issuer is not involved in any business other than the business and activities related to or ancillary to ownership, lease, licensing, purchase, development, engineering, construction, start-up, testing, financing, operation and maintenance of the Project and the performance of its obligations under the Transaction Documents, to which it is a party. The Issuer has offices in the cities of Barra dos Coqueiros and Aracaju, in the State of Sergipe and São Paulo, State of São Paulo and does not maintain an office in any other location except for any office informed to the Inter-Creditors Agent;

(bbbb)	the Issuer keeps accounting books separate from the books of the Shareholder and all other Persons.

(cccc)
the Issuer conducts its business exclusively in its own name, through its directors, officers and duly authorized representatives, in a manner that is not misleading to other Persons as to its identity, not mixing its resources or accounts with those of any other entity that is an Affiliate of the Issuer;

(dddd)
the liabilities of the Issuer are separate and distinct from the liabilities of each of the Shareholders and all other Persons, except for the obligations of withholding taxes, labor and social security obligations and other non-financial obligations which, by mandatory provision of Applicable Law, may make the Issuer liable for the obligations of other Persons;

(eeee)
on this date, Appendix 17 (Credit Support Documents Required from Debtor) of the CTA provides for each surety, insurance guarantee, letter of credit, financial guarantee, completion guarantee or similar instrument to be delivered by the Issuer under any Relevant Project Document;

(ffff)	the Issuer has filed a request to enjoy the Tax Benefits of SUDENE and, on this date, has no reason to believe that such benefits will not be granted;

(gggg)
the obligations assumed under this Deed constitute legal, valid, binding and effective obligations of the Issuer, enforceable in accordance with its terms and conditions, and may be subject to specific enforcement under Articles 497, 536 to 538, 806 and 815 of the Brazilian Code of Civil Procedure;

(hhhh)	the Issuer has not omitted any relevant fact, of any nature, of which it is aware and which may result in the occurrence of any Material Adverse Effect;

(iiii)
the Issuer has no relationship with the Trustee, nor is it aware of any fact that may prevent the Trustee from fully performing its functions, in accordance with the Corporation Law and other applicable rules and regulations;

(jjjj)
no registration, consent, authorization, approval, license, order or qualification is required with any governmental authority or regulatory body for the fulfillment of obligations under this Deed or the Debentures, or for the accomplishment of the Issue, except (i) for the registration of the Debentures in B3’s electronic distribution, trading and custody system, which will be in full force and effect on the Subscription and Payment Date, (ii) for filing with the Trade Board of the State of Sergipe – JUCESE and publication in the Newspapers published in Sergipe, in accordance with the provisions of the Corporation Law, the minutes of the Issue’s General Shareholders’ Meeting; (iii) for registration with the competent Board of Trade and by publication in the Shareholder’s Publication Journals, in accordance with the provisions of the Corporation Law, of the Issuer’s Shareholder Approval; (iv) for registration of this Deed and any amendments before the JUCESE; and (v) for signing and registering, as applicable, the Package of Guarantees, in accordance with the terms and deadlines established in such documents;

(kkkk)
the information provided until the closing of the Offer, after the delivery of the closing notice, is substantially true, consistent, correct and sufficient to provide investors interested in subscribing for or acquiring the Debentures with reasonable knowledge of the Issuer, its activities and financial conditions, the obligations of the Issuer, as well as the risks inherent in its activities and any other information relevant to making an investment decision in the Debentures, to the extent required by Applicable Law;

(llll)
the documents and information provided to the Trustee are correct and updated to the date when they were provided and include the documents and information relevant to the decision to invest in the Issuer;

(mmmm)	the Issuer has full capacity to perform all its obligations under this Deed;

(nnnn)	the Issuer is fulfilling all its obligations under this Deed, and no Event of Default has occurred or persists; and

(oooo)	this Deed was prepared based on the “ANBIMA Guide – Guidance for Debenture Deeds”, as published on October 29, 2015, in compliance with the guidelines therein.

14.2.
The Issuer further states that (i) it has no relationship with the Trustee that prevents it from fully exercising its powers and duties, as described in this Deed and in CVM Instruction 583; (ii) it is aware of all provisions of CVM Instruction 583 to be complied with by the Trustee; (iii) it will comply with all stipulations of the Trustee regarding the compliance with the provisions of CVM Resolution 583; and (iv) there is no contractual or legal impediment or shareholders agreement that may prevent the Issue from occurring.

14.3.	The Issuer is obliged to notify the Trustee and the Bondholders within 05 (cmco) Business Days if any of the statements contained herein are proven false or misleading at the time they were made.

14.4.
The Issuer acknowledges that it provides the representations and warranties contained in this Clause CLAUSE XIV with the intention of inducing the Bondholders to purchase the Debentures based on each one of these representations and warranties and trusting in each one of them.

CLAUSE XV.	GENERAL PROVISIONS

15.1.	Notices and Communications

15.1.1.	All notices and other communications to be sent by either Party pursuant to this Deed shall be delivered to the following addresses:

If to the Issuer:

CELSE – Centrais Elétricas de Sergipe S. A.
To the Attention of: Ms. Diana Weiss / Mr. Ricardo Assef
Rodovia Cesar Franco SE 100, s/n
Barra dos Coqueiros – Sergipe
Phone: +55 (11) 2828 9770
E-mail: Ricardo.assef@celse.com.br

If to the Trustee:

Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários
To the Attention of: Ms. Marcelle Motta Santoro / Mr. Marco Aurélio Ferreira and Mrs. Karolina Vangelotti
Avenida Brigadeiro Faria Lima, 24.954, 10º andar, Sala 101
ZIP CODE: 01.451-000
City: São Paulo – SP
Telephone: +55 21 3385-4565
E-mail: operational@pentagonotrustee.com.br

If to the Hedging Contractor, Hedging Agent or Representative for the purposes of Hedging:

Credit Suisse AG
To the Attention of: Ms. Elena Malneva, WGGE, Export Finance Portfolio Management
Uetlibergstrasse 231 (C2), 8045, Zürich, Switzerland
Telephone: +41 44 333 63 46
E-mail: elena.malneva@credit-suisse.com
Cc: portfolio.admin@credit-suisse.com, riikka.alatalo@credit-suisse.com

If to the Settling Bank:
Banco Citibank S.A.
Avenida Paulista, 1.111 – 2º andar – parte, Cerqueira César
Zip Code 01311-920 São Paulo – SP
To the Attention of: Eduardo Kuriyama / Lia Nara Tretel / Clarissa Medeiros
Telephone: +55
E-mail: eduardo.kuriyama@citi.com / lia.nara.tretel@citi.com / clarissa.medeiros@citi.com

If to the Bookkeeper:

Banco Citibank S.A.
Avenida Paulista, 1.111 – 2º andar – parte, Cerqueira César
Zip Code 01311-920
São Paulo – SP
To the Attention of: Eduardo Kuriyama / lia Nara Tretel / Clarissa Medeiros
Telephone: +55
E-mail. eduardo.kuriyama@citi.com / lia.nara.tretel@citi.com / clarissa.medeiros@citi.com

If to B3:

B3 S.A. – Brasil, Bolsa, Balcão – Segmento CETIP XJTVM
Alameda Xingu, n° 350, 1º andar
Zip Code 06455-030-Alphaville, Barueri, SP
Telephone: (11) 0300-111-1596
To the Attention of: Superintendency of Securities
E-mail: valores.mobiliarios@cetip.com.br

15.1.2.
Notices and communications will be considered delivered when received in protocol or with notice of receipt sent by email from the postal service at the above addresses. Notices and communications sent by e-mail will be deemed to have been received on the date they are sent, provided that the delivery is confirmed (transmission confirmation issued by the device used by the sender). Any change of address shall be communicated to the other parties by the party whose address has changed. Losses arising from failure to communicate the change of address shall be borne by the defaulting Party, except as otherwise provided in this Deed.

15.2.	Waiver

15.2.1.
There shall be no waiver of any of the rights arising under this Deed. Thus, any delay, omission or simple liberality in the exercise of any right, faculty or remedy to which the Issuer, the Trustee or the Debenture Holders are entitled, due to any default, shall not prejudice such rights, faculties or remedies, nor shall be construed as constituting a waiver to them or an agreement with such default, nor shall it constitute novation or modification of any obligations assumed by the Parties in this Deed or precedent regarding any default or delay.

15.3.	Expenses

15.3.1.
All expenses previously agreed and duly documented, incurred in relation to the Issue and the Offer or for enforcement of amounts due under the terms of this Deed, including in relation to publications, registrations, approvals, hiring of the Trustee and service providers and any other costs related to the Debentures shall be the responsibility of the Issuer, under the terms of this Deed.

15.4.	Severability of Provisions

15.4.1.
If any provision of this Deed is held to be invalid, illegal or unenforceable, such provision shall be deemed to be severed from this Deed and the validity, illegality and enforceability of the remaining provisions shall in no way be affected, impaired or diminished by such fact.

15.5.	Extrajudicial Enforceable Title and Specific Enforcement

This Deed and the Debentures constitute extrajudicial enforceable instruments pursuant to Article 784, Items I and III, of the Brazilian Code of Civil Procedure, and the Parties hereby acknowledge that, regardless of any other applicable measures, the obligations assumed pursuant to this Deed comprise specific enforcement, subject to the provisions of Articles 497, 536 to 538, 806 and 815 of the Brazilian Code of Civil Procedure, without prejudice to the right to declare the early maturity of the Debentures, pursuant to this Deed.

15.6.	Amendments

15.6.1.	Any amendments to this Deed shall be in writing, signed by the Issuer, Trustee and Hedge Agent, and registered with the Trade Board of Sergipe – JUCESE, pursuant to Clause 2.4.1 above.

15.6.2.
Any amendment to this Deed after the issuance of the Debentures, in addition to be formalized by means of a written instrument and comply with all requirements set forth in Clause 15.6.1 above, will depend on the prior approval of the Bondholders meeting in General Meeting of Bondholders, being certain, however, that this Deed may be amended, regardless of the General Meeting of Bondholders, whenever such amendment derives exclusively: (i) from amendments expressly approved in any documents of the Offering; (ii) from the need to comply with requirements of adaptation to legal, regulatory or B3, ANBIMA or CVM rules; (iii) when a material error is verified, be it a gross, typographical or arithmetical error; or yet (iv) due to the updating of the Parties’ registration data, such as change in the corporate name, address and telephone number, among others, provided that (a) it does not result in any loss for the Bondholders and (b) there is no additional cost or expense for the Debenture Holders.

15.7.	Currency conversion

15.7.1.
To the extent that a determination of compliance with any provision of Clauses 7.1.1, 8.1.1, 9.1 and 9.2 or a definition provided in Annex 1 requires the conversion of BRL into USD or USD into BRL, such conversion shall be made at the PTAX Rate on a date equivalent to two (2) Business Days prior to the date of the respective payment, distribution, disbursement or similar event.

15.7.2.
In case of payment obligations to any Bondholders resident outside Brazil, all amounts of principal and interest due will be paid in Brazilian reais and converted and transferred to U.S. dollars calculated based on the PTAX Rate determined on the date which is two (2) Business Days prior to such Interest Payment Date or Amortization Date. In case of acceleration of obligation under the terms of this Deed, as a result of a Default Event (other than the one resulting from lack of payment of Remuneration Interest or Amortization), the payment obligations for non-resident Bondholders shall be converted using the PTAX Rate of the date of acceleration notice sent to the Issuer.

15.8.	Other Provisions

15.8.1.	This Deed is executed irrevocably and irreversibly, binding the Parties and their successors in any capacity.

15.8.2.	Terms capitalized herein, whether singular or plural, will have the meaning assigned to them in this Deed.

15.8.3.
For the purposes of this Deed, “Business Day(s)” means any day other than Saturdays, Sundays, or holidays declared a national holiday in Brazil, and it is established that for the purposes of applying the terms relating to the Hedge Agent in the context of Clause XI of this Deed, Business Day(s) shall also include any day (other than Saturdays and Sundays) that is not a national holiday in Zurich, Switzerland.

15.8.4.
The Issuer hereby warrants to the Trustee, as Representative for the purpose of Hedge, that the obligations assumed by the Issuer under this Deed shall be borne by the company that may succeed it in any capacity.

15.8.5.
The invalidation or nullity, in whole or in part, of any of the provisions of this Deed shall not affect the others, which shall remain valid and effective at all times until the Parties have fulfilled all their obligations hereunder. Should any clause of this Deed be declared invalid or void, the Parties hereby undertake to negotiate in good faith, immediately, in replacement of the clause declared invalid or void, another clause with valid terms and conditions reflecting the terms and conditions of the invalidated or void clause, observing the intention and purpose of the Parties when negotiating the invalidated or void clause and the context in which it is inserted.

15.8.6.
The Parties mutually and expressly declare that in the execution of this Deed they exercised their free, conscious and firm will and intention and that the principles of probity and good faith and justice were observed.

15.8.7.
The terms established in this Deed shall be computed in accordance with the provisions of Article 132 of the Brazilian Civil Code, with the date of commencement being excluded and that of expiration included, unless otherwise stated.

15.8.8.
Any tolerance, partial exercise or concession between the Parties shall always be considered a mere liberality and shall not constitute a waiver or loss of any right, power, privilege, prerogative or powers conferred (including powers of attorney), nor shall it imply novation, amendment, compromise, remission, modification or reduction of the rights and obligations arising therefrom.

15.8.9.
Credit Suisse AG is an internationally operating financial institution with several areas of expertise and affiliates. In order to enable Credit Suisse AG to provide and guarantee the best possible service to the Issuer in connection with the transactions contemplated herein and in any future transaction, it intends to exchange, maintain and/or process information regarding the Issuer in a global database. The Issuer agrees with the above and understands that the information will be transferred and maintained abroad and will be accessible to selected employees of Credit Suisse AG or its affiliates only. To avoid any doubt, any information shall be treated confidentially and shall be accessible only to the extent necessary. This provision should remain effective even after the Deed has expired.

15.8.10.
The Issuer recognizes that Credit Suisse AG is part of a group of companies within the Credit Suisse Group (the CS Group), an international group of companies providing the most diverse type of banking and capital markets services. Credit Suisse AG has created an information containment mechanism and independence policies designed to ensure that in providing services to any particular client, related Credit Suisse AG individuals are influenced only by the interests of that particular client and are insulated from individuals working in other areas of Credit Suisse AG. The Issuer hereby accepts that Credit Suisse AG will address potential conflicts of interest and duties through information protection mechanisms and independence policy and that any potential conflict will not be made available.

15.9.	Applicable Law

15.9.1.	This Deed is governed by the laws of the Federative Republic of Brazil.

15.10.	Jurisdiction

15.10.1.
The Parties elect the District Court of the Capital of the State of São Paulo, with the express exclusion of any other, however privileged, as competent to resolve and settle any controversies arising from this Deed.

15.11.	Resolution of Disputes concerning the Calculation of Financial Indices

15.11.1.
If there is at any time a disagreement or dispute between the Issuer and the Senior Creditors, generally with respect to the appropriate calculation of the Projected Index of Debt Service Coverage, for any period, for any purposes of this Deed, such dispute shall be resolved in accordance with Clause 8.19 of the CTA.

IN WITNESS WHEREOF, the Parties caused their duly authorized representatives to sign this Deed in six (06) original copies of equal content and form together with the undersigned witnesses.

São Paulo, March 28, 2018.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

(Signatures Page 1-4 of the “Private Instrument of Deed of the First Issue of Simple Debentures, Non-Convertible into Shares, of the Species with Real Guarantee, in a Single Series, for Public Distribution with Restricted Distribution Efforts, of CELSE – Centrais Elétricas de Sergipe S.A.”)

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

(Stamp of 15th Notary Public indicating signature to be recognized)

(Signature)

Name:     Eduardo da Cunha Andrade Maranhão

Title:       Chief Executive Officer

(Stamp of 15th Notary Public indicating signature to be recognized)

(Signature)

Name:     Ricardo de Souza Assef

Title:       Chief Financial Officer

(Seal of recognition of Notary Oliveira Lima)

(Seal: College of Notaries of Brazil)

(Stamp: Renato Hernandes – Authorized Clerk)

(Signatures Page 2-4 of the “Private Instrument of Deed of the First Issue of Simple Debentures, Non-Convertible into Shares, of the Species with Real Guarantee, in a Single Series, for Public Distribution with Restricted Distribution Efforts, of CELSE – Centrais Elétricas de Sergipe S.A.”)

PENTÁGONO S. A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

(Stamp of 15th Notary Public indicating signature to be recognized)

(Signature)

Name:     Pedro Henrique Ribeiro de Oliveira de Brito e Silva

Title:       Attorney-in-fact

(Seal of recognition of Notary Public Oliveira Lima)

(Notarial College of Brazil)

(Stamp: Eduardo Bezerra Barbosa – Authorized Clerk)

(Signatures Page 3-4 of the “Private Instrument of Deed of the First Issue of Simple Debentures, Non-Convertible into Shares, of the Species with Real Guarantee, in a Single Series, for Public Distribution with Restricted Distribution Efforts, of CELSE – Centrais Elétricas de Sergipe S.A.”)

CREDIT SUISSE AG

(Signature)

Name:     Gabriele Gorrera

Title:       Director

(Signature)

Name:     Christian Wieser

Title:       Director

Official Certification

Seen for authentication of the foregoing signatures, affixed in our presence by Ms. Gabriele GORRERA, Swiss citizen of Werthenstein LU, in Freienbach, identified by passport, Mr. Christian Simon WIESER. Swiss citizen of Tarasp GR, in Baden, identified by passport, who are entered in the Register of Commerce of the Kanton of Zurich as person with the right to sign jointly by two (Gabriele Gorrera) resp. as person with the right to sign jointly by two (Christian Simon Wieser) for the Credit Suisse AG, corporation with registered head office in Zürich.

Zürich, 28th March 2018

BK no. 1560ff

Fee CHF 60.00

(Stamp: Notariat Eng-Zürich – Kanton Zürich)

(Signature)

APOSTILLE

(Hague Convention of October 5th, 1961)

1.            Country: Swiss Confederation, Canton of Zurich.

 Country: Swiss Confederation, Canton of Zurich.

 This public document

2.            Was been signed by

 Was signed by: Christoph Nörr

3.             In the capacity as: Deputy Notary Public

4.             and has the seal or stamp of: Notary’s Office Enge – Zürich – Canton Zürich

5.             in 8090 Zürich/Zurich

6.             Certificate recognized on March 28th, 2018

7.             by the Chancellery of the State of Canton Zurich

8.             number 1110141/2018

9.             Seal/stamp: (Stamp)

10.           Company/Signature: (Signature)

S. Hanselmann

(Signatures Page 4-4 of the “Private Instrument of Deed of the First Issue of Simple Debentures, Non-Convertible into Shares, of the Species with Real Guarantee, in a Single Series, for Public Distribution with Restricted Distribution Efforts, of CELSE – Centrais Elétricas de Sergipe S.A.”)

WITNESSES

(Signature)

Name: Thaís Guedes Bonassa

Identity Card RG: 38.025.496-7

(Signature)

Name: Caio Simões Gambini
Identity Card RG: 38.414.575-9

ANNEX 1
DEFINITIONS

                        “Action” means any action, proceeding or case, whether judicial, administrative, or arbitral, investigative or other claim, brought or conducted by or before an Authority.

          “Direct Shareholder” means CELSEPAR – Centrais Elétricas de Sergipe Participações S.A., a corporation incorporated under the laws of Brazil.

          “Shareholders” means the Direct Shareholder, EBRASIL Energia Ltda., a limited liability company organized under the laws of Brazil, Golar Power Brasil Participações S.A., a corporation incorporated under the laws of Brazil, Golar Power Latam Participações e Comércio Ltda, a limited liability company organized under the laws of Brazil, LNG Power Ltd. a private limited liability company organized under the laws of England and Wales and any Person who receives a transfer of indirect Share Capital from the Issuer of a Shareholder under the terms of a Permitted Transfer (as defined in the Share Support and Retention Agreement.

          “Shareholders’ Agreement” means the Shareholders’ Agreement, dated March 16, 2018, among the shareholders of the Direct Shareholder, with respect to the rights and obligations of such Shareholders which (a) provides that (i) the Direct Shareholder may only cause the Issuer to distribute any dividends or interest on the Issuer’s equity, including the minimum mandatory dividend, to the extent that the Issuer is permitted to do so under the Financing Documents and (ii) any transaction contemplated therein shall be consistent with the Financing Documents and (b) it refrains the Shareholders party to such agreement from taking any action prohibited by the Financing Documents.

          “Affiliate” means, in relation to any Person, any other Person (whether currently existing or newly incorporated) (including the directors of such Person), that directly or indirectly Controls, is Controlled or is under common, direct or indirect Control with, such Person, including, in relation to the Issuer, any Shareholder or its Affiliates.

          “AFACs” means advances for future capital increases.

          “AGE (Extraordinary General Shareholders’ Meeting)” has the meaning set forth in Clause 1.1. l(a).

          “AGE (Extraordinary General Shareholders’ Meeting) of the Issue” has the meaning set forth in Clause 1.1.1(a).

         “Intercreditor Agent” means Citibank N.A., or its successors or assigns indicated under the terms of the Project Creditor Agreement.

          “Hedge Agent” has the meaning set forth in the Preamble.

          “Offshore Guarantee Agent” means Citibank, N.A., Citibank, N.A., a national banking association, existing and organized under the laws of the United States of America.

          “Onshore Guarantee Agent” means Banco Citibank S.A.

Annex 1-1

          “Trustee” has the meaning set forth in the Preamble.

          “Guarantee Agents” means the Offshore Guarantee Agent and the Onshore Guarantee Agent.

          “Agents” means, jointly, the Intercreditor Agent, the Guarantee Agents, Banks of Accounts, Trustee and Hedge Agent

          “AML/CTF” has the meaning provided for in Clause 14.1(kk).

          “ANBIMA” has the meaning set forth in Clause 2.2.2.

          “ANNEEL” stands for National Electrical Energy Agency.

          “Insurance Policy” has the meaning assigned in Clause 2a of Annex 3 (Insurance Terms) to the CTA.

          “Approval of the Issuer’s Shareholder” has the meaning foreseen in Clause 1.1.1(b).

          “Arranger” means Goldman Sachs & Co. LLC.

          “Socio-environmental Aspect” has the meaning provided for in Clause Ia of Annex 2 (Socio-environmental Annex) to the CTA.

          “General Meeting of Debenture Holders” has the meaning provided for in Clause 12.1.1.

          “Model Auditor” means Deloitte Brazil, or any other Person designated by the Senior Creditors Representatives to act as model auditor for the purposes of this Deed.

          “Auditors” stands for KPMG Independent Auditors or any other Acceptable Auditor that the Issuer may appoint as its Auditor with the prior consent of the Inter-creditors Agent.

          “Acceptable Auditors” means Deloitte, Pricewaterhouse Coopers, Ernst & Young and KPMG.

          “Authority” means any supranational, national, regional, state or local government or political subdivision, or any governmental body, department, commission, authority, court or agency, administrative, executive, legislative, arbitral, fiscal or judicial, or any superintendency, monetary authority or central bank, and any Person, whether or not belonging to the state or controlled by the government, so constituted or named, who performs the functions of such an entity or has competence in such matters.

          “Authorization” means any consent, license, approval, registration, notarization, certificate or waiver of, by or before any Authority, granted or denied by express action or deemed to have been granted or denied for lack of action within a specified period of time, in addition to all corporate, shareholder, partner, creditor and any third party consents or approvals, including all Relevant Authorizations.

          “ANEEL Authorization” has the meaning laid down in Clause 3.7.1.

Annex 1-2

          “Relevant Authorization” means each Authorization that is required under Applicable Law: (a) for the Senior Debt and each Senior Loan Disbursement to be executed and the Financial Plan to be implemented; (b) for the Issuer to conduct its business as it is currently doing and as provided in the Transaction Documents; (c) for the Project to be carried out in accordance with the Transaction Documents; (d) for the signature, delivery, performance, validity and enforceability of the Transaction Documents and the performance, by each of the parties thereto, of its obligations provided therein; (e) for the Secured Parties to exercise their rights and remedies under the Financing Documents; (f) for all amounts due under or related to the Financing Documents to be remitted to the Senior Creditors or their assignees in U.S. dollars; or (g) for the Project to comply with the Socio-environmental Requirements, except for an Authorization that (x) is routine and obtainable in the regular course of business and (y) the failure to do so is not expected to in any way prohibit or restrict to a substantial degree any of the above provisions or result in a Material Adverse Effect.

          “B3” has the meaning laid down in Clause 2.6.1(a).

          “BACEN” has the meaning provided for in Clause 3.5.3(a).

          “Connecting Bay” means the areas corresponding to the Project’s connecting bay.

          “Acceptable Commercial Bank” means a commercial bank incorporated under the laws of the United Kingdom of Great Britain and Northern Ireland, any member country of the European Union or the United States of America, or any other State, or Brazil, that has total assets in excess of US$ 1,000,000,000.00 (one billion US dollars) and has an Acceptable Rating.

          “Correspondent Bank” means Banco Santander S.A.

          “Offshore Account Bank” means Citibank, N.A., a national banking association, existing and organized under the laws of the United States of America,

          “Onshore Account Bank” stands for Banco Citibank S.A..

          “Swiss Account Bank” means Credit Suisse AG, acting in its capacity as a Swiss account bank.

          “Debenture Conversion Bank” means Banco de Investimentos Credit Suisse (Brazil) S.A..

          “Settling Bank” has the meaning provided for in Clause 3.6.1.

          “Account Banks” means jointly the Offshore Account Bank, the Onshore Account Bank and the Swiss Account Bank.

          “SUDENE tax benefits” means a reduction of up to 75% in the Legal Entity Income Tax due by the Issuer for a period of 10 (ten) years according to the Applicable Law.

          “Subscription Bulletin” means the subscription form to be signed by the Bondholders. “Cancellation of Deferral” has the meaning provided for in Clause 5.7.8.

Annex 1-3

          “CAO” means the Ombudsman of the Compliance Advisor, the IFC’s independent mechanism that responds impartially to the socio-environmental concerns of communities affected by IFC-financed projects and seeks to improve the socio-environmental outcomes of such projects.

          “Share Capital” means, in relation to any Person (other than an Individual), all shares of the share capital of any class or other equity of any kind, regardless of the name, issue of such Person, and any and all subscription warrants, convertible debentures or convertible debt, options or other rights to purchase, subscribe for or acquire any of the items listed above.

          “Comfort Letter of LNG SPA” means the Comfort Letter, dated December 6, 2017, from Qatar Petroleum and ExxonMobil Investments LLC to the Issuer.

          “Acceptable Letter of Credit” means a standby letter of credit issued by an Acceptable Commercial Bank [or exclusively for amounts not exceeding US$9,000,000.00 (nine million U.S. dollars), in relation to any letter of credit to be issued in favor of EBRASIL with respect to its Contingent Equity Contributions, issued by Banco Santander (Brazil) S.A., by Itaú Unibanco Holding S.A, Banco do Brasil S.A, Banco Rabobank International Brasil S.A. or Banco Société Générale Brasil S.A. to the extent that such commercial bank or agency is an Acceptable Local Financial Institution], in form and substance satisfactory to the Representatives of the Senior Creditors and that, in any event, complies with the following requirements: (a) the amounts available under such letter of credit may be drawn at any time, periodically, in whole or in part from the date of issue to maturity upon request, without presentation of any document other than a drawing certificate (drawing certificate) and copies of the letter of credit; (b) (i) such letter of credit is issued valid at least for one (1) year and provides that, upon expiration, it shall be automatically renewed for a further period of one (1) year unless at least forty-five (45) days prior to the scheduled expiration date, the Issuer notifies the Inter-Creditors Agent that the letter of credit will not be renewed and (ii) if the Issuer does not replace the letter of credit within thirty (30) days from the date of such nonrenewal notification, the Offshore Guarantee Agent or the Onshore Guarantee Agent, as applicable, shall be entitled to withdraw all amounts then available under the letter of credit at any time prior to its expiration; (c) the Offshore Guarantee Agent or the Onshore Guarantee Agent, as applicable, is appointed as the sole beneficiary of such letter of credit and shall have the right to withdraw amounts in accordance with its terms, and (i) in the event of a decrease in the rating of the entity issuing such letter of credit, has the right to withdraw the full amount, if the said letter of credit is not replaced by another Acceptable Letter of Credit within thirty (30) days, and (ii) in the event of a decrease by two or more grades of the rating of the issuer of said letter of credit, has the right to draw the full amount, if said letter of credit is not replaced by another Acceptable Letter of Credit within fifteen (15) days; (d) the Issuer has no obligation to reimburse or obligation towards the issuer of such letter of credit and the issuer has irrevocably waived any claim or other rights against the Issuer which may result from the issuance, existence or performance of its obligations under such letter of credit, including rights of subrogation, irrespective of such claim, appeal or right arising from principles of equity or under the terms of contract, law, or customary law; and (e) such letter of credit is subject to the International Standby Credit Letters Practices 1998 (International Standby Practices 1998 or ISP 98) as set forth in International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and effective from time to time (or other letter of credit practices that are acceptable to Senior Creditor Representatives); and to the extent that there is no inconsistency, be governed and interpreted in accordance with the laws of the State of New York (or exclusively with respect to the letter of credit to be issued on behalf of EBRASIL with respect to its Contingent Asset Contributions, be governed and interpreted in accordance with the laws of Brazil).

Annex 1-4

          “Closing Date Letter of Credit” means the Irreversible Letter of Credit, to be issued to the Offshore Guarantee Agent as beneficiary, by the Issuer of the Closing Date Letter of Credit on behalf of the Issuer.

          “Reserve Credit Letter” has the meaning provided for in the Account Agreement.

          “Credit Letters in support of Contribution to the Assets” has the meaning assigned in the Share Support and Retention Agreement.

          “CS letter” means the letter to be signed between the Hedge Agent and the Issuer.

          “Pump House” means the Project’s sea water suction pump house.

          “Revised Basic Case” means a Basic Case that has been updated by the Issuer as required by Clauses 9.1(hh), 9.1(ii), 9.1(jj), 9.1(kk), 9.1(ll) and 9.1(mm).

          “Basic Case” means the Issuer’s financial projections for the Project, prepared by an Authorized Representative of the Issuer in accordance with the Financial Plan and the Project Cost Statement, delivered in electronic format, along with its corresponding computer template and contained in Appendix 2 (Basic Case) of the CTA, or the most recent Revised Basic Case, delivered in accordance with Clauses 9.1(11), 9.1(ll) and 9.1(mm).

          “CCEARs” has the meaning provided for in Clause 4.1.1(c).

          “CCEE” stands for Chamber of Electricity Power Marketing.

          “Financial Conclusion Certificate of the Issuer” means a certificate in the form of Annex 17 [(Model Certificate of Financial Conclusion of the Debtor) to the CTA.

          “Technical Completion Certificate of the Issuer” means a certificate in the form of Annex 16A [(Model Certificate of Technical Completion of the Debtor)] to the CTA.

          “Technical Conclusion Certificate of the Independent Engineer” means a certificate in the form of Annex 16B (Model Certificate of Technical Completion of the Independent Engineer)]to the CTA.

          “Assignment and Authority Certificate” means the certificate provided to the Inter-Creditors Agent by the Issuer or other Party of the Loan as set out in Annex 5 (Model Assignment and Authority Certificate of the Borrowing Party) to the CTA.

          “Issuer’s Commercial Operation Certificate” means a certificate in the form of Annex 16A (Model Debtor’s Commercial Operation Certificate) to the CTA.

Annex 1-5

          “Independent Engineer’s Commercial Operation Certificate” means a certificate in the form of Annex 15B (Model Independent Engineer’s Commercial Operation Certificate) to the CTA.

          “Withdrawal/Transfer Certificate” has the meaning established in the Account Agreement.

          “Withdrawal/Transfer Certificate” has the meaning established in the Project Creditors Agreement.

          “CHESF” stands for Companhia Hidro Elétrica do São Francisco – CHESF.

          “China Fund” means China Co-Financing Fund for Latin America and the Caribbean, a fund established and existing under a Trust Fund Agreement between the People’s Bank of China and IDB, dated January 14, 2013.

          “CMN” means the National Monetary Council.

          “CNPJ/MF” has the meaning set forth in the Preamble.

          “SERV Coverage” has the meaning provided for in Clause 4.4.1.

          “Code” means the United States Internal Revenue Service Code of 1986 as amended.

          “CODISE” means the Sergipe Economic Development Company – CODISE.

          “Senior Loan Commitment” means each commitment by Senior Lenders to grant Senior Loans under their Senior Loan Agreements.

          “Contingent Asset Commitment” has the meaning set forth in the Share Support and Retention Agreement.

          “Optional Full Early Redemption Notice” has the meaning set forth in Clause 6.2.2.

Annex 1-6

          “Financial Conclusion” means the fulfillment to the satisfaction of the Senior Creditors’ Representatives of each of the following requirements: (a) the Technical Conclusion Date has occurred; (b) the Inter-Creditors Agent has received the Issuer’s audited unqualified Financial Statements for the twelve (12) consecutive month period ending on the Interest Payment Date immediately prior to the Financial Conclusion Date, confirming that the Historical Index of Debt Service Coverage for that period was equal to or greater 1.20:1.00; (c) the Inter-Creditors Agent has received a Revised Basic Case, which indicates a Projected Index of Debt Service Coverage for each of the two (2) 6 (six) month periods beginning on the most recent Interest Payment Date of at least 1.20:1.00; (d) the Service of the Debt Reserve Accounts contain the Required Balances; (e) there is no violation, no fines or penalties have been collected or are pending against the Issuer under the terms of ANEEL’s Authorization that have caused or may reasonably be expected to cause a Material Adverse Effect; (f) the Inter-creditors Agent has received: (i) a report from the Auditors in form and substance satisfactory to the Senior Creditor Representatives, indicating that the requirements set forth in item (b) above have been satisfied and containing reasonable details of all information necessary to calculate (and providing the calculations necessary to determine) the required index; (ii) a statement by the Issuer that, on the date of the Financial Statements submitted pursuant to item (b) above, the ANEEL Authorization remains in full force and effect and, in accordance with the Certificate of Compliance with the Electricity Sector Obligations, there have been no pending relevant fines or penalties against the Issuer under the terms of the ANEEL Authorization which have caused or may reasonably be expected to cause a Material Adverse Effect; (iii) a statement by the Issuer that it has paid all undisputed obligations due and required under any Project Document (and that any contestable payments are being discussed in good faith and the Issuer has established adequate reserves for them); (iv) a statement by the Issuer that security interests in respect of the Secured Property have been established and improved in respect of all Project land, equipment, vehicles, Project Documents and other Project assets required by the Financing Documents to be subject to such security interests in rem; (g) no Default has occurred and is still outstanding; (h) all representations and warranties in the Financing Documents are true and correct in all material respects (or, if qualified by materiality, in all respects) unless made at an earlier date, in which case they must be true and correct on such date; except that references to the Financial Statements or the Basic Case will be considered references to the most recent Financial Statements and Basic Case, delivered to the Inter-Creditors Agent; (i) the first senior debt principal payment has been made; (j) the aggregate amount of funds in or credited to (including any credit support as permitted by the LNG SPA) the SPA LNG Custody Account is at least the Required Balance of the SPA LNG Custody Account; and (k) the Issuer has delivered to the Inter-Creditor Agent its Certificate of Financial Conclusion, attesting that the requirements set forth in items (a) to (i) above have been met.

Annex 1-7

          “Technical Conclusion” means the fulfillment to the satisfaction of the Senior Creditors Representatives of each of the following requirements: (a) the Commercial Operation has taken place, (b) the EPC Contractor has paid all Delay Liquidated Damages (as defined in the EPC Agreement) due under the EPC Agreement; (c)) the Independent Engineer has delivered to the Inter-Creditors Agent a certificate for the purpose of evidencing that the Provisional Acceptance Date has occurred and (i) the Plant has reached the Guaranteed Values (as defined in the EPC Agreement) or (ii) the Issuer has paid the Senior Debt in an amount equivalent to the Performance Indemnity (as defined in the EPC Agreement), due in relation to the corresponding failure to reach the Guaranteed Values; (d) the Debt Service Accounts and Reserve contain the Required Balances; (e) there is (i) no pending demand: by contractors, including Contractors, with respect to the construction of the Project (other than withholdings pursuant to the terms of the Construction Contracts and claims that are being contested in good faith and with respect to which the Issuer has established appropriate reserves) and (ii) pending fines, indemnities or penalties against the Issuer under any Project Document (except for those that are being contested in good faith and with respect to which the Issuer has established appropriate reserves) in accordance with the applicable Accounting Principles; (f) the Issuer has provided the Creditor Agent with a copy of the initial O&M Budget (or an update of it if the Project is already in operation and the initial O&M Budget has already been provided); (g) no Default has occurred and is still in progress; (h) all Socioenvironmental Requirements have been satisfied; (i) all Project Documents are in full force and effect and no default or force majeure event exists under any Project Document; (j) the Inter-Creditors Agent has received a report from the Insurance Advisor confirming that the insurance to be maintained in accordance with the CTA is in full force and effect; (k) all representations and warranties in the Financing Documents are true and correct in all material respects (or if they are qualified by materiality in all respects), except if provided at an earlier date, in which case they were true and correct on that date; provided that references to the Financial Statements or the Basic Case shall be deemed to be references to the most recent Financial Statements and Basic Case delivered to the Inter-Creditor Agent, (l) the Inter-Creditor Agent has received a maintenance plan for the Anchoring System; and (m) the Issuer has delivered to the Inter-Creditor Agent a certificate attesting that the requirements set out in paragraphs (a) to (l) above have been satisfied.

Annex 1-8

          “Restricted Payment Condition” has the meaning provided for in Clause 9.2(b).

          “Deferral Conditions” has the meaning provided for in Clause 5.7.1.

         “Conditions for Completion of Coverage” means the conditions set out in Article 13 of the SERV’s Federal Act on the Swiss Export Risk Guarantee to permit completion of the coverage, contained in Annex 3.

          “Economic and Market Advisor” means Mercados Energéticos Consultores S.A., or any other Person appointed by the Senior Creditors Representatives to act as market advisor to the Senior Creditors for the purposes of this Deed.

          “Insurance Advisor” means Willis Limited or any other Person appointed by the Senior Creditor Representatives to act as insurance advisor to the Senior Creditors for the purposes of this Deed and the Insurance Monitoring Agreement.

          “Tax Consultant” stands for Ernst & Young Brazil.

          “Consultants” means the Socioenvironmental Consultant, the Insurance Consultant, the Model Auditor, the Tax Consultant, the Economic and Market Consultant, the Independent Engineer and any other independent expert hired by the Senior Creditors’ Representatives (on behalf of the Senior Creditors) to perform the services to be executed under the terms of any of the Financing Documents or related to the operations foreseen therein.

          “Consultants of SERV” means Ernst & Young and AHB Rechtsanwälte Steuerberater Arends Hofert Bergemann Part GmbB.

          “Account for Equity Contribution” has the meaning established in the Accounts Agreement.

          “LNG SPA Custody Account” has the meaning established in the Share Support and Retention Agreement.

          “SUDENE Maintenance Account” has the meaning established in the Account Agreement.

          “Account for the Payment of Service to the Debentures” has the meaning provided in Clause 4.5. l(b).

          “Restricted Payment Account” means an account designated as such to be established and maintained in accordance with the Accounts Agreement, including any subaccounts.

Annex 1-9

          “Funds of the Debentures Account(Offshore)” has the meaning established in the Accounts Agreement.

          “Funds of the Debentures Account(Onshore)” has the meaning established in the Accounts Agreement.

          “Unrestricted Account” means a bank account, if any, maintained by the Issuer in Brazil in which no funds may be deposited except for the proceeds of Restricted Payments the realization of which is permitted under this Deed and the CTA, the details of which must be provided to the Inter-Creditors Agent by the Issuer in writing prior to or concurrently with the opening of such account, but, in any event, at least five (5) Business Days before such account receives any transfer or deposit.

          “Onshore Account for the Payment of the SERV Coverage” has the meaning provided for in Clause 4.4.11.

          “Account for Maintenance of Advanced Payment of Debentures and Sales Option” has the meaning provided in Clause 4.5.1(e).

          “Debentures Accounts” has the meaning provided for in Clause 4.5.1.

          “Revenue Collection Accounts” has the meaning established in the Accounts Agreement.

          “Proiect Guarantee Accounts” has the meaning set forth in Clause 4.5.1(f).

          “Reserve Accounts for Debt Service” means jointly the DSRA of the Debentures, the DSRA of IFC, the Offshore DSRA of IDB Invest and the Onshore DSRA of IDB Invest.

          “Offshore Project Accounts” means the accounts designated as such to be established and maintained in accordance with the Accounts Agreement.

          “Onshore Project Accounts” means the accounts designated as such to be established and maintained in accordance with the Accounts Agreement.

          “Swiss Project Accounts” means the accounts designated as such to be established and maintained in accordance with the Accounts Agreement.

          “Specified Accounts” has the meaning foreseen in the Accounts Agreement.

          “Swiss content” has the meaning established in Article 3 of the SERV Ordinance on the Swiss Export Risk Guarantee.

          “EPC contractor” means, jointly, General Electric (Switzerland) GmbH, a company incorporated and existing under the laws of Switzerland, having its registered office at Brown Boveri Strasse, 7, 5400 Baden, Switzerland; General Electric International Inc, a company incorporated and existing under the laws of the State of Delaware, United States of America, with head offices at 1 River Road, Schenectady, NY, 12345-6000; Alstom Energia Térmica e Indústria Ltda, a company incorporated and existing under the laws of Brazil, with head offices at Avenida Embaixador Macedo Soares, 10001-B, Vila Anastácio, 05095-035, in the City of São Paulo; and Grid Solutions Transmissão de Energia Ltda, a company incorporated and existing under the laws of Brazil, with head offices at Avenida Embaixador Macedo Soares, 10.001, building 41, room 500, Vila Anastácio – Zip Code 05095-035, in the City of São Paulo. ATÉ AQUI

Annex 1-10

          “EPCI Contractor” means Sapura Energy do Brasil Ltda., a company incorporated and existing under the laws of Brazil, with headquarters at Rua Voluntários da Pátria, 89, salas 103/104 Botafogo, Zip Code 22270-000, in the City of Rio de Janeiro, Brazil.

          “Contractor” means the EPC Contractor and the EPCI Contractor.

          “Coverage Contractor” has the meaning set forth in the Preamble.

          “Plant CSA Agreement” means the Contractual Services Agreement entered into on December 22nd, 2016 between the Plant Operators and the Issuer pursuant to which the Plant Operators shall provide the Issuer with certain complementary maintenance services in relation to the Plant as added by Amendment No. 1, dated March 9th, 2018.

          “Bareboat Charter Contract of FSRU” means the Freight Agreement to the Naked Hull, dated March 23, 2018, between FSRU’s Available Owner and the Issuer, regarding FSRU’s charter.

          “Chattel Mortgage and Conditional Enjoyment of Shares” has the meaning provided for in Clause 4.1.1(a).

          “Closing Date Letter of Credit Agreement” means the Agreement and Application for Irrevocable Letter of Credit to be entered into between the Closing Date Letter of Credit Issuer and the Issuer.

          “Fiduciary and Conditional Assignment Agreement” has the meaning foreseen in Clause.

          “Plant Use Concession Contract” means the Concession Contract of Real Right of Use with Purchase Option, entered into on September 28, 2016, between Golar Power Participações S.A. and CODISE in relation to the site of the Power Plant and the Private Assignment Instrument, entered into on December 21, 2016, between Golar Power Brasil Participações S.A., CODISE and the Issuer by means of which the rights and obligations of the Plant Use Concession Contract were partially assigned to the Issuer.

         “Corridor Use Concession Contract” means the  Concession Contract of Real Right of Use with Purchase Option, entered into on March 10, 2017, between Golar Power Participações S.A. and CODISE, in relation to the location of the Gas Pipeline and the Private Instrument of Assignment, entered into between Golar Power Brasil Participações S.A., CODISE and the Issuer.

          “Account Agreement” means the Account and Guarantee Agreement to be entered into between the Issuer, the Direct Shareholder, the Issuer of the Closing Date Letter of Credit, the Offshore Bank of Accounts, the Onshore Bank of Accounts, the Swiss Bank of Accounts, the Debenture Conversion Bank, the Offshore Guarantee Agent, the Onshore Guarantee Agent, the Trustee, the Coverage Agent and the Inter-Creditors Agent.

Annex 1-11

          “Swiss Custody Agreement” means the account opening documentation, dated from, between the Issuer and Credit Suisse AG, as custodian.

          “Distribution Agreement” has the meaning provided for in Clause 3.5.1.

                           “IDB Invest’s Loan Agreement” means that IDB Invest Loan Agreement to be entered into between the Issuer, IDB Invest (in its capacity as Lender of the Senior Loan of IDB Invest; in its capacity as a separate agent of IDB; and in its capacity as agent of IDB, the latter as administrator of the China Fund).

          “IFC Loan Agreement” means that IFC Loan Agreement to be entered into between the Issuer and the IFC.

                          “Subordinated Loan Agreement” means any contract entered into between the Issuer and the Direct Shareholder in the form of Appendix 21 (Model of Subordinated Loan Agreement) of the CTA or in a form and substance satisfactory to the Senior Creditors’ Representatives and subordinated to the Senior Debt.

          “Anchor System Supply Agreement” means the agreement for the supply of the Anchor System dated May 5th, 2017 between the Anchor System Supplier and the Issuer.

         “Insurance Monitoring Contract” means the Insurance Consulting and Monitoring Contract, to be entered into between the Issuer, the Inter-Creditors Agent and the Insurance Consultant, related to the monitoring of the Project by the Insurance Consultant.

          “Independent Engineer Monitoring Agreement” means the Independent Engineer Monitoring Agreement, to be entered into between the Issuer, the Inter-Creditors Agent and the Independent Engineer, related to the monitoring of the Project by the Independent Engineer.

          “Plant O&M Agreement” means the O&M Agreement dated 22 December 2016, between the Plant Operators and the Issuer, relating to the operation of the Plant, as amended by Amendment No. 1, dated March 9, 2018.

          “FSRU Service Rendering Agreement” means the Operation and Services Agreement, dated March 23, 2018, between the FSRU Operator and the Issuer, relating to the operation of FSRU.

          “FSRU Support Services Agreement” means any support services agreement with respect to FSRU operations and LNG carrier mooring to be entered into between the Issuer and an Acceptable Support Services Provider.

         “Share Support and Retention Agreement” means the Share Support and Retention Agreement to be entered into between the Issuer, the Direct Shareholder, the Sponsors, the Shareholders, Golar’s Controlling Shareholders, the Inter-Creditors Agent and the Guarantee Agents.

Annex 1-12

          “Agreement between Proiect Creditor Agreement” means the Agreement between Creditors, dated to be entered into between the Senior Creditor Representatives, the Issuer of the Closing Date Letter of Credit, the Inter-Creditors Agent, the Coverage Agent and the Guarantee Agents.

          “EPC Contract” means the Engineering, Procurement and Construction Agreement dated 14 October 2016 (as amended by the Requests for Amendment listed in Appendix 2 (Requests for Amendment) to the CTA, and as amended by the First Amendment executed on December 29th, 2016, Second Amendment executed on February 6th, 2017, Third Amendment executed on September 14, 2017, Fourth Amendment executed on October 18, 2017, Fifth Amendment executed on November 29, 2017 and Sixth Amendment executed on March 9, 2018, 2018 and other changes performed over time), between the Issuer and the EPC Contractor for the construction of the Plant and the Transmission Line.

          “EPCI Contract” means the Engineering, Procurement and Construction Contract, dated October 27, 2017, between the Issuer and the EPCI Contractor for (x) the construction and commissioning of the Pipeline and (y) the transportation, installation and commissioning of the Anchoring System, as added by Amendment no. 1, dated March 22, 2018.

          “QE Contract” means any contract of peaceful enjoyment, in form and substance satisfactory to the Senior Creditors’ Representatives, between the creditors of FSRU’s Registered Owner (or their Guarantee Agent), FSRU’s Registered Owner, FSRU’s Available Owner, the Issuer and the Offshore Guarantee Agent regarding the FSRU; a contract of peaceful enjoyment in the form required under the Direct Contract with respect to the Bareboat Chartering Contract will be deemed in form and substance satisfactory to the Senior Creditors’ Representatives.

          “Real Estate Chattel Mortgage Agreements” has the meaning provided in Clause 4.1.1(i).

          “Construction Contracts” means the EPC Contract and the EPCI Contract.

          “Contracts concerning Obtained Rights on Real Estate” means (i) the Plant Use Concession Agreement, (ii) the Corridor Use Concession Agreement and (iii) the other contracts, agreements or court decisions by means of which the Issuer obtained the Real Estate Rights set forth in Appendix 8 (Relevant Rights on Real Estate) to the CTA.

          “Senior Debt Contracts” means, jointly, Senior Loan Agreements and Deed.

          “Senior Loan Contracts” means the IDB Invest Loan Agreement and the IFC Loan Agreement.

          “Guarantee Contracts” has the meaning provided for in Clause 4.1.1(n).

          “Reimbursement Guarantee Agreement” means the Reimbursement Guarantee Agreement, pursuant to which the Issuer grants first degree security over all its rights, securities and interests in the Citibank, N.A. Reimbursement Agreement, as agent for security for the benefit of the holders of the Offshore Issue Deed notes.

Annex 1-13

          “Guarantee Agreement governed by New York Law” means the Guarantee Agreement, dated of, to be entered into between the Issuer and the Offshore Guarantee Agent.

          “Interconnection Contracts” means (i) the contract for the use of the transmission system in relation to the use of the public network by the Issuer, using the infrastructure of the transmission concessionaires, entered into between the Issuer, ONS and the transmission concessionaires (represented by ONS) and (ii) the contract for connection to the transmission system, in relation to the connection of the Issuer’s private power transmission systems to the public network, through the substation of CHESF, entered into between the Issuer, CHESF and ONS.

          “Monitoring Contracts” means: (a) the Independent Engineer Monitoring Contract; (b) the Insurance Monitoring Contract and (c) the Socio-environmental Monitoring Contract.

          “Plant O&M Contracts” means the Plant O&M Contract and the Plant CSA Contract.

          “Redemption Contract” means the Redemption and Clearing Agreement to be entered into between the Issuer, the Offshore Notes Issuer and the Trustee.

          “Acceptable Reserve Contracts” means any bilateral agreements entered into between the Issuer and registered at CCEE for the acquisition of sufficient energy to recompose the ballast and cover any insufficiency in the physical guarantee, under the terms of the CCEARs, in accordance with ANEEL Normative Resolution 595/2013 and applicable regulations.

          “Direct Contracts” means the direct contracts to:

(a)	the EPC Contract;

(b)	the Plant O&M Contracts;

(c)	the EPC Guarantee and the PO Warranties;

(d)	the EPCI Agreement and EPCI Guarantee;

(e)	Anchoring System Supply Contract;

(f)	Bareboat Charter and FSRU BBC Guarantee;

(g)	the FSRU Service Agreement and the FSRU SA Guarantee;

(h)	the LNG SPA; and

(i)	any other Material Document of the Project,

entered into with the Issuer, the applicable Guarantee Agents, and the Material Parts of the Project, in the form and substance satisfactory to the Senior Creditors’ Representatives.

          “Equity Contribution” has the meaning ascribed to it in the Share Support and Retention Agreement.

Annex 1-14

          “Qualifying Equity Contribution” means those Equity Contributions (i) which are not Base or Contingent Equity Contributions and (ii) the proceeds of which are used to pay Project Costs.

          “Base Equity Contributions” has the meaning ascribed to it in the Share Support and Retention Agreement.

          “Contingent Equity Contributions” has the meaning set forth in the Share Support and Retention Agreement.

          “Capital Contributions” means capital contributions documented and made in cash by a Shareholder to the Issuer’s Share Capital.

          “Golar Controlling Shareholders” means jointly Golar LNG and Stonepeak.

          “Control” means, in relation to any Person, any other Person (or Persons, jointly) who directly or indirectly (a) has the power to appoint a majority of the directors (directors and/or officers) of that Person, (b) holds a majority of the voting rights at any meeting of shareholders of such Person, or (c) exercises the right to direct or influence the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise (“Controller” and “Controlled” have corresponding meanings).

          “Leader Coordinator” has the meaning provided for in Clause 3.5.1.

          “Subordinated Creditor” means the Direct Shareholder as a creditor of Subordinated Loans.

          “Senior Creditor” means, jointly, the Debenture Holders and the Senior Lenders (and SERV, in the event of subrogation of the rights of the Debentures, under the terms of the SERV Coverage).

          “Construction Schedule” means the Initial Construction Schedule as amended by the Issuer over time in accordance with Clause 9.2(rr), provided that the Construction Schedule is in the form of the draft in Annex 15 (Model Initial Construction Schedule) to the CTA.

          “Initial Construction Schedule” means the construction schedule annexed to the CTA in the form of Appendix 15 (Initial Construction Schedule) to the CTA.

          “CTA” has the meaning foreseen in the recitals.

          “Patrimonial Healing” has the meaning foreseen in Clause 8.1.1(e).

          “Costs” means any costs, expenses or losses incurred by any of the Senior Lenders in relation to the Senior Loans directly arising from any of the events described in Clause 2.13(d) of the CTA, with all determinations made by the respective Senior Lender, consisting, without duplication, of (a) Redemption Amount and costs specified in Clause 3.05 of the IFC Loan Agreement and in Clause 3.3 of the IDB Invest Loan Agreement.

Annex 1-15

          “Financing Costs” means interest, fees (including Commitment Fees), all other costs, charges and expenses with Financial Debt associated with this Deed or any other Financing Document.

          “Project Costs” means the costs associated with the design, construction and start-up of the Project and unless specified in item (e) of the definition of Operating Expenses specified in the Financial Plan, in the Basic Case and the Project Cost Statement, including without duplication: (a) costs incurred by the Issuer, directly and indirectly related to the development, design, engineering and construction of the Project, including’ for the avoidance of doubt, the purchase of the LNG for the purpose of commissioning the Plant: (b) fees and expenses incurred by or on behalf of the Issuer in connection with the development of the Project and the consummation of the operations contemplated in the Operating Documents, including financial, accounting, legal, topographic and consulting fees, including interest, commissions, fees, prepayment premiums; (c) taxes incurred by the Issuer in connection with the Project before the Technical Completion Date; (d) Operating Expenses incurred before that which occurs first between January 2020 and the Commercial Operation Date; (e) financing of the Debt Service Reserve Accounts prior to the Technical Completion Date; (f) insurance premiums in respect of insurance and reinsurance required under the Transaction Documents, incurred prior to the Technical Completion Date; (g) Finance Costs and any other costs or expenses due by the Issuer under the terms of the Financing Documents, incurred prior to the Technical Completion Date; and (h) any other costs and expenses approved as construction costs by the Inter-Creditors Agent (acting on the instructions of the Senior Creditors).

          “CVU” means variable unit cost, calculated according to the CCEARs.

          “FSRU Acceptance Date” means the “Acceptance Date” as defined in the FSRU Bareboat Charter Agreement.

          “Provisional Acceptance Date” has the meaning provided for in the EPC Contract.

          “Amortization Date” has the meaning provided for in Clause 5.3.1.

          “Calculation Date” means the last day of March, June, September, and December of each Fiscal Year.

          “Date of Financial Conclusion” means the date on which the Inter-Creditors Agent (acting on behalf of the Senior Creditor Representatives’ instructions) notifies the Issuer in writing that the requirements for Financial Conclusion have been met to the satisfaction of the Senior Creditor Representatives.

          “Date of Technical Completion” means the date on which the Inter-Creditors Agent (acting on instructions from the Senior Creditor Representatives) notifies the Issuer in writing that the Issuer’s Technical Completion Certificate and the Independent Engineer’s Technical Completion Certificate are satisfactory to the Senior Creditors’ Representatives.

          “Date of Guaranteed Technical Completion” means 30 September 2020.

Annex 1-16

          “Senior Loan Disbursement Date” means the date on which the proceeds of a Senior Loan Disbursement are released to the Issuer, which shall be one business day prior to the Senior Loan Commitment End Date.

          “Effectiveness Date” has the meaning provided for in Clause 4.4.17.

          “Date of Issue” has the meaning foreseen in Clause 5.1.3.

          “Option Closing Date” has the meaning set forth in Clause 7.1.2.

          “Deferral Implementation Date” has the meaning set forth in Clause 5.7.4.

          “Date of commencement of delivery of the CCEAR” means, in respect of each CCEAR, January 1st, 2020 or earlier date agreed by the parties to that CCEAR, in accordance with their terms.

          “Date of Commercial Operation” means the date on which the Inter-Creditor Agent notifies the Issuer in writing that the Issuer’s Commercial Operation Certificate and the Independent Engineer’s Commercial Operation Certificate are satisfactory to the required Senior Creditor Representatives.

          “Date of Guaranteed Commercial Operation” means December 31, 2019.

          “Remuneratory Interest Payment Date” has the meaning provided for in Clause 5.2.3.

          “Interest Payment Date” means April 15 and October 15 of each year.

          “Restricted Payment Date” means a date after the First Payment Date chosen by the Issuer that does not exceed 45 (forty-five) days from an Interest Payment Date.

          “Completion Date of Custody Account of LNG SPA” means the date which is fifteen (15) days before the first shipment under the LNG SPA.

          “Sponsor Satisfaction Date” means the event that occurs first between (a) the Financial Completion Date and (b) the date on which the Contingent Capital Commitment (as defined in the Share Support and Retention Agreement) is reduced to zero.

          “Date of Subscription and Payment” has the meaning foreseen in Clause 5.1.8.

          “Senior Loan Commitment Expiration Date” means the first occurring between, (a) the Technical Completion Date; (b) May 15, 2020 (or such later date as may be otherwise agreed in writing between Issuer and Senior Lenders); (c) the date on which the Senior Loan Commitments were fully disbursed! and (d) the date on which the Senior Loan Commitments are fully canceled in accordance with the terms of CTA Clause 2.11 (d)(Suspension and Cancellation of Senior Loan Commitments).

          “Expiration Date” has the meaning set forth in Clause 5.1.4.

          “Trigger Date of Adjournment Event” has the meaning provided in Clause 5.7.1.

Annex 1-17

          “Date of Optional Total Early Redemption” has the meaning set forth in Clause 6.2.2.

          “Fiscal Quarter End Date” means each March 31, June 30, September 30 and December 31.

          “Date of Release of Closing Date Letter of Credit” means the date on which (a) the Closing Date Letter of Credit is returned to the Issuer of the Closing Date Letter of Credit without having been executed and (b) the Lien provided in item (f) of the definition of “Permitted Liens” has been released.

          “Debentures” has the meaning set forth in Clause 2.1.

          “Debentures of the Option” has the meaning provided for in Clause 7.1.2.

          “Debentures in Circulation” has the meaning provided for in Clause 12.3.1.1.

          “Debenture Holders” has the meaning provided for in Clause 3.6.3.

          “Parallel Debt” has the meaning assigned in the Account Agreement.

          “Financial Index Compliance Statement” means a statement in the form of CTA Appendix 7 (Financial Index Compliance Statement).

          “Statement of Project Costs” means the estimated Project Costs attached to the CTA as Annex 4 (“Statement of Project Costs”).

          “Tax Returns” means all tax returns, reports, estimates, reports and other documents relating to taxes that must be submitted to any Authority.

          “Financial Statements” means, in respect of any Person, at any relevant date and for the relevant period, as applicable, the balance sheet, income statement, cash flow statement, statement of sources and uses of funds, statement of changes in capital and any notes and appendices thereto, which shall be prepared, in the case of the Issuer, in reais and, in each case, consistently in accordance with the Accounting Principles.

          “Capital Expenditures” means expenses incurred to acquire or construct fixed assets, plants and equipment (including renewals, improvements, repairs and replacements).

          “Operating Expenses” means all cash expenses for the purposes of the Project including, without limitation, costs and expenses consisting of (a) costs and expenses incurred in connection with the ownership, operation and maintenance of the Project, including payments to counterparties to the Project Documents to which the Issuer is a party, in accordance with their respective terms, (b) all taxes charged and due by the Issuer, (c) insurance costs due during this period, (d) legal, accounting and other professional fees related to any of the foregoing, due during this period, (e) the completion of the LNG SPA Custody Account and (f) without duplication, Capital Expenses; provided that all prior costs and expenses are determined on a cash basis, not including depreciation, amortization and other non-monetary items; and provided that, in addition, Operating Expenses do not include Financing Costs.

Annex 1-18

          “DFOM” has the meaning provided for in Clause 9.2(zz).

          “Business Day” has the meaning set forth in Clause 15.8.3.

          “Deferral” has the meaning foreseen in Clause 5.7.3.

          “Real Estate Rights Obtained” means all Real Estate Rights (i) granted to (and obtained by) the Issuer under the Real Estate Rights Obtained Agreements which are not subject to conditions (or the conditions of acquisition of which have been fulfilled) and which have been fully obtained and (ii) for which the Issuer has obtained injunctions to use and legally occupy as described in Part B.3 and Part C.4 of Appendix 8 (Relevant Real Estate Rights) to the CTA or otherwise provided for in this Deed.

          “Relevant Real Estate Rights” means all Real Estate Rights set out in CTA Appendix 8(Relevant Real Estate Rights) and, without duplicity, which are otherwise necessary for: (a) the Issuer to conduct its business as it is conducting and as contemplated in the Transaction Documents; (b) construction, completion, operation and ownership of the Project to be carried out in accordance with the Transaction Documents, including: (i) the installation and operation of the Transmission Line; (ii) the connection of the Transmission Systems to the public network; and (iii) the installation and operation of the Gas Pipeline and Pumphouse; and (c) that the Project complies with the Socio-environmental Requirements (items (a), (b) and (c), the “Purposes of the Operation”), except for the Real Estate Rights that (x) are routine and capable of being obtained in the regular course of business and (y) when the failure to obtain them is not expected to, in any way, prohibit or restrict at a substantial level any of the above provisions or result in a Material Adverse Effect.

          “Real Estate Rights” means all ownership rights, rights in leases, rights of way, easements or other rights related to land or real estate.

          “Property Rights” means, in relation to a Person (other than an individual), any subscriptions, options, warrants, commitments, preemptive rights or arrangements of any kind (including voting arrangements and shareholder agreements) for the issue, sale, registration or exercise of voting rights arising from any interest in the Share Capital of such Person, or conversion of securities into an interest in the Share Capital of such Person.

          “Divergence over Conversion Rate” means, in relation to BRL PTAX (BRL09), and upon notice to Trade Association for the Emerging Markets, or EMTA, association, that, in reasonable and independent judgment, as notified to EMTA, according to EMTA* BRL Conversion Rate Divergence Procedures of not less than 7 (seven) non-affiliated EMTA members who are considered active market makers in the BRL/USD spot market (not less than 4 (four) of them must be active participants in the BRL/USD spot market), the BRL PTAX rate (BRL09) (after the division of the rates in Brazil and outside Brazil) no longer reflects the then prevailing spot market conversion rate of Brazilian reais/US dollars for wholesale and full-size financial transactions involving the conversion of Brazilian reais/US dollars delivered outside Brazil.

Annex 1-19

          “Debt” means, in respect of any Person, the total (at the calculation date) of all obligations of such Person (actual or contingent) to pay or repay amounts consisting, without duplication, of: (i) the whole Financial Debt; (ii) all payment obligations of such Person (actual or contingent) under any conditional sale or transfer with right of return or obligation to repurchase, including by way of discount or factoring of book entry or receivable debts; and (iii) the amount of any obligation of such Person in respect of any guarantee or indemnification for any of the foregoing (other than Financial Debt) incurred by any other Person, including any letter of credit with return against such Person.

          “Financial Debt” means any debt of the Issuer in relation to: (i) borrowed money; (ii) the outstanding principal amount of any bonds, debentures, notes, loan shares, commercial paper, acceptance credits, securities or promissory notes, accepted, approved or issued by the Issuer; (iii) the deferred purchase price of assets or services (except for trade accounts incurred and payable in the ordinary course of business to trade creditors, within ninety (90) days from the date they are incurred and not in arrears); (iv) noncontingent obligations of the Issuer to reimburse any other person for amounts paid by such person pursuant to a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued to secure obligations of the Issuer with respect to business accounts incurred and payable in the ordinary course of business to business creditors, within ninety (90) days from the date they are incurred and which are not in arrears); (v) the amount of any obligation with respect to any Lease Obligations; (vi) amounts drawn down by the Issuer through any other transaction that has the financial effect of a borrowing and that are classified as a borrowing (and not as an off-balance sheet financing) in accordance with the Accounting Principles; (vii) the amount of the Issuer’s obligations in Transactions with Derivatives entered into by the Issuer (considering only the net amount owed by the Issuer, after the marking of the respective Transactions with Derivatives to the market); (viii) any premium due and payable with respect to a redemption or substitution of any of the preceding items; and (ix) without double counting, the amount of any obligation with respect to any guarantee (except as provided in the CTA definition of Financial Debt) or indemnity by the Issuer with respect to any of the preceding items incurred by any other person.

          “Senior Debt” means, in aggregate, the Senior Loans and Debentures (including, for the avoidance of doubt, the SERV Subrogated Bond, if any).

          “Documents of Standby Guarantee and of the Credit” has the meaning assigned to it in the Share Support and Retention Agreement.

          “Transaction Documents” means the Project Documents, the Financing Documents and any other documents considered as such in the CTA.

          “Hedging Documents” means all documents related to Clause 4.0 l(w) of the CTA.

          “Credit Support Documents” means the Letters of Credit in Support of Contribution to Equity, the Reserve Letters of Credit and the Standby Guarantee.

         “Financing Documents” means, collectively: (a) the CTA; (b) the Senior Debt Agreements; (c) each Note; (d) the Proposals of Fees; (e) the Package of Guarantees- (f) the Share Support and Retention Agreement; (g) the Credit Support Documents- (h) the Direct Contracts; (i) the Monitoring Contracts; (j) the Hedging Documents, (k) the Project Creditor Agreement; (1) the Swiss Custody Agreement; (m) the CS Letter; and (n) all documents relating to the financing of the Project that are entered into after this date and designated by the Creditor Agent and the Issuer as Financing Documents.

Annex 1-20

          “Project Documents” means: (a) the Relevant Project Documents; (b) each FSRU Support Services Agreement; (c) each guarantee, letter of credit and other credit support issued in favor of the Issuer under any of the foregoing, and (d) all other documents, contracts or agreements entered into after this date and related to the Project that are not Relevant Project Documents, including documents related to the construction, operation or maintenance of the Project.

          “Related Documents” means (a) the Shareholders Agreement; (b) any Subordinated Loan Agreement, if any; (c) the Documents of the Standby Guarantee and the Credit and (d) any other documents provided for in the definition of Related Documents in the CTA.

          “Relevant Project Documents” means: (a) the ANEEL Authorization; (b) the EPC Contract; (c) the EPCI Agreement; (d) the EPC Guarantee; (e) the EPCI Guarantee; (f) the Anchoring System Supply Agreement; (g) the O&C Contract; (h) the Plant CSA Contract; (i) the PO Warranties; (j) the FSRU Bareboat Chartering Contract; (k) the FSRU Service Agreement; (l) the FSRU Guarantees; (m) the QE Agreement; (n) the LNG SPA; (o) the LNG SPA Comfort Letter; (p) the CCEARs; (q) the Interconnection Agreements; (r) the Obtained Real Estate Rights Agreements; (s) all Relevant Additional Project Documents; and (t) each guarantee, letter of credit and other credit support issued in favor of the Issuer under any of the foregoing.

         “Additional Relevant Project Documents” means any contract or agreement relating to the Project, including those for the use of FSRU’s capacity and other Project assets, to construct and operate one or more additional energy units and/or a natural gas supply business, entered into by the Issuer after this date, providing for cash obligations or revenues in excess of USD 5.000,000.00 (five million five hundred thousand U.S. dollars), in any Fiscal Year or USD 20,000,000.00 (twenty million U.S. dollars), in total or foreseeing relevant non-monetary obligations.

          “Organizational Documents” means, in respect of any Person (other than an individual), bylaws, articles of association, acts or other documents of incorporation and of a corporate nature, however they may be called, of such Person.

          “DSRA of the Debentures” has the meaning set forth in Clause 4.5.1(c).

          “DSRA of IDB Invest Offshore” means an account designated as such to be created and maintained in accordance with the Account Agreement.

          “DSRA of IDB Invest Onshore” means an account designated as such to be created and maintained in accordance with the Account Agreement.

          “DSRA of the IFC” means an account designated as such to be established and maintained in accordance with the Accounts Agreement.

          “DUP” means Declaration of Public Utility, granted to the Issuer by ANEEL Resolution No. 6,680, of October 17, 2017.

Annex 1-21

          “EBRASIL” stands for Eletricidade do Brasil SA – EBRASIL, a joint stock company incorporated under the laws of Brazil, with headquarters in the State of Pernambuco, Brazil.

         “Material Adverse Effect” means a material adverse effect on: (a) (in the case of any Party of the Loan other than the Issuer, only as of the Date of Sponsor’s Satisfaction) any property, operations or condition, financial or otherwise, belonging to a Part of the Loan; (b) (in the case of any Part of the Loan other than the Issuer, only until the Date of Sponsor’s Satisfaction) the ability of any Party of the Loan to perform its relevant obligations or exercise its rights under any Transaction Document to which it is a party; (c) the ability of any Party to the Project to perform its relevant obligations under any relevant Project Document to which it is a party; (d) the rights or remedies of any Secured Party under the Financing Documents; (e) the validity or enforceability of any relevant provision of any Financing Document; or (f) the refinement, priority or enforceability of the Secured Property.

          “Issue” has the meaning provided for in Clause 2.1.

          “Issuer of the Closing Date Letter of Credit” means Goldman Sachs Bank USA.

          “Issuer” has the meaning established in the Preamble.

          “Standby Guarantee Issuers” means the Borrower of the Standby Guarantee (as defined in the Share Support and Retention Agreement) and the Standby Guarantor.

          “China Fund Senior Loan” means the loan made or to be made by IDB Invest, as agent acting on behalf of IDB in its capacity as administrator of the China Fund as lender of said loan, to the Issuer under the IDB Invest Loan Agreement or, as required by the context, its principal amount outstanding over time.

          “IDB Senior Loan” means the loan made or to be made by IDB Invest, in its capacity as agent of IDB as lender of said loan, to the Issuer, in accordance with the IDB Invest Loan Agreement or, as the context requires, its principal amount outstanding over time.

          “IDB Invest Senior Loan” means the loan made or to be made to the Issuer under the terms of the IDB Invest Loan Agreement or, as the context requires, its principal amount outstanding over time.

         “IFC Senior Loan” means the loan made or to be made by the IFC to the Issuer in accordance with the IFC Loan Agreement or, as the context requires, its principal amount outstanding over time.

          “Subordinated Loan” means any subordinated loan provided to the Issuer by the Direct Shareholder under a Subordinated Loan Agreement.

          “Senior Loans” means, jointly, the IDB Invest Senior Loan, the IDB Senior Loan, the China Fund Senior Loan and the IFC Senior Loan.

          “Default Interest and Fines” has the meaning provided for in Clause 5.6.1.

Annex 1-22

          “Allowed Indebtedness” means any of the following: (a) Senior Debt; (b) any Financial Debt specified in the Financial Plan; (c) other guarantees provided in the CTA; (d) any AFACs and any Subordinated Loan; (e) after the Technical Completion Date, commercial debt in aggregate amount not exceeding BRL 20,000,000.00 (twenty million reais), incurred in the normal course of business, and only to the extent that such amounts are incurred in connection with the construction of the Project or, if contemplated in the O&M Budget, operation of the Project; (f) after the Technical Completion Date, Lease Bonds and any other indebtedness incurred by the Issuer to finance the purchase price of basic equipment that is not an integral part of the Project in an aggregate amount of principal not exceeding BRL 30,000,000.00 (thirty million reais), outstanding at any time; (g) obligations of the Issuer in relation to guarantees, guarantee insurance, letters of credit, financial guarantees, completion guarantees or similar instruments that must be delivered in accordance with any Relevant Project Document, as provided in Appendix 17 (Required Credit Support Documents of the Debtor) of the CTA or, otherwise, in a total amount not exceeding BRL 50,000,000.00 (fifty million reais), at any time outstanding, (h) to the extent that it constitutes indebtedness, an indebtedness arising from the satisfaction by a bank or other financial institution of a check, withdrawal or similar instrument against insufficient resources in the normal course of operations or other cash management services in the normal course of business; provided that such indebtedness is extinguished within fifteen (15) Business Days from the date it is incurred; (i) indebtedness consisting solely of the items described in subparagraph (f) of the definition of Permitted Liens; (j) the Parallel Debt; and (k) the obligation to reimburse the Issuer under the Closing Date Letter of Credit Agreement; except that, for the purposes of this definition, any indebtedness incurred, whether actual or contingent, by means of any discount of trade bills or in relation to any credit of a supplier of goods, or under any deferred payment or other similar agreement, shall only be permitted to the extent provided in paragraph (e) of this definition.

          “Independent Engineer” means Mott MacDonald USA, LLC or any other Person appointed by Senior Creditor Representatives to serve as an engineering consultant to the Senior Creditors for the purposes of this Deed and Independent Engineer Monitoring Agreement.

          “Qualified GE Entity” has the meaning set forth in the definition of “Control Change”.

          “ERISA” means the Employee Retirement Income Security Act of 1974, together with the regulations enacted and instructions issued pursuant thereto.

          “Deed” has the meaning provided for in the Recitals.

          “Bookkeeper” has the meaning provided for in Clause 3.6.2.

          “Event of Expropriation” means any event specified in Clause 1)a)i)(1)(z).

          “Deferral Event” has the meaning provided for in Clause 5.7.3.

          “Event of Default” means any event specified in Clause 8.1.1.

          “Fundamental Event of Default” has the meaning set forth in the Agreement between the Creditors of the Project.

Annex 1-23

          “Non-Qualifying Event of Default” means an Event of Default that is not a Qualifying Event of Default.

          “Qualifying Event of Default” means the Events of Default set forth in Clauses 8.1.1(a)(ii), 8.1.1(e), 8.1.1(f) or 8.1.1(g) (resulting solely from the failure of the Issuer to comply with the terms of Clause 9.2(a) or Clause 8.1.1(bb) of this Deed, which occurs, in any event, as a result of such Deferral or the circumstances giving rise to it, it being understood and agreed that a Transfer Event or Default Event provided for in Clause 8.1.1(a) resulting solely from a Transfer Event shall not be considered a Qualifying Default Event.

          “Event of Insolvency” means any events or circumstances described in Clause 8.1.1(n), 8.1.1(o) and 8.1.1(p).

          “Event of Loss” means, in respect of any Issuer Property, any loss, destruction, damage or adverse decision (including taking possession) or other taking of such Property.

          “Transfer Event” has the meaning provided for in Clause 4.4.3.

          “Put Option Event” has the meaning provided for in Clause 7.1.1.

         “ERISA Event” means (a) any “reportable event” as defined in Article 4043 of ERISA or the regulations issued in respect of an ERISA Plan (other than an event for which any applicable notification period is waived); (b) the occurrence in respect of any ERISA Plan of failure to meet the minimum funding requirement under Article 412 of the Code or Article 302 of ERISA, whether waived or not; (c) the failure to make a necessary contribution to any ERISA Plan which may result in the constitution of a lien or other encumbrance, under the terms of article 430 of the Code or articles 303 or 4068 of ERISA, or the appearance of such a lien or encumbrance; (d) the submission, under the terms of article 412(d) of the Code or article 303(d) of ERISA, of an application for waiver relating to the minimum funding requirement in relation to any ERISA Plan; (e) the assumption by the Issuer or a member of its Controlled Group of any liability under Title IV of ERISA after the termination of any ERISA Plan in accordance with Articles 404 l(c) or 4042 of ERISA; (f) the receipt by the Issuer or any member of its Controlled Group, from the Pension Benefit Guarantee Company or a plan administrator, of any notice concerning the intention to terminate any ERISA Plan or appoint an administrator to administer any ERISA Plan; (g) the assumption by the Issuer or any member of its Controlled Group of any liability after the exit, in whole or in part, of the Issuer or any member of its Controlled Group from any Plan.

          “Force Majeure Event” has the meaning provided for in Clause 4.4.1.

          “Evidence on the Substitute Coverage Agent” has the meaning set forth in Clause 4.4.9(b).

         “Ex-Tariff” means a special tax regime consisting in the reduction of the Import Tax rate on the import of capital goods and computer and telecommunication when there is no equivalent domestic production.

           “Cash Surplus” has the meaning provided for in Clause 5.7.10.

Annex 1-24

          “Fiscal Year” means the fiscal year of the Issuer starting on January 1st in each year, ending on the following December 31st, or any other period that the Issuer, with the written consent of the Inter-Creditors Agent (acting under instructions of the Representatives of the Senior Creditors), designates as its fiscal year; except that the Fiscal Year must end on a Fiscal Quarter End Date.

          “Expansion” means the occurrence of any of the events specified in Clause 9.2(w).

          “Exposure” means, in relation to a Debenture Holder, the balance of the principal amount due to such Bondholder under the terms of this Deed.

          “Total Exposure” means the total balance of the principal due to Debenture Holders under the Debentures.

          “Factored Fired Hours” has the meaning assigned in the Plant O&M Agreement.

          “Reserved Discretion” means the right of the Issuer to give or deny consent, exercise options or take or refuse to take other action in accordance with any of the provisions of the Relevant Project Documents described in Appendix 14 (Reserved Discretion) to the CTA.

          “Cash Flow Available for Debt Service” means, for any period of calculation, the equivalent of (a) all net resources received by the Issuer in relation to the contracted sales or in the spot market of capacity and energy, including any other payments related to electricity, such as transmission revenues, ancillary or complementary services; plus (b) all (A) revenues in the Project Guarantee Accounts, (B) cash payments received in relation to the fixed indemnity for delay received by the Issuer; and (C) other payments received by the Issuer under the terms of the Project Documents other than Pre-Fixed Loss and Damage Funds, and other amounts that must be paid in advance in accordance with Clause 2.06(b)(i) of the CTA; plus (c) any business interruption insurance amounts, paid to the Issuer; minus (d) any penalties that must be paid during said period to the relevant Authority (except to the extent that they are paid by the Sponsors) under the terms of any CCEAR; minus (e) Operating Expenses (including taxes and Capital Expenses), paid or required during said period, and, to avoid doubts, including those foreseen in the Project Documents; minus (f) insurance premiums due by the Issuer during said period (to the extent that they are not already included in subparagraph (e) above); except that, for purposes of calculation of the Historic Debt Service Coverage index for a previous period, the taxes shall be determined as taxes actually paid during such period and for purposes of calculation of the Projected Debt Service Coverage index for a future period, the taxes shall be determined as taxes due and payable during such future period.

          “LNG Supplier” means Ocean LNG Limited, a company incorporated and existing under the laws of the Bahamas, with its principal place of business at Shirley House, 253 Shirley Street, Nassau, New Providence, Bahamas.

          “Acceptable Support Service Provider” means any of the following: Wilson Sons, Tranship, Saam Smit, Transmar Svitzer S/A Serviços Marítimos, Farol Apoio Marítimo, CBO Group or Camorim Serviços Marítimos or any other person reasonably acceptable to the Senior Creditor Representatives.

Annex 1-25

          “Anchor System Supplier” means APL Norway AS, a company incorporated under the laws of Norway, having its registered office at Vikaveien 85, NO-4816 Kolbjomsvik, Arendal Norway.

          “FSRU” has the meaning set forth in the recitals.

          “FSRU Warranties” means the FSRU BBC Warranty and the FSRU SA Warranty.

          “FSRU SA Guarantee” means the Contractor’s Performance Guarantee, to be provided by the FSRU Guarantor.

          “EPC Guarantee” means the EPC Guarantee Agreement (in relation to the EPC Agreement) dated March 9, 2018, of the EPC Guarantor.

          “EPCI Guarantee” means the EPCI Guarantee Agreement, dated January 13, 2018, entered into by the EPCI Guarantor in favor of the Issuer.

          “PO Guarantees” means the Guarantee Agreement (related to the Plant O&M Agreement), dated March 15, 2018, of the PO Guarantor and the Guarantee Agreement (related to the Plant CSA Agreement), dated March 15, 2018, of the PO Guarantor.

          “Guarantee” means the Liens created or to be created under the Guarantee Package to secure the Senior Debt Obligations.

          “Standby Guarantee” has the meaning assigned in the Share Support and Retention Agreement.

          “Guarantees provided for in Proiect Documents” means, jointly, any guarantee of the parent company, guarantee insurance or bank guarantee, letter of credit or similar instrument, or other guarantees of Part of the Project, provided for or relating to the Project Documents.

          “FSRIJ Guarantor” means GOLAR.

          “Guarantor of Standby Guarantee” has the meaning assigned in the Share Support and Retention Agreement.

          “EPC Guarantor” means General Electric Company, a corporation organized under the laws of New York.

          “EPCI Guarantor” means Sapura Energy Bhd, a company incorporated and existing under the laws of Malaysia, with headquarters at Sapura@Mines, No. 7, Jalan Tasik, The Mines Resort City, 43300 Seri Kembangan, Selangor Darul Ehsan, Malaysia.

          “Pipeline” has the meaning set forth in the recitals.

          “LNG” means liquefied natural gas.

          “LNG SPA” means the LNG Purchase and Sale Agreement dated November 10, 2016, entered into between the LNG Supplier and the Issuer, as amended by the agreement dated July 27, 2017 and the First Amendment dated March 22, 2018.

Annex 1-26

          “GOLAR” means Golar Power Ltd., a limited liability company incorporated under the laws of Bermuda.

          “Golar LNG” means Golar LNG Ltd., a limited company incorporated under the laws of Bermuda.

          “Controlled Group” means any business or company (whether incorporated or not) (a) that is or has been, at any time, under common control within the meaning of Clause 4001(b)(l) of ERISA with the Issuer or (b) that, together with the Issuer, is or has been, at any time, treated as a sole employer in accordance with Clause 414(b), (c), (m) or (o) of the Code.

          “World Bank Group” means the International Bank for Reconstruction and Development, an international organization established by an Agreement between its member countries.

          “IBAMA” stands for the Brazilian Institute of Environment and Renewable Natural Resources.

          “ICIM” has the meaning foreseen in Clause 9.1(j).

          “IDB” means the Inter-American Development Bank, an international organization established by the Agreement that constitutes the Inter-American Development Bank among its member countries.

          “IDB Invest” has the meaning set forth in the recitals; and any reference in this Deed to IDB Invest (a) with respect to the IDB Invest Senior Loan shall be deemed to be IDB Invest as the creditor of the IDB Invest Senior Loan, (b) with respect to the IDB Invest Senior Loan shall be deemed to be IDB Invest as the agent of IDB; and (c) with respect to the China Fund Senior Loan shall be considered as IDB Invest as agent of IDB in its capacity as administrator of the China Fund.

           “IFC” has the meaning set forth in the Recitals.

           “IGP-M” means the General Market Price Index, calculated by Fundação Getúlio Vargas.

          “Relevant CCEAR Impact” means any condition, event or circumstance affecting (a) CCEARs representing three percent (3%) or more of the Project Revenues, as reflected in the Basic Case or (b) Offtakers from more than one group of Offtakers (as set forth in CTA Appendix 6 (Offtakers).

          “Impediment” means, in respect of any Transaction Document or any Authorization; (a) termination, revocation, suspension, withdrawal, early termination, cancellation, annulment or invalidity or, in any event, termination of full force and effect, (b) suspension or prohibition; or (c) inability to satisfy in a timely manner declared conditions for its enforceability. “Impede” and “Prevent” shall have related meanings.

Annex 1-27

          “Default” means a Default Event or an event or circumstance that, upon the passage of time, notice or determination by the Senior Creditors, would constitute a Default Event.

          “Accident Compensation” means all amounts paid by any insurer (or reinsurer) to the Issuer under any Insurance Policy as a result of an accident that causes all or part of the Project or any other asset of the Issuer incorporated or to be incorporated into the Project to be damaged, destroyed, harmed or rendered unfit for normal use for any reason (except for funds received as a result of any delay in commencement of operations, business interruption or liability insurance).

          “Index between Financial Debt and Net Worth” means, at any determination date, the result obtained by the division (i) of the Financial Debt on such determination date less the total value of all components of the Financial Debt on such determination date consisting of or resulting from adjustments by the change in the IPCA (including any adjustments to the principal amount of any Financial Debt or any adjustments used for the calculation of accrued and unpaid interest on any Financial Debt) by (ii) Tangible Net Worth at such determination date.

          “Historical Index of Debt Service Coverage” means, for any historical calculation period, the index obtained by dividing the Cash Flow Available for Debt Service during such calculation period by the Debt Service during such calculation period.

          “Projected Index of Debt Service Coverage” means, for any prospective calculation period, the index obtained by dividing the Cash Flow Available for Debt Service projected for such a calculation period according to the Basic Case then in effect, by the Debt Service programmed during such calculation period.

          “Acceptable Financial Institution” means an Acceptable Commercial Bank or an Acceptable Insurance Company.

         “Acceptable Local Financial Institution” means a commercial bank or insurance company, incorporated under the laws of Brazil, that (i) has a credit rating by S&P of at least AA-local, by Fitch of at least AAA-local, or by Moody’s of at least AAA-local, or (ii) a rating no less than the sovereign rating of Brazil.

          “CVM Instruction 358” has the meaning provided for in Clause 9.1(hhh).

          “CVM Instruction 476” has the meaning provided for in Clause 2.1.

          “CVM Instruction 539” has the meaning provided for in Clause 3.5.3.

          “CVM Instruction 583” has the meaning provided for in Clause 10.2.1(a).

          “Release Date Instruction for Closing Date Letter of Credit” has the meaning established in the Accounts Agreement.

          “Enforcement Instruction” has the meaning provided in Clause 11.2.6.

Annex 1-28

          “Acceptable Investor” means any Person who complies with the applicable internal policies and procedures of the Senior Creditors, under the terms of the “know your client” policy, the Foreign Asset Control, Fight against Money Laundering and Economic Sanctions laws and regulations (and is not a Person to whom a Senior Creditor is prohibited by Applicable Law from granting (or maintaining) credit) and (a) if such Person is an investment fund, owns (i) managed infrastructure assets and (ii) a total of managed assets of at least US$6.000,000,000.00 (six billion US dollars) or (b) if such Person is not an investment fund, has a credit rating for its long-term unsecured indebtedness of: (A) prior to the Technical Completion Date, at least “A-” by S&P or “A3” by Moody’s, and (B) from the Technical Completion Date, at least “BBB” by S&P or “Baa2” by Moody’s, with stable perspective, in any case, or an equivalent credit rating assigned by another internationally recognized rating agency with a similar position, if none of the above agencies is in the business of rating unsecured bank debt.

          “Professional Investors” has the meaning provided for in Clause 3.5.3(a).

          “Qualified Investors” has the meaning provided for in Clause 3.5.3(b).

        “Investment” means, in respect of any Person, any direct or indirect advance, loan, receivable (except a receivable arising in the ordinary course of business), deposit or other extension of credit (including, by way of any guarantee, indemnification or similar arrangement) or any Capital Contribution (by way of transfers of Property to others, payments of Property or services for the account or use of others, or in any other way), or any purchase or ownership of shares, securities, notes, debentures or other securities of any other Person or any Patrimonial Right in respect of such Person.

          “Permitted Investments” means, in relation to any Person: (a) in respect of Investments denominated in US dollars: (i) securities issued or directly or wholly guaranteed or insured by the United States or any of its agencies or political divisions (provided that the sovereign credit of the United States of America guarantees them) with maturities not exceeding 12 (twelve) months from te date of purchase by this Person; (ii) time deposits, deposits on demand, certificates of deposit and bank acceptances from any Acceptable Financial Institution with maturities not exceeding 12 (twelve) months from the purchase by such Person; (iii) Investments in shares of funds whose assets are substantially composed of securities described in (i) and (ii) above; (iv) commercial paper or tax-exempt bonds subject to a minimum credit rating of A+ (S&P) or Al (Moody’s) or its equivalent, maturing within twelve (12) months of the date of acquisition; and (v) money market mutual funds registered with the United States Securities and Exchange Commission in accordance with the Rule 2a-7 of the Investment Company Act. (17 §270 2a-7 C.F.R.), which invest primarily in securities described in (a) (i) above and repurchase obligations guaranteed by such obligations; (b) in relation to Investments denominated in reais: (i) securities issued or directly and fully guaranteed or insured by the Brazilian government or any of its agencies or political divisions, with maturities not exceeding 6 (six) months from the date o their purchase by such Person; (ii) time deposits, certificates of deposit and bank acceptances from Local Acceptable Financial Institutions and branches of foreign banks in Brazil with maturities not exceeding 3 (three) months from the date of acquisition by such Person; and (iii) any other Investments denominated in Brazilian reais that are characterized as Permitted Investments; (c) Investments financed with Allowed Restricted Payments resources, provided that such Investments (i) do not result in additional material liabilities to the Issuer and (ii) otherwise comply with the requirements of the Financing Documents, including in relation to Prohibited Practices; and (d) and other guarantees and investments provided for in the CTA.

Annex 1-29

          “IPCA” means the Brazilian Expanded Consumer Price Index, expressed in percentage points, with a base value 100 in December 1993, calculated by IBGE and published monthly at http://www.ibge.gov.br/english/; provided that if the IPCA is published as a percentage variation and not as a price, the percentage variation may be converted into a price, or equivalent criteria may apply to pay the relevant amounts payable. In addition, if IBGE changes the base date of said index, the prices of the previous indices will be adjusted accordingly in order to provide all indexed prices used to calculate the payments to be consistently contributed.

          “Acceptable IPO” means (a) the issue and sale by GOLAR of its common Capital Stock in a primary subscribed public offering marketed (other than a public offering in accordance with a registration statement on Form S-8 (or equivalent forms applicable to foreign public companies or foreign private issuers) or any form replacing it) pursuant to a registration statement filed with the Securities Exchange Commission pursuant to the Securities Act of 1993, as amended, or any analogous filing under the laws of any jurisdiction other than the United States (either alone or in connection with a secondary public offering) and (b) any other transaction pursuant to which any capital stock of GOLAR (or any successor to GOLAR) will be listed on any internationally recognized stock exchange, and, in each case, (x) the listed shares fluctuate fifteen percent (15%) for the first thirty (30) consecutive trading days, (y) a free float capitalization of at least fifty million dollars (USD 50,000,000), and (z) the traded shares taken into consideration in determining compliance with items (x) and (y) above are not held by any Person that is an Affiliate, Subsidiary, or part of the same economic group as the Issuer, any Party to the Loan, or Golar’s Controlling Shareholders, or members of any corporate committee of any of the Persons listed above, or their respective spouses or next of kin.

          “IRS” means the Internal Revenue Service of the United States of America.

          “Newspapers Published in SE” has the meaning provided in Clause 2.3.1.

          “Shareholder’s Publication Newspapers” has the meaning provided in Clause 2.3.2.

          “JUCESE” has the meaning provided in Clause 2.3.1.

          “Interest Remuneration” has the meaning provided in Clause 5.2.1.

         “Applicable Law” means any law, code, rule, ordinance, regulation, enforceable treaty, judgment, common law, or customary law, or any other similar governmental restriction or directive of any Authority, including licenses, permits or other Authorizations, including, for the avoidance of doubt, the Brazilian Anticorruption Law (Law No. 12.846, of August 1, 2013) and Decree No. 8.420, of March 18, 2015).

          “Investment Company Act” means the Investment Company Act of 1940, as amended.

          “Law of Corporations” has the meaning set forth in Clause 1.1.1(a).

          “Law 12.431” has the meaning provided in Clause 5.10.1.

          “Law No. 6.385” has the meaning provided in Clause 2.2.1.

Annex 1-30

          “Guaranteed Interest Limit” has the meaning provided in Clause 4.4.2.

          “Total Limit Covered” has the meaning provided in Clause 4.4.1.

          “Transmission Line” has the meaning provided in the Recitals.

          “List of Sanctioned Firms and Individuals of the IDB Group” means the list of companies and individuals shown at: http://www.iadb.org/en/topics/transparency/integrity-at-the-idb-group/sanctioned-firms-and-individuals, 1293.html or any site or location that may replace it.

          “World Bank List of Inelegible Companies” means the list available at http://www.worldbank.org/debarr, updated from time to time, of individuals and firms that are not eligible to receive a contract funded by the World Bank Group or otherwise sanctioned by the World Bank Group’s sanctions board for the periods indicated on the list because they have violated the fraud and corruption provisions of the World Bank Group’s anti-corruption policies and guidelines.

          “Internationally Recognized Sanction Lists” means any list related to the Economic Sanctions of designated persons maintained by the Office of Foreign Assets Control (OFAC) of the United States Department of Treasury, the United Kingdom of Great Britain and Northern Ireland, the United Nations, the European Union, or Brazil.

          “Location” means the land located in the City of Barra dos Coqueiros, Sergipe, Brazil, where the Project is being developed, and any rights of way, real estate, or rights necessary to develop, build, operate, and maintain the Project.

          “Fundamental Matter” means each “Fundamental Matter” described in the Project Creditor Agreement, other than (i) a determination to modify any Restricted Payment Condition or waive any condition to be satisfied by the Issuer in order to make a restricted payment; (ii) a determination to waive any Fundamental Default Event or modify or waive any provision of the Financing Documents, the violation of which would constitute a Fundamental Default Event, in each case related to a violation of any social and environmental provision or integrity provisions under the Financing Documents or (iii) any change or waiver related to the definition of “Social and Environmental Requirements”, or any change or waiver related to the compliance with the Social and Environmental Requirements, or acceptance of any remedial action taken pursuant to Annex 2 (Social and Environmental Annex) to the CTA.

Annex 1-31

          “Critical Fundamental Matter” means any modification, waiver, determination, or any provision of the Financing Documents, the effect of which is to: (i) change the amount, term, currency, or method of calculating any principal, interest, or other amount payable to any Senior Creditor under the Financing Documents (except as a result of a Deferral) (subject to any voluntary or mandatory advance payment, or an early redemption authorized under Financing Documents); (ii) increase the interest rate applicable to any Senior Debenture or Loan (other than any increase expressly provided for or contemplated in the Senior Debenture Agreement or other Financing Documents applicable to the Debentures or such Senior Loan); (iii) increase the commitment amount of any Senior Creditor under the Senior Debenture Documents; (iv) increase any fees or other similar amounts, or add new fees or similar amounts, due in each case or pursuant to any Senior Debenture Agreement; (v) change the currency in which Senior Loan Disbursements are to be made or in which the Debentures are denominated; (vi) release any Secured Property or Project collateral, except to the extent expressly permitted under the Financing Documents; (vii) modify or waive the priority of any Collateral, or the priority or incidence of payments or income received by any of the Agents in accordance with the Financing Documents or the proportional or pari passu sharing arrangements between the Senior Creditors under the Financing Documents; (viii) permit any circumstance that would result in the Issuer leaving its status as a borrower, or, as the case may be, a issuer, under a Senior Debt Agreement; (ix) change the prioritisation of cash flow for the Revenue Collection Accounts under the Account Agreement; (x) release any Part of the Capital under the (A) Share Support and Retention Agreement, or any Financing Document to which it is a party, or (B) release it from any of its material obligations under the Share Support and Retention Agreement and other Financing Documents to which it is a party, except, in each case, to the extent expressly permitted by the Financing Documents.

          “Recovery Mechanism” has the meaning provided in Clause 5.7.10.

          “IDB Member Countries” means the IDB member countries listed in Appendix 1, Part C (IFC, IDB, and IDB Invest member countries) to the CTA.

          “IDB Invest Member Countries” means those IDB Invest member countries listed in Appendix 1, Part B (IFC, IDB, and IDB Invest member countries) to the CTA.

          “IFC Members” means the IFC member countries listed in Appendix 1, Part A (IFC, IDB, and IDB Invest member countries) to the CTA.

          “Acceptable MLP” means a master limited partnership in the long-term midstream LNG value chain asset contracting business (LNG and FSRUs carriers of which Golar LNG (i) is the managing partner, and (ii) holds at least thirty percent (30%) of the ownership rights.

          “MME” means the Ministry of Mines and Energy.

          “Moody’s” means Moody’s Investor Services, Inc. or any of its successors.

          “Change of Control” means: (a) before the Technical Completion Date: (i) the Direct Shareholder ceasing to directly hold 100% of the Issuer’s Capital Stock; (ii) the Sponsors ceasing to jointly control the Issuer; (iii) GOLAR ceasing to hold and maintain, either directly or indirectly, at least 49.995% of the Issuer’s Capital Stock; (iv) EBRASIL ceasing to hold and maintain, either directly or indirectly, at least 44.75% of the Issuer’s Capital Stock; (v) Golar LNG ceasing to control (individually or jointly with Stonepeak or an Acceptable Investor) GOLAR; (vi) Golar LNG ceasing to hold and maintain, either directly or indirectly, at least (A) 40% of GOLAR’s Capital Stock, and (B) 15% of the Issuer’s Capital Stock; (vii) Stonepeak and any Acceptable Investor ceasing to hold and maintain, either directly or indirectly, and either individually or collectively, at least 40% of GOLAR’s Capital Stock; (viii) (A) Mr. Dionon Lustosa Cantareli Júnior or his children voluntarily transferring any interest in EBRASIL’s Capital Stock held directly or indirectly by them, so the aggregate direct and indirect interest in EBRASIL’s Capital Stock held by Mr. Cantareli or his children is reduced (for the avoidance of doubt, nothing in this clause (a) will prevent the transfer of such Capital Stock by Mr. singing to his children) or (B) Mr. Canatareli ceasing to be entitled to determine how the Capital Stock of EBRASIL held by him and his children on this date should vote; or (ix) GOLAR ceasing to hold and maintain, directly or indirectly (including by the ownership of interest in the Capital Stock held by its direct partner), 100% of FSRU; provided that after the FSRU’s Acceptance Date and the commissioning date of the Plant’s turbines, GOLAR may transfer in whole or in part its direct or indirect interest in FSRU to an Acceptable MLP; or (b) on or after the Technical Completion Date: (i) the Direct Shareholder ceases to directly hold 100% of the Issuer’s Capital Stock; (ii) the Sponsors ceases to jointly control the Issuer; (iii) GOLAR ceases to hold and maintain, directly or indirectly, at least 37.5% of the Issuer’s Capital Stock; (iv) EBRASIL ceases to hold and maintain, directly or indirectly, at least 25% of the Issuer’s Capital Stock; (v) Golar LNG ceases to Control (individually or jointly with Stonepeak or any other assignee of GOLAR’s Capital Stock that meets the conditions set forth in Clause 3.02 (Conditions for Transfers) of GOLAR Sponsor Support and Share Retention Agreement); (vi) Golar LNG ceases to hold and maintain, directly or indirectly, at least 40% of GOLAR’s Capital Stock; provided that that Golar LNG may own and maintain less than 40% (but not less than 30%) of GOLAR’s Capital Stock if (1) Golar LNG continues to be the largest shareholder of GOLAR as a percentage of GOLAR’s Capital Stock directly or indirectly, and (2) such reduction in GOLAR’s Capital Stock held by Golar LNG results from an Acceptable IPO, (vii) Mr. Dionon Lustosa Cantareli Júnior or any of his children voluntarily transfer any interest in EBRASIL’s Capital Stock held directly or indirectly by them if, as a result of such transfer, Mr. Cantareli ceases to control EBRASIL or the total direct and indirect aggregate interest in EBRASIL’s Capital Stock held by Mr. Cantareli or his children become less than 50%; or (viii) GOLAR ceases to hold and maintain, directly or indirectly (including by the ownership of interest in its Capital Stock held by its direct member), 100% of FSRU; provided that GOLAR may transfer all or part of its direct or indirect interest in FSRU to an Acceptable MLP. Notwithstanding the above, any Transfer (as defined in the Share Support and Retention Agreement) of up to fifty-one percent (51%) of the Direct Shareholder’s Capital Stock under the Standby Guarantee Guarantee and Credit Documents will not be considered a Change of Control if (A) such Transfer complies with the provision in Clause 3.02 of the Share Support and Retention Agreement, (B) such Transfer does not result in a breach of or default in any Material Project Document that has not been waived or consented to by the relevant Project Party, and (C) the transferee is (1) (x) General Electric Company, any Subsidiaries thereof or any fund subject to the Control of any such companies, or any entity of which General Electric Company is a member, and cumulatively (y) such entity has direct or indirect investments or management in generation assets with net aggregate generation capacity of not less than the MW capacity that is satisfactory to the Senior Creditors’ Representatives or, alternatively, (2) any specific entity, or entity meeting certain criteria, in any event, to be mutually agreed upon in writing between the Issuer and the Senior Creditors’ Representatives (any such entity in (1) or (2), a “Qualified Assignee”). For the avoidance of doubts, if a Qualified Assignee subsequently transfers any Capital Stock from the Direct Shareholder to a Person that does not qualify as a Qualified Assignee and, as a result of such transfer, a Qualified Assignee ceases to hold the Control of the Issuer, such transfer will be considered a Change of Control.

          “Senior Lenders” means, together, (a) with respect to the IDB Invest Senior Loan, IDB Invest, and other IDB Invest Senior Loan lenders that are part of the IDB Invest Loan Agreement from time to time; (b) in relation to the IDB Senior Loan, IDB Invest (as agent acting on behalf of IDB) and other IDB Invest Senior Loan lenders that are part of the IDB Invest Loan Agreement from time to time; (c) with respect to the China Fund Senior Loan, IDB Invest (as agent acting on behalf of IDB as administrator of the China Fund) and other IDB Invest Senior Loan lenders that are part of the IDB Invest Loan Agreement from time to time; and (d) with respect to the IFC Senior Loan, IFC and other IFC Senior Loan lenders that are part of the IFC Loan Agreement from time to time.

Annex 1-32

          “Note” means the promissory notes issued for each Senior Loan Disbursement of each Senior Loan, one with a total principal amount equivalent to the principal of the relevant Senior Loan Disbursement and another for a total principal amount equivalent to the interest of the respective Senior Loan Disbursement.

          “Guidance Notification” has the meaning provided in Clause 11.2.3.

          “Notification of Request for Execution” has the meaning provided in Clause 11.2.6.

          “ECP Works” means the “Works” as defined in the EPC Contract.

          “EPCI Works” means the “Works” as defined in the EPCI Agreement.

          “Works” means the EPC Works and the EPCI Works.

          “Covered Bonds” has the meaning provided in Clause 4.4.1.

          “Debenture Bonds” means, together, all of the Issuer’s payment obligations to the Debenture Holders under this Indenture and any other Financing Document.

          “Lease Obligations” means, for any person, such person’s obligations to pay rent or other amounts under lease agreements (or other contracts providing for the right to use) of movable or immovable property, obligations which are to be classified or accounted for as a lease on such person’s balance sheet in accordance with the applicable Accounting Principles and for the purposes of this Agreement the amount of such obligations will be the capitalized value thereof determined in accordance with the applicable Accounting Principles.

          “Senior Debt Obligations” means, in aggregate, the Senior Loan Notes and the Debenture Notes and, without duplication, any other obligations and liabilities of the Issuer to any Party of the Financing under the Financing Documents.

          “Senior Loan Notes” means, in aggregate, all of the Issuer’s payment obligations to Senior Lenders under any Financing Document, including: (a) the unpaid principal and interest amount of the Senior Loans (including default interest, interest accrued after the Senior Loans mature and after the filing of any bankruptcy petition, or occurrence of any Insolvency Event, irrespective of the possibility of filing a petition outside the collective insolvency after the occurrence of such event); and (b) all Costs and all other obligations and liabilities of the Issuer to any Senior Loan Creditor or other party under any Financing Document, in each case, irrespective of whether such payment obligations (i) exist now or arise in the future, (ii) are actual or contingent, (iii) are direct or indirect, (iv) are joint or several or otherwise, or result from the corresponding rights of the Senior Creditors, (v) are guaranteed or not, (vi) are due or incurred as principal, interest, fees, charges, taxes, duties, or other levies, damages, losses, costs or expenses, or in any other way, (vii) are due under contract, by tort, law, or otherwise, (viii) are composed of any combination of the above, including all extensions, renewals, replacements, and amendments of any of the above.

Annex 1-33

        “SERV’s Subrogated Obligations” means the subrogation claim and any additional payment obligations that may be owed by the Issuer to SERV as a result of payment of the Debentures or to the Debenture Holders by SERV under the SERV Coverage.

          “Offer” has the meaning provided in Clause 2.1.

          “Offtakers” means the twenty-six (26) distribution concessionaires listed in the Annex 6 (Offtakers) to the CTA.

          “ONS” stands for the National Electric System Operator.

          “Encumbrance” means any mortgage, pledge, lien, assignment, consignment, encumbrance, collateral, reservation of title, preferred right (whether arising by law or otherwise), trust settlement instrument, set-off, counterclaim or guarantee rights, privilege or priority of a bank of any kind with the nature of a guarantee, including any designation of creditors for loss or beneficiaries or any similar arrangement provided in or relating to any Insurance Policy.

         “Permitted Encumbrance” means: (a) an Encumbrance created under or pursuant to any of the Financing Documents; (b) any Encumbrance arising from taxes, levies, or other governmental charges, or other encumbrances created by law, or in the ordinary course of the Issuer’s business to secure the indebtedness not yet due, or which is being disputed in good faith by appropriate procedures, and for the payment of which reserves, securities, insurance, or other guarantees established in accordance with the Accounting Principles, in an amount sufficient to pay immediately all amounts which the Issuer may be ordered to pay upon the issuance of a final decision under such procedures; (c) legal or judicial encumbrances, online attachment, and any other similar Encumbrance, in any event, incurred in the ordinary course of business, unless it constitutes a Default Event provided in Clause 8.1.1(s); (d) the appointment of the Onshore Escrow Agent or Offshore Escrow Agent, as applicable, as a loss beneficiary, beneficiary, or additional insured, as appropriate under the Issuer’s Insurance Policies; (e) the appointment of any additional insured under the Issuer’s Insurance Policies in the ordinary course of business or as provided in the Project Documents; (f) before the Release Date of the Letter of Credit Release Date, a second-degree Encumbrance on the Issuer’s rights on the Debenture Accounts to secure the Issuer’s obligations under the Closing Date Letter of Credit Agreement; and (g) other Encumbrances provided in the definition of CTA Permitted Encumbrances.

          “Put Option” has the meaning provided in Clause 7.1.1.

          “Transaction with Affiliate” has the meaning provided in Clause 9.2(m).

          “Derivative Transaction” means any swap, cap, collar, futures, forward, or similar agreement relating to interest rates, currencies, commodities or indices, or otherwise relating to the hedging of assets or liabilities.

Annex 1-34

          “Commercial Operation” means the fulfillment of the following conditions to the satisfaction of the Senior Creditors’ Representatives: (a) delivery by the Independent Engineer to the Inter-Creditor Agent of a certificate confirming the compliance by Issuer with the following requirements: (i) the Project (including the Plant, the Gas Pipeline, the Anchoring System, the Transmission Line, the Pump House, the Project’s equipment and FSRU) was duly built, installed, or, in the case of the equipment, delivered and completed; (ii) the Plant, Pipeline, Anchoring System, Transmission Line, Pump House, Project equipment, and FSRU have passed all relevant performance tests and demonstrated the ability to meet all technical requirements of the Construction Contracts, ANEEL and CCEARs Authorization; (iii) FSRU’s gas has been made available to the Plant; and (iv) the Plant is connected to the public grid; (b) all conditions required for the Substantial Completion Date (as defined in the EPC Agreement) have been met, except for the payment of Delay Liquidated Damages (as defined in the EPC Agreement) and the provision on Disputed Delay LD Security (as defined in the EPCI Agreement); (c) the Period for the Completion Date (as defined in the EPCI Agreement) under the EPCI Agreement has occurred; (d) FSRU’s Acceptance Date has occurred and the FSRU has passed each of the performance tests under the FSRU Bareboat Charter Agreement; (e) CCEAR’s Supply Start Date under each CCEAR has occurred; (f) the LNG Supplier is available and able to supply LNG to the Plant in the quantity and quality specified in the LNG SPA; (g) the Inter-Creditor Agent has received evidence in form and substance satisfactory to the Senior Creditor Representatives that all necessary Authorizations for the normal operation of the Project and compliance by the Parties to the Loan and Golar’s Controlling Shareholders with their obligations under the Operating Documents (including, without limitation, the License to commence Commercial Operation) have been obtained and remain in full force and effect; and (h) the Issuer has delivered to the Inter-Creditor Agent a certificate certifying that the requirements in paragraphs (a) to (g) above have been satisfied.

          “Unauthorized Share Transactions” means any transfer or acquisition by any Person of an interest in the Issuer’s Capital Stock (whether directly in the Issuer, or indirectly, through or resulting from such Person’s ownership interest in the Capital Stock in or through any other Person) if such transfer or acquisition would violate (or, if consummated under the proposed terms, could violate or cause the Issuer to violate), or the potential assignee or acquirer in connection with such transfer or acquisition violates or may violate the Applicable Law or cause Persons included in the List of Internationally Recognized Sanctions, or otherwise become the target of Economic Sanctions, or be included in the exclusion list published by the World Bank Group, the World Bank’s List of Ineligible Companies, or the IDB Group’s List of Sanctioned Companies and Individuals, to hold an interest in the Issuer’s Capital Stock.

         “Permitted Affiliates Transactions” means any Affiliate Transaction (a) identified in Appendix 6 (Transactions with Affiliates) of CTA, or (b) authorised to be executed in accordance with Clause 9.2(m), and in accordance with Clause 9.3(h)(i).

          “FSRU Operator” means Golar Power Latam Serviços Marítimos Ltda.

          “Plant Operators” means, together, General Electric International Inc., a company organized under the laws of the State of Delaware, USA, headquartered at 4200 Wildwood Parkway, Atlanta, GA, 30339, GE Global Parts and Products GmbH, a company organized under the laws of Switzerland, headquartered at Brown Boveri Strasse 7, 5401, Baden, Switzerland, and GE Power & Water Equipment and Services Ltd., a limited liability company organized under the laws of Brazil, headquartered at Rodovia Jornalista Francisco Aguirre Proença, Rodovia SP 101, Km 3.8 lado par, Boa Vista, Campinas, São Paulo.

Annex 1-35

          “Construction Budget” means the Initial Construction Budget as amended from time to time in accordance with Clause 9.2(qq).

          “O&M Budget” means a document substantially in the form of Annex 20 (O&M Budget Form) to the CTA, which sets out (a) the Operating Expenses (including Capital Expenses) of the Project (except for any Operating Expenses provided in the Construction Budget), (b) all taxes and (c) all costs and expenses of the Issuer in connection with the provision by the Issuer of any Acceptable Letter of Credit and other Permitted Indebtedness incurred by the Issuer, in each case, in each period after the first occurring from January 1, 2020 to the Commercial Operation Date for which such document is required under this Agreement, as such O&M Budget may be revised over time in accordance with Clauses 9.1(hh), 9.1(ii), 9.1(jj), 9.1(kk), 9.1(ll), and 9.1(mm).

           “Initial Construction Budget” means the construction budget attached to the CTA as the Appendix 16 Initial Construction Budget) to the CTA.

         “Other Taxes” means all stamp, registration, documentary, or similar fees and all other charges or fees levied in connection with the signing, issue, formalization, registration, apostille, translation, notarization, or execution of any Financing Document, and any other document related to this Indenture or any other Financing Document.

          “Guarantee Package” has the meaning provided in Clause 4.1.

          “Constrained Payment” means, collectively: (a) any distribution (in cash, goods or bonds), other payment (including interest on equity) or deposit on account, purchase, redemption or other acquisition of any part of the Capital Stock or of the Property Rights relating to the Issuer, including any payment made by the Issuer to its Shareholders, Affiliates or other entities for or by virtue of capital reductions, repurchases or redemptions of shares, options or warrants and Capital Investments and Contributions, loans and advances to the Issuer and other similar payments in respect of any Equity Rights, but excluding any amounts paid in accordance with Clauses 4.01(b)(iv), 5.05(e), 5.19(d), and 5.20(c) of the Account Agreement; (b) any payment, purchase or other acquisition of any Debt (whether subordinated or not (including Subordinated Loans)) (including any deposit or similar payment made to secure such Debt or financial obligation), but excluding any amounts due from the Issuer under any Permitted Affiliate Transaction; and (c) any payment of development, management or operating fees or other amounts to any of the Issuer’s Affiliates, with the exception of any amounts owed by the Issuer under any Transaction with a Permitted Affiliate.

          “Qualifying Restricted Payment” means a Restricted Payment financed with the proceeds of Senior Loans in order to repay a Qualifying Asset Contribution.

          “CAO’s Role” means (i) to respond to complaints from Persons who have been or are likely to be directly affected by the Project’s social and environmental impacts; (ii) to inspect IFC’s social and environmental performance audits, particularly with respect to sensitive projects, and to ensure compliance with IFC’s policies, procedures, and systems.

          “Part” has the meaning provided in the Preamble.

Annex 1-36

          “Environmental Party” has the meaning provided in Clause 1 of Annex 2 (Social and Environmental Annex) to the CTA.

          “Part of the Capital” has the meaning provided in the Share Support and Retention Agreement.

          “Part of the Loan” means any of the Issuer, Shareholders or Sponsors.

          “Part of Project” means each Person who is part of a Project Document, except for the Issuer and any Guaranteed Party.

          “Material Part of the Project” means each Person who is part of one of the Relevant Project Documents specified in items (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (n), (p), and (s) of its definition, other than the Issuer.

          “Financing Parties” means Senior Creditors, Senior Creditors’ Representatives, and Agents, without duplicity.

          “Secured Parties” means each of the Financing Parties as beneficiaries of the Guarantee.

          “Interest” means the interest of any Participant in Senior Loans, or as required by the context, in a Senior Loan Disbursement.

          “Participant” means any Person who acquires a Senior Loan Interest.

         “Tangible Net Equity” means, at any determination date, the total: (a) (i) (A) of the value materialized or considered as having been paid in the Issuer’s Capital Stock; and (B) of the value of the Issuer’s reserves (excluding asset revaluation reserves and including any share premium account, capital redemption reserve funds and any credit balance in the retained earnings account); and (ii) after deduction of the amounts of items (i) (A) and (i) (B) above: (x) any debt balance in the profit and loss account or impairment of the Issuer’s issued Capital Stock (except to the extent that the deduction in relation to such debtor balance or impairment has already been made); and (y) amounts attributable to capitalized items, such as goodwill, trademarks, deferred taxes, deferred tax assets, licenses, patents and other intangible assets; and (b) if applicable, apart from net income from operations and net assets of any Issuer’s Subsidiary attributable to interests that are not held, directly or indirectly, by the Issuer.

          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act o/2001 (U.S Patriot Act), Pub. L. 107-56 and other U.S. laws and regulations related to money laundering and terrorist activities.

          “Sponsors” means collectively EBRASIL and GOLAR and, with respect to a Permitted Transfer (as defined in the Share Support and Retention Agreement) after the Technical Completion Date, each New Sponsored (as defined in the Share Support and Retention Agreement) (if any).

            “PBGC” means US Pension Benefit Guaranty Corporation.

Annex 1-37

          “Request for Noise Mitigation Amendment” means the Request for Amendment between the Issuer and the EPC Contractor under the EPC Contract addressing the Project noise mitigation effect as detailed in Clause 5(j) of Annex 2 (Social and Environmental Annex) to the CTA.

          “Requests for Amendment” has the meaning given in Clause 9.2(mm).

          “Percentage Required” means:

For a Fundamental Default Event:
Consecutive Days After the Issuance of a Default Notice or Execution Request Notice	Percentage Required
15-40	75%
41-80	30%
81+	10%

For any other Default Event:
Consecutive Days after the Issuance of a Default Notice or an Execution Request Notice	Percentage Required
26-80	75%
81-160	30%
161+	10%

   “Minimum Accrued Repayment Percentage” has the meaning provided in Clause 5.7.1.

               “Programmed Repayment Percentage” has the meaning provided in Clause 5.3.1.

            “Decision Period” means the Decision Period established in a Request for Instruction that the Trustee receives from the Inter-Creditor Agent pursuant to the Project Creditor Agreement.

              “Deferral Period” has the meaning provided in Clause 5.7.3.

              “Interest Period” has the meaning provided in Clause 5.2.2.

              “Deferral Suspension Period” means the period beginning on the Deferral Implementation Date and ending: (a) if a Qualifying Default Event has occurred and is in progress, on the date six (6) months after such Qualifying Default Event, (ii) the date on which a Non Qualifying Default Event occurs or (iii) the date of the end of the Deferral Period or the Cancellation of Deferral, whichever is earlier.

              “Person” means any natural or legal person, partnership, joint venture, company, limited or joint stock company, association, trust, unincorporated organization, or other corporate body, Authority or other entity, acting individually, in a fiduciary or other capacity.

Annex 1-38

          “Social and Environmental Action Plan” has the meaning provided in Clause 1 of Annex 2 (Social and Environmental Annex) to the CTA.

          “Distribution Plan” has the meaning provided in Clause 3.5.2.

          “O&M Plan and Manual” means a document that integrates the O&M Budget and specifies (a) the assumptions for the purchase of gas, consumption of gas, Operating Expenses, dispatch of the Plant and other fundamental assumptions for the realization of the Project as the Senior Creditors may reasonably require, (b) the dates on which each of the Operating Expenses contemplated in the O&M Budget is expected to be incurred, (c) the dates on which the Operating Expenses contemplated in the O&M Budget are expected to be incurred.

          “ERISA Plan” means, in relation to the Issuer or any member of its Controlled Group, any ERISA “employee benefit plan” (as defined in Article 33) or any Multi-employer Plan through which contributions are made, or in the previous five (5) years, have been established or maintained, or for which contributions are, or in the preceding five (5) years, have been made or required by the Issuer or any member of its Controlled Group or for which the Issuer or any member of its Controlled Group may have responsibility.

          “Financial Plan” means the Issuer’s financial plan for the Project and attached as Appendix 3 (Financial Plan) to the CTA, which forms part of the Baseline Case and includes the proposed sources and uses of funding for the Project, as updated in accordance with CTA Clause 4.01(p)(ii).

          “Multi-employer Plan” means any multi-employer plan, as defined in ERISA Clause 4001(a)(3), which is contributed by (or to which there is or may be an obligation to contribute from) the Issuer or any member of its Controlled Group, each such plan being for a period of five years immediately following the last date on which the Issuer or any member of its Controlled Group contributed or had an obligation to contribute to such plan.

          “Plans and Specifications” means the plans and specifications relating to the Project as established or contemplated in the Construction Contracts.

          “Forbidden Practice” means any of the following: (a) to harm or threaten to harm, directly or indirectly, any person or his property in order to unduly influence the actions of such person; (b) an agreement between two or more persons intended to achieve an improper purpose, including by improperly influencing the actions of another person; (c) offering, giving, receiving or soliciting, directly or indirectly, any good of value in a manner that unduly influences the actions of another person; (d) any action or omission, including a false statement, which knowingly or recklessly deceives or seeks to deceive a person into obtaining a financial advantage or avoiding an obligation; (e) in connection with any investigation by any Senior Creditor Representative or Senior Creditor concerning allegations of commission of the acts described in subparagraphs (a) to (d) above, (i) deliberately destroying, falsifying, altering, or concealing evidence relevant to such investigation or making false statements to investigators to substantially impede such investigation, (ii) threatening, harass or intimidate any person in order to prevent that person from disclosing knowledge of matters relevant to such investigation or from proceeding with such investigation, or (iii) take any action designed to substantially impede the exercise of the access, information and inspection rights granted to any of the Senior Creditor Representatives or Senior Creditor with respect to the transactions contemplated in the Senior Debt Agreements; and (f) any IFC Sanctionable Practice.

Annex 1-39

              “IFC Sanctionable Practice” means any Corruption, Fraudulent, Coercive, Collusion or Obstruction Act, as defined and interpreted in accordance with CTA Annex 4.

            “Industry-Prudent-Practices” means those safety and performance practices, methods, equipment, specifications and standards, as amended over time, that are (a) commonly adopted around the world by power generation companies and owners of liquefied natural gas terminals and floating storage and regasification units that provide design services, engineering, construction, operation or maintenance in facilities of a type and size similar or comparable to the Design, and (b) in the exercise of reasonable judgment and in light of facts known in time, commonly considered good, safe and prudent practices throughout the world concerning the design, construction, operation, maintenance and use of facilities of a type and size similar or comparable to the Design. “Prudent Industry Practices” as defined herein does not necessarily mean a particular practice, method, equipment, specification or standard in all cases, but rather is intended to cover a wide range of acceptable practices, methods, equipment, specifications and standards.

              “Period of instruction” means the period provided in the Contract between Project Creditors for response to an Instruction (as defined in such contract).

              “Option Price” has the meaning provided in Clause 7.1.1.

              “SERV Coverage Premium” has the meaning provided in Clause 4.4.13.

              “Redemption Premium” has the meaning provided in Clause 6.2.3.

              “First Payment Date” means the first date of payment of the principal amount, in respect of Senior Debt, occurring on 15 October 2020.

              “Accounting Principles” means: (a) with respect to the Issuer, International Financial Reporting Standards promulgated by the International Accounting Standards Board, together with its pronouncements on the matter, issued over time, consistently applied; (b) with respect to GOLAR, International Financial Reporting Standards promulgated by the International Accounting Standards Board; and Accounting, together with its pronouncements on this subject, issued over time, applied consistently; and (c) with respect to EBRASIL, the generally accepted accounting principles or the financial reporting standards, in force in Brazil, applied consistently.

              “Power of Attorney Appointing the Coverage Agent” has the meaning provided in Clause 4.4.7.

              “Power of Attorney Appointing the Coverage Representative” has the meaning provided in Clause 4.4.8.

Annex 1-40

              “Project” has the meaning provided in the Recitals.

              “Purposes of the Transaction” has the meaning provided in the definition of “Material Real Estate Rights”.

             “Quotation of Fees” means any proposal between the Sponsors and/or the Issuer and (a) any Senior Creditor with respect to the financing of the Project or (b) any Agent with respect to the services rendered by such Agent in connection with the financing of the Project, in any event, pursuant to which the Sponsors and/or the Issuer agree to pay such Senior Creditor or such Agent, as applicable, the fees provided therein.

              “Property” means any right or interest in or to assets or property of any kind, whether real, personal, or mixed, and tangible or intangible.

              “Secured Property” means the Properties and the proceeds and resources thereof, from time to time subject or purportedly subject to Guarantee.

              “Intellectual Property” means, in aggregate, all of the following, whether located in the United States of America or in another jurisdiction: (i) all patents, patent applications, utility models, legal registrations of inventions and inventions, including those claimed or disclosed through the above items, as well as all improvements thereof, (ii) all trademarks, trademark applications, service marks, domain names, trade dress, logos, labels, designs, slogans, trade names, corporate names, trade dress names and other source identifiers, as well as all general intangibles of a similar nature, whether registered or unregistered, together, in each case, with the assets incorporated therein; (iii) all copyrights and works of authorship, including copyrights in software, websites and their contents, whether registered or not; (iv) all software, programs and databases (including source code, object code and all related applications and data files), firmware and related documentation and materials, together with any and all maintenance rights, service rights, programming rights, hosting rights, testing rights, improvement rights, renewal rights and indemnification rights, as well as any replacements, replacements, improvements, bug fixes, updates and new versions of any of the above; (v) all confidential and private information, including know-how, trade secrets, manufacturing processes and techniques, inventions, formulas, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; (vi) all other intellectual and intangible properties of any kind, including industrial designs and integrated circuit topographies; (vii) all registrations and applications for registration relating to any of the above before the United States Copyright Department, the United States Patent and Trademark Office, the equivalent department in a United States state or other jurisdiction, or the applicable registry office for domain names, together with all re-editions, divisions, continuations (partial or otherwise), extensions, renewals, and reassessments; and (viii) all oral and written agreements, licenses, consents, orders and franchises relating to the license, development, use or disclosure of any of the above, of which the Issuer, now or hereafter, is a party or beneficiary, and all rights of the Issuer arising therefrom.

              “FSRIJ’s Alienee Owner” means Golar Nanook UK Limited.

              “FSRU Registered Owner” means Golar FSRU8 Corporation.

              “Adjusted Annual Contracted Quantity” has the meaning assigned in the SPA LNG.

Annex 1-41

          “Questioning” means, in relation to any Real Estate Law, (a) any questioning, challenge or dispute concerning the validity or terms of such Real Estate Law, or (b) any action, proceeding, investigation, dispute or proceeding in law or in equity, before or by any Authority in each case relating to such Real Estate Law, excluding, in each case, any legal proceedings (including any request or dispute submitted thereupon by any of its parties) initiated by the Issuer in order to legally use and occupy any Property under the DUP described in Part B.3 and in Part C.4 of Appendix 8 (Relevant Real Estate Rights) to the CTA or otherwise provided in this Indenture.

          “Acceptable Rating” means, for a financial institution, a minimum international credit rating of A- by S&P and A3 by Moody’s.

          “Project Revenues” means, without duplication, all revenues, interest, payments, amounts and other resources from any source received by or on behalf of the Issuer, arising out of the ownership or operation of the Project, including payments made to the Issuer under any Project Document, indemnities due to compensate for delays, paid by the respective counterpart under any Project Document, delayed start-up funds, business interruption insurance funds and liability insurance funds (to the extent that such liability insurance funds represent a reimbursement of third party claims previously paid by the Issuer) and investment income in amounts deposited in the Project’s Guarantee Accounts, excluding, in each case, amounts (other than investment income) taken from any Debt Service Reserve Account, Accident Indemnity, Debt resources for cash borrowed, withdrawals under a letter of credit presented in a Debt Service Reserve Account, any indemnity payment based on the Issuer’s performance, under any Project Document, Capital Contributions received by the Issuer and any other non-recurring extraordinary income or receipts received or to be received during that period or any proceeds from any Equity Contribution (including as a result of an Equity Cure).

          “Expropriation Remedies” means all amounts of compensation paid by any Authority or otherwise arising from the occurrence of any circumstance specified in Clause 8.1.1(z).

          “Loss Claims and Liquidated Damages” means all amounts relating to performance or other damages or penalties (except for indemnification for delay), if any, paid by any Part of the Project to the Issuer under a Project Document.

          “Termination Proceeds” means all amounts paid by any Party to the Project under any Project Document to the Issuer as a result of the termination of that Project Document.

          “Noise Mitigation Reimbursement” means an amount equal to fifteen million dollars (USD 15,000,000) less the actual cost of the Request for Noise Mitigation Amendment; and if such amount is less than zero, it will be deemed to be zero.

          “SERV Coverage Rules” has the meaning provided in Clause 4.4.1.

          “Rules on the Control of Foreing Assets and Anti-Money Laundering” means collectively the following: (a) the regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury; (b) the Patriot Act of the United States; and (c) each of the lists of persons suspected of involvement in terrorist activities maintained by OFAC, the United Kingdom of Great Britain and Northern Ireland, and the United Nations.

Annex 1-42

              “Construction Progress Report” means a construction progress report in the form of Annex 19 (Construction Progress Report Form) to the CTA* delivered by the Issuer in respect of the then current construction status of the Project.

              “Authorized Representative” means, for any Person, any natural person duly authorized by such Person to act on behalf of such Person, or in connection with financial matters, the chief financial officer or treasurer of such Person and, in addition to the foregoing, any officer duly designated to act on behalf of such Person by corporate documents (which with respect to the corporate documents of a Person incorporated under the Brazilian laws, were duly registered with the competent Authority in Brazil) and any individual whose name and sample signature appear on the Certificate of Incumbency and Authority most recently delivered by such Person to the Inter-Creditor Agent.

              “Senior IFC Lender’s Representative” means the IFC or any representative appointed under the IFC Loan Agreement.

              “Senior IDB Invest Finance Representative” means IDB Invest (as agent acting on behalf of IDB Invest, IDB and IDB in its capacity as administrator of the China Fund) or other representative appointed pursuant to the IDB Invest Loan Agreement.

              “Representative for Coverage Purposes” means the Trustee or any representative or agent designated in Indenture to represent the Debenture Holders.

              “Senior Lender Representatives” means the Senior Lender Representatives, the Coverage Representative and the Coverage Agent, with respect to SERV if any repayment obligation is owed to SERV.

              “Senior Lender’s Representatives” means collectively (a) the IDB Invest Senior Finance Representative; and (b) the IFC Senior Creditor Representative.

              “Deferral Unanimous Vote Requirement” has the meaning provided in Clause 5.7.7.

              “Representative for Coverage Purposes” has the meaning established in the Preamble to this Indenture.

              “Social and Environmental Requirements” has the meaning provided in Clause 1 of Annex 2 (Social and Environmental Annex) to the CTA.

              “Optional Early Redemption” has the meaning provided in Clause 6.2.1.

              “Payment Risk” has the meaning provided in Clause 4.4.1.

               “Transfer Risk” has the meaning provided in Clause 4.4.1.

              “Political Risk” has the meaning provided in Clause 4.4.1.

              “ROF” means or Register of Financial Operations.

Annex 1-43

               “S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor thereto “Required DSRA Debenture Balance” means, at any determination date, an amount equivalent to whichever is greater between (a) the Depreciation Percentage payments due under the Debentures for the succeeding six (6) months and (b) the remuneration interest payments due under the Debentures for the succeeding twelve (12) months (assuming no principal payment during such period).

              “Required IDB Invest (Offshore) DSRA Balance” means, on any date of determination, an amount equal to the Debt Service due to IDB Invest with respect to the IDB Invest Senior Loan and the China Fund Senior Loan on the next Interest Payment Date (including after any Senior Loan Disbursement with respect to the IDB Invest Senior Loan and the China Fund Senior Loan on that date); for the purposes of calculating the Required Balance of DSRA of IDB Invest (Offshore) during the period beginning on (a) whichever occurs first between (i) the End Date of the Senior Loan Commitment and (ii) the final Senior Loan Disbursement Date, and closing on (b) the First Date of Payment, the DSRA Balance Requirement of IDB Invest (Offshore) will include the principal amounts due in respect of the IDB Invest Senior Loan and the China Fund Senior Loan on the First Date of Payment.

              “Required DSRA balance of IDB Invest (Onshore)” means, at any determination date, an amount equal to the Debt Service due (or, if applicable, estimated as due according to the IDB Invest Loan Agreement) by IDB with respect to the IDB Senior Loan on the next Interest Payment Date (including after any Senior Loan Disbursement with respect to the IDB Senior Loan on that date); where for the purposes of calculating the DSRA’s Required Balance of IDB Invest (Onshore) during the period beginning on (a) whichever occurs first between (i) the Senior Loan End Date and (ii) the final Senior Loan Disbursement Date, and closing on (b) the First Payment Date, the DSRA’s Required Balance of IDB Invest (Onshore) will include the principal amounts due in respect of the IDB Senior Loan on the First Payment Date. If the amount of principal and/or interest due to IDB according to the IDB Senior Loan on the relevant Interest Payment Date was not informed by IDB Invest to the Issuer under the IDB Invest Loan Agreement, the amount of principal and interest will be calculated by the Issuer based on the estimated amount of principal and interest under the IDB Invest Loan Agreement.

              “Required IFC DSRA Balance” means, on any verification date, an amount equal to the Debt Service due (or, if applicable, estimated as due under the IFC Loan Agreement) under the IFC Senior Loan on the next Interest Payment Date (including after the realization of any Senior Loan Disbursement with respect to the IFC Senior Loan on such date), provided that For the purposes of calculating the DSRA’s Required Balance of the IFC during the period beginning on (a) the date that first occurs between (i) the Senior Loan Commitment End Date and (ii) the Senior Loan Disbursement End Date, and ending on (b) the First Date of Payment, the DSRA’s Required Balance of the IFC will include the principal amounts due with respect to the IFC Senior Loan on the First Date of Payment. If the amount of principal and/or interest due to the IFC under the IFC Senior Loan on the relevant Interest Payment Date has not been reported by the IFC to the Issuer under the IFC Loan Agreement, the amount of principal and interest will be calculated by the Issuer based on the estimated amount of principal and interest under the IFC Loan Agreement.

Annex 1-44

          “Required Balances” means DSRA’s Required Balance of Debentures, IFC’s Required Balance of DSRA, IDB Invest’s Required Balance of DSRA (Offshore) and IDB Invest’s Required Balance of DSRA (Onshore).

          “Economic Sanctions” means any financial or economic sanctions applied by the Office of Foreign Assets Control (OFAC) of the United States Department of Treasury, the United Kingdom of Great Britain and Northern Ireland, the United Nations, the European Union, Switzerland and Brazil.

          “Acceptable Insurance Company” means an insurer organized under the laws of the United Kingdom of Great Britain and Northern Ireland, any member country of the European Union or the United States of America, or any other state of such countries, or Brazil that has total assets in excess of one billion dollars (USD 1,000,000,000) and an Acceptable Rating.

          “SERV” means SERV Swiss Export Risk Insurance.

          “Debt Service” means, for any calculation period, the total of (i) all scheduled payments due as Senior Debt principal during such calculation period, any scheduled payments of interest, costs, charges and other amounts under the Senior Debt and under the terms of any loan for working capital constituting Permitted Indebtedness that are due and payable, in accordance with the Accounting Agreement, plus (ii) all principal payments or evident repayment obligations during such calculation period based on collateral, performance guarantees, bank acceptances, letters of credit or similar instruments that constitute Allowed Indebtedness, plus (iii) without double counting any payment already considered in items (i) and (ii) above, any payment made or required during such calculation period to any debt service account, under any contract establishing a Financial Debt and which is pari passu or has priority of payment over Senior Debt, but excluding voluntary and mandatory advance payments and deposits into any Debt Service Reserve Account or other debt service reserve account.

          “Anchoring System” has the meaning provided in the recitals.

          “Request for Instruction on Fundamental Matter” means a Request for Instruction received from the Inter-Creditor Agent regarding a Fundamental Matter.

          “Request for Instruction on General Matter” means a Request for Instruction received from the Inter-Creditor Agent under the Project Creditor Agreements that is not a Request for Instruction on Fundamental Matter.

          “Requests for Instruction” has the meaning provided in Clause 11.1.3.

          “Stonepeak” means Stonepeak Infrastructure Fund II Cayman (G) Ltd., an exempt company organized under the laws of the Cayman Islands.

          “Subscriber” has the meaning provided in Clause 3.5.1.

          “Subsidiary” means, in relation to any Person, any entity (whether currently existing or to be incorporated in the future): (a) in which more than fifty per cent (50%) of its Capital Stock is held, directly or indirectly, by such Person; (b) in which such Person may appoint a majority of the members of the Board of Directors; or (c) which is otherwise controlled by such Person.

Annex 1-45

          “Contingent Asset Support” has the meaning set forth in the Share Support and Retention Agreement.

          “SUDENE” means the Superintendency for Development in the Northeast.

          “Commitment Rate”  has the meaning provided in each Senior Loan Agreement or, as the case may be, in a Fee Quotation.

          “PTAX Rate” means, on any determination date, the conversion rate between the real/US dollar expressed in reais or one US dollar as reported by BACEN on such determination date. If the PTAX Rate scheduled to be reported on any determination date is not reported, or if there is a Conversion Rate Divergence event, then the PTAX Rate will be determined by reference to the quotations received from the leading Brazilian banks which will be selected by the calculation agent acting in good faith (together, the “Banks of Reference”). Quotations will be determined in each case for such determination date as soon as possible after it is determined that the PTAX Rate cannot be calculated as described above for such determination date. The PTAX rate will be the average of the real/US dollar conversion rates obtained from the Reference Banks. If only two quotes are obtained, then the PTAX Rate will be the average of the real/US dollar conversion rates obtained from those two Reference Banks. If only one quote is obtained, the PTAX Rate is such a quote. If no quotation is obtained from the Reference Banks, if the calculation agent determines in good faith that there are one or two other banks, assets in the real/US dollar market, suitable to replace them, such banks will be called to provide such quotations and such quotations will be used to determine the PTAX Rate (determining an average rate, as set forth above, if applicable).

          “General Terms and Conditions and SERV Special Conditions” has the meaning provided in Section 4.4.1.

          “Seizure” means any circumstance or event, or series of circumstances or events (including an Expropriation Event), as a result of which the Project or any part thereof is to be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Authority under eminent domain or otherwise.

          “Transaction Taxes” means all taxes and other liabilities of any nature arising from the payment of any Senior Debt Obligation that are imposed by any Authority of Brazil or any other country where or through which such payment is made, except taxes on net income (regardless of denomination), taxes on profits from franchises or affiliates levied on a Senior Creditor in connection with such payments by the jurisdiction (or subdivision thereof) in which such Senior Creditor is incorporated or resident for tax purposes or maintains a permanent establishment where the tax is levied (unless such Senior Creditor is a resident or has a permanent establishment in such jurisdiction by virtue of transactions contemplated by the Loan Documents).

          “Fiscal Quarter” means each period beginning on the day after an Fiscal Quarter End Date and ending on the Fiscal Quarter End Date immediately following.

Annex 1-46

          “Repayment Value” has the meaning provided in Clause 5.3.2.

          “Redemption Value” has the meaning provided in the IFC Loan Agreement.

          “Value of the Total Optional Redemption Advanced” has the meaning provided in Clause 6.2.3.

          “Minimum Accumulated Amortization Value” has the meaning provided in Clause 5.7.2.

          “Nominal Unitary Value” has the meaning provided in Clause 5.1.1.

          “Total Issue Amount” has the meaning provided in Clause 3.4.1.

          “Delayed Values” has the meaning provided in Clause 5.7.10.

Annex 1-47

 ANNEX 2A

FORM OF POWER OF ATTORNEY APPOINTING THE COVERAGE AGENT

By this Power of Attorney, [Debenture Holder], [identification], herein duly represented by its undersigned legal representatives (“Grantor”) hereby appoints (i) [Coverage Agent], [identification] (“Grantee”), on irrevocable and irreversible basis, as its attorney-in-fact, in accordance with article 684 of the Brazilian Civil Code, to act individually on its own behalf and on behalf of the Grantor, with specific powers to act as its representative to perform all necessary acts with respect to the SERV Coverage (“SERV Coverage”) including, but not limited to, the power and authority for as long as the SERV Coverage is valid and effective:

a.         represent the Grantor vis-à-vis SERV in relation to the enforcement of all rights to SERV Coverage;

b.        make any requests, notifications, and take any acts specifically designated as an obligation of the Coverage Agent under the scope of SERV Coverage vis-à-vis SERV, or specifically assumed by the Coverage Agent as an agent of the Debenture Holders;

c.         receive all notices, instructions, acts, and statements sent by SERV in relation to SERV’s Coverage, whereby communication to the Representative for the purposes of the Coverage and/or the Coverage Agent will be deemed effective for the purposes of SERV’s Coverage;

d.         represent the Grantor in all matters between creditors requiring SERV’s consultation or consent;

e.         communicate with SERV in relation to the coverage of the SERV and transmit to the Inter-Creditor Agent any determinations of SERV in accordance with the terms of the Indenture;

f.       forward to SERV any and all information and documents received by the Grantor’s Coverage Agent, any Party to the Financing (as defined in the Indenture) or otherwise related to the Project;

g.        amend SERV Coverage as instructed by the Grantor or any agent duly authorized by the Grantor in consultation with SERV, subject to the terms of the Debenture Indenture; and

h.        perform any and all acts required and act on behalf of the Grantor in connection with any and all current and future matters relating to SERV’s Coverage and business with SERV and sign or enter into any documents on behalf of the Grantor in connection with the exercise of the rights or duties set forth in this instrument.

A third party who receives a valid copy of this Power of Attorney may rely on its terms and act within its scope. A third party relying on the reasonable representations of the Grantor as to a matter relating to a power granted through this Power of Attorney will not incur any liability to the Grantor or its successors and assigns as a result of the Grantor’s permission to exercise the authority provided in this Power of Attorney until the revocation or termination of this Power of Attorney.

Annex 2A-1

This Power of Attorney will be valid as of the present date and will remain in force until the end of the Debenture Indenture. This Power of Attorney will be terminated upon the waiver or replacement of the Grantee, as provided in the Indenture signed on March 28, 2018.

This Power of Attorney will be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

Each Party submits to the exclusive jurisdiction of the courts of Sao Paulo, Brazil, to settle any controversy arising out of or relating to the granting of this Power of Attorney.

The Grantee may not assign or delegate any of the powers granted in this power of attorney, in whole or in part, to any other party.

                            Place and date

Annex 2A-2

ANNEX 2B

FORM OF POWER OF ATTORNEY APPOINTING THE REPRESENTATIVE
  FOR COVERAGE PURPOSES

By this Power of Attorney, , hereby duly represented by its undersigned legal representatives (“Grantor”) hereby appoints (i) the Representative for Coverage purposes], [identification] (“Grantee”), on irrevocable and irreversible basis, as its attorney-in-fact, according to article 684 of the Brazilian Civil Code, to act as its attorney-in-fact on behalf and in favor of the Grantor, with specific powers to act as its representative to perform all necessary acts with respect to SERV Coverage (“SERV Coverage”) including, but not limited to, powers and authority for as long as SERV Coverage is valid and in effect:

a.       assume, exclusively for the benefit of the Debenture Holders, all rights, obligations and duties referred to in the SERV Coverage the rights, obligations and duties of the “Coverage contracting party” and any obligation under the SERV Coverage, thus allocated to the Debenture Holders, with the only exclusion of rights and obligations that are specifically allocated to the Coverage Agent, under the Debenture Indenture and the SERV Coverage.

A third party who receives a valid copy of this Power of Attorney may rely on its terms and act within its scope. A third party relying on the reasonable representations of the Grantor as to a matter relating to a power granted through this Power of Attorney will not incur any liability to the Grantor or its successors and assigns as a result of the Grantor’s permission to exercise the authority provided in this Power of Attorney until the revocation or termination of this Power of Attorney.

This Power of Attorney will be valid as of the present date and will remain in force until the end of the Debenture Indenture.

This Power of Attorney will be terminated upon the waiver or replacement of the Grantee, as provided in the Indenture signed on March 28, 2018.

This Power of Attorney will be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

Each Party submits to the exclusive jurisdiction of the courts of Sao Paulo, Brazil, to settle any controversy arising out of or relating to the granting of this Power of Attorney.

The Grantee may not assign or delegate any of the powers granted in whole or in part to any other party.

Place and date

Debenture Holder

Annex 2B-1

ANNEX 3

FORM OF NOTIFICATION OF DEFERRAL TO B3

São Paulo, [--] [---]

To

B3 S.A. – Brasil, Bolsa, Balcão – Segment CETIP UTVM
Alameda Xingu, n° 350, 1st floor
CEP 06455-030 – Alphaville, Barueri, SP
Tel.: (11) 0300-111-1596
Attention:          Superintendency of Securities
E-mail:          valores.mobiliarios@cetip.com.br

Dearly sirs and madams,

We hereby inform that, pursuant to Section 5.7.3(a) of the Debenture Indenture issued by CELSE – Centrais Elétricas de Sergipe S.A on [=], the implementation of Deferral was approved, which will be implemented during the period from [ -- Deferral Period -- ], with total suspension of payments of the Repayment Amounts, and the payments of Remuneration Interest will continue to be made regularly, in accordance with Clause 5.2.3 of said Indenture.

Accordingly, no event of default by the Issuer will be declared for the above mentioned payments.
Yours Sincerely,

Pentágono Distribuidora de Títulos e Valores Mobiliários

Annex 3-1

ANNEX 4

FORM OF REAL ESTATE FIDUCIARY ALIENATION
CONTRACT FOR FIDUCIARY ALIENATION OF REAL ESTATE
 AND OTHER COVENANTS

between

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

as Alienor

CITIBANK S.A. BANK

as Escrow Agent

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

as Trustee

Dated

CONTRACT FOR FIDUCIARY ALIENATION
 OF REAL ESTATE AND OTHER COVENANTS

This Agreement of Fiduciary Disposal of Real Estate and Other Covenants (the Contract) is entered into between

I.       CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A., a company duly organized in accordance with the laws of Brazil, with main office in the City of Barra dos Coqueiros, State of Sergipe, at Rodovia Cesar Franco SE 100, CEP 49.140-000, and offices in the City of Aracaju, State of Sergipe, at Avenida Ministro Geraldo Barreto Sobral, 2100, salas 505/506, JFC Trade Center, CEP 49.026-010, and in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas 12 399 92 Landmark, Tower C, CEP 04578-000, taxpayer identification number CNPJ/MF  23.758.522/0001-52, hereby duly represented by its undersigned representatives (hereinafter referred to as “Alienor”)

II.    BANCO CITIBANK S.A., a corporation and financial institution duly organized under the laws of Brazil, headquartered at Av. Paulista, No. 1111 2º andar parte, in the City of São Paulo, State of São Paulo, taxpayer identification number CNPJ/MF  33.479.023/0001-80, herein duly represented by its undersigned representatives (hereinafter referred to as “Escrow Agent”) and

III.    PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIARIOS, a financial institution, through its branch office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2954 – 10° andar – sala 101,’ CEP 01.451-000, taxpayer identification number CNPJ/MF 17.343.682/0003-08, herein represented by its undersigned representative, as the representative of the Debenture Holders (as defined below) (“Trustee”)

Annex 4-1

The Alienor, the Escrow Agent, and the Trustee are hereinafter referred to individually as a “Party” and collectively as “Parties”.

WHEREAS

a)      Alienor intends to develop, build, finance, own, operate and maintain (a) a combined cycle thermal power plant (hereinafter called “Plant”) composed of three (3) combustion turbine generators, 3 (three) heat recovery boilers and one (1) steam turbine generator, with a total installed capacity of 1,516 MW, in the City of Barra dos Coqueiros, State of Sergipe; (b) a 33 km transmission line transmitting the electric energy generated from the Plant to the public grid through an existing 500 KV substation operated by the Companhia Hidrelétrica do São Francisco (hereinafter referred to as “Transmission Line”) (c) a pipeline that distributes regasified liquefied natural gas (hereinafter referred to as QNL) generated from a Storage and Regasification Floating Unit (hereinafter referred to as “FSRU”) which is owned by GOLAR NANOOK UK LIMITED, a company duly organized in the United Kingdom and having its registered office at One America Square, 17 Croswall, London, United Kingdom (hereinafter referred to as “FSRT’s Alienating Owner”) and will be operated by GOLAR POWER LATAM SERVIÇOS MARÍTIMOS LTDA., a company duly organized in Brazil and headquartered at Rua Dias Ferreira 190, sala 501, Leblon, Rio de Janeiro, RJ, Brazil, CEP 22431-050 (hereinafter referred to as “FSRU Operator”) for the Plant (hereinafter referred to as “Gas Pipeline” and (d) a suction anchor connecting the FSRU to the Gas Pipeline (hereinafter referred to as “Anchgoring System”), in each case, as further detailed in the Operation Documents (hereinafter referred to collectively as “Project”);

b)       on November 24, 2015, the Ministry of Mines and Energy authorized, through Ordinance No. 530, the development and operation of the Plant for a period of thirty-five (35) years as an independent energy producer;

c)      to obtain funds to implement the Project, Alienor will enter into a loan agreement with the Inter-American Investment Corporation (hereinafter referred to as “IDB Invest”), Inter-American Development Bank (hereinafter referred to as “IDB”), and China Co-Financing Fund for Latin American and the Caribbean (hereinafter referred to as China Fund) (as amended from time to time, hereinafter referred to as “IDB Invest Credit Facility Agreement, whereby (i) IDB Invest agreed to lend to Seller and Seller agreed to borrow from IDB Invest, under the respective terms of the IDB Invest Credit Facility Agreement, a principal loan in the total amount of up to thirty-eight million dollars (USD 38,000,000); (ii) IDB agreed to lend to the Alienor and Alienor agreed to borrow from IDB, under IDB Invest Credit Facility Agreement, a loan in Brazilian reais for a total principal amount of two hundred million dollars (USD 200,000,000); and (iii) China Fund agreed to lend to Seller and Seller agreed to borrow from China Fund, under the relevant provisions of the IDB Invest Credit Facility Agreement, a total principal amount of up to fifty million dollars (USD 50,000,000);

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d)     to obtain resources to implement the Project, the Alienor will enter into a mutual agreement with the International Finance Corporation (hereinafter referred to as “IFC”): IDB Invest, IDB, China Fund and IFC are hereafter referred to as “Senior Lender” and, collectively, “Senior Lenders” (as amended from time to time, hereinafter referred to as “TFC Credit Facility Agreement” and, collectively with the IDB Invest Credit Facility Agreement, the “Senior Credit Facility Agreements”), whereby IFC agreed to grant the Alienor and the Alienor agreed to borrow from the IFC, under the relevant terms of the IFC Credit Facility Agreement, a loan for a total principal amount of up to two hundred million dollars (USD 200,000,000);

e)     the Alienor will issue three hundred fifty thousand (350,000) debentures for public distribution, with restricted distribution efforts, in accordance with the instruction of the Securities and Exchange Commission (hereinafter referred to as “CVM”) No. 476, dated January 16, 2009, as amended (hereinafter referred to as “Restricted Offer” and “CVM Instruction 476”, respectively), not convertible into shares, with collateral, in a single series, with a Nominal Unitary Value of ten thousand reais (BRL 10,000), totaling an issue amount of up to three billion five hundred million reais (BRL 3,500,000.000) (hereinafter referred to as “Debentures” and “Issue”, respectively), in accordance with the “Indenture for the First Issue of Simple Debentures, Non-Convertible into Shares, with Collateral, in a Single Series, for Public Distribution with Restricted Distribution Efforts, of CELSE – Centrais Elétricas de Sergipe S.A.”, to be executed between the Alienor, the Trustee, as representative of the Debenture Holders (“Debenture Holders”) the Senior Lenders and the Debenture Holders are hereinafter individually referred to as a “Senior Creditor” and, collectively the “Senior Creditors”) and others (as amended from time to time, hereinafter referred to as the “Indenture”);

f)      to contemplate the common terms and conditions applicable to Senior Credit Facility Agreements and Debentures, Senior Lenders, Trustee, Alienor, and Citibank, N.A. (hereinafter referred to as the “Inter-Creditor Agent”), among others, will enter into a term sheet agreement (as amended from time to time, hereinafter referred to as the “Term Sheet Agreement”):

g)      the Senior Lenders and the Trustee, acting as representative of the Debenture Holders, will appoint the Escrow Agent to act on their behalf, with powers to, among other activities, receive, hold, manage and execute real collateral in the capacity of representative and for the benefit of the Senior Creditors, the Trustee (acting as representative of the Debenture Holders), the Inter-Creditor Agent, the Coverage Agent, the Offshore Escrow Agent, of the Escrow Agent (acting in the capacity of representative of the Senior Creditors and other Secured Parties) and all other secured parties, from time to time, including through subrogation or assignment of the respective Secured Obligations (hereinafter referred to as “Secured Parties”) including the security right created under this instrument, upon affirmative instruction of the Inter-Creditor Agent and the Coverage Agent, as defined in the Financing Documents; e

h)      in accordance with the Terms Sheet Agreement and the Indenture, to secure all Secured Obligations as defined below, the Alienor hereby grants to the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, in accordance with the terms of the Account Agreement, a fiduciary alienation on the Fiduciary Alienation Property, as defined below.

NOW THEREFORE, the Parties mutually agreed as follows, irrevocably and absolutely, committing themselves, their successors and assigns.

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1.	DEFINITIONS AND CONDITION OF VALIDITY

1.1    Terms beginning with capital letters used but not defined in this Agreement will have the same meaning as set forth in the Terms Sheet Agreement and in Indenture. All references in this instrument to any contracts or documents will be construed as references to such contracts or documents as added, amended, modified or supplemented from time to time, but disregarding any addition, amendment, modification or supplement made in violation of the Financing Documents. Any reference in this instrument to an applicable law will be construed as a reference to that law, regulations, decrees, instructions, normative orders, provisional measures or any other judicial decision in any applicable jurisdiction, whether or not they have the force of law. Any reference to either Party will be construed as a reference to each Party, its successors and assigns. Definitions indicating the singular include the plural and vice versa. All references in this Agreement to the Escrow Agent will be construed as a reference to the Escrow Agent, acting solely as a representative and for the benefit of the Senior Creditors and other Secured Parties or, as applicable, the Alienor, provided that, in any event, in accordance with the instructions provided by the Senior Creditors under the Assignee Agreement.

1.2    In accordance with Article 125 of Law No. 10.406, of January 10, 2002 (“Brazilian Civil Code”), this Agreement is signed subject to the condition of validity consisting of the signature of the Indenture, the Term Sheet Agreement or any other Financing Document (except for the Brazilian Guarantee Documents) (“Condition of Validity”)

2.	OBLIGATIONS

2.1     Under the Senior Secured Credit Facility Agreements, the Term Sheet Agreement, the Indenture and the other Financing Documents, the Alienor will agree to fully perform and pay in a timely manner to the Senior Creditors and all other Secured Parties all obligations to the Senior Creditors and the said other Secured Parties, in each case, including but not limited to amounts, whether current or future, due as principal, interest, costs, expenses, penalties, default interest, fees, court fees, early settlement costs, commissions, indemnifications, due or to be taken, at any time, as well as those which, in accordance with applicable law, are described in Annex 2.1 hereto and fully recognised by the Alienor (hereinafter referred to as “General Obligations” or simply “Obligations”).

3.	FIDUCIARY ALIENATION

3.1          Subject to compliance with the Condition of Validity, to ensure full and immediate payment and performance of all the Secured Obligations, which the Alienor, by this instrument, recognizes and admits for all legal purposes, in accordance with the provisions of Article 66-B of Law No. 4.728/65, Article 22 et seq. of Law No. 9.514/97 and Articles 1.361 et seq. of the Brazilian Civil Code and other applicable laws, the Alienor, by this instrument, irrevocably and irreversibly, assigns and transfers, in a fiduciary manner, to the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, in accordance with the terms of the Accounting Agreement, the fiduciary ownership and indirect possession of real property, right of use, easements and all rights in rem described in Annex 3.1 hereto (hereinafter referred to as “Fiduciary Alienation Property”).

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3.2    The fiduciary alienation created by this instrument also includes all the acquisitions, constructions, improvements, improvements, accessories and facilities currently in existence, which may exist in the future in relation to any of the Fiduciary Alienation Property.

3.3    Any amount that the Alienor is entitled to in the event of expropriation of the Fiduciary Alienation Property is, by this instrument, assigned in a fiduciary manner in Article 66-B, Paragraphs 3 and 4 of Law No. 4.728/65 and Article 19 of Law No. 9.514/97, in favor of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, and is included in the definition of Fiduciarily Alienation Property.

3.3.1      If, on the day on which the Escrow Agent, in its capacity as representative and for the benefit of the Senior Creditors and other Secured Parties, receives the expropriation indemnity to be paid by the competent body for the expropriation which is greater than the total amount of the Secured Obligations, the credit balance which continues after full repayment of the Secured Obligations will be returned to the Alienor upon written instructions from the Inter-Creditor Agent.

3.4    In the event that Section 27, paragraphs 2 and 5 of Law No. 9.514 of 1997 or other provision having the same practical and economic effect is deemed applicable to the security interest created by this instrument, the pro rata portion of the General Obligations secured by the Fiduciarily Alienation Property will correspond to one hundred and thirty percent (130%) of the value of the Fiduciarily Alienation Property, appropriately valuated by an expert selected or approved by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties and acting upon written instruction from the Inter-Creditor Agent in accordance with Section 3.5 below (“Secured Obligations”). In the absence of such appraisal, the value of the Fiduciarily Alienation Property will correspond to its cost of acquisition, and the relevant improvements and incorporations to the real estate, as corroborated by the annotations in the relevant Real Estate Registry, with monetary correction by the IPCA index or other local inflation index that replaces it. If the said Section 27, paragraphs 2 and 5 of Act No. 9.514 of 1997 is not considered applicable to the circumstances (and the Alienor, by this instrument, waives the benefit of the referred provision maximum measure allowed by law, recognizing that the rationality that bases such provision was not intended to apply it to project financing operations like this one), then the Secured Obligations should be considered equivalent to the General Obligations.

3.5    To update the value of the Fiduciary Alienation Property for the purposes of the real estate market and for the purposes of the auctions established in Clause 7.1 below, at any time, the Alienor or the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties and acting upon written instruction from the Inter-Creditor Agent, (at least one (01) month in advance) will have the right to conduct a valuation, in any case, at the expense of the Alienor, and the Alienor will deliver to the Escrow Agent a new valuation report for the same purposes. Such valuations will be performed by an asset valuation firm with good reputation and recognized competence in the valuation of assets and rights, and previously and duly approved by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, which will issue a revised valuation report in respect of the Fiduciary Alienation Property, further stating the calculation criteria used (hereinafter referred to as the “Valuation Report”)

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3.5.1      The Parties will promote, within up to twenty (20) days from the delivery of the Valuation Report, the amendment to this Agreement, which will be duly filed for registration and obtaining the said registration in the corresponding registration certificate, within thirty (30) days, at the expense of the Alienor.

4.	REGISTRATION; ADDITIONAL FORMALITIES

4.1    The Alienor will, at its own expense and in any case, as a condition for the disbursement of funds under the Term Sheet Agreement, the Indenture and other Financing Documents, present the proof of protocol of this Agreement and any amendment to this instrument (accompanied by a sworn translation) for registration before the competent Real Estate Registry Offices located in the Cities of Barra dos Coqueiros and Nossa Senhora do Socorro, State of Sergipe, and obtain such registration within seventy-five (75) days from the date of signature of this instrument or from the date its respective amendments are duly signed by all contracting parties, and will send the duly registered originals to the Escrow Agent within five (5) working days from its date of registration.

4.2    Without prejudice to the above, the Alienor will diligently comply with any requirements made by the Real Estate Registry Offices in the shortest time possible, but in any case within the exact time frame defined for this purpose.

4.3     The Alienor has submitted the following certificates regarding the Fiduciary Alienation Property, as applicable, and will submit to the Real Estate Registry Offices any other certificate requested by them for the registration of this Agreement: (i) certificate of negative real estate debts; (ii) certificates of negative or, if positive, with effects of negative federal debts and contributions issued by the Federal Revenue Service and the National Treasury Attorney’s Office to the Alienor; (iii) certificate of real charges of the Fiduciary Alienation Property; (iv) copy of the negative certificate issued by the State Courts with jurisdiction over the locations where the property and head offices and branches of the owner are located – Civil, Family and Succession Proceedings – for the last 20 (twenty) years; (v) copy of the negative certificate issued by the State Court with jurisdiction over the locations where the property and head office and branches of the owner are located – Bankruptcy Proceedings – related to the last 20 (twenty) years; (vi) copy of the negative certificate of debts issued by the State Court; (vii) negative certificate issued by the Federal Court with jurisdiction over the location of the property and head office and branches of the owner – relative to the last 20 days; (viii) copy of negative certificate of debts issued by the Labor Court of the location where the property and head office and branches of the owner are located relative to the last 20 years and (ix) negative certificate of debts issued by the Labor Court with respect to the Alienor.

5.	ALIENOR’S REPRESENTATIONS AND WARRANTIES

5.1    The Alienor represents and warrants that:

   (i)       is a duly constituted and validly existing entity in accordance with the laws of the Federative Republic of Brazil;

              (ii)      its ability to own its property, conduct its business, create encumbrances on its property, and sign, formalize and enforce this Agreement;

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(iii)     the signing, formalization and performance of this Agreement (A) have been duly authorized by all necessary corporate actions, (B) will not violate any applicable law; and (C) will not conflict with or violate any contract or other requirement by which that party or any of its properties may be bound or may be affected, or will not result in the early expiration of any obligations owed by the Alienor to any third party, or the termination of any instrument to which the Alienor is a party. This Agreement has been duly signed and delivered by the Alienor and constitutes a legal, valid and binding obligation of the Alienor, enforceable in accordance with its terms. The consent of the Economic Development Company of Sergipe – CODISE is required in relation to the signature, formalization, compliance, validity or enforceability of this Agreement by the Alienor and the referred to was obtained. No consent of any person is required in relation to the signature, formalization, fulfillment, validity or enforceability of this Agreement by the Alienor;

(iv)     has conducted and is conducting its business in compliance with, (i) in all respects, all Socio-environmental Requirements; and (ii) in all relevant respects, all Applicable Laws;

(v)      upon compliance with the Condition of Validity and the formalities described in Clause 4.1, the fiduciary alienation of the Fiduciary Alienation Property in this Agreement will create a security interest and will constitute a valid, perfect, and priority security interest over the Fiduciary Alienation Property for the purposes of guaranteeing full payment of the Secured Obligations;

(vi)     Subject to compliance with the Condition of Validity, compliance with the formalities described in Clause 4.1 and the approval set forth in Clause 5.1(iii), it will not be necessary to obtain any other consents, approvals or notifications from, or make any filing or registration with, any authority or third party concerned: (a) the creation, maintenance, signature and performance of this Agreement and the alienation of the Fiduciary Alienation Property in accordance with this Agreement; (b) the validity and enforceability of this Agreement; and (c) the exercise by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, of the legal rights and remedies set forth herein;

(vii)    the Alienor is the owner and has the right to market the Fiduciary Alienation Property;

(viii)  the Fiduciary Alienation Property is free and clear of any liens and/or encumbrances (including, but not limited to, any rights granted to third parties in connection with such assets), whether judicial, extrajudicial or fiscal, and there are no administrative or fiscal actions or proceedings against the Alienor which may, in any way, directly or indirectly affect the fiduciary alienation.

(ix)     no lawsuit, claim, other legal proceeding, administrative or arbitrage or investigation is pending by or before any court or national or foreign governmental authority or in any arbitrage or other forum or, to the best of their knowledge, after due inquiry, is threatened in writing in respect of any of the transactions contemplated by this Agreement;

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(x)      is not in default of any obligation or contract with a third party, or any other obligation or contract which adversely affects the performance of the obligations set forth in this instrument, the Fiduciary Alienation Property and/or the fiduciary alienation created in this instrument;

(xi)     the Annex 3.1 hereto describes the Real Estate in a comprehensive, accurate and legal manner and contains all relevant and necessary information relating to the Fiduciary Alienation Property required by applicable law to implement the fiduciary alienation mentioned in this Agreement;

(xii)    the power of attorney granted by the Alienor pursuant to this Agreement under Annex 7.2 hereto has been duly and validly granted and formalized, and grants to the Escrow Agent, in representative capacity and for the benefit of the Senior Creditors and other Secured Parties, the powers contained therein and no power of attorney with similar powers has been issued and is in circulation for the purpose of dealing with the Fiduciary Alienation Property; and

(xiii)  is aware of all the terms and conditions of the Fiduciary Alienation Property, including default and acceleration clauses.

5.2    The representations and warranties contained herein are made and will be true and correct as of the date of this instrument and will be deemed automatically repeated on the Closing Date, the date of each release of funds under the Term Sgeet Agreement and each subscription under the Indenture.

5.3    Within five (5) business days of the date on which the Alienor becomes aware, the Alienor will notify the Escrow Agent if any representation and warranties made or repeated in this Agreement are found to be incorrect or misleading in any material respect when made or repeated.

6.	ALIENOR’S ADDITIONAL OBLIGATIONS AND COVENANTS

6.1     The Alienor undertakes and commits to:

(i)       keep the Fiduciary Alienation created in this instrument, as well as all authorizations and obligations set forth in this instrument, in full force and effect, valid and in force during the validity and enforceability of this Agreement and compliance with the obligations set forth in this instrument and keep all Fiduciary Alienation Property free and clear of any liens, encumbrances, debts or claims, except for the Fiduciary Alienation created in this instrument;

(ii)      defend itself and the rights of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, in relation to the Fiduciary Alienation Property, in an appropriate and adequate manner, at their expense, against any acts, claims, lawsuits, proceedings or demands of third parties, and inform the Escrow Agent of any judicial, administrative or arbitral proceedings, including those pending or threatened in writing, that are reasonably likely to adversely affect the Fiduciary Alienation Property within five (5) business days of their occurrence or, in the case of those pending or threatened, after becoming aware;

(iii)     (a) not sell, assign, transfer, alienate, pledge, create any right of retention or encumber or agree or permit to sell, dispose of, transfer, dispose of, pledge, create any right of retention or encumber any of the rights and obligations under this Agreement and the Fiduciarily Alienation Property, other than the fiduciary alienation created hereunder; and (b) not to authorise the revocation of the fiduciary alienation created hereunder;

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(iv)    keep the Fiduciarily Alienation Property insured, in accordance with the Financing Documents, and under good and regular operating conditions, and immediately notify the Escrow Agent of any fact that may depreciate or adversely affect the Fiduciary Alienation Property and bear all liabilities resulting from the use, protection and preservation of the Fiduciary Alienation Property;

(v)       not to enter into any legal business or perform any act that may restrict the rights or ability of the Escrow Agent, acting as a representative and for the benefit of the Senior Creditors and other Secured Parties to sell or dispose of the Fiduciary Alienation Property;

(vi)     keep a complete and accurate record of the Fiduciary Alienation Property;

(vii)   recognize that the Escrow Agent is acting solely on behalf of and for the benefit of the Senior Creditors and other Secured Parties, from time to time, including, but not limited to, the Senior Lenders, the Debenture Holders as represented by the Trustee, the Escrow Agent itself (acting in the capacity of representative of the Senior Creditors and other Secured Parties), the Trustee, the Offshore Escrow Agent and the Coverage Agent;

(viii)  apply for any and all approvals, consents and registrations that may be required to enable the exercise and enforceability of any rights, obligations and remedies granted to said party in this Agreement, the Fiduciary Alienation Property and applicable laws;

(ix)     in accordance with this Agreement, especially Clause 4, and at any time and at the Alienor’s own expense, immediately (a) record, sign, formalize and register, or arrange for the record, signature, formalization and registration of, all instruments, approvals, additions, assignments, mandate instruments and documents required to prove, formalize, perfect, maintain and fully preserve the fiduciary alienation created in this instrument (including to allow the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, to exercise and enforce the rights and remedies guaranteed to such party in this instrument or under applicable law); (b) immediately sign and deliver all other assignments, instruments and documents (including any additions), and take all measures required that may be required or that the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties, may request in relation to the registration, improvement, evidence, formalization, maintenance and full preservation of the fiduciary alienation created in this instrument, including as indicated in Clause 4 above, to provide any and all required or advisable registrations and approvals to formalize the fiduciary alienation and encumbrances created by this Agreement and to allow the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, to exercise and execute the respective legal rights and remedies in this Agreement and applicable law; and (c) to take all remaining measures that may be necessary or required, or that the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties, may reasonably request, to formalize, improve, maintain and preserve the fiduciary alienation created in this Agreement, as well as for the implementation of the provisions set forth in this Agreement and for the purposes of this Agreement. The Alienor hereby authorizes the Escrow Agent to perform any said act indicated in this provision on its behalf and at the expense of the Alienor, in accordance with the mandate granted by the Alienor to the Escrow Agent, in the capacity of representative and for the benefit of the Senior Creditors and the other Secured Parties, under the terms of this Agreement, in the form of Annex 7.2 to this instrument and with a sworn translation into Portuguese;

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(x)      expressly waive any legal privilege or contractual agreement with a third party that may impact the fiduciary alienation created in this instrument or that may affect the exercise of any rights of the Escrow Agent, acting as a representative and for the benefit of the Senior Creditors and other Secured Parties, in this instrument or prevent the Alienor from performing contractual obligations contained in this instrument, or may affect the free and full validity, validity, enforceability or transfer of the Fiduciary Alienation Property in the event of their execution or exercise, and such waiver will be extended, including, but not limited to, the rights set forth in applicable laws or in any other document or any other contract or instrument signed at any time;

(xi)     notify the Escrow Agent, in representative capacity and for the benefit of the Senior Creditors and other Secured Parties, of any imposition by any governmental authority of any changes to the Fiduciary Alienation Property and any event that may impair the Fiduciary Divestiture and Collateral set forth in this Agreement, within five (5) business days of the date on which the Alienor becomes aware;

(xii)    mention in their respective financial statements, if necessary in accordance with accounting standards, the fiduciary alienation established in this Agreement;

(xiii)  perform its obligations established in the tax legislation in relation to Fiduciarily Alienation Property, except for taxes that are being challenged in good faith and through the competent procedures, and that had been suspended by a judicial or administrative proceeding, and for which appropriate reservations have been made;

(xiv)   to provide the Escrow Agent with all information and supporting documents in respect of the Fiduciary Alienation Property that have been requested to enable the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, to enforce all of its rights under this instrument; and

(xv)    obtain the approval of the Central Bank of Brazil and other authorities, whenever necessary for the purposes of this Agreement and applicable law.

6.2    The Alienor will at all times indemnify the Escrow Agent in its capacity as a representative and for the benefit of the Senior Creditors and other Secured Parties, and their affiliates, related parties, directors, officers, employees, licensors, agents, representatives, successors and assigns (individually, an “Indemnified Person”) and hold each Indemnified Person harmless against any direct costs and documented expenses or liabilities to which an Indemnified Person incurs (“Costs”) arising out of or in connection with any breach or performance of this Agreement, of the Fiduciary Alienation Property, or any litigation, investigation or process, actual or potential, concerning any of the above items, regardless of whether any Indemnified Person is a party, including, but not limited to, acts, facts, omissions and/or matters incurred until the occurrence of a Default Event, except to the extent attributable to the Indemnified Person’s gross negligence or willful misconduct. The Alienor will likewise similarly indemnify the Escrow Agent for all direct costs and documented expenses (including attorneys’ fees and travel expenses and costs) incurred by the Escrow Agent in its capacity as representative and for the benefit of the Senior Creditors and other Secured Parties in the performance or foreclosure of their rights under this Agreement, or the Fiduciary Alienation Property, against the Alienor.

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6.3    Any amount due under this Clause 6 by the Alienor and all amounts due by Alienor under this Agreement will be paid by Alienor in full, free and clear of any and all deductions, withholdings or other tax relief of any kind, from any and all current and future taxes, except as required by applicable law or regulation. If the Alienor is required by applicable law or regulation to deduct any taxes from, or withhold any taxes from, or formalize a rebate of any kind in relation to any amount due by the Alienor to the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties hereunder, or if the Escrow Agent, acting as a representative and for the benefit of the Senior Creditors and other Secured Parties, or any Indemnified Person is subject to additional taxation (other than income tax) as a result of such payment, then the Alienor will (i) make such deduction or withholding and pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law; and (ii) pay such additional amount, as may be required, required to secure the net amount received and deducted at source by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, so that, after such deduction, withholding, taxation on gross income, other collection referring to its receipt and the right to the referred payment, of taxes having been made, the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, receives an amount equal to the amount that it would have received if no referred deduction, withholding, additional taxation, or withholding of taxes had been made. Such obligation of the Alienor will remain in full force and effect even after termination of this Agreement and will apply cumulatively and notwithstanding any other indemnity obligation assumed by the Alienor in any other instrument entered into between the parties or in this Agreement.

7.	EVENTS OF DEFAULT; FORECLOSURE

7.1    In the occurrence and persistence of any Default Event, the ownership or full right, as applicable, to the Fiduciary Alienation Property will be consolidated in favor of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, and the Escrow Agent, acting as a representative and for the benefit of the Senior Creditors and the other Secured Parties, will have the right, in accordance with applicable law, directly or through an authorized agent or legal representative, without prejudice to the remaining rights established in applicable law, to immediately recover possession of the Fiduciary Alienation Property. The Escrow Agent, acting as representative and on behalf of the Senior Creditors and the other Secured Parties, will then, in accordance with the Applicable Laws, provide the foreclosure of said collateral, with powers to promote the judicial or extrajudicial sale of the Fiduciary Alienation Property.

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7.1.1         As soon as the Fiduciary Alienation Property are consolidated on behalf of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, said Fiduciary Alienation Property will be sold to third parties as follows: the sale will be preferably carried out by extrajudicial public auction; the first public auction will be conducted within thirty (30) days counted from the registration date of the Fiduciary Alienation Property on behalf of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and of the other Secured Parties. The Fiduciary Alienation Property will be offered at the first public auction in accordance with the value set forth in Annex 3.1 or the Valuation Report, if any.

7.1.2         The first and second auctions will be subject only to a public notice, which will be published in a newspaper with general distribution in the municipality where the Fiduciary Alienation Property is located. The first auction will be conducted within ten (10) days of the first publication.
7.1.3          At the first auction, if the highest bid is less than the value of the Fiduciary Alienation Property, as set out in Annex 3.1 to this instrument, a second auction will be conducted by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties, within fifteen (15) days from the date of the first auction, in accordance with the outstanding amount of the Secured Obligations.

7.1.4          In the case of a second auction, as established by Law No. 9.514/97, the highest bid may be accepted, at the discretion of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, provided that the amount offered by the Fiduciary Alienation Property is equal or greater than the amount of the Secured Obligations. If such amount is not offered, the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, may choose to continue with the Fiduciary Alienation Property and will: (a) within 05 (five) days, grant discharge to the Alienor in respect of the outstanding amount of the Secured Obligations as set forth in Clause 3.4 above; and (b) have the right to sell the Fiduciary Alienation Property in accordance with the price and under such conditions as they deem appropriate.

7.1.5         The funds raised by way of auction or direct sale, as received by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties, will be applied in the settlement of the Secured Obligations as set out in Clause 3.4 above. Any excess received by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, will be immediately deposited in an account to be indicated by the Alienor.

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 7.2    During the term of this Agreement, the Alienor hereby irrevocably and irreversibly appoints, in accordance with Article 684 of the Brazilian Civil Code, the Escrow Agent as its proxy and in the capacity of representative and for the benefit of the Senior Creditors and other Secured Parties, with powers of substitution, acting individually on behalf of and representing the Alienor, with powers to take any measures contained in this Agreement, including powers to (i) regardless of the occurrence of a Default Event, to sign any document and perform any acts on behalf of said Alienor in relation to the fiduciary alienation created in this instrument, to the extent that such document or act may be required to constitute, create, preserve, maintain, formalize, improve and validate the fiduciary alienation in this instrument, or add this Agreement to correct manifest errors, in such case, the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties, will notify the Alienor of the acts now performed (provided that the absence of such notification does not prejudice or affect the rights and prerogatives of the Escrow Agent, in its capacity as representative and for the benefit of the Senior Creditors and the other Secured Parties, herein); and (ii) in the occurrence and persistence of any Event of Default, (a) to receive and use the monetary results of the Fiduciary Alienation Property to fully or partially settle the Secured Obligations, as well as to foreclosure, assign, transfer, or sell the Fiduciary Alienation Property or to agree to its foreclosure, assignment, transfer, or sale, in whole or in part, in judicial or extrajudicial form, by public or private sale or negotiation, including judicial form, by duly appointed attorneys with the powers of the ad judicia clause (b) allocate the respective monetary results of any said foreclosure, assignment, transfer, or sale to repay the Secured Obligations, deduct all expenses incurred with the said foreclosure, assignment, transfer or sale and apply the remaining balance, if any, as established in the Financing Documents; (c) represent before all competent authorities, courts and third parties, including, among others, the Brazilian Securities and Exchange Commission, the Brazilian Federal Revenue Service, the Central Bank of Brazil Financial institutions, municipal, state and federal governments and all their subdivisions, departments, sectors and agencies, real estate registry offices, securities and documents registry offices, registry offices, any third parties, among others, in connection with matters related to this Agreement and the Fiduciary Alienation Property; (d) to issue, grant, receive and sign instruments, contracts, waivers agreements, receipts, public deeds, exchange transactions and other documents that may be required for the full exercise of the powers, rights and legal remedies contained in this instrument; and/or (e) perform all acts, obtain all required authorizations, approvals and consents, including, without limitation, the signing of instruments, contracts, agreements, public deeds, foreign exchange transactions and other documents that may be required for the execution, assignment, transfer or sale, full exercise of the powers, rights and remedies contained herein, including, without limitation, the collection, receipt of monies, transfer of possession and title, granting or receiving waivers and settlements, as well as any other form of execution of its rights. The Alienor hereby grants to the Escrow Agent, in representative capacity and for the benefit of the Senior Creditors and other Secured Parties, simultaneously with the signature of this instrument, an irrevocable and irreversible mandate in accordance with Article 684 of the Brazilian Civil Code, pursuant to Annex 7.2 hereto, to remain in force to the extent that this Agreement is in force. The Alienor hereby agrees to sign any other document and to comply with any other formality that may be necessary for the purposes of this Clause.

7.3    Upon the occurrence and continuation of any Default Event, the Alienor hereby waives, in favor of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, any legal or contractual privilege that may affect the enforceability or free and full exercise of the rights of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, under this Agreement.

7.4    The Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, may exercise, in relation to the Fiduciary Alienation Property, any and all rights and acts set forth in this Agreement (in accordance with its terms and conditions) and applicable law, in particular, without limitation, the rights set forth in Article 1.364 of the Brazilian Civil Code.

Annex 4-13

 7.5     The fiduciary alienation created in this instrument, and the rights and remedies of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, over the Fiduciary Alienation Property will be cumulative (and not exclusive) with each other, with any other collateral or security rights created under any other Financing Document for the benefit of the Secured Parties or the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties. Upon the occurrence and continuation of a Default Event, the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, will have the right to exercise its rights and foreclose the fiduciary alienation created in this instrument and any other security right granted to such party under any of the Financing Documents, on an individual basis, as a means to fully perform the Obligations.

7.6    The Alienor hereby agrees to perform and perform all acts and cooperate with the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, in respect of all matters that may be required to comply with the provisions of this Clause 7, including such matters as may be required under applicable law in connection with the Fiduciary Divestiture created under this instrument and the Fiduciary Alienation Property.

7.7    The Alienor hereby agrees that the Escrow Agent, in its capacity as representative and for the benefit of the Senior Creditors and other Secured Parties, will not be obliged to preserve, maintain, protect, enforce or take any action against any third party (including authorities) in respect of the Fiduciary Alienation Property. Any action of any kind taken by the Agent of Guarantee, in the capacity of representative and for the benefit of the Senior Creditors and other Secured Parties, in relation to the Fiduciary Alienation Property should not be interpreted as an obligation of the Escrow Agent, in the capacity of representative and for the benefit of the Senior Creditors and other Secured Parties, in relation to the Fiduciary Alienation Property.

8.	COMMUNICATION

8.1     All notices and other communications to be provided by any Party under this Agreement will be sent to the following addresses:

(i)        To the Alienor:

 CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.
 A/C: Ms. Diana Weiss / Mr. Ricardo Assef
 Av. das Nações Unidas, 12,399, Conj. 92 A, Torre C
 São Paulo – SP
 04578-000
 Tel.: (11)2828-9750
 E-mail: diana.weiss@celse.com.br ricardo.assef@celse.com.br

Annex 4-14

(ii)       To the Escrow Agent:

 BANCO CITIBANK S.A.
 A/C: Agency and Trust Operations
 Av. Paulista, 1111, 13° andar
 São Paulo – SP 01311-920
 Tel.: (11) 4009-7131/(11)4009-7169/(11)4009-7518
 E-mail: agency.trust@citi.com

(iii)     If to the Trustee:

 PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS
 A/C: Ms. Marcelle Motta Santoro / Mr. Marco Aurélio Ferreira and
 Mrs. Karolina Vangelotti
 Avenida Brigadeiro Faria Lima, N. 24.954, 10° andar, Sala 101
 São Paulo – SP
 01.451-000
 Tel.: (21)3385-4565
 E-mail: operacional@pentagonotrustee.com.br

8.2    Notices and communications will be deemed to have been provided when received under receipt or acknowledgement of receipt issued by email, postal service, or fax to the above addresses. Notifications and communications sent by fax or e-mail will be considered received on the date they are sent, provided that their delivery is confirmed (delivery issued by the device used by the sender). Any change of address will be informed to the other Parties by the Party whose address is changed. Any losses arising from the failure to inform the change of address will be borne by the defaulting Party, unless otherwise provided in this Agreement.

9.	TERMINATION

9.1    This Agreement and the mandate instrument granted in relation to this Agreement will come into force upon the satisfaction of the Term and continue in full force and effect until such time as no Senior Lender has any obligation to disburse under the Senior Secured Credit Facility Agreements and all Secured Obligations have been fully discharged. Upon full compliance with the Secured Obligations, the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, will perform any acts and sign any documents reasonably required in connection with the fiduciary alienation created in this instrument, required by the Alienor, in writing to the Escrow Agent, in the capacity of representative and for the benefit of the Senior Creditors and other Secured Parties, at the exclusive expense of the Alienor, to effect the release of the fiduciary alienation created under this instrument, within ten (10) business days from the request by the Alienor.

Annex 4-15

10.	GENERAL PROVISIONS

10.1             This Agreement provides for a Fiduciary Disposal of the Fiduciary Alienation Property under the terms and conditions set forth in this instrument, and will (i) become effective upon compliance with the Term and will continue in full force and effect until such time as no Senior Lender has any obligation to disburse under the Senior Secured Credit Facility Agreements and all Secured Obligations have been fully discharged, as expressly confirmed in writing by the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties and acting upon written instruction from the Warranty Inter-Creditor Agent, or as set forth in Clause 7.1.4; (ii) be binding upon the Alienor, its successors and assigns; and (iii) be in force for the benefit of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties, their successors, subrogated and assigns. This Agreement will create a permanent security right, and no alteration, addition or supplement in relation to any document or contract relating to this Agreement will affect the validity and purpose of this Agreement and the obligations imposed on the Alienor by means of this Agreement.

10.2              No term or condition contained herein will be subject to any waiver, addition or amendment unless such waiver, addition or amendment is in writing and duly signed by all Parties. Any omission or delay in the exercise of any right, power or prerogative under this Agreement or any other instrument will not be deemed a waiver or novation of any right, power or prerogative or of any other right, power or prerogative under this Agreement or any other instrument. The partial exercise of any right should not prevent the future exercise of that right or any other right. An express written waiver of any right will not be considered a waiver of any other right.

10.3             The Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties and with the express consent of the Senior Creditors and the other Secured Parties, may assign or otherwise transfer, in whole or in part, its rights and obligations under this Agreement to any third party upon notice to the Alienor, provided that the Assignee receives all corresponding benefits originally guaranteed to the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and the other Secured Parties under this Agreement or applicable law. No prior approval from the Alienor in this regard will be required. The Alienor will not assign or otherwise transfer, in whole or in part, any of its rights or obligations hereunder without the prior written consent of the Escrow Agent, acting as representative and for the benefit of the Senior Creditors and other Secured Parties.

      10.3.1    This Agreement will remain valid and effective irrespective of any assignment or transfer to any third party in accordance with this Clause 10.3. The Alienor will, at its own expense, sign any documents and/or instruments as may be required or requested by the Senior Creditors or other Secured Parties represented herein by the Escrow Agent to implement the assignment or transfer by such party of its respective rights and/or obligations, including creating, updating, maintaining, preserving and registering the fiduciary alienation and conditional usufruct created in this instrument. Any such document, which according to Brazilian law must be registered with the Real Estate Registry Office, for the purpose of maintaining the guarantee created herein, will be subject to the registration provisions and other provisions of Clause 4.1.

10.4             This Agreement does not constitute novation and does not alter any obligations of the Alienor in relation to the Escrow Agent under any contract signed between the parties including, without limitation, the Financing Documents.

10.5             The exercise, by the Escrow Agent, in its capacity as representative and for the benefit of the Senior Creditors and other Secured Parties, of any legal rights or remedies set forth in this instrument will not relieve the Alienor of any of its duties or obligations in the Financing Documents or any documents and instruments relating thereto.

Annex 4-16

10.6              If any provision of this Agreement is found by a competent authority of any jurisdiction or applicable law to be invalid, illegal or unenforceable, that provision will be deemed ineffective to the sole extent of such invalidity, illegality or unenforceability and will not affect the validity, legality or enforceability of any remaining provisions of this Agreement. To the extent permitted by applicable authority or law, the Parties will, in good faith, negotiate and sign an amendment to this Agreement to replace any separate provision with a new provision that (i) reflects its original content to the extent permitted by their respective authority or applicable law; and (ii) is valid and binding.

11.	APPLICABLE LAW AND JURISDICTION

11.1              This Agreement will be governed by and construed in accordance with the laws of the Federative Republic of Brazil and will constitute an extrajudicial enforcement order in accordance with the provisions set forth in Article 784, III and V of Law No. 13.015, dated March 16, 2015 (“Brazilian Code of Civil Procedure”) The Alienor hereby acknowledges and agrees that any and all obligations assumed or which may be imposed on the said party in this Agreement or in relation to this Agreement will be subject to specific performance in accordance with Articles 497, 499, 500, 501, 536, 537, 806, 814, 815, 822, and 823 of the Code of Civil Procedure.

11.2              The Alienor irrevocably and irrevocably agrees to submit to the exclusive jurisdiction of the Courts of the City of São Paulo, State of São Paulo, Brazil, to settle any disputes or controversies arising out of or relating to this Agreement, except for the right of the Escrow Agent, in its capacity of representative and for the benefit of the Senior Creditors and other Secured Parties, to bring any legal action against the Alienor in connection with this Agreement in any jurisdiction in which the Alienor or any of its assets or properties may be located.

11.3              Nothing in this Instrument will affect the Right of the Escrow Agent to deliver judicial summons to the Alienor in connection with any judicial proceeding by any means permitted by applicable law.

NOW, THEREFORE, the Contracting Parties have duly signed this Agreement in five (05) identical counterparts, by their representatives, together with the two (02) witnesses identified below.

São Paulo, on

[INTENTIONALLY LEFT BLANK]

Annex 4-17

Signature page 1/4 of the Contract of Fiduciary Alienation of Real Estate and Other Covenants between CELSE – Centrais Elétricas de Sergipe S.A., Banco Citibank S.A. and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, dated [--] [--].

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

By: (Left blank)

Name: (Left blank)

Title: (Left blank)

By: (Left blank)

Name: (Left blank)

Title: (Left blank)

Annex 4-18

Signature page 2/4 of the Fiduciary Alienation Agreement of Real Estate and Other Covenants between CELSE – Centrais Elétricas de Sergipe S.A., Banco Citibank S.A. and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, dated [--] [--].

BANCO CITIBANK S.A.

By: (Left blank)

Name: (Left blank)

Title: (Left blank)

By: (Left blank)

Name: (Left blank)

Title: (Left blank)

Annex 4-19

Signature page 3/4 of the Contract of Fiduciary Alienation of Real Estate and Other Covenants between CELSE – Centrais Elétricas de Sergipe S.A., Banco Citibank S.A. and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, dated [--] [--].

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

By: (Left blank)

Name: (Left blank)

Title: (Left blank)

By: (Left blank)

Name: (Left blank)

Title: (Left blank)

Annex 4-20

[Signatures page 4/4 of the Fiduciary Alienation Agreement of Real Estate and Other Covenants between CELSE – Centrais Elétricas de Sergipe S.A., Banco Citibank S.A. and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, dated [--] [--].

WITNESSES

Name: (Left blank)

RG ID: (Left blank)

Name: (Left blank)

RG ID: (Left blank)

Annex 4-21

ANNEX 2.1

Secured Obligations

(According to Article 1.362 of the Brazilian Civil Code)

(A)	IDB Invest Loan, IDB Loan, and China Fund Loan

1.1    Principal Amount: (i) IDB Invest’s Loan Commitment: up to thirty-eight million dollars (USD 38,000,000) (hereinafter referred to as “IDB Invest Loan”); (ii) IDB Loan Commitment: amount in reais equivalent to two hundred million dollars (USD 200,000,000) (hereinafter referred to as “IDB Loan”); and China Fund Loan Commitment: up to fifty million dollars (USD 50.000,000) (hereinafter referred to as “China Fund Loan”).

1.2    Final Due Date: April 15, 2032.

1.3     Principal Payment Dates: on the dates set out in the following table:

Return Dates for Principal
October 15, 2020
April 15, 2021
October 15, 2021
April 15, 2022
October 15, 2022
April 15, 2023
October 15, 2023
April 15, 2024
October 15, 2024
April 15, 2025
October 15, 2025
April 15, 2026
October 15, 2026
April 15, 2027
October 15, 2027
April 15, 2028
October 15, 2028
April 15, 2029
October 15, 2029

Annex 2.1-1

April 15, 2030
October 15, 2030
April 15, 2031
October 15, 2031
April 15, 2032

1.4    Interest Rate:

In relation to the IDB Invest Loan and the China Fund Loan: (x) LIBOR on the interest rate determination date in relation to said interest period plus (y) 5.40% per year.

In relation to the IDB Loan: an annual rate equal to the equivalent IPCA NTN-F plus 4.5%.

1.5    Interest Payment Date: means April 15 and October 15 of each year.

1.6     Additional Secured Obligations: Commissions, expenses, default interest, fees, indemnities, and other various future and contingent obligations under the IDB Invest Credit Facility Agreement and other Financing Documents that may be expressed or, upon execution, converted into monetary obligations. For the purposes of Section 1.424, I, of the Brazilian Civil Code, the maximum amount of the Secured Obligations, including the additional Secured Obligations described in this instrument, is four hundred thirty-two million dollars (USD 432,000,000) corresponding to BRL [--] on this date.

1.7     Taxes: Any and all taxes levied by any Government Authority or required by any Applicable Law and due and payable by the Alienor under any Financing Document.

This table summarizing certain terms of the Secured Obligations has been prepared by the Parties to comply with the Legal Requirements applicable in Brazil. However, this Table is not intended to and will not be construed as modifying, adding to, or replacing the effective terms of the Financing Documents and other Secured Obligations from time to time as set forth in the Financing Documents and will not limit the rights of the Secured Parties under this Agreement.

(B)	IFC Loans

2.1    Principal Amount: (i) IFC Loan Commitment: up to two hundred million dollars (USD 200,000,000) (hereinafter “IFC Loan”);

2.2    Final Due Date: April 15, 2032.

Annex 2.1-2

 2.3     Principal Repayment Dates: on the dates shown in the table below, subject to adjustment under the IFC Loan:

IFC Principal Repayment Dates
October 15, 2020
April 15, 2021
October 15, 2021
April 15, 2022
October 15, 2022
April 15, 2023
October 15, 2023
April 15, 2024
October 15, 2024
April 15, 2025
October 15, 2025
April 15, 2026
October 15, 2026
April 15, 2027
October 15, 2027
April 15, 2028
October 15, 2028
April 15, 2029
October 15, 2029
April 15, 2030
October 15, 2030
April 15, 2031
October 15, 2031
April 15, 2032

2.4    Interest Rate: in relation to a disbursement, the annual rate equal to the higher of (x) the sum of (a) the fixed base rate of the disbursement determined by the IFC for each disbursement; and (b) 5.40% per year; and (y) the yield of the Debentures at the time of settlement, expressed as a function of the NTN-B index; and (b) 2%, such rate being applied on the Principal Amount, in the reference currency (Real), the balance being adjusted following the IPCA variation. The fixed base rate of disbursement is a rate to be determined by the IFC in each disbursement, representing the cost of the IFC to provide financing, adjusted for the relevant change in the IPCA.

Annex 2.1-3

2.5     Interest Payment Date: means April 15 and October 15 of each year.

2.6     Additional Secured Obligations: All payment obligations, including contingent or future obligations of the Company to the IFC under the IFC Loan (including default interest, interest accrued after the maturity of such Senior Loan and after the filing of any petition for bankruptcy, or the occurrence of an Insolvency Event, whether or not for subsequent filing or petition, interest is due on any such events); and (b) all Costs and any other obligations and liabilities of the Alienor to the IFC under any Financing Document, in each case, irrespective of whether such payment obligations are (i) currently existing or resulting therefrom, (ii) current or contingent, (iii) direct or indirect, (iv) joint or several or the rights of the Senior Creditors are joint or several, (v) secured or unsecured, (vi) due or incurred as principal, interest, fees, taxes, charges or other taxes, losses and damages, costs or expenses, or in any other respect, (vii) due under contract, tort, operation of law or otherwise, or (viii) composed of any other combination of the above, including all extensions, renewals, recompositions and modifications of the above, which in each case may be expressed or, by foreclosure, converted into monetary obligations. For the purposes of Section 1.424 I of the Brazilian Civil Code, the maximum amount of the Secured Obligations, including the additional Secured Obligations described in this instrument, is three hundred million dollars (USD 300,000,000) corresponding to BRL [--] on this date.

2.7    Taxes: Any and all taxes levied by any Government Authority or required by any Applicable Law and due and payable by the Alienor under any Financing Document.

This table summarizing certain terms of the Secured Obligations has been prepared by the Parties to comply with the Legal Requirements applicable in Brazil. However, this Table is not intended to and will not be construed as modifying, adding to or replacing the effective terms of the Financing Documents and other Secured Obligations from time to time as set forth in the Financing Documents and will not limit the rights of the Secured Parties under this Agreement.

(C)	Debentures

3.1     Amount: Three billion five hundred million reais (BRL 3,500,000,000).

3.2     Nominal Unitary Value: Ten thousand reais (BRL 10,000).

3.3    Final Due Date: April 15, 2032.

3.4     Principal Repayment Dates: 24 consecutive half-yearly instalments on the Debenture Payment Date, beginning on October 15, 2020 and ending on April 15, 2032.

3.5     Interest Rate: fixed annual rate of 11% to be calculated based on a 360-day year and 12 30-day months in relation to the effective number of days elapsed in the interest period.

3.6     Interest Payment Date: means April 15 and October 15 of each year.

Annex 2.1-4

3.7    Put Option: Each Debenture Holder has an irrevocable individual option to sell in whole or in part their Debentures to the Alienor for the sum of (i) the Nominal Unitary Value per Debenture; and (ii) any interest accrued and not paid, at any time after the 2-year anniversary of the Debenture Issuance Date.

3.8    Additional Secured Obligations: Commissions, expenses, default interest, rates, rupture rates, prepayment premiums, indemnities and other various future and contingent obligations under the Indenture and other Financing Documents that may be expressed or, upon execution, converted into monetary obligations. For the purposes of Section 1,424, I, of the Brazilian Civil Code, the maximum amount of the Secured Obligations, including the additional Secured Obligations described in this instrument, is five billion two hundred fifty million reais (BRL 5,250,000,000) on this date.

3.9     Taxes: The amounts payable will be increased, as necessary, so that, after all deduction or withholding required, a Debenture Holder receives the full amount they would have received if no such reduction or retention had been made.

This table summarizing certain terms of the Secured Obligations has been prepared by the Parties to comply with the Legal Requirements applicable in Brazil. However, this Table is not intended to and will not be construed as modifying, adding to or replacing the effective terms of the Financing Documents and other Secured Obligations from time to time as set forth in the Financing Documents and will not limit the rights of the Secured Parties under this Agreement.

Annex 2.1-5

ANNEX 3.1

Real Estate

[to be included a description of the property]

Annex 3.1-1

ANNEX 7.2

ALIENOR’S FORM OF POWER OF ATTORNEY

By this power of attorney, CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A., a corporation duly organized in accordance with the laws of Brazil, headquartered at Rodovia Cesar Franco SE 100, in the City of Barra dos Coqueiros, State of Sergipe, taxpayer identification number CNPJ/MF 23.758.522/0001-52, herein duly represented by its undersigned representatives (hereinafter referred to as “Grantor”), appoints BANCO CITIBANK S.A., a corporation and financial institution duly organized under the laws of Brazil, headquartered at Av. Paulista, No. 1111, 2o andar – parte, in Cidade se São Paulo, State of São Paulo, taxpayer identification number CNPJ/MF  33.479.023/0001-80 (hereinafter referred to as “Grantee”), on irrevocable and irreversible basis, as its attorney-in-fact, to act as representative and for the benefit of the Senior Creditors and other Secured Parties, in accordance with the terms of the Accounts Agreement, with comprehensive and specific powers to act individually on its behalf and as its representative to perform all necessary acts in connection with the Agreement for Fiduciary Alienation of Property and Other Covenants executed between the Grantor, the Grantee and other parties, on the day [--] (as amended, modified, changed, and supplemented from time to time, hereinafter referred to as the “Contract”), including, among others, the power and authority to, until the Secured Obligations have been fully paid:

i)        regardless the occurrence of a Default Event or the Effective Date:

a.       sign any document and perform any acts on behalf of the said Grantor in relation to the fiduciary alienation created in this instrument, to the extent that such document or act may be required to constitute, create, preserve, maintain, formalize, improve, and validate the fiduciary alienation hereunder, or amend the Agreement to correct manifest errors, in which case, the Grantee will notify the Grantor of the acts now performed (provided that the lack of such communication will not prejudice or affect Grantee’s rights and prerogatives hereunder);

ii)      upon the occurrence and continuation of any Default Event:

a.        in accordance with the terms and conditions of the Agreement, to receive and use the monetary proceeds of the Fiduciary Alienation Property for the purpose of fully or partially settling the Secured Obligations, as well as to foreclose, assign, transfer or sell the Fiduciary Alienation Property or agree to their foreclosure, assignment, transfer, or sale, in whole or in part, either judicially or extrajudicially, by public or private sale or negotiation, also judicially, by duly appointed attorneys-in-fact with the powers of the ad judicia clause;

b.        allocate the respective monetary proceedds of any such foreclosure, assignment, transfer, or sale to amortize the Secured Obligations, deduct all expenses incurred with such foreclosure, assignment, transfer, or sale and apply the remaining balance, if any, as set forth in the Financing Documents;

c.       represent before all competent authorities, courts, and third parties, including, among others, the Brazilian Securities and Exchange Commission, the Federal Revenue Service, the Central Bank of Brazil, financial institutions, municipal, state and federal governments and all their subdivisions, departments, sectors and agencies, real estate registry offices, securities, and document registry offices, any third parties, among others, in connection with matters related to this Agreement and the Fiduciary Alienation Property;

Annex 7.2-1

d.        issue, grant, receive and sign instruments, contracts, agreements, waivers, receipts, public deeds, foreign exchange transactions, and other documents that may be required for the full exercise of the powers, rights and remedies provided hereunder; and/or

e.       perform any acts, obtain any required authorizations, approvals and consents, including, but not limited to, the signing of instruments, contracts, agreements, public deeds, foreign exchange transactions, and other documents that may be required for the execution, assignment, transfer, or sale, to fully exercise the powers, rights and remedies contained herein, including, but not limited to, charging, receiving monies, transfering the ownership and title, granting or receiving waivers and settlements, and otherwise enforcing its rights.

The Grantee may, at its discretion, delegate the powers granted hereunder, in whole or in part, with or without reserving the same rights, as the Grantee deems appropriate, and also revoke any such delegation.

Capitalized terms not otherwise defined in this instrument will have the same meaning established in the Agreement.

This power of attorney is granted in relation to the Contract, as a means to guarantee the performance of the obligations provided in the referred instrument and is granted on Grantee’s behalf, being therefore irrevocable in accordance with Article 684 of the Brazilian Civil Code.

The powers granted herein are additional to the powers granted by the Grantor to the Grantee in the Contract and any other document and do not cancel or revoke any such authority.

São Paulo, [-] [-]2018.

CELSE – CENTRAIS ELETRICAS DE SERGIPE S.A.

(JUCESE letterhead – Sergipe Company Register)

I CERTIFY THE REGISTRATION ON APRIL 4, 2018 11:56 NO. 20180129279.

/FILING CERTIFICATE NO.: 180129279 OF APRIL 4, 2018. VERIFICATION CODE: 11801206249. NIRE: 28300005028.

CELSE – CENTRAIS ELÉTRICAS DE SERGIPE S.A.

MARCELO PASSOS SILVA

HEAD SECRETARY ARACAJU, APRIL 4, 2018

www.agiliza.se.gov.br

Annex 7.2-2

The validity of this document, if printed, is subject to proof of its authenticity in the respective portals.

Informing the relevant verification codes

Witness my hand and seal

Leonardo Pinto Andrade de Abreu

Curitiba, August 26, 2020

Annex 7.2-3